Exhibit 4.1

Execution Version

HC GROUP HOLDINGS II, LLC

prior to the consummation of the Debt Assumption, as the Initial Issuer,

BIOSCRIP, INC.

from and after the consummation of the Debt Assumption, as the Parent Issuer,

THE SUBSIDIARY ISSUERS AND GUARANTORS PARTY HERETO FROM TIME TO TIME

AND

ANKURA TRUST COMPANY, LLC

as Trustee and Collateral Agent

SENIOR SECURED SECOND LIEN PIK TOGGLE FLOATING RATE NOTES DUE 2027

INDENTURE

Dated as of August 6, 2019

 i

 v

EXHIBITS:

EXHIBIT A	Form of Global Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange
EXHIBIT D	Form of Certificate of Acquiring Institutional Accredited Investors
EXHIBIT E	Form of Security Agreement
EXHIBIT F	Form of Supplemental Indenture to be delivered by Subsequent Guarantors
EXHIBIT G	Form of Supplemental Indenture to be delivered by Subsidiary Issuers
EXHIBIT H	Form of First Lien/Second Lien Intercreditor Agreement
EXHIBIT I	Form of Parity Lien Intercreditor Agreement
EXHIBIT J	Form of ABL Intercreditor Agreement
EXHIBIT K	Form of Intercompany Note

SCHEDULES:

I	Guarantors
1.01E	Existing Investments
3.19	Post-Closing Matters
3.20	Specified Beta Vendor Financing Statements
4.01(b)	Existing Liens
4.03(b)	Existing Indebtedness
4.05	Dispositions
4.08	Existing Agreements
4.09	Existing Restrictions

INDENTURE (as amended, supplemented, waived or otherwise modified, the “Indenture”) dated as of August 6, 2019 among (a) HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Indenture until the consummation of the Debt Assumption, the “Initial Issuer”), (b) BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Issuer”), (c) the Subsidiary Issuers and Guarantors party hereto from time to time and (d) Ankura Trust Company, LLC, as trustee and as collateral agent.

WITNESSETH:

WHEREAS, prior to the date hereof, the Company has formed Beta Sub, Inc., a Delaware corporation, a direct wholly-owned domestic subsidiary of the Company (“Merger Sub 1”) and Merger Sub 2, a direct wholly-owned domestic subsidiary of the Company. On the Closing Date, pursuant to that certain Agreement and Plan of Merger, dated as of March 14, 2019 (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived, the “Merger Agreement”), among the Company, Merger Sub 1, Merger Sub 2, HC Group Holdings II, Inc., a Delaware Corporation (“Omega”), HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”), and HC Group Holdings III, Inc., a Delaware corporation (“Omega III”) (solely for purposes of Section 7.3(b) thereof), (A) Merger Sub 1 merged with and into Omega with Omega as the surviving entity and (B) Omega merged with and into Merger Sub 2, with Merger Sub 2 surviving such merger (such mergers collectively referred to herein as the “Merger”);

WHEREAS, Merger Sub 2, as Initial Issuer proposes to issue and sell $400,000,000 aggregate principal amount of its Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027 in connection with and immediately after the consummation of the Merger and the effectiveness of this Indenture;

WHEREAS, immediately following such issuance, the Debt Assumption shall occur;

WHEREAS, the Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of the Notes;

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of the Issuers and (ii) to make this Indenture a valid agreement of the Issuers, in accordance with its terms, have been done; and

WHEREAS, the Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes, and all things necessary (i) to make the Note Guarantees, when the Notes are executed and duly issued by the Issuers and authenticated and delivered hereunder, the valid obligations of such Guarantor and (ii) to make this Indenture a valid agreement of such Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold in reliance on Rule 144A.

“ABL Agent” means Bank of America, N.A., in its capacity as “Administrative Agent” under the ABL Credit Agreement as of the Closing Date and shall include any successor agent under the ABL Financing Documents.

“ABL Credit Agreement” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Cure Amount” means the “Cure Amount” (or comparable term) under and as defined in the ABL Credit Agreement.

“ABL Financing Documents” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Indebtedness” means Indebtedness in the form of loans that constitutes ABL Obligations.

“ABL Intercreditor Agreement” means either (a) the ABL Intercreditor Agreement, dated as of the Closing Date, among the Initial First Lien Agent, the ABL Agent, the Collateral Agent and acknowledged and agreed by the Note Parties, substantially in the form of Exhibit J hereto or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent) and the Issuers, which agreement shall provide that the Liens on the ABL Priority Collateral securing the ABL Obligations shall rank senior to the Liens on the ABL Priority Collateral securing the First Lien Secured Obligations and the Secured Obligations, and the Liens on the Term Loan Priority Collateral securing the ABL Obligations shall rank junior to the Liens on the Term Loan Priority Collateral securing the First Lien Secured Obligations and the Secured Obligations, in each case with such modifications thereto as the Controlling Parties or the Collateral Agent, as applicable, and the Issuers may agree.

“ABL Obligations” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Revolving Credit Commitments” means the “Revolving Credit Commitments” (or comparable term), as defined in the ABL Credit Agreement.

“ABL Revolving Loans” means the “Loans” (or comparable term), as defined in the ABL Credit Agreement.

“Acquired Indebtedness” means, with respect to any specified Person,

(a)          Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(b)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person which Indebtedness exists at the time such asset is acquired.

“Additional First Lien Debt” means First Lien Indebtedness of the Issuers incurred after the Closing Date; provided that such Indebtedness (i) may not have any borrower, issuer or guarantor that is a Subsidiary (other than a Note Party), (ii) shall be secured only by Liens on the Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender) and (iii) shall be subject to the First Lien/Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

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“Additional Junior Debt” means Indebtedness of the Issuers incurred after the Closing Date in the form of loans or notes that is (x) secured by Liens on the Collateral (provided that such Liens on the Term Loan Priority Collateral shall rank junior to the Liens on the Term Loan Priority Collateral securing the Secured Obligations) or (y) unsecured; provided that such Indebtedness (i) may not have any borrower, issuer or guarantor that is a Subsidiary (other than a Note Party), (ii) if secured, shall be secured only by Liens on the Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender) and (iii) if secured, shall be subject to the Junior Lien Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement, (iv) shall not have a final scheduled maturity date earlier than the Maturity Date and (v) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes (prior to any extension thereto); provided that any Additional Junior Debt consisting of a customary bridge facility may have a final scheduled maturity date earlier than the Maturity Date and a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirements of clauses (iv) and (v) of this definition and (vi) subject to the foregoing clauses (i) through (v) of this definition, the terms, provisions and documentation of such Indebtedness shall be as agreed between the Issuers and the Persons providing such Indebtedness; provided that to the extent the terms of such Indebtedness are not consistent with the terms of the Notes, the terms of such Indebtedness shall either (x) not be materially more restrictive to the Issuers (as determined by the Issuers in good faith), when taken as a whole, than the terms of the Notes, except for covenants and other terms applicable to any period after the Maturity Date or (y) be reasonably satisfactory to the Controlling Parties (or, if after the Sell-Down Date, the Trustee) (it being understood that (I) covenants and other terms applicable to any period after the Maturity Date need not be reasonably satisfactory to the Controlling Parties (or, if after the Sell-Down Date, the Trustee) and (II) to the extent that any Previously Absent Financial Maintenance Covenant or other covenant is added for the benefit of any such Additional Second Lien Debt, no consent shall be required from the Controlling Parties or the Trustee, as applicable, to the extent that such Previously Absent Financial Maintenance Covenant or other covenant is also added for the benefit of the Notes).

“Additional Second Lien Debt” means Second Lien Indebtedness of the Issuers incurred after the Closing Date; provided that such Indebtedness (i) may not have any borrower, issuer or guarantor that is a Subsidiary (other than a Note Party), (ii) shall be secured only by Liens on the Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender) and (iii) shall be subject to the First Lien/Second Lien Intercreditor Agreement, the Parity Lien Intercreditor Agreement and the ABL Intercreditor Agreement, (iv) shall not have a final scheduled maturity date earlier than the Maturity Date, (v) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes (prior to any extension thereto); provided that any Additional Second Lien Debt consisting of a customary bridge facility may have a final scheduled maturity date earlier than the Maturity Date and a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies the requirements of clauses (iv) and (v) of this definition, (vi) the All-In Yield applicable to such Indebtedness shall be determined by the Issuers and the applicable providers of such Indebtedness; provided, however, that the All-In Yield applicable to such Indebtedness shall not be greater than the All-In Yield payable with respect to the Notes (as amended through the date of such calculation) plus 50 basis points per annum unless the Applicable Margin (together with, as provided in the proviso below, the Adjusted LIBOR Rate Floor) with respect to the Notes is increased so as to cause the then applicable All-In Yield with respect to the Notes to equal the All-In Yield then applicable to such Indebtedness minus 50 basis points; provided that any increase in All-In Yield to the Notes due to the application or imposition of a “eurocurrency floor” or “base rate floor” or similar floor on such Indebtedness shall be effected, at the Parent Issuer’s option, (i) solely through an increase in the Adjusted LIBOR Rate Floor applicable the Notes, (ii) through an increase in the Applicable Margin or (iii) any combination of (i) and (ii) above; provided further that the Parent Issuer and the Trustee shall be permitted to amend this Indenture and the Notes without the consent of the Holders to give effect to any increase in the Applicable Margin or the Adjusted LIBOR Rate Floor pursuant to the immediately preceding proviso and (vii) subject to the foregoing clauses (i) through (vi) of this definition, the terms, provisions and documentation of such Indebtedness shall be as agreed between the Issuers and the Persons providing such Indebtedness; provided that to the extent the terms of such Indebtedness are not consistent with the terms of the Notes, the terms of such Indebtedness shall either (x) not be materially more restrictive to the Issuers (as determined by the Issuers in good faith), when taken as a whole, than the terms of the Notes, except for covenants and other terms applicable to any period after the Maturity Date or (y) be reasonably satisfactory to the Controlling Parties (or, if after the Sell-Down Date, the Trustee) (it being understood that (I) covenants and other terms applicable to any period after the Maturity Date need not be reasonably satisfactory to the Controlling Parties (or, if after the Sell-Down Date, the Trustee) and (II) to the extent that any Previously Absent Financial Maintenance Covenant or other covenant is added for the benefit of any such Additional Second Lien Debt, no consent shall be required from the Controlling Parties or the Trustee, as applicable, to the extent that such Previously Absent Financial Maintenance Covenant or other covenant is also added for the benefit of the Notes).

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“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Agents or their respective lending affiliates, the GS Purchasers or their affiliates or the Ares Purchasers or their affiliates shall be deemed to be an Affiliate of the Issuers or any of their respective Subsidiaries.

“Agents” means any Registrar, Paying Agent, Trustee, Collateral Agent or authenticating agent.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a “eurocurrency rate” floor or “base rate” floor (with such increased amount being determined in the manner described in the proviso of this definition), or otherwise, in each case, incurred or payable by the Issuers ratably to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided further that (x) the “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, unused line fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid ratably to all lenders of such Indebtedness in the initial syndication thereof, (y) with respect to the Notes or any other applicable Indebtedness that includes a “eurocurrency rate” floor or “base rate” floor, (1) to the extent that the “eurocurrency rate” or “base rate” on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the All-In Yield for the Notes or such other applicable Indebtedness for the purpose of calculating the All-In Yield and (2) to the extent that the “eurocurrency rate” or “base rate” on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield and (z) the “All-In Yield” shall not take into account fluctuations in the underlying reference rate or fluctuations in currency valuations.

“Applicable Holders” means the Holders of at least 25% in aggregate principal amount of the then outstanding Notes.

“Applicable Lien” means (x) any Lien on the Collateral created pursuant to any First Lien Loan Document and (y) any Lien on the Collateral created pursuant to any ABL Financing Document.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Ares” means Ares Capital Management LLC (on behalf of one or more affiliated funds, investment vehicles and/or managed accounts).

“Ares Disposition Date” means the first date occurring after the Closing Date on which the Ares Entities (in the aggregate) cease to Beneficially Own more than 25% of the aggregate principal amount of the then outstanding Notes.

“Ares Entity” means (a) each Ares Initial Purchaser and (b) each Other Ares Entity.

“Ares Initial Purchaser” means Ares Management LLC and Ares Capital Management LLC.

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“Ares Purchaser” means (a) each Ares Initial Purchaser and (b) each Other Ares Purchaser.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03).

“Bankruptcy Code” or “Bankruptcy Code of the United States” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.)

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.

“Beta Material Adverse Effect” means a “Beta Material Adverse Effect” as defined in the Merger Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Parent Issuer that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City; provided that when used in connection with the determination of the Applicable Rate on the applicable Determination Date, the term Business Day shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (subject to Section 1.03).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuers and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent Issuer and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of an Issuer that is subject to regulation as an insurance company and provides insurance to an Issuer and its Restricted Subsidiaries.

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“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Issuer or any of the Restricted Subsidiaries:

(a)          (1) Yen, Dollars, pound sterling, Canadian Dollars or euros or any national currency of any Participating Member State of the EMU; and (2) in the case of any Foreign Subsidiary or any jurisdiction in which any Issuer or any of its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b)          readily marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c)          time deposits, eurodollar time deposits or demand deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a lender under the First Lien Credit Agreement or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)          commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuers), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)          marketable short-term money market and similar funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuers);

(f)          repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g)          securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed (i) by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by (ii) any foreign government, in each case, having an Investment Grade Rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuers);

(h)          Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuers);

(i)           securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

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(j)           instruments equivalent to those referred to in clauses (a) through (i) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Parent Issuer or any of its Restricted Subsidiaries;

(k)          Investments, classified in accordance with GAAP as current assets of the Parent Issuer or any of its Restricted Subsidiaries, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (j) of this definition; and

(l)           investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (k) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clause (a) above; provided that, except for amounts used to pay non-Dollar-denominated obligations of the Issuers or any of their Restricted Subsidiaries in the ordinary course of business, such amounts are converted into any currency listed in clause (a) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services, foreign exchange facilities, and any automated clearing house transfer of funds.

“Casualty Event” means any event that gives rise to the receipt by any Issuer or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Domestic Subsidiary if it has no material assets other than the Equity Interests (including any Indebtedness treated as equity for U.S. federal income tax purposes) and, if applicable, Indebtedness (and any cash or Cash Equivalents related thereto) of one or more Foreign Subsidiaries that is a CFC.

“Change of Control” shall be deemed to occur if:

(a)          (i) any Person (other than a Permitted Holder) or (ii) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), but excluding any underwriters in connection with a Qualified Primary Equity Offering or a secondary public offering of Equity Interests of the Company, any employee benefit plan of such Person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (it being understood that to the extent any Permitted Holders are members of such group, any Equity Interests held by such Permitted Holders will be disregarded in calculating such beneficial ownership) and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Company beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless, and so long as, the Permitted Holders have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Company; or

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(b)          a “change of control” (or similar event) shall occur in any document pertaining to (i) Indebtedness that constitutes First Lien Secured Obligations, ABL Obligations or other Second Lien Secured Obligations, (ii) any Additional First Lien Debt, Additional Second Lien Debt or Additional Junior Debt or (iii) any Notes Refinancing Debt or any Refinancing Indebtedness in respect of any of the foregoing, in each case of clauses (i) through (iii) with an aggregate outstanding principal amount in excess of the Threshold Amount.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or “group” shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or to exercise any veto power in connection with the acquisition or disposition of Equity Interests will not in itself cause a party to be a beneficial owner.

“Clearstream” means Clearstream Banking, S.A.

“Closing Date” means August 6, 2019.

“Closing Date Refinancing” means (A) all existing Indebtedness for borrowed money of (I) the Company and its subsidiaries pursuant to: (i) that certain First Lien Note Purchase Agreement, dated as of June 29, 2017, among the Company, as issuer, the purchasers party thereto from time to time and Wells Fargo Bank, National Association, as collateral agent, (ii) that certain Second Lien Note Purchase Agreement, dated as of June 29, 2017, among the Company, as issuer, the purchasers party thereto from time to time and Wells Fargo Bank, National Association, as collateral agent and (iii) that certain Indenture, dated February 11, 2014, by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee and (II) Omega pursuant to (i) that certain Credit Agreement, dated as of April 7, 2015, by and among Omega III, as borrower, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties thereto and (ii) that certain Indenture, dated as of April 7, 2015, among Omega III, as issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent, will, in each case be repaid or satisfied or discharged, and all related guaranties and security interests with respect thereto will be terminated and released simultaneously concurrently with the initial funding of the Term B Loans, the ABL Revolving Loans (to the extent permitted in accordance with the ABL Credit Agreement) and the Second Lien Notes (or arrangements for such termination and release shall have been made) and (B) all outstanding Preferred Stock issued by the Company will be redeemed for cash (the “Preferred Redemption Cash”) and/or converted into common stock of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time.

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Collateral” (or equivalent term) as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document, but in any event excluding Excluded Assets.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Indenture and/or any other Notes Documents, (y) the time periods (and extensions thereof) set forth in Section 3.13 and Section 3.19 and (z) the terms of any applicable Intercreditor Agreement contemplated hereby, the requirement that:

(a)          the Collateral Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 3.1(a) of the Note Purchase Agreement (subject to the proviso at the end of such Section 3.1(a) of the Note Purchase Agreement) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents or Sections 2.13, 3.13 or 3.15, subject, in each case, to the limitations and exceptions of this Indenture and the Collateral Documents, duly executed by each Note Party party thereto;

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(b)          all Secured Obligations (i) of the Issuers shall have been unconditionally guaranteed by each Restricted Subsidiary of the Parent Issuer (other than an Issuer) that is then required to be a Guarantor and (ii) of any Issuer shall have been unconditionally guaranteed by each other Issuer;

(c)          the Secured Obligations and the Note Guarantees shall have been secured by a second-priority security interest (subject to Liens permitted by Section 4.01) in (i) all of the Equity Interests of each wholly-owned Material Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (ii)) directly owned by any Issuer or any Guarantor, (ii) 65% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each Restricted Subsidiary that is a wholly-owned Material Domestic Subsidiary that is directly owned by any Issuer or by any Guarantor that is a CFC Holdco and (iii) 65% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each CFC that is a Restricted Subsidiary that is a wholly-owned Material Foreign Subsidiary that is directly owned by any Issuer or by any Guarantor, in each case other than constituting Excluded Assets pursuant to clause (vi)(D) of the definition thereof;

(d)          except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 4.01, or under any Collateral Document, the Secured Obligations and the Note Guarantees shall have been secured by a perfected second-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, or, to the extent required in the Security Agreement (or any other Collateral Document) or this Indenture) in the Collateral of any Issuer and each Guarantor (including accounts receivable (other than any Securitization Assets subject to a Qualified Securitization Financing), intercompany obligations, inventory, equipment, investment property, contract rights, applications and registrations of material intellectual property filed in the United States, other general intangibles and proceeds of the foregoing), in each case, (i) with the priority required by the Notes Documents and (ii) subject to exceptions and limitations otherwise set forth in this Indenture (for the avoidance of doubt, including the limitations and exceptions set forth in Section 4.01) and the Collateral Documents;

provided, however, that (i) the foregoing definition shall not require, and the Notes Documents shall not contain any requirements as to, the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets (or take any other actions which are expressly not required pursuant to the definition thereof), (ii) no Note Party shall be required to prepare or procure any environmental surveys or reports with respect to the real property of any Note Party or any Restricted Subsidiary and (iii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Indenture and the Collateral Documents.

The Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) may grant extensions of time for the perfection of security interests in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Note Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Parent Issuer, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Indenture, the Collateral Documents or the other Notes Documents.

No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property). No actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (including deposit accounts or other bank accounts or securities accounts), other than in respect of (x) promissory notes and other evidences of Indebtedness owed to a Note Party and required to be pledged pursuant to the Collateral Documents and (y) certificated Equity Interests of the Issuers (other than the Parent Issuer) and wholly-owned Restricted Subsidiaries that are Material Subsidiaries or Guarantors directly owned by any Issuer or by any Guarantor otherwise required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset. No Note Party shall be required to comply with the Federal Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. § 3727 et seq.), or any similar statute. The foregoing definition shall not require nor shall it permit the Collateral Agent to enter into any source code escrow arrangement or register or apply to register any intellectual property.

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Notwithstanding anything to the contrary herein, (x) the Issuers may cause any Subsidiary that is a Restricted Subsidiary and is not otherwise required to be a Guarantor to Guarantee the Secured Obligations in accordance with the last sentence of the definition of “Guarantor” in which case such entity shall be treated as a Guarantor hereunder for all purposes, (y) if after the Sell-Down Date and prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative extends any deadline applicable to any requirement with respect to the Term Loan Priority Collateral, such extension shall automatically be deemed to apply to the deadline for any corresponding requirement under the Notes Documents and (z) if after the Sell-Down Date and prior to the Discharge of ABL Obligations, the ABL Agent extends any deadline applicable to any requirement with respect to the ABL Priority Collateral, such extension shall automatically be deemed to apply to the deadline for any corresponding requirement under the Notes Documents.

“Collateral Agent” means Ankura Trust Company, LLC, in its capacity as collateral agent under the Notes Documents, and any successor thereto.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Collateral Agent pursuant to Section 3.1(a)(iv) of the Note Purchase Agreement or Sections 2.13, 3.13 or 3.15 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of

(i)          (A) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income and (B) pay-in-kind interest expense, in each case of clauses (A) and (B), of the Parent Issuer and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Parent Issuer and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (net of payments received) under interest rate Swap Contracts with respect to Indebtedness,

(ii)         any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, and

(iii)        any Restricted Payment made pursuant to Section 4.06(b)(xx)(A) the proceeds of which are used to make payments in respect of Indebtedness which payments would constitute Consolidated Interest Expense if such Indebtedness was Indebtedness of the Parent Issuer;

provided that there shall be excluded from Consolidated Interest Expense for any period:

(a)          deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization thereof, and (except as provided in clause (i)(B) of this definition) any other amounts of non-cash interest,

(b)          the accretion or accrual of discounted liabilities and any prepayment premium or penalty during such period,

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(c)          non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815,

(d)          any cash costs associated with breakage in respect of hedging agreements for interest rates,

(e)          all cash interest expense consisting of (x) liquidated damages for failure to timely comply with registration rights obligations and (y) one-time financing fees, all as calculated on a consolidated basis in accordance with GAAP,

(f)           Transaction Expenses,

(g)          annual agency fees paid to administrative agents and collateral agents under any credit facilities or other debt instruments or documents,

(h)          costs associated with obtaining Swap Contracts,

(i)           any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, and

(j)           commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense (i) for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination and (ii) shall exclude the effects of purchase accounting or recapitalization accounting.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization or write-off of (a) intangible assets and non-cash organization costs, (b) deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield and other fees and charges, (c) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (d) Capitalized Software Expenditures, capitalized customer acquisition costs and incentive payments and capitalized conversion costs and contract acquisition costs and (e) favorable or unfavorable lease assets or liabilities of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a)          increased (without duplication) by the following, in each case (other than in the case of clauses (a)(vii), (ix) and (xi) below) to the extent deducted (and not added back) in determining Consolidated Net Income, for such period with respect to such Person and its Restricted Subsidiaries:

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(i)          total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of OID resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), plus

(ii)         provision for taxes based on income or profits or capital gain, including, federal, state, local, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), plus

(iii)        Consolidated Depreciation and Amortization Expense for such period, plus

(iv)        the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiaries, plus

(v)         the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination and exit fees) and indemnities and expenses paid or accrued in such period under a Sponsor Management Agreement or other arrangement or otherwise in connection with management, monitoring, consulting, transaction and advisory services provided by the Permitted Holders (or other Persons with a similar interest) to such Person and its Subsidiaries (including with respect to any transaction fee payable in connection with the Merger), payments by the Parent Issuer or any of its Restricted Subsidiaries to any of the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors or a majority of the disinterested members of the board of directors of the Parent Issuer in good faith and fees and expenses paid to the outside directors of the Parent Issuer or their direct or indirect parent companies, in each case to the extent otherwise permitted under Section 4.08, plus

(vi)        any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 4.06(a) and shall not be, and have not been, designated an Excluded Contribution, plus

(vii)      the amount of “run rate” cost savings, synergies and operating expense reductions or other operating improvements (including, in each case, as a result of any Specified Transaction) projected by the Parent Issuer in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twenty-four (24) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions or other operating improvements and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions or other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions or other operating improvements and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Parent Issuer (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided the amounts under this clause (vii) in any Test Period, together with any increase pursuant to Section 1.08(c)(E), in each case, other than related to the Transactions, shall in the aggregate not exceed 25.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to adjustments under this clause (vii) and all other applicable adjustments pursuant to this definition of “Consolidated EBITDA”); plus

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(viii)      [reserved]; plus

(ix)         cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(x)           the amount of loss on sales of Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, plus

(xi)         such other adjustments and addbacks (i) previously identified and set forth in the lender presentation furnished to the Initial Purchasers prior to the Closing Date, (ii) evidenced or contained in a due diligence quality of earnings report made available to the Collateral Agent prepared by (x) a “big four” nationally recognized accounting firm or (y) any other accounting firm reasonably acceptable to the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) or (iii) consistent with Regulation S-X,

(b)          decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, Consolidated EBITDA in any prior period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA of the Parent Issuer under this Indenture for any period that includes any of the fiscal quarters ended June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019, Consolidated EBITDA of the Parent Issuer for such fiscal quarters shall be deemed to be $51,635,000, $54,427,000, $63,392,000 and $44,756,000, respectively, in each case, for such periods as may be subject to addbacks and adjustments (without duplication) pursuant to Section 1.08 for the applicable Test Period.

For the avoidance of doubt, (i) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08 and (ii) reference to Consolidated EBITDA of the Parent Issuer means such Consolidated EBITDA calculated on a consolidated basis with respect to the Parent Issuer and the Restricted Subsidiaries.

“Consolidated First Lien Net Debt” means, as of any date of determination, any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in each case, that is secured by any Applicable Lien minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Issuer and the Restricted Subsidiaries as of such date; provided that Consolidated First Lien Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters of credit that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated First Lien Net Debt. For the avoidance of doubt, Indebtedness under the ABL Credit Agreement shall be included in Consolidated First Lien Net Debt.

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“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a)          any net after-tax effect of extraordinary, non-recurring, exceptional or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, relocation costs, severance costs and expenses, one-time compensation charges, closing and consolidation costs for facilities, signing, upfront, retention or completion bonuses, executive recruiting and retention costs (including payments made to employees pursuant to non-compete agreements), transition costs, costs incurred in connection with non-ordinary course intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs (including information technology systems), technology upgrades and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such period, shall be excluded;

(b)          the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c)          any net after-tax effect of any fees (including finder’s fees, broker’s fees or any other fees), expenses or charges incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any Investment, Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under this Indenture, Disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering and issuance of the Initial Term Loans, ABL Revolving Credit Commitments, Initial Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities, the First Lien Credit Agreement, the ABL Credit Agreement, the Notes, any other credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification Topic 805, Business Combinations), shall be excluded;

(d)          accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition) in accordance with GAAP shall be excluded;

(e)          any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by the Parent Issuer, shall be excluded;

(f)          any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Parent Issuer, shall be excluded;

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(g)          the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period by any Subsidiary of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting;

(h)          solely for the purpose of determining the amount available for Restricted Payments under Section 4.06(a)(iii)(A), the Net Income for such period of any Restricted Subsidiary (other than any Issuer (other than the Parent Issuer) or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein;

(i)           effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under this Indenture consummated prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes, shall be excluded;

(j)           any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Contracts or (iii) other derivative instruments shall be excluded;

(k)          any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(l)           other non-cash expenses, charges and losses during such period shall be excluded, in each case other than (A) any non-cash expense, charge or loss charge either (i) expressly excluded from Consolidated Net Income pursuant to another clause of this definition or (ii) expressly added back to Consolidated EBITDA pursuant to the definition thereof or (B) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this clause (l) represents an accrual or reserve for potential cash item in any future period, (i) such Person may elect not to exclude such non-cash charge or expense in the current period or (ii) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid;

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(m)         other non-cash gains during such period shall be excluded other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of this definition, (y) to the extent expressly deducted from Consolidated EBITDA pursuant to the definition thereof, or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had this Indenture been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition); provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this clause (m) shall be added to Consolidated Net Income in such future period to such extent received;

(n)          any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(o)          any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be paid for or reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact paid for or reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so paid for or reimbursed within the applicable 365-day period), shall be excluded;

(p)          any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded;

(q)          any non-cash compensation expense resulting from the application of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation or FASB Accounting Standards Codification Subtopic 505-50, Equity-Based Payments to Non-Employees, shall be excluded; and

(r)           the following items shall be excluded:

(i)          any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(ii)         any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness among such Person and its Restricted Subsidiaries) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(iii)        any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation; and

(iv)        earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments.

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In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.06 only (other than Section 4.06(a)(iii)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of, or other Returns on Investments from, Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances, and releases of guarantees, which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.06(a)(iii)(D) thereof. For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in each case, that is secured by a Lien on any asset or property of the Parent Issuer or any of the Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby so long as such property or assets are not deducted below) and all Additional First Lien Debt, Additional Second Lien Debt and secured Additional Junior Debt and any secured Refinancing Indebtedness in respect thereof incurred in reliance on Section 4.03(w), but excluding any such Indebtedness that is expressly junior in right of payment to the First Lien Secured Obligations, the ABL Obligations and the Secured Obligations, if any minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Issuer and the Restricted Subsidiaries as of such date; provided that Consolidated Senior Secured Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters of credit that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Senior Secured Net Debt.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent Issuer and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under this Indenture) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness, plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Issuer and the Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a)          to purchase any such primary obligation or any property constituting direct or indirect security therefor;

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(b)          to advance or supply funds

(i)          for the purchase or payment of any such primary obligation, or

(ii)         to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Sponsor, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity or debt investments in an Issuer and/or other companies.

“Controlling Parties” means (a) at any time prior to the Sell-Down Date, (i) the GS Purchasers so long as the GS Disposition Date has not occurred and (ii) the Ares Purchasers so long as the Ares Disposition Date has not occurred and (b) at any time from and after the Sell-Down Date, the Required Holders.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Debtor Relief Law.

“Debt Fund Affiliate” means any bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to the Issuers or the Sponsor and do not make investment decisions for such entity, but shall in any event exclude the Issuers and any of their respective Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is, or with the passage of time or the giving of notice or both, in each case, as set forth under Section 6.01, without cure or waiver, would be an Event of Default.

“Definitive Notes” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated First Lien Representative” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

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“Designated Preferred Stock” means Preferred Stock of the Parent Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Equity Interests) that is issued for cash (other than to the Parent Issuer, a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Issuer or any Subsidiary) and is designated as Designated Preferred Stock pursuant to an Officer’s Certificate of the Parent Issuer delivered to the Trustee on or promptly after the issue date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.06(a)(iii) and shall not be, and have not been, designated an Excluded Contribution.

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to any Issuer or any of the Restricted Subsidiaries by any Person other than any Issuer or any of the Restricted Subsidiaries that have been designated pursuant to an Officer’s Certificate of the Parent Issuer delivered to the Trustee as “Designated Revolving Commitments” until such time as the Parent Issuer subsequently delivers an Officer’s Certificate to the Trustee to the effect that such commitments shall no longer constitute “Designated Revolving Commitments.”

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, whether in a single transaction or a series of related transactions; provided that “Disposition” and “Dispose” shall not include any issuance by the Parent Issuer of any of its Equity Interests to another Person.

“Discharge of ABL Obligations” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Discharge of First Lien Secured Obligations” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Notes (and all other Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Notes (and all other Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable) and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date at the time of issuance of such Equity Interests; provided that any Equity Interests held by any future, current or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Issuer, any of its Subsidiaries, any direct or indirect parent companies of the Parent Issuer or any other entity in which the Parent Issuer or any of its Restricted Subsidiaries has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) of the applicable Issuer, in each case pursuant to any co-invest agreement, equity subscription or shareholders’ agreement, any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent Issuer (or any direct or indirect parent thereof) or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, independent contractor’s or consultant’s termination of employment or service, as applicable, death or disability.

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“Dollars” or “$” refers to lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law (including common law) relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities), excluding from the foregoing any debt securities convertible into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, until any such conversion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Note Party within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Note Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Note Party or any ERISA Affiliate from a Multiemployer Plan or written notification to a Note Party or any ERISA Affiliate that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e)  the filing of a written notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt of written notice by a Note Party or any ERISA Affiliate regarding the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (h) the failure by a Note Party or any ERISA Affiliate to make when due any required contribution to a Multiemployer Plan, (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Note Party; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Note Party or any ERISA Affiliate.

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“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any fee owned Real Property and any leasehold rights and interests in Real Property (including landlord or other third-party waivers, non-disturbance agreements, estoppels, bailee waivers, warehouseman waivers and collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement, (iii) commercial tort claims where the applicable Note Party’s reasonable expectation of recovery is less than $5,000,000, (iv) any governmental or regulatory licenses or state or local franchises, charters and authorizations to the extent that the Collateral Agent may not (or is restricted from) validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that the Note Parties shall be under no obligation to obtain such consent, approval, license or authorization)), other than to the extent such prohibition, limitation or restriction is rendered ineffective under the UCC or other applicable Law, (v) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable Law (including any requirement to obtain the consent of any Governmental Authority or regulatory authority), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable Law, (vi) (A) Margin Stock, (B) Equity Interests in any Person other than wholly-owned Restricted Subsidiaries (but, in the case of the Equity Interests of any Person that is not a wholly-owned Restricted Subsidiary, only to the extent the organizational documents or similar agreement with equity holders of such Person do not permit the pledge of such Equity Interests so long as such prohibition exists), (C) voting Equity Interests or Indebtedness treated as equity for U.S. federal income tax purposes of first tier Foreign Subsidiaries that are CFCs and first tier CFC Holdcos in excess of 65% of the issued and outstanding voting Equity Interests or Indebtedness treated as equity for U.S. federal income tax purposes thereof and (D) Equity Interests in any Broker-Dealer Regulated Subsidiary, Unrestricted Subsidiary, Captive Insurance Subsidiary, not-for-profit Subsidiary, or special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, in each case of this clause (D) that are not Guarantors, (vii) any lease, license or agreement or any property subject to such lease, license or agreement, in each case, to the extent that a grant of a security interest therein (A) would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Note Party after giving effect to the applicable anti-assignment provisions of the UCC) or (B) would require governmental, regulatory or third-party (other than a Note Party) approval, consent or authorization pursuant to the terms thereof (in each case after giving effect to the applicable anti-assignment provisions of the UCC) (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition) not obtained (without any requirement to obtain such approval, consent or authorization) (in each case of clauses (A) and (B), (1) after giving effect to the applicable anti-assignment provisions of the UCC and (2) only to the extent that such limitation on such pledge or security interest is not otherwise prohibited pursuant to Section 4.09), (viii) letter of credit rights, except to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (ix) any intent-to-use trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) assets where the burden or cost (including adverse tax or regulatory consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Holders afforded thereby as reasonably determined by the Parent Issuer in good faith in consultation with the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative); (xi) segregated funds held in a fiduciary capacity for others (that are not Note Parties), (xii) any property subject to a Lien permitted by Section 4.01(b), (u) (limited to Capitalized Leases, Attributable Indebtedness and purchase money security interest or other similar arrangements incurred pursuant thereto), (w) or (aa) (to the extent relating to a Lien originally incurred pursuant to Section 4.01(b), (u) or (w) subject to the limitations set forth in this clause (xii)), (xiii) any assets of any Foreign Subsidiary, CFC or CFC Holdco (including Equity Interests of any Subsidiary of such Subsidiary) and (xiv) the Cash Collateral Account (as such term is defined in each of the ABL Credit Agreement and the First Lien Credit Agreement as in effect on the Closing Date); provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) through (xiv) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xiv)). Notwithstanding the foregoing, for so long as a Subsidiary is an Elective Guarantor, the assets or property purported to be pledged as Collateral, or in which a security interest if purported to be granted pursuant to any Collateral Document, by such Subsidiary shall be deemed not to be Excluded Assets so long as such Subsidiary is an Elective Guarantor.

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“Excluded Contribution” means the amount of cash capital contributions to the Parent Issuer or Net Proceeds from the sale or issuance of Qualified Equity Interests of the Parent Issuer (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than Refunding Capital Stock, any Designated Preferred Stock, any Equity Interests issued pursuant to any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement of the Parent Issuer or any amount to the extent used in the ABL Cure Amount) and designated by the Parent Issuer to the Trustee as an Excluded Contribution pursuant to an Officer’s Certificate of the Parent Issuer delivered to the Trustee on or promptly after the date such capital contributions are made or such Equity Interests are sold or issued.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of an Issuer or a Guarantor, (b) any Subsidiary that is prohibited or restricted by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in anticipation of such acquisition and the Collateral and Guarantee Requirement) from guaranteeing the Secured Obligations (including any requirement for governmental (including regulatory) or third-party (other than a Note Party) consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that the Note Parties shall be under no obligation to obtain such consent, approval, license or authorization))), (c) any Subsidiary where the burden or cost (including adverse tax or regulatory consequences to the Issuers or any of their direct or indirect parent companies or Subsidiaries) of obtaining a Guarantee by such Subsidiary would outweigh the practical benefit to be obtained by the Holders as reasonably determined by the Parent Issuer in good faith and, prior to the Sell-Down Date in consultation with the Controlling Parties, (d) any Foreign Subsidiary, (e) any Domestic Subsidiary that is (i) a Subsidiary of a Foreign Subsidiary that is a CFC or (ii) a CFC Holdco, (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) any special purpose securitization vehicle (or similar entity, including any Securitization Subsidiary), (i) any Captive Insurance Subsidiary, (j) any Broker-Dealer Regulated Subsidiary, (k) [reserved], (l) any Subsidiary of the Parent Issuer that is not a Material Domestic Subsidiary and (m) any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment that is prohibited from providing a guarantee pursuant to the terms of any permitted Indebtedness (and such prohibition was not entered into in anticipation of such acquisition); provided that no Issuer shall constitute an Excluded Subsidiary. Notwithstanding the foregoing, for so long as a Subsidiary is an Elective Guarantor, such Subsidiary shall be deemed not to be an Excluded Subsidiary.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Parent Issuer in good faith.

“Financial Officer” means the chief financial officer, controller, treasurer, chief accounting officer or such other financial officer with equivalent duties, as appropriate, of the applicable Issuer or Issuers.

“First Lien Credit Agreement” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“First Lien Indebtedness” means any Indebtedness in the form of loans or notes that constitutes First Lien Secured Obligations.

“First Lien Loan Documents” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

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“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Issuer for such Test Period.

“First Lien Secured Obligations” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“First Lien/Second Lien Intercreditor Agreement” means either (a) that certain First Lien/Second Lien Intercreditor Agreement, dated as of the Closing Date, by and among Bank of America, N.A., as the First Lien Credit Agreement Administrative Agent (as defined therein), Ankura Trust Company, LLC, as the Second Lien Notes Collateral Agent (as defined therein) and acknowledged and agreed by the Note Parties, substantially in the form of Exhibit H hereto or (b) a customary first lien/second lien intercreditor agreement in form and substance reasonably acceptable to the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent) and the Parent Issuer.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated EBITDA for such Test Period to (2) the Fixed Charges for such Test Period, in each case calculated on a consolidated basis with respect to the Parent Issuer and the Restricted Subsidiaries.

“Fixed Charges” means, with respect to any Person for any period, the sum of: (a) Consolidated Interest Expense of such Person for such period; (b) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and (c) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period. For the avoidance of doubt, Fixed Charges shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Issuer that is not a Domestic Subsidiary.

“Funded Debt” means all Indebtedness of the Parent Issuer and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Notes.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Parent Issuer notifies the Controlling Parties (or, if after the Sell-Down Date, the Trustee) that the Parent Issuer requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if, prior to the Sell-Down Date, any of the Controlling Parties notifies the Parent Issuer that such Controlling Party requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

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“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or European Central Bank).

“GS Disposition Date” means the first date occurring after the Closing Date on which the GS Entities (in the aggregate) cease to Beneficially Own more than 25% of the aggregate principal amount of the then outstanding Notes.

“GS Entity” means (a) each GS Initial Purchaser and (b) each Other GS Entity.

“GS Initial Purchasers” means each of GS Mezzanine Partners VII, L.P., GS Mezzanine Partners VII Offshore, L.P., GS Mezzanine Partners VII Offshore Treaty, L.P., Broad Street Danish Credit Partners, L.P. and Broad Street Credit Holdings LLC.

“GS Purchaser” means (a) each GS Initial Purchaser and (b) each Other GS Purchaser.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Permitted Acquisition or disposition of assets permitted under this Indenture (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Supplemental Indenture” means a supplemental indenture substantially in the form of Exhibit F hereto.

“Guarantors” means (i) in the case of the Secured Obligations of the Parent Issuer, each Subsidiary Issuer and each Restricted Subsidiary of the Parent Issuer that is a Material Domestic Subsidiary (other than a Subsidiary Issuer or an Excluded Subsidiary unless such Excluded Subsidiary is then an Elective Guarantor) (including those listed on Schedule I hereto) and any Material Domestic Subsidiary that shall have become a Guarantor pursuant to Section 3.13 and (ii) in the case of the Secured Obligations of any other Note Party, the Parent Issuer, each Subsidiary Issuer and each Restricted Subsidiary of the Parent Issuer that is a Material Domestic Subsidiary (other than a Subsidiary Issuer or an Excluded Subsidiary unless such Excluded Subsidiary is then an Elective Guarantor) (including those listed on Schedule I hereto) and any Material Domestic Subsidiary that shall have become a Guarantor pursuant to Section 3.13. The Parent Issuer in its sole discretion may designate any wholly-owned Restricted Subsidiary that is not required to be a Guarantor (such a Restricted Subsidiary, an “Elective Guarantor”) to Guarantee the Secured Obligations by causing such Restricted Subsidiary to execute this Indenture on the Closing Date or a Guarantor Supplemental Indenture, and any such Restricted Subsidiary shall be a Guarantor and Note Party for all purposes; provided further that prior to the Sell-Down Date, the Controlling Parties may prohibit a Foreign Subsidiary from becoming an Elective Guarantor if the Controlling Parties determine, in their reasonable credit judgment but after consultation with the Parent Issuer, that such Foreign Subsidiary would not provide customary credit support for the Secured Obligations, which determination may be based upon (A) the amount and enforceability of the Note Guarantee that would be provided by the proposed Elective Guarantor, (B) the enforceability of any security interest that may be granted with respect to any Collateral located in the relevant jurisdiction and/or (C) such proposed Elective Guarantor is organized in a country that is not a member of the Organization for Economic Cooperation and Development or that is the target of any U.S. sanctions program administered by OFAC.

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“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law based on their dangerous or deleterious properties.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold to Institutional Accredited Investors.

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)          all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)          net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligations, including deferred or other contingent purchase price obligations (including deferred performance incentives, whether or not a service component is required from the transferor or its related party), until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)          all Attributable Indebtedness;

(f)           all obligations of such Person in respect of Disqualified Equity Interests, if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP;

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(g)          indebtedness (excluding prepaid interest thereon) of the types described in clauses (a) through (f) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(h)          to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Parent Issuer and the Restricted Subsidiaries, exclude all intercompany Indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (C) exclude (i) deferred compensation payable to officers, directors or employees of such Person or any of its Subsidiaries, (ii) deferred rent, deferred revenue and deferred taxes, in each case, in the ordinary course of business, (iii) payments and distributions to dissenting stockholders of such Person pursuant to applicable law, (iv) any obligation to pay the redemption price for the Company’s Preferred Stock with Preferred Redemption Cash, (v) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (vi) trade liabilities and accounts and accrued expenses payable in the ordinary course of business, (vii) any purchase price adjustment or earn-out obligation until such obligation is not paid after becoming due and payable and (viii) accruals for payroll, obligations under employment arrangements and other liabilities accrued in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) that is expressly made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Issuers, qualified to perform the task for which it has been engaged and that is independent of the Issuers and their Affiliates.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Purchaser” means (a) each GS Initial Purchaser and (b) each Ares Initial Purchaser.

“Initial First Lien Agent” means Bank of America, N.A., in its capacity as administrative agent and/or collateral agent under the First Lien Credit Agreement.

“Initial Notes” means the $400,000,000 in aggregate principal amount of Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027 of the Issuers issued under this Indenture on the Closing Date.

“Initial Term Loans” means the Term B Loans incurred by the Issuers on the Closing Date in an aggregate principal amount of $925,000,000.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit K or such other form as agreed by the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent).

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“Intercreditor Agreements” means the First Lien/Second Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Parity Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and, to the extent permitted under this Indenture, any other lien subordination and intercreditor arrangement reasonably satisfactory to the Issuers and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent), collectively, in each case to the extent then in effect.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to any future, present or former employees, directors, officers, independent contractors, members of management, manufacturers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business, book of business or division of such Person (excluding, in the case of the Parent Issuer and the Restricted Subsidiaries, intercompany advances or indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll over or extensions of terms)). For purposes of the definitions of “Unrestricted Subsidiary” and “Permitted Investments” and the covenants described under Sections 3.16 and 4.06:

(1)          “Investments” shall include the portion (proportionate to the Parent Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)          the Parent Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)          the portion (proportionate to the Parent Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)          any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment; provided that in lieu of treating any Returns as a deduction to the amount of any applicable Investment, the Parent Issuer may instead elect that such Returns be used to increase Section 4.06(a)(iii)(D)(1) to the extent such Returns would otherwise be permitted to increase Section 4.06(a)(iii)(D)(1) pursuant to the terms thereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating by any other nationally recognized statistical rating agency selected by the Issuers).

“Investment Grade Securities” means:

(a)          securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)          debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Issuers and the Subsidiaries and their respective equity holders;

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(c)          investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)          corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“IP Rights” has the meaning specified in the Note Purchase Agreement.

“Issuer” means the Initial Issuer, the Parent Issuer and any wholly-owned Domestic Subsidiary of the Parent Issuer that is treated as a corporation for U.S. federal tax purposes and that after the Closing Date becomes an Issuer by executing an Issuer Supplemental Indenture in accordance with the terms hereof (but excluding any Subsidiary of the Parent Issuer that ceases to be a party hereto in accordance with the terms of Section 10.09); provided that any Subsidiary that is or has become an Issuer (a “Subsidiary Issuer”) may have its status as an Issuer terminated by delivering a notice to the Trustee from the Issuers and such Subsidiary Issuer electing to terminate such Subsidiary’s status as an Issuer, provided further that no such termination shall affect (and such notice shall expressly provide that): (x) any obligation of such Subsidiary as a Guarantor or as a grantor or pledgor under any Notes Document or (y) any Lien granted by such Subsidiary which Liens shall continue in full force and effect after giving effect to such termination.

“Issuer Supplemental Indenture” means a supplemental indenture substantially in the form of Exhibit G hereto.

“Junior Financing” means any Indebtedness (other than the ABL Obligations) that (i) constitutes any Subordinated Indebtedness having an aggregate amount outstanding in excess of the Threshold Amount and (ii) to the extent such Indebtedness is secured by Liens on the Term Loan Priority Collateral, such Liens on the Term Loan Priority Collateral rank junior to the Liens on the Term Loan Priority Collateral securing the Secured Obligations, which Indebtedness has an aggregate amount outstanding in excess of the Threshold Amount.

“Junior Financing Documentation” means any documentation governing any Junior Financing (other than the First Lien/Second Lien Intercreditor Agreement or any other lien subordination and intercreditor arrangement with respect to such Junior Financing to which the Collateral Agent is a party).

“Junior Lien Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably acceptable to the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent) and the Parent Issuer, which agreement shall provide that the Liens on the Collateral securing the applicable Indebtedness shall rank junior to the Lien on the Collateral securing the Secured Obligations, in each case with such modifications thereto as the Controlling Parties or the Collateral Agent, as applicable, and the Parent Issuer may agree.

“Junior Lien Notes Refinancing Debt” means Notes Refinancing Debt that with respect to the Term Loan Priority Collateral is secured on a junior basis relative to the Secured Obligations.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

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“Limited Condition Transaction” means any (1) acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) repurchase, repayment or prepayment of Indebtedness that requires the delivery of an irrevocable notice (provided that such notice may be conditioned on the occurrence of another transaction) or (3) Restricted Payment (but in the case of this clause (3), solely to the extent such Restricted Payment is consummated in connection with a transaction separately subject to clause (1) or (2) above).

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Financing

“Management Stockholders” means any present or former members of management of the Parent Issuer or any Restricted Subsidiary who are investors in the Parent Issuer or any direct or indirect parent thereof, including, for the avoidance of doubt any future members of management of the Parent Issuer or any Restricted Subsidiary who are investors in the Parent Issuer or any direct or indirect parent thereof, including, for the avoidance of doubt any future member of management who is elected, appointed or hired when the Permitted Holders (excluding such future Person) have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Parent Issuer.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board, or any successor thereto.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Parent Issuer on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.06(b)(viii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means (I) on the Closing Date, for the representations with respect to the Company and its subsidiaries, a Beta Material Adverse Effect and (II) on the Closing Date (other than as described in clause (I)) and after the Closing Date (a) a material and adverse effect on the business, financial condition or results of operations of the Parent Issuer and its Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights or remedies, taken as a whole, of the Secured Parties under the Notes Documents or (c) a material and adverse effect on the ability of the Note Parties, taken as a whole, to perform their material payment obligations under the Notes Documents.

“Material Domestic Subsidiary” means, at any date of determination, each of the Domestic Subsidiaries of the Parent Issuer (a) whose total assets (when consolidated with the total assets of each of its Restricted Subsidiaries) at the last day of the most recent Test Period were equal to or greater than 3.75% of Total Assets at such date or (b) whose gross revenues (when consolidated with the gross revenues of each of its Restricted Subsidiaries) for such Test Period were equal to or greater than 3.75% of the consolidated gross revenues of the Parent Issuer and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, for the purposes of Section 3.13, Domestic Subsidiaries not meeting the thresholds set forth in clauses (a) or (b) that are not Guarantors or previously designated as a Material Domestic Subsidiary pursuant to clause (i) below comprise in the aggregate more than 7.50% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Issuer for which financial statements have been delivered pursuant to Section 3.01 or more than 7.50% of the consolidated gross revenues of the Parent Issuer and the Restricted Subsidiaries for such Test Period, then the Parent Issuer shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Indenture (or such longer period as the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) may agree in their reasonable discretion), (i) designate in writing to the Trustee one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 3.13 applicable to such Subsidiary.

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“Material Foreign Subsidiary” means, at any date of determination, each of the Foreign Subsidiaries of the Parent Issuer (a) whose total assets (when consolidated with the total assets of each of its Restricted Subsidiaries) at the last day of the most recent Test Period were equal to or greater than 3.75% of Total Assets at such date or (b) whose gross revenues (when consolidated with the gross revenues of each of its Restricted Subsidiaries) for such Test Period were equal to or greater than 3.75% of the consolidated gross revenues of the Parent Issuer and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided for the purposes of the provisions of the definition of “Collateral and Guarantee Requirement” that if, at any time and from time to time after the Closing Date, Foreign Subsidiaries not meeting the thresholds set forth in clauses (a) or (b) and not otherwise previously designated as a Material Foreign Subsidiary pursuant to clause (i) below comprise in the aggregate more than 7.50% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Issuer for which financial statements have been delivered pursuant to Section 3.01 or more than 7.50% of the consolidated gross revenues of the Parent Issuer and the Restricted Subsidiaries for such Test Period, then the Parent Issuer shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Indenture (or such longer period as the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) may agree in their reasonable discretion), designate in writing to the Trustee one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material IP” means intellectual property owned by the Note Parties that, if disposed, would reasonably be expected to result in a Material Adverse Effect.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary. For the avoidance of doubt, no formal designation of a Material Subsidiary (other than for purposes of Section 3.13 and complying with the provisions of the definition of “Collateral and Guarantee Requirement” in each case, as set forth in the definitions of Material Domestic Subsidiary and Material Foreign Subsidiary) shall be required.

“Maturity Date” means August 6, 2027.

“Maximum Additional First Lien Debt Amount” means (A) the greater of (I) $175,000,000 and (II) 75% of Trailing Four Quarter Consolidated EBITDA minus the aggregate amount of Additional Second Lien Debt and Additional Junior Debt incurred in reliance on clause (A) of the definition of “Maximum Additional Second Lien/Junior Debt Amount” in this Indenture plus (B) an amount equal to the sum of (I) the aggregate principal amount of all voluntary prepayments (including through debt buybacks (whether through open market purchases or otherwise) and Dutch auctions) of (x) Indebtedness in the form of term loans or notes that constitutes First Lien Secured Obligations and (y) to the extent incurred in reliance on clause (A) of the definition of “Maximum Additional Second Lien/Junior Debt Amount” in this Indenture, Indebtedness in the form of term loans or notes that constitutes Second Lien Secured Obligations or that is unsecured and (II) the aggregate principal amount of permanent voluntary commitment reductions under the ABL Credit Agreement in connection with the termination of the ABL Credit Agreement or any other revolving facility the Indebtedness under which constitutes First Lien Secured Obligations, in each case, made or effectuated after the Closing Date (provided that voluntary permanent commitment reductions with respect to the ABL Credit Agreement may only be utilized to incur revolving credit commitments and not term loan or note commitments), in each case except to the extent financed with proceeds of long-term Indebtedness (other than revolving Indebtedness); provided that to the extent any voluntary prepayment, repurchase or commitment reduction builds capacity to incur Indebtedness pursuant to this clause (B) and clause (B) of the definition of “Maximum Additional Second Lien/Junior Debt Amount” in this Indenture, such capacity pursuant to this clause (B) shall be reduced by the amount of any Indebtedness incurred in reliance on such capacity pursuant clause (B) of the definition of “Maximum Additional Second Lien/Junior Debt Amount” in this Indenture, plus (C) an unlimited additional amount of Additional First Lien Debt so long as the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence does not exceed 3.95 to 1.00 (in the case of an incurrence of revolving credit commitments, such ratio determined only at the time the relevant commitment is established and assuming such then incurred revolving credit commitments are fully drawn and calculating the First Lien Net Leverage Ratio without netting the cash proceeds from such Indebtedness then proposed to be incurred); provided that (I) the Issuers may elect to use clause (C) of this definition prior to clause (A) or (B) and regardless of whether there is capacity under clause (A) or (B), and if clauses (A), (B) and (C) are available and the Issuers do not make an election, the Issuers will be deemed to have elected clause (C), (II) the Issuers may reclassify utilizations among clauses (A), (B) and (C) of this definition if, at the time of such reclassification, the Issuers would be permitted to incur the aggregate principal amount of Indebtedness being so reclassified, and (III) if amounts incurred under clause (A) or (B) of this definition are incurred concurrently with the incurrence of Indebtedness (in each case, including any unused commitments obtained) in reliance on clauses (A) or (B) of this definition or the definition of “Maximum Additional Second Lien/Junior Debt Amount” in this Indenture or any amounts pursuant to a fixed dollar basket in Section 4.03, the First Lien Net Leverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clauses (A) or (B) or such fixed dollar basket in Section 4.03.

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“Maximum Additional Second Lien/Junior Debt Amount” means (A) the greater of (I) $175,000,000 and (II) 75% of Trailing Four Quarter Consolidated EBITDA minus the aggregate amount of Additional First Lien Debt incurred in reliance on clause (A) of the definition of “Maximum Additional First Lien Debt Amount” in this Indenture plus (B) an amount equal to the sum of (I) the aggregate principal amount of all voluntary prepayments (including through debt buybacks (whether through open market purchases or otherwise) and Dutch auctions) of (x) Indebtedness in the form of term loans or notes that constitutes First Lien Secured Obligations or Second Lien Secured Obligations and (y) to the extent incurred in reliance on clause (A) of this definition, Indebtedness in the form of term loans or notes that is secured on a junior lien basis to the Secured Obligations or is unsecured and (II) the aggregate principal amount of permanent voluntary commitment reductions under the ABL Credit Agreement in connection with the termination of the ABL Credit Agreement or any other revolving facility the Indebtedness under which constitutes First Lien Secured Obligations, in each case, made or effectuated after the Closing Date (provided that voluntary permanent commitment reductions with respect to the ABL Credit Agreement may only be utilized to incur revolving credit commitments and not term loan commitments), in each case except to the extent financed with proceeds of long-term Indebtedness (other than revolving Indebtedness); provided that to the extent any voluntary prepayment, repurchase or commitment reduction builds capacity to incur Indebtedness pursuant to this clause (B) and clause (B) of the definition of “Maximum Additional First Lien Debt Amount” in this Indenture, such capacity pursuant to this clause (B) shall be reduced by the amount of any Indebtedness incurred in reliance on such capacity pursuant clause (B) of the definition of “Maximum Additional First Lien Debt Amount” in this Indenture, plus (C) (x) in the case of Additional Second Lien Debt or Additional Junior Debt that is secured, an unlimited additional amount of Additional Second Lien Debt or Additional Junior Debt that is secured so long as the Senior Secured Net Leverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence does not exceed 5.75 to 1.00 (in the case of an incurrence of revolving credit commitments, such ratio determined only at the time the relevant commitment is established and assuming such then incurred revolving credit commitments are fully drawn and calculating the Senior Secured Net Leverage Ratio without netting the cash proceeds from such Indebtedness then proposed to be incurred) and (y) in the case of Additional Junior Debt that is unsecured, either (1) the Fixed Charge Coverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence is not less than 2.00 to 1.00 (in the case of an incurrence of revolving credit commitments, such ratio determined only at the time the relevant commitment is established and assuming such then incurred revolving credit commitments are fully drawn) or (2) if incurred in connection with a Permitted Acquisition or other Investment, the Fixed Charge Coverage Ratio on a Pro Forma Basis does not decrease immediately after giving effect to such Permitted Acquisition, Investment or other Specified Transaction; provided that (I) the Issuers may elect to use clause (C) of this definition prior to clause (A) or (B) and regardless of whether there is capacity under clause (A) or (B), and if clauses (A), (B) and (C) are available and the Issuers do not make an election, the Issuers will be deemed to have elected clause (C), (II) the Issuers may reclassify utilizations among clauses (A), (B) and (C) of this definition if, at the time of such reclassification, the Issuers would be permitted to incur the aggregate principal amount of Indebtedness being so reclassified, and (III) if amounts incurred under clause (A) or (B) of this definition are incurred concurrently with the incurrence of Indebtedness (in each case, including any unused commitments obtained) in reliance on clauses (A) or (B) of this definition or the definition of “Maximum Additional First Lien Debt Amount” in this Indenture or any amounts pursuant to a fixed dollar basket in Section 4.03, the Senior Secured Net Leverage Ratio or the Fixed Charge Coverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clauses (A) or (B) of this definition or the definition of “Maximum Additional First Lien Debt Amount” in this Indenture or such fixed dollar basket in Section 4.03.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which a Note Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

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“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a)          100% of the cash proceeds actually received by the Parent Issuer or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) out-of-pocket fees and expenses actually incurred in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith), (ii) the principal amount of any Indebtedness (other than Indebtedness owed to the Parent Issuer or a Restricted Subsidiary) that is secured by a Lien (other than a Lien on Term Loan Priority Collateral that ranks pari passu with or is junior to the Liens on the Term Loan Priority Collateral securing the Secured Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (including ABL Priority Collateral required to repay ABL Obligations), together with any applicable premium, penalty, interest, breakage costs and other similar amounts, (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Parent Issuer or a wholly-owned Restricted Subsidiary as a result thereof, (iv) Taxes paid or reasonably estimated to be payable, directly or indirectly, as a result thereof (including Taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds), (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent Issuer or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Parent Issuer or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that, at the option of the Parent Issuer, the Parent Issuer may use all or any portion of such proceeds to (x) repay or prepay First Lien Indebtedness or ABL Indebtedness so long as, in the case of any repayment or prepayment of revolving borrowings constituting First Lien Indebtedness or ABL Indebtedness, the revolving commitments to fund such borrowings are permanently reduced by the amount of such repayment or prepayment or (y) acquire, maintain, develop, construct, improve, upgrade, replace or repair assets used or useful in the business of the Parent Issuer or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all or a portion of the Equity Interests in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case of clauses (x) and (y), within 12 months of such receipt, and such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used pursuant to clause (x) or (y) or, in the case of any use of such proceeds pursuant to clause (y), contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12-month period are contractually committed to be used pursuant to clause (y), then upon the termination of such contract or if such Net Proceeds are not so used pursuant to clause (y) within such 12-month period or, if later, 180 days from the entry into such contractual commitment, then such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso (such period, the “Repayment/Reinvestment Period”)); provided further that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such Net Proceeds resulting therefrom shall exceed $10,000,000 or (y) in any fiscal year, the aggregate Net Proceeds resulting therefrom shall exceed $20,000,000 in such fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)); and

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(b)          100% of the cash proceeds from the incurrence, issuance or sale by the Parent Issuer or any of the Restricted Subsidiaries of any Indebtedness, or any sale or issuance of Qualified Equity Interests by the Parent Issuer or any direct or indirect parent of the Parent Issuer, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale; provided that with respect to any sale or issuance of Qualified Equity Interests (other than in the form of Disqualified Equity Interests) by any direct or indirect parent of an Issuer only the amount of cash from such sale or issuance of Qualified Equity Interests contributed to the capital of an Issuer shall constitute the Net Proceeds of such sale or issuance.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Parent Issuer or any of its Restricted Subsidiaries shall be disregarded.

“Non-Note Party” means any Restricted Subsidiary that is not a Note Party.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee pursuant to Article X by the Issuers and each Guarantor of the Guaranteed Note Obligations.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of August 6, 2019, among the GS Purchasers party thereto from time to time, the Ares Purchasers party thereto from time to time, the Initial Issuer, the Parent Issuer and the other Subsidiary Issuers and other Guarantors party thereto.

“Note Party” means each Issuer and each Guarantor.

“Notes” means any of the Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027 authenticated and delivered under this Indenture, including, for the avoidance of doubt, the Initial Notes. All Notes shall vote together as one series of Notes under this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC) or any successor Person thereto, and shall initially be the Trustee or its agent.

“Notes Documents” means this Indenture (including any supplemental indenture hereto), the Notes, the Note Guarantees, the Note Purchase Agreement (including any joinder agreement thereto), the Intercreditor Agreements and the Collateral Documents.

“Notes Refinancing Debt” means (x) secured Indebtedness (including any Registered Equivalent Notes) of the Issuers in the form of one or more series of senior secured notes or loans that in respect of Liens on the Term Loan Priority Collateral are secured on a pari passu basis with the Secured Obligations, (y) secured Indebtedness (including any Registered Equivalent Notes) of the Issuers in the form of one or more series of secured notes or loans that in respect of the Liens on the Term Loan Priority Collateral are secured by a third lien basis with respect to the Secured Obligations (or on another junior lien priority basis relative to the Secured Obligations with respect to the Term Loan Priority Collateral) and (z) unsecured or subordinated Indebtedness (including any Registered Equivalent Notes) of the Issuers in the form of one or more series of unsecured or subordinated notes or loans, in each case of clauses (x), (y) and (z), issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any Notes: provided that (i) such Indebtedness shall not (other than any such Indebtedness consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria) have a final scheduled maturity date prior to the Maturity Date or have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes (prior to any extension thereto), (ii) such Indebtedness shall rank pari passu with, or junior in right of payment to, the Notes, (iii) such Indebtedness shall be either (1) secured only by Liens on the Collateral, which Liens (A) rank on a pari passu or junior basis relative to the Liens securing the Secured Obligations in respect of the Term Loan Priority Collateral and (B) are subject to the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and, as applicable, the Parity Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Parent Issuer and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent), as applicable or (2) unsecured, (iv) such Indebtedness shall not have any obligors that are not Note Parties, (v) such Indebtedness shall not have a greater principal amount than the principal amount of the Notes being refinanced plus any accrued but unpaid interest on such Notes being refinanced, plus existing commitments unutilized to purchase Notes under this Indenture, to the extent such commitments are permanently reduced, plus the amount of any tender premium or penalty or premium required to be paid under the Notes Documents in connection therewith and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Indebtedness plus other amounts permitted to be incurred under Section 4.03, (vi) subject to the foregoing clauses (i) through (v) of this definition, shall (x) reflect market terms and conditions (taken as a whole) at the time of such refinancing (as determined by the Parent Issuer in good faith) or (y) if not consistent with the terms of the Notes, not be materially more restrictive to the Issuers (as determined by the Parent Issuer in good faith), when taken as a whole, than the terms of the Notes (except for covenants or other provisions applicable only to periods after the Maturity Date) and (vii) such Indebtedness shall be incurred, and the proceeds thereof used, solely to redeem, repurchase, retire or refinance Notes (substantially concurrently with the incurrence of such Indebtedness).

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“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person, meeting the applicable requirements set forth in this Indenture. Unless the context otherwise requires, each reference herein to an “Officer’s Certificate” means an Officer’s Certificate of the Parent Issuer. References herein, or in any other Notes Document, to any officer of a Person that is a partnership or limited liability company means such officer of the partnership or limited liability company or, if none, of a general partner or managing member of the partnership or limited liability company authorized thereby to act on its behalf.

“Opinion of Counsel” means an opinion from legal counsel (and addressed to the Trustee and the Collateral Agent, as relevant) that meets the applicable requirements of this Indenture. The counsel may be an employee of or counsel to the Parent Issuer or any subsidiary of the Parent Issuer.

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Ares Entity” means (a) each affiliated investment entity and/or other affiliate of Ares and (b) each fund, investor, entity or account that is managed, sponsored or advised by Ares or its affiliates.

“Other Ares Purchaser” means each Other Ares Entity that executes a counterpart to the Note Purchase Agreement pursuant to Section 9.4(c) thereof (or otherwise becomes a Beneficial Owner of Notes) or to which any Notes (or beneficial interests therein) or commitments to purchase Notes (or beneficial interests therein) are transferred or assigned.

“Other GS Entity” means (a) each affiliated investment entity and/or other affiliate of Goldman Sachs & Co. LLC and (b) each fund, investor, entity or account that is managed, sponsored or advised by Goldman Sachs & Co. LLC or its affiliates.

“Other GS Purchaser” means each Other GS Entity that executes a counterpart to the Note Purchase Agreement pursuant to Section 9.4(b) thereof (or otherwise becomes a Beneficial Owner of Notes) or to which any Notes (or beneficial interests therein) or commitments to purchase Notes (or beneficial interests therein) are transferred or assigned.

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“Parity Lien Intercreditor Agreement” means, either an (a) intercreditor agreement substantially in the form of Exhibit I hereto or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent) and the Issuers, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Secured Obligations (but without regard to the control of remedies), in each case with such modifications thereto as the Controlling Parties or the Collateral Agent, as applicable, and the Issuers may agree. It is understood and agreed that to the extent this Indenture requires any Indebtedness to be subject to a Parity Lien Intercreditor Agreement at any time such agreement is not yet in effect, then the Note Parties, the Collateral Agent and the Senior Representative for such Indebtedness shall execute and deliver a Parity Lien Intercreditor Agreement.

“Parity Lien Notes Refinancing Debt” means Notes Refinancing Debt that in respect of the Term Loan Priority Collateral is secured on a pari passu basis with the Secured Obligations.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Note Party or any ERISA Affiliate or to which any Note Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Investment of the type described in clause (3) of the definition of “Permitted Investments” or any acquisition of assets constituting a business unit, book of business, line of business or division of, or all or substantially all of the assets of another Person or any Equity Interests in a Person that becomes a Restricted Subsidiary, in each case, to the extent constituting a Permitted Investment or permitted under Section 4.06.

“Permitted Holder” means any of (i) the Sponsor, (ii) Walgreens Co., (iii) any Management Stockholder, (iv) any Permitted Transferee of any of the foregoing Persons and (v) any “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii), (iii) or (iv) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Issuer held by such “group”.

“Permitted Investments” means:

(1)          any Investment by the Parent Issuer or any of its Restricted Subsidiaries in the Parent Issuer or any of its Restricted Subsidiaries; provided that any Investment by the Note Parties in Non-Note Parties pursuant to this clause (1) shall be (x) made in the ordinary course of business or (y) otherwise, shall not exceed an aggregate amount equal to the greater of (x) $91,875,000 and (y) 43.75% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment and Consolidated EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(2)          any Investment in assets that were cash, Cash Equivalents or Investment Grade Securities when such Investment was made;

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(3)          any Investment by the Parent Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment in assets of a Person that represents substantially all of its assets or a division, business unit, book of business, line of business or product line of such Person) that is engaged (directly or through entities that will be Restricted Subsidiaries) in a business permitted pursuant to Section 4.07, in each case, if as a result of such Investment:

(i)          such Person becomes a Restricted Subsidiary; or

(ii)         such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with (to the extent such Person is a Restricted Subsidiary), merged or consolidated into, or transfers or conveys substantially all of its assets (or such division, line of business, book of business, business unit or product line) to, or is liquidated into, the Parent Issuer or any of its Restricted Subsidiaries;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such amalgamation, merger, consolidation, transfer, conveyance or liquidation; provided that the aggregate amount of Investments by Note Parties pursuant to this clause (3) in assets (other than Equity Interests) that are not (or do not become at the time of such acquisition) directly owned by a Note Party or in Equity Interests of Persons that do not become Note Parties, shall not exceed the greater of $43,750,000 and 18.75% of Trailing Four Quarter Consolidated EBITDA; provided further if any acquisition of Equity Interests made pursuant to this clause (3) is in connection with a Permitted Acquisition of a Person (or Persons) pursuant to which greater than 60% of the Consolidated EBITDA attributable to such Person (or Persons) is directly generated by such Person (or Persons) that become Guarantors, then the provisions set forth in this proviso shall not apply; provided further that if any Investment made pursuant to this proviso is in Equity Interests of a Person that subsequently becomes a Note Party, such Investment shall thereafter be deemed permitted under clause (1) (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (3);

(4)          any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made pursuant to Section 4.05 hereof;

(5)           any Investment (a) made in connection with the Transactions; or (b) existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each case under this clause (b) as listed under Schedule 1.01E, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any such Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may only be increased (i) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or OID or the issuance of pay-in- kind securities) or (ii) as otherwise permitted under this Indenture;

(6)           any Investment acquired by the Parent Issuer or any of its Restricted Subsidiaries:

(i)          in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by any the Parent Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(ii)         in satisfaction of judgments against other Persons; or

(iii)        as a result of a foreclosure by the Parent Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iv)        as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

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(7)          Investments in Swap Contracts permitted under Section 4.03(f), Cash Management Services permitted under Section 4.03(l) and ABL Banking Services Obligations (as defined in the ABL Intercreditor Agreement);

(8)          distributions or payments of Securitization Fees;

(9)          Investments the payment for which consists of Equity Interests (other than Disqualified Equity Interests) of the Parent Issuer; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.06(a)(iii) and may not be designated an Excluded Contribution;

(10)        guarantees of Indebtedness which guarantees are permitted under Section 4.03, performance guarantees, guarantees of obligations other than Indebtedness and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Parent Issuer or any of its Restricted Subsidiaries in compliance with Section 4.01;

(11)        any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.08 (except transactions described in clauses (a), (b), (f), (g), (j), (n), (q), (s), (w), (y) and (z) of such Section);

(12)        Investments consisting of purchases or other acquisitions of inventory, supplies, services, material or equipment or the licensing or contribution of intellectual property pursuant to customary joint marketing arrangements with other Persons;

(13)        Investments taken together with all other Investments made pursuant to this clause (13) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash, Cash Equivalents or marketable securities) not to exceed the sum of (I) the greater of (x) $106,250,000 and (y) 50.0% of Trailing Four Quarter Consolidated EBITDA and (II) unused amounts under clause (26) below and Section 4.06(b)(xxiii) (with the amount of each Investment and Trailing Four Quarter Consolidated EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value but subject to adjustment as set forth in the definition of “Investment”);

(14)        Investments in, or by, a Securitization Subsidiary that, in the good faith determination of the Issuers are necessary or advisable to effect any Qualified Securitization Financing or any purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(15)        loans and advances to, or guarantees of Indebtedness of, any future, present or former officers, directors, employees, independent contractors, consultants, advisors, service providers and members of management (or their Controlled Investment Affiliates or Immediate Family Members) of the Parent Issuer or any of its Restricted Subsidiaries in an aggregate amount not to exceed the greater of $20,000,000 and 9.375% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(16)        loans and advances to or notes received from (i) employees, directors, officers, independent contractors, members of management, managers, advisors, service providers and consultants of the Parent Issuer or any of its Restricted Subsidiaries for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) future, present and former employees, directors, officers, independent contractors, members of management, managers, advisors, service providers and consultants of the Parent Issuer or any of its Restricted Subsidiaries and, in each of the cases in clause (ii), their Controlled Investment Affiliates and Immediate Family Members, to fund such Person’s purchase of Equity Interests of the Parent Issuer; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interest shall be contributed to such Issuer in cash as common equity;

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(17)        advances, loans or extensions of trade credit in the ordinary course of business by the Parent Issuer or any of its Restricted Subsidiaries;

(18)        any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19)        Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20)        Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts;

(21)        Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22)        Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practices;

(23)        any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its respective business, as applicable;

(24)        Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 4.05;

(25)        loans and advances to any direct or indirect shareholder of the Parent Issuer in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such shareholder in accordance with Section 4.06, such Investment being treated for purposes of the applicable clause of Section 4.06 at the time such loan or advance is made, including any limitations, as if a Restricted Payment made pursuant to such clause;

(26)        any investment in a joint venture or other business permitted pursuant to Section 4.07 taken together with all other Investments made pursuant to this clause (26) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash, Cash Equivalents or marketable securities) that are at that time outstanding, not to exceed the greater of (x) $91,875,000 and (y) 43.75% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”); provided that if any Investment made pursuant to this proviso is in Equity Interests of a Person that subsequently becomes a Note Party, such Investment shall thereafter be deemed permitted under clause (1) (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (26);

(27)        Investments in deposit accounts, securities accounts and commodities accounts maintained by any Issuer or any Restricted Subsidiary, so long as such accounts are used only to maintain cash and Cash Equivalents;

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(28)        Investments constituting promissory notes issued by any employee or independent contractors of the Parent Issuer or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted under this Indenture of a Person that becomes a Restricted Subsidiary as a result thereof (the “Target”) by the Parent Issuer or any of its Restricted Subsidiaries in which such employee or independent contractor purchases Equity Interests of the Target, which purchase is financed with funds loaned or advanced by the Parent Issuer or any of its Restricted Subsidiaries to such employee in connection with such Permitted Acquisition; provided that no Event of Default under Sections 6.01(a) or 6.01(f) (with respect to the Parent Issuer) has occurred and is continuing or would result therefrom;

(29)        loans and advances to employees or independent contractors of the Parent Issuer or any of its Restricted Subsidiaries so long as such loan or advance (x) constitutes an advance of one-time payment for the purpose of recruitment or retention or (y) is made for the purposes of funding of capital expenditures in the ordinary course of business;

(30)        Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(31)        (a) Notes repurchased by the Parent Issuer or a Restricted Subsidiary pursuant to and in accordance with the terms of this Indenture so long as such Notes are immediately cancelled and (b) Loans (as defined in the First Lien Credit Agreement (as in effect on the Closing Date)) purchased by the Parent Issuer or a Restricted Subsidiary pursuant to and in accordance with the terms of the First Lien Credit Agreement (as in effect on the Closing Date) so long as such Loans are immediately cancelled;

(32)        Investments so long as the Total Net Leverage Ratio (determined on a Pro Forma Basis) is no greater than 5.00 to 1.00;

(33)        Investments made in connection with a Permitted Reorganization; and

(34)        Investments in any Person to which any Issuer or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed $3,125,000.

“Permitted Ratio Debt” means Indebtedness (including Acquired Indebtedness) incurred or assumed, or shares of Disqualified Equity Interests issued, by the Parent Issuer or any of its Restricted Subsidiaries or shares of Preferred Stock issued by any Restricted Subsidiary if and to the extent that (i) in the case of Indebtedness secured by Liens on the Collateral, the Senior Secured Net Leverage Ratio would have been no greater than 5.75 to 1.00, or (ii) in the case of Indebtedness that is unsecured, the Fixed Charge Coverage Ratio would have been no less than 2.00 to 1.00, in each case, determined on a Pro Forma Basis with respect to the most recently ended Test Period preceding the date on which such Indebtedness is incurred or assumed or such Disqualified Equity Interests or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with Section 4.03); provided that Non-Note Parties may not incur, assume, issue or guarantee Indebtedness or issue Disqualified Equity Interests or Preferred Stock the primary obligations under which is outstanding in reliance on this definition or Section 4.03(w) (to the extent initially incurred, issued or assumed under Section 4.03(s)) if, after giving Pro Forma Effect to such incurrence, issuance, guarantee or assumption, the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Note Parties the primary obligations under which are outstanding in reliance on Section 4.03(s) or Section 4.03(w) (to the extent initially incurred, issued or assumed under Section 4.03(s)) together with the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Note Parties the primary obligations under which are outstanding in reliance on Section 4.03(g) or Section 4.03(w) (to the extent initially incurred, issued or assumed under Section 4.03(g)), would exceed the greater of (x) $43,750,000 and (y) 18.75% of Trailing Four Quarter Consolidated EBITDA, in each case determined at such time of incurrence, issuance, guarantee or assumption, plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock pursuant to Section 4.03(s) or 4.03(w), the amount of any Refinancing Indebtedness incurred pursuant to Section 4.03(s) or 4.03(w) to finance (x) tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and any defeasance costs and (y) any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock; provided that any Indebtedness incurred by any Note Party pursuant to this definition (other than any Permitted Ratio Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria), as of the relevant closing date, shall not have a final scheduled maturity date earlier than the Maturity Date and shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes (prior to any extension thereto); provided further that no Second Lien Indebtedness may be incurred in reliance on this definition unless the All-In Yield applicable to such Second Lien Indebtedness is not greater than the applicable All-In Yield with respect to the Notes (as amended through the date of such calculation) plus 50 basis points per annum unless the Applicable Margin (together with, as provided in the proviso below, the Adjusted LIBOR Rate Floor) with respect to the Notes is increased so as to cause the then applicable All-In Yield with respect to the Notes to equal the All-In Yield then applicable to such Second Lien Indebtedness minus 50 basis points; provided that any increase in All-In Yield to the Notes due to the application or imposition of a “eurocurrency floor” or “base rate floor” or similar floor on such Second Lien Indebtedness shall be effected, at the Parent Issuer’s option, (i) solely through an increase in the Adjusted LIBOR Rate Floor applicable the Notes, (ii) through an increase in the Applicable Margin or (iii) any combination of (i) and (ii) above; provided further that the Parent Issuer and the Trustee shall be permitted to amend this Indenture and the Notes without the consent of the Holders to give effect to any increase in the Applicable Margin or Adjusted LIBOR Rate Floor pursuant to the immediately preceding proviso.

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“Permitted Reorganization” means any re-organization or other similar activities among the Parent Issuer and its Restricted Subsidiaries related to Tax planning and re-organization, so long as, after giving effect thereto, (a) the Note Parties are in compliance with the Collateral and Guarantee Requirement and Sections 3.13 and 3.15, (b) taken as a whole, the value of the Collateral securing the Secured Obligations and the Guarantees by the Guarantors of the Secured Obligations are not materially reduced, (c) the Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the Collateral Documents are not materially impaired and (d) no Unrestricted Subsidiaries are formed except as otherwise permitted under this Indenture (other than pursuant to this term).

“Permitted Transferees” means (a) in the case of the Sponsor, (i) any Affiliate of the Sponsor (but excluding any portfolio company of any of the foregoing), (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any of its Affiliates (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse (or former spouse), parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; (b) in the case of Walgreens Co., any of its subsidiaries; and (c) in the case of any Management Stockholder, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse (or former spouse), parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Stockholder and his or her spouse (or former spouse), parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.07 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up to shares of Equity Interests of any other class of such Person.

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“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Indenture at such time and (y) any financial maintenance covenant that is included in this Indenture at such time but with covenant levels and component definitions (to the extent relating to such financial maintenance covenant) in this Indenture that are less restrictive on the Parent Issuer and its Restricted Subsidiaries than those in the applicable documents relating to Additional Junior Debt, Additional Second Lien Debt or any Notes Refinancing Debt.

“Proceeds” has the meaning set forth for such term in the Security Agreement.

“Pro Forma Balance Sheet” means a pro forma consolidated balance sheet of the Company as of March 31, 2019, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Purchaser” means (a) each GS Purchaser and (b) each Ares Purchaser.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Primary Equity Offering” means the issuance by the Parent Issuer of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Issuer and the Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value. The grant of a security interest in any Securitization Assets of the Parent Issuer or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Indenture prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualified Institutional Buyer” or “QIB” means any Person that is a “qualified institutional buyer” as such term is defined in Rule 144A.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Record Date” means any of the Record Dates indicated on the face of a Note.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Parent Issuer or any of its Restricted Subsidiaries, (y) Disqualified Equity Interests issued by the Parent Issuer or any of its Restricted Subsidiaries or (z) Preferred Stock issued by any Restricted Subsidiary, which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Equity Interests or Preferred Stock, so long as:

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(a)          the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Equity Interests does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Equity Interests, being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness or Disqualified Equity Interests or Preferred Stock, the “Applicable Refinanced Debt”), plus an amount equal to any existing commitments unutilized under such Applicable Refinanced Debt to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Applicable Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Equity Interests or the extension, replacement, refunding, refinancing, renewal or defeasance of such Applicable Refinanced Debt;

(b)          such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Equity Interests or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(c)          such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Equity Interests being so extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the Maturity Date);

(d)          to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Acquisition or any other acquisition and, in each case, not created in contemplation thereof) such Refinancing Indebtedness is subordinated to the Secured Obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Equity Interests or Preferred Stock, such Refinancing Indebtedness must be Disqualified Equity Interests or Preferred Stock, respectively;

(e)          if the Applicable Refinanced Debt was unsecured, any Refinancing Indebtedness in respect thereof shall be unsecured;

(f)           other than any Person that is required to be an obligor or guarantor on the Applicable Refinanced Debt permitted under Section 4.03, no Person shall be an obligor or guarantor on any Refinancing Indebtedness in respect thereof unless such Person is an Issuer or a Guarantor of the Secured Obligations; and

provided further, that clauses (b) and (c) of this definition will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness other than Indebtedness incurred under Sections 4.03(m)(ii), (p), (s), (t), (w) (to the extent originally Refinancing Indebtedness in respect of the foregoing) or (z), any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Acquisition or any other acquisition and, in each case, not created in contemplation thereof), Disqualified Equity Interests and Preferred Stock.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold or to be sold in reliance on Regulation S.

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“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, controller, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Note Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Note Party so designated by any of the foregoing officers in a notice to the Trustee or any other officer or employee of the applicable Note Party designated in or pursuant to an agreement between the applicable Note Party and the Trustee. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Parent Issuer.

“Restricted Cash” means cash and Cash Equivalents which are listed as “Restricted” on the consolidated statement of financial condition of the Parent Issuer and the Restricted Subsidiaries; provided that (i) cash and Cash Equivalents restricted under the Notes Documents, the ABL Financing Documents, the First Lien Loan Documents or any other agreement, document or instrument evidencing Indebtedness that is secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Secured Obligations, the ABL Obligations or the First Lien Secured Obligations shall not be deemed to be “Restricted Cash” as a result of such restrictions and (ii) cash and Cash Equivalents maintained by any Foreign Subsidiary that is subject to minority shareholder approval before being distributed to the Parent Issuer (a “Shareholder Restriction”) shall not be deemed to be “Restricted Cash” as a result of such Shareholder Restriction.

“Required Amount” means more than 50% of the aggregate principal amount of the then outstanding Notes.

“Required Holders” means Holders holding the Required Amount.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Parent Issuer other than an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized by an Issuer or a Restricted Subsidiary in respect of such Investment.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Rule 144” means Rule 144 promulgated under the Securities Act.

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“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of S&P Global Inc., and any successor thereto.

“Satisfaction and Discharge” means the satisfaction and discharge of this Indenture with respect to all of the Notes pursuant to Article XI.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Debt Documents” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“Second Lien Secured Obligations” has the meaning assigned to such term in the First Lien/Second Lien Intercreditor Agreement.

“Second Lien Indebtedness” means Indebtedness in the form of loans or notes that constitutes Second Lien Secured Obligations.

“Secured Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party and its Restricted Subsidiaries arising under any Notes Document or otherwise with respect to any Note, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Note Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Secured Obligations of the Note Parties under the Notes Documents (and their Restricted Subsidiaries to the extent they have obligations under the Notes Documents) include the obligation (including guarantee obligations) to pay principal, interest, fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Note Party under any Notes Document (including any reimbursement obligations in respect of any of the foregoing that Trustee has paid or advanced on behalf of such Note Party pursuant to the terms of the Notes Documents).

“Secured Parties” means, collectively, the Trustee, the Collateral Agent, the Holders, the Purchasers and each other holder of Secured Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

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“Securitization Financing” means any transaction or series of transactions that may be entered into by the Parent Issuer or any of its Subsidiaries pursuant to which the Parent Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Parent Issuer or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Parent Issuer or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase such assets arising as a result of a beach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Parent Issuer (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Parent Issuer or any Subsidiary of the Parent Issuer makes an investment and to which the Parent Issuer or any Subsidiary of the Parent Issuer transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Parent Issuer or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Parent Issuer or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Issuer or any other Subsidiary of the Parent Issuer, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates the Parent Issuer or any other Subsidiary of the Parent Issuer, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of any the Parent Issuer or any other Subsidiary of the Parent Issuer, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which none of the Parent Issuer or any other Subsidiary of the Parent Issuer, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Parent Issuer reasonably believes to be no less favorable to the Parent Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Issuer and (c) to which none of the Parent Issuer or any other Subsidiary of the Parent Issuer, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Parent Issuer or such other Person shall be evidenced to the Trustee by delivery to the Trustee of a certified copy of the resolution of the Board of Directors of the Parent Issuer or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means a security agreement substantially in the form of Exhibit E.

“Security Agreement Supplement” has the meaning assigned to such term in the Security Agreement.

“Sell-Down Date” means the first date after the Closing Date after which both the GS Disposition Date and the Ares Disposition Date have occurred.

“Senior Representative” means, with respect to any series of secured or subordinated Indebtedness permitted to be incurred under this Indenture, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

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“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Issuer for such Test Period.

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Note Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Representations” has the meaning assigned to such term in the Note Purchase Agreement.

“Specified Transaction” means (a) the Transactions, (b) any designation of operations or assets of the Parent Issuer or any of its Restricted Subsidiaries as discontinued operations (as defined under GAAP), (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (e) any Permitted Acquisition, (f) any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent Issuer or any Disposition of a business unit, line of business, book of business or division of the Parent Issuer or any of its Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or (g) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), a Restricted Payment, Additional First Lien Debt, Additional Junior Debt or Additional Second Lien Debt, in each case, that by the terms of this Indenture requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means Madison Dearborn Partners, LLC and any of its Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means a management services agreement or similar agreement among the Sponsor or certain of the management companies associated with the Sponsor or its advisors, if applicable, and one or more Note Parties.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by an Issuer or any Subsidiary of an Issuer that are customary in a Securitization Financing.

“Subordinated Indebtedness” means, with respect to the Secured Obligations,

(a)          any Indebtedness of any Issuer which is by its terms junior in right of payment to the Secured Obligations, and

(b)          any Indebtedness of any Guarantor which is by its terms junior in right of payment to the Guarantee of such entity of the Secured Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations and any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Issuer.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any Governmental Authority including interest, penalties and additions to tax.

“Term B Loans” has the meaning assigned to such term in the First Lien Credit Agreement (as in effect on the date hereof).

“Term Loan Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Termination Date” means the date after the Closing Date on which Satisfaction and Discharge, Legal Defeasance or Covenant Defeasance occurs.

“Test Period” means, for any date of determination under this Indenture, the four consecutive fiscal quarters of the Parent Issuer most recently ended as of such date of determination for which financial statements are available.

“Threshold Amount” means $62,500,000.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means the total assets of the Parent Issuer and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent Issuer delivered pursuant to Section 3.01(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment, Restricted Payment or Permitted Acquisition or other acquisition, on a Pro Forma Basis including any property or assets being acquired or disposed of in connection therewith) or, for the period prior to the time any such statements are so delivered pursuant to Section 3.01(a) or (b), the Pro Forma Balance Sheet.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Issuer for such Test Period.

“Trailing Four Quarter Consolidated EBITDA” means Consolidated EBITDA for the most recently ended Test Period (determined on a Pro Forma Basis in accordance with Section 1.08).

“Transaction Expenses” means any fees, premiums, expenses or other costs incurred or paid by the Sponsor, the Parent Issuer or any of its (or their) Subsidiaries in connection with the Transactions (including fees and expenses in connection with hedging transactions and this Indenture, the other Notes Documents, the ABL Financing Documents, the First Lien Loan Documents and the transactions contemplated hereby and thereby).

“Transactions” means, collectively, (a) the Merger and other related transactions contemplated by the Merger Agreement, (b) the Debt Assumption, (c) the funding of the Term B Loans, the ABL Revolving Loans and the Notes on the Closing Date and the execution and delivery of Notes Documents, the ABL Financing Documents and the First Lien Loan Documents to be entered into on the Closing Date, (d) the payment of Transaction Expenses and (e) the Closing Date Refinancing.

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“Trust Officer” means, when used with respect to the Trustee or Collateral Agent, as applicable, any vice president, assistant vice president, any trust officer or any other officer of the Trustee or Collateral Agent, as applicable, who shall have direct responsibility for the administration of this Indenture, and also means any other officer of the Trustee or Collateral Agent, as applicable, to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“U.S. Government Obligations” means direct non-callable obligations of the United States for the timely payment of which the full faith and credit of the United States is pledged.

“U.S. Person” means any Person that is incorporated or organized under the laws of the United States, any state thereof or the District of Columbia

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or similar code or statute) as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to perfect a security interest in or otherwise apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Issuer designated by the Board of Directors of the Parent Issuer as an Unrestricted Subsidiary pursuant to Section 3.16 subsequent to the Closing Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that AHYDO Payments and the effects of any prepayments or amortization made on such Indebtedness shall be disregarded in making such calculation.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Yen” means the lawful currency of Japan.

Section 1.02         Interpretive Provisions. With reference to this Indenture and each other Notes Document, unless otherwise specified herein or in such other Notes Document:

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(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Notes Document shall refer to such Notes Document as a whole and not to any particular provision thereof.

(c)          References in this Indenture to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Indenture or (B) to the extent such references are not present in this Indenture, to the Notes Document in which such reference appears.

(d)          The term “including” is by way of example and not limitation.

(e)          The word “or” is not exclusive.

(f)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h)          Section headings herein and in the other Notes Documents are included for convenience of reference only and shall not affect the interpretation of this Indenture or any other Notes Document.

(i)            For purposes of determining compliance with any Section of Article IV at any time, in the event that any Lien, Investment, Indebtedness (at the time of incurrence or upon application of all or a portion of the proceeds thereof as permitted under the Notes Documents), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Parent Issuer in its sole discretion at such time (or any later time from time to time, in each case, as determined by the Parent Issuer in its sole discretion at such time) and thereafter may be reclassified by the Parent Issuer in any manner not prohibited by this Indenture.

(j)           The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(k)          All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(l)           The words “principal amount” shall include the liquidation preference of any Disqualified Equity Interests and Preferred Stock.

(m)          For avoidance of doubt, except where the context shall otherwise require, any reference to any employee, director, officer, member of management, independent contractor, advisor, service provider or consultant shall refer to any future, current or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant.

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(n)          All references to “in the ordinary course of business” of any Issuer or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of such Issuer or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Issuers and their Subsidiaries in the United States or any other jurisdiction in which the Issuers or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Issuers or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Issuers or any Subsidiary does business, as applicable.

(o)          All references to “knowledge” of any Note Party or any Restricted Subsidiary means the actual knowledge of a Responsible Officer.

(p)          All certifications to be made hereunder by an officer or representative of a Note Party shall be made by such person in his or her capacity solely as an officer or a representative of such Note Party, on such Note Party’s behalf and not in such Person’s individual capacity.

(q)          Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity), and to the extent any covenant in any Notes Document is applicable to such limited liability company immediately prior to such division, such covenant shall apply to any Person resulting from such division immediately after such division. For the avoidance of doubt, for purposes of Section 3.13, any Person resulting from such division of a Restricted Subsidiary constitutes a new Restricted Subsidiary that is created or acquired after the Closing Date.

(r)           References in this Indenture to any direct or indirect parent of the Parent Issuer shall include Omega Parent.

(s)          Except as expressly set forth herein or in the other Notes Documents, with respect to any provision in this Indenture or the other Notes Documents that requires (i) any document or item to be satisfactory or acceptable to “the Controlling Parties” or (ii) any matter to be subject to the agreement, consent or approval of (or consultation with or the instruction or direction from) “the Controlling Parties”, (A) if neither the GS Disposition Date nor the Ares Disposition Date has occurred, such requirement shall be satisfied if and only if such document or item is satisfactory or acceptable to, or such agreement, approval or consent has been received from (or such consultation has been made with or such instruction or direction has been received from), both the GS Purchasers and the Ares Purchasers, (B) if the Ares Disposition Date has occurred but the GS Disposition Date has not occurred, such requirement shall be satisfied if and only if such document or item is satisfactory or acceptable to, or such agreement, approval or consent has been received from (or such consultation has been made with or such instruction or direction has been received from), the GS Purchasers, (C) if the GS Disposition Date has occurred but the Ares Disposition Date has not occurred, such requirement shall be satisfied if and only if such document or item is satisfactory or acceptable to, or such agreement, approval or consent has been received from (or such consultation has been made with or such instruction or direction has been received from), the Ares Purchasers and (D) if the Sell-Down Date has occurred, such requirement shall be satisfied if and only if such document, item or matter is satisfactory or acceptable to, or such agreement, approval or consent has been received from (or such consultation has been made with or such instruction or direction has been received from), the Required Holders.

(t)           Notwithstanding clause (s) of this Section 1.02, except as expressly set forth herein or in the other Notes Documents, with respect to any provision in this Indenture or the other Notes Documents permitting any action to be taken, or request or instruction to be made, by “any Controlling Party” or “any of the Controlling Parties”, (i) if neither the GS Disposition Date nor the Ares Disposition Date has occurred, such action may be taken, or such request or instruction may be made, by any or all of the Purchasers, (ii) if the Ares Disposition Date has occurred but the GS Disposition Date has not occurred, such action may be taken, or such request or instruction may be made, by any or all of the GS Purchasers, (iii) if the GS Disposition Date has occurred but the Ares Disposition Date has not occurred, such action may be taken, or such request or instruction may be made, by any or all of the Ares Purchasers and (iv) if the Sell-Down Date has occurred, such action may be taken, or such request or instruction may be made, by the Required Holders.

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(u)          Except as expressly set forth herein, (i) with respect to any provision in this Indenture that requires (A) any document or item to be satisfactory or acceptable to the Designated First Lien Representative or (B) any matter to be subject to the agreement, consent or approval of the Designated First Lien Representative, such requirement shall be satisfied if and only if the corresponding document or item under the applicable First Lien Loan Documents is satisfactory or acceptable to, or the corresponding agreement, approval or consent under the applicable First Lien Loan Documents has been received from, the Designated First Lien Representative for purposes of the applicable First Lien Loan Documents and (ii) with respect to any provision in this Indenture permitting any action to be taken, or request or instruction to be made, by the Designated First Lien Representative under this Indenture, such action, request or instruction shall be deemed to have been taken or made, as applicable, for purposes of this Indenture if and only if the Designated First Lien Representative has taken the corresponding action, or made the corresponding request or instruction, under the applicable First Lien Loan Documents; provided that notwithstanding the foregoing or anything to the contrary in this Indenture, nothing in this Indenture purports to grant any rights to, or impose any obligations on, the Designated First Lien Representative under this Indenture.

Section 1.03          Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Indenture shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. Notwithstanding any other provision contained herein, (a) any obligation of any Person that would have been treated as an operating lease for purposes of GAAP as of December 14, 2018 (whether or not such obligation was in effect on such date) shall be accounted for as an operating lease for purposes of this Indenture, notwithstanding any actual or proposed change in GAAP (whether on a prospective or retroactive basis) after such date and shall not be treated as Indebtedness, Attributable Indebtedness or a Capitalized Lease and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

Section 1.04          Rounding. Any financial ratios required to be maintained by the Parent Issuer pursuant to this Indenture (or required to be satisfied in order for a specific action to be permitted under this Indenture) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05          References to Agreements, Laws, Etc.. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Notes Documents, the ABL Financing Documents and the First Lien Loan Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, refinancings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, refinancings, extensions, supplements and other modifications are not prohibited by any Notes Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Any term or section reference herein or in the other Notes Documents which refers to a defined term or section reference in any Organization Document, agreement, Contractual Obligation or Law shall be deemed to be a cross-reference to the same or comparable defined term or section reference, as applicable, in any such amendment, Refinancing, restatement, renewal, restructuring, extension, supplement or other modification to such Organization Document, agreement, Contractual Obligation or any such consolidation, amendment, replacement, supplement or interpretation of such Law.

Section 1.06          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

Section 1.07          Timing of Payment or Performance. Except as otherwise provided in this Indenture or any other applicable Notes Document, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

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Section 1.08         Pro Forma Calculations.

(a)          Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.08, when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, cash and Cash Equivalents resulting from the incurrence of such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test for purposes of determining net Indebtedness. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Parent Issuer are available (as determined in good faith by the Parent Issuer).

(b)          For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.08 (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit)) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)          Whenever pro forma effect is to be given to the Transactions, a Specified Transaction or the implementation of an operational initiative or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Issuer and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies projected by the Parent Issuer in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (in the good faith determination of the Parent Issuer) (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to the Transactions, such Specified Transaction or such implementation of an operational initiative or operational change; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Parent Issuer, (B) except as set forth in the definition of “Consolidated EBITDA”, such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twenty-four (24) months after the date of the Transactions, such Specified Transaction or implementation of such operational initiative or operational change, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period, (D) it is understood and agreed that, subject to compliance with the other provisions of this Section 1.08(c), amounts to be included in pro forma calculations pursuant to this Section 1.08(c) may be included in Test Periods in which the Specified Transaction to which such amounts relate to is no longer being given pro forma effect pursuant to Section 1.08(b) and (E) any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies pursuant to this Section 1.08(c) (other than related to the Transactions) shall be subject to the limitations set forth in clause (a)(vii) of the definition of Consolidated EBITDA.

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(d)          In the event that (w) the Parent Issuer or any of its Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, amortization, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), (x) the Parent Issuer or any of its Restricted Subsidiaries issues, repurchases or redeems Disqualified Equity Interests, (y) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (z) the Parent Issuer or any of its Restricted Subsidiaries establishes or eliminates (or designates or undesignates) any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or Preferred Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Interests or Preferred Stock will be given effect, as if the same had occurred on the first day of the applicable Test Period) and for all purposes, such financial ratio or test shall be calculated giving pro forma effect to the full amount of any undrawn Designated Revolving Commitments as if such full amount of Indebtedness thereunder had been incurred thereunder throughout such period.

(e)          If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio (or similar ratio) is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Parent Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency rate interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Issuer or such Restricted Subsidiaries may designate.

(f)           (I) In connection with the calculation of the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of incurring Indebtedness (including Preferred Stock) or Disqualified Equity Interests under this Indenture, no effect (pro forma or otherwise) shall be given to any Indebtedness (or Preferred Stock) or Disqualified Equity Interests being incurred (or commitments obtained) on the same date (or on a such other subsequent date which otherwise require Pro Forma Effect to be given to such incurrence (or obtaining of commitments)) pursuant to any fixed dollar basket or basket based on Consolidated EBITDA; and (II) in connection with the calculation of the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of incurring any Lien under this Indenture, no effect (pro forma or otherwise) shall be given to any Liens being incurred on the same date (or on a such other subsequent date which otherwise require Pro Forma Effect to be given to such incurrence) pursuant to any fixed dollar basket or basket based on Consolidated EBITDA.

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(g)          Notwithstanding anything in this Indenture or any Notes Document to the contrary, when (a) determining compliance with any provision of this Indenture which requires the calculation of the Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, (b) determining compliance with any provision of this Indenture which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Indenture which requires compliance with any representations and warranties set forth herein or (d) testing availability under baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated EBITDA), in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the availability under any baskets shall, at the option of the Parent Issuer (the Parent Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”, which LCT Election may be in respect of one or more of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which internal financial statements are available (as determined in good faith by the Parent Issuer), the Parent Issuer could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios, default provisions or other provisions, such ratios, default provisions or other provisions shall be deemed to have been complied with on such date. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios, default provisions or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio (including due to fluctuations of the Target of any Limited Condition Transaction, including its cash and Cash Equivalents or the amount of such Indebtedness)) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, default provisions or other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Parent Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock, and the use of proceeds thereof) had been consummated on the LCT Test Date; provided that for purposes of any such calculation of the Fixed Charges Coverage Ratio, Fixed Charges will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Parent Issuer in good faith.

Section 1.09         Currency Generally. For purposes of determining compliance with Sections 4.01, 4.03, 4.05, 4.06 and 4.13 and the definition of “Permitted Investments” with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

For purposes of determining the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or any other leverage-based ratio or test under this Indenture, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness

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Section 1.10         LIBOR Discontinuation. Notwithstanding anything to the contrary contained herein or in the other Notes Documents, if, with respect to any Interest Period, the rate of interest used to calculate the “Adjusted LIBOR Rate” for such Interest Period is not available on the Determination Date for such Interest Period for any reason (as determined by the Calculation Agent), then the rate of interest used to calculate the “Adjusted LIBOR Rate” for such Interest Period shall be (I) at any time prior to the Sell-Down Date, a comparable or successor floating rate reasonably acceptable to the Parent Issuer and the Controlling Parties and certified in an Officer’s Certificate delivered to the Trustee and the Calculation Agent and (II) at any time from and after the Sell-Down Date, a comparable or successor floating rate that is, at such time, broadly accepted by the syndicated loan market for loans denominated in Dollars as determined by the Parent Issuer (and certified in an Officer’s Certificate delivered to the Trustee and the Calculation Agent) or, if no such broadly accepted comparable successor rate exists at such time, a successor index rate as the Parent Issuer may determine with the consent of the Required Holders (such consent not to be unreasonably withheld, conditioned or delayed) and certified in an Officer’s Certificate delivered to the Trustee and the Calculation Agent; provided that (i) any such successor rate shall be applied by the Trustee in a manner consistent with market practice, (ii) to the extent such market practice is not administratively feasible for the Trustee, such successor rate shall be applied in a manner as otherwise reasonably determined by the Trustee, without recourse or liability, in consultation with the Parent Issuer, which shall be binding upon the Holders and certified in an Officer’s Certificate delivered to the Trustee and the Calculation Agent and (iii) in no event shall such successor floating rate be less than 0.00% per annum. In the event that the Trustee and Calculation Agent have not received an Officer’s Certificate of the Parent Issuer establishing a successor rate by the date which is five (5) Business Days prior to an Interest Payment Date, then the Adjusted LIBOR Rate in effect for the Interest Period to which such Interest Payment Date relates shall be the Adjusted LIBOR Rate that applied for the immediately preceding Interest Period.

Section 1.11          Other Definitions.

Term	Defined in
“100% PIK Option”	Exhibit A; Notes
“50% PIK Option”	Exhibit A; Notes
“Adjusted LIBOR Rate”	Exhibit A; Notes
“Adjusted LIBOR Rate Floor”	Exhibit A; Notes
“Applicable Margin”	Exhibit A; Notes
“Applicable Rate”	Exhibit A; Notes
“Applicable Refinanced Debt”	Definition of “Refinancing Indebtedness”
“Asset Sale Declined Proceeds”	3.24(g)
“Asset Sale Offer”	3.24(a)
“Asset Sale Offer Amount”	3.24(c)
“Asset Sale Offer Purchase Date”	3.24(a)
“Asset Sale Offer Period”	3.24(c)
“Authenticating Agent”	2.02
“Calculation Agent”	13.22
“Change of Control Offer”	3.23(a)
“Change of Control Payment”	3.23(a)
“Change of Control Offer Purchase Date”	3.23(a)
“Closed Indenture Provision”	2.02
“Company”	Preamble
“Control”	Definition of “Affiliate”
“Covenant Defeasance”	8.03
“Debt Assumption”	13.23(b)
“Declined Proceeds”	3.25(f)

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Term	Defined in
“Defaulted Interest”	2.11
“Determination Date”	Exhibit A; Notes
“DTC”	2.03
“Elective Guarantor”	Definition of “Guarantors”
“Event of Default”	6.01
“Foreign Casualty Event”	3.24(b)
“Foreign Disposition”	3.24(b)
“Guaranteed Note Obligations”	10.01
“Indenture”	Preamble
“Interest Payment Date”	Exhibit A; Notes
“Interest Period”	Exhibit A; Notes
“Issuer Order”	2.02
“Judgment Currency”	13.20
“LCT Election”	1.08(g)
“LCT Test Date”	1.08(g)
“Legal Defeasance”	8.02
“Legal Holiday”	13.07
“Master Agreement”	Definition of “Swap Contract”
“Merger”	Recitals
“Merger Agreement”	Recitals
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Notes Register”	2.03
“Omega”	Preamble
“Omega III”	Preamble
“Omega Parent”	Preamble
“Paying Agent”	2.03
“PIK Interest”	Exhibit A; Notes
“PIK Notice”	2.01(e)
“PIK Option”	Exhibit A; Notes
“PIK Payment”	2.01(e)
“Parent Issuer”	Preamble
“Preferred Redemption Cash”	Definition of “Closing Date Refinancing”

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Term	Defined in
“primary obligations”	Definition of “Contingent Obligations”
“primary obligor”	Definition of “Contingent Obligations”
“Private Placement Legend”	2.06(g)(1)(A)
“Process Agent”	13.15(a)
“Prohibited Obligations”	3.25(a)
“Prohibited Obligations Declined Proceeds”	3.25(f)
“Prohibited Obligations Offer”	3.25(a)
“Prohibited Obligations Offer Amount”	3.25(b)
“Prohibited Obligations Offer Period”	3.25(b)
“Prohibited Obligations Offer Purchase Date”	3.25(a)
“protected purchaser”	2.07
“Redemption Date”	5.01
“Refunding Capital Stock”	4.06(b)(ii)
“Registrar”	2.03
“Released Guarantor”	10.09
“Repayment/Reinvestment Period”	Definition of “Net Proceeds”
“Reuters Screen LIBOR01 Page”	Exhibit A; Notes
“Restricted Payments”	4.06(a)
“Shareholder Restriction”	Definition of “Restricted Cash”
“Special Interest Payment Date”	2.11(a)
“Special Record Date”	2.11(a)
“Specified Beta Vendor Agreement”	3.20
“Specified Beta Vendor Financing Statements”	3.20
“Specified Post-Closing Undertaking”	3.20
“Sponsor Associates”	Definition of “Permitted Transferee”
“Successor Parent Issuer”	4.04(d)
“Target”	Definition of “Permitted Investments”
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.06(b)(ii)

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ARTICLE II.

THE NOTES

Section 2.01         Form and Dating.

(a)          General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be issued in minimum denominations of $1.00 and any integral multiples of $1.00 in excess thereof. The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)          Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases or Decreases in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and PIK Payments. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with Section 2.06(h) (or, in the case of any increase resulting from a PIK Payment, in accordance with the applicable provisions of this Indenture (including Section 2.01(e)) and the Notes).

(c)          [reserved]

(d)          Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

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(e)          PIK Payments. If the Parent Issuer is permitted to exercise the 100% PIK Option or 50% PIK Option for any Interest Period and does so exercise the 100% PIK Option or 50% PIK Option with respect to such Interest Period, the Parent Issuer shall pay the applicable amount of PIK Interest for such Interest Period in respect of each outstanding Note on the Interest Payment Date in respect of such Interest Period by increasing the principal amount of each such outstanding Note at the end of such Interest Period by an amount equal to the PIK Interest applicable to each such outstanding Note (rounded up to the nearest whole Dollar), and an adjustment shall be made by the Trustee, upon receipt of an Issuer Order, to reflect such increase, with respect to Global Notes, in the “Schedule of Increases or Decreases in the Global Note” and, with respect to Definitive Notes, on the books and records of the Trustee (a “PIK Payment”). Following any increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Unless the context otherwise requires, for all purposes under this Indenture (including for purposes of calculating any redemption price or redemption amount), references to the “principal” and the “principal amount” of any Notes includes any increase in the principal amount thereof due to the addition of PIK Interest thereto as a result of any PIK Payment. If the Parent Issuer is permitted to exercise the 100% PIK Option or 50% PIK Option for any Interest Period and desires to exercise the 100% PIK Option or 50% PIK Option for such Interest Period, the Parent Issuer must deliver a notice to the Trustee no later than the day that is fifteen days prior to the first day of such Interest Period, which notice (x) indicates which PIK Option is being exercised for such Interest Period and (y) certifies that the Parent Issuer is permitted to exercise such PIK Option for such Interest Period pursuant to the terms of the Indenture and the Notes and is so exercising such PIK Option for such Interest Period (such notice, a “PIK Notice”); provided that, with respect to the Interest Period commencing on and including the Closing Date and to but excluding November 6, 2019, (i) a PIK Notice indicating that the 100% PIK Option is being exercised and certifying that the Parent Issuer is permitted to exercise such PIK Option for such Interest Period shall be deemed to have been delivered to the Trustee in accordance with the procedures described in this Section 2.01(e) and the Notes and (ii) the 100% PIK Option shall be deemed to have been validly exercised for such Interest Period.

Section 2.02          Execution and Authentication. One Responsible Officer of each Issuer shall sign the Notes for each Issuer by manual, facsimile or pdf signature. If the Responsible Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

The Trustee will, upon receipt of a written order of the Parent Issuer signed by one Responsible Officer of the Parent Issuer (an “Issuer Order”), authenticate Notes for original issue that may be validly issued under this Indenture. On the Closing Date, the Trustee shall, upon receipt of an Issuer Order, authenticate and deliver Notes in an aggregate principal amount of $400,000,000. Notwithstanding anything to the contrary in this Indenture or any other Notes Document, the aggregate principal amount of the Notes that may be issued, authenticated and delivered under this Indenture may not exceed $400,000,000 (provided that nothing in this sentence will restrict the making of PIK Payments or the issuance of any Notes pursuant to Sections 2.06 or 2.07; provided further that in no event shall the aggregate principal amount of Notes outstanding at any time under this Indenture exceed $400,000,000 (exclusive of PIK Payments)). The immediately preceding sentence is referred to in this Indenture as the “Closed Indenture Provision”.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Parent Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03          Registrar, Transfer Agent and Paying Agent. The Parent Issuer shall maintain an office or agency where Notes may be presented for registration (the “Registrar”), an office or agency where Notes may be presented for transfer or for exchange (the “Transfer Agent”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes (including the principal amount thereof and stated interest payable thereon) and of their transfer and exchange (the “Notes Register”). The registered Holder will be treated as the owner of the Notes for all purposes. Only registered Holders will have rights under this Indenture and the Notes. The Parent Issuer may have one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Parent Issuer shall notify the Trustee in writing of the name and address of any Paying Agent, Transfer Agent or Registrar not a party to this Indenture. If the Parent Issuer fails to maintain a Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Parent Issuer or any of its Subsidiaries may act as Paying Agent, Registrar or Transfer Agent.

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The Parent Issuer initially appoints The Depository Trust Company, its nominees and successors (“DTC”) to act as Depositary with respect to the Global Notes. The Parent Issuer initially appoints the Trustee as the Registrar, Transfer Agent and Paying Agent for the Notes and the Parent Issuer may remove any Registrar, Transfer Agent or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar, Transfer Agent or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Parent Issuer and such successor Registrar, Transfer Agent or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar, Transfer Agent or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar, Transfer Agent or Paying Agent may resign at any time upon written notice to the Parent Issuer and the Trustee.

Section 2.04          Paying Agent to Hold Money in Trust. Prior to 11:00 a.m. New York City time, on each due date of the principal of, premium, if any, or interest on any Note is due and payable, the Parent Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Parent Issuer shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by an Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Parent Issuer or any Guarantor in making any such payment and shall during the continuance of any default by an Issuer (or any other obligor upon the Notes) or any Guarantor in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Parent Issuer or a subsidiary of the Parent Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Parent Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than the Parent Issuer or a subsidiary of the Parent Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, insolvency, reorganization or similar proceeding with respect to the Parent Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05         Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Parent Issuer shall furnish, or cause the Registrar to furnish, to the Trustee in writing at least three Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Parent Issuer.

Section 2.06         Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless:

(1)         the Parent Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Parent Issuer within 120 days after the date of such notice from the Depositary; or

(2)         there has occurred and is continuing an Event of Default with respect to the Notes and (i) a Holder requests that its Global Note be exchanged for one or more Definitive Notes or (ii) a Beneficial Owner of Notes requests that its beneficial interest in a Global Note be exchanged for a Definitive Note.

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Upon the occurrence of any of the preceding events in clause (1) or (2) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any authorized denomination, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.09. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.09, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in clause (1) or (2) above and pursuant to Section 2.06(b)(2)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b)          Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)          Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than to any Purchaser or pursuant to Rule 144A). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)          All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A)         both:

(i)          a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)         instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)         both:

(i)          a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)         instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in clause (i) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Global Note prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification of Beneficial Ownership required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act and in the form of Exhibit B or Exhibit C, as applicable, hereto. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

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(3)         Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) and the Registrar receives the following:

(A)         if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)         if the transferee will take delivery in the form of a beneficial interest the in Regulation S Global Note, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)         if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, a certificate to the Registrar substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4)         Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) and:

(A)         such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act; or

(B)          the Registrar receives the following:

(i)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)         if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (4), if the Parent Issuer or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Parent Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer or exchange is effected pursuant to subparagraph (4) above at a time when an Unrestricted Global Note has not yet been issued, the Parent Issuer shall issue and, upon receipt of an Issuer Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred or exchanged pursuant to subparagraph (4) above. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

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(c)          Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)         Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon occurrence of any of the events in clause (1) or (2) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A)        if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)         if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)         if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)         if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)         if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F)         if such beneficial interest is being transferred to any Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; and

(G)         if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall, upon receipt of an Issuer Order, authenticate and mail to the Person designated in the instructions provided, a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Trustee and the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) (except transfers pursuant to clause (G) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

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(2)          Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C), a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act and in the form of Exhibit B or Exhibit C, as applicable, hereto, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)          Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (1) or (2) of Section 2.06(a) and if the Registrar receives the following:

(A)         if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)         if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (3), if the Parent Issuer or Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Parent Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

The Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall, upon receipt of an Issuer Order, authenticate and mail to the Person designated in the instructions provided pursuant to the following sentence a Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(3) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions to the Trustee and the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will mail such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(4)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (1) or (2) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuers shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests.

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(1)         Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)        if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)         if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)         if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)         if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)         if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate substantially in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F)         if such Restricted Definitive Note is being transferred to any Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; and

(G)         if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the applicable Restricted Global Note.

(2)         Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)         if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)         if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Parent Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Parent Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

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Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)          Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Issuer Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)          Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)         if the transfer will be made to a QIB in accordance with Rule 144A, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)         if the transfer will be made pursuant to Rule 903 or Rule 904, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)         if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(2)          Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)         if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)         if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

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and, in each such case set forth in this subparagraph (D), if the Parent Issuer or Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Parent Issuer and Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)          Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)           [Reserved].

(g)          Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)          Private Placement Legend.

(A)         Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend (the “Private Placement Legend”) in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) (AN “ACCREDITED INVESTOR”), AND (2) AGREES THAT IT WILL NOT WITHIN [ONE YEAR AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH ANY ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES OWNED THIS NOTE — FOR NOTES ISSUED PURSUANT TO RULE 144A AND FOR NOTES ISSUED TO INSTITUTIONAL ACCREDITED INVESTORS][40 DAYS AFTER THE LATER OF THE DATE OF ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S — FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S], OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (X) (I) TO ANY ISSUER OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE REGISTRAR A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE PARENT ISSUER OR THE REGISTRAR SO REQUESTS), OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (Y) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

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BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (VI) OF CLAUSE (X) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE REGISTRAR AND THE PARENT ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

(B)         Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)          Global Note Legend. Each Global Note will bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE AND (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE PARENT ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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BY ACCEPTING THIS NOTE EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE (I) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A PLAN (WHICH TERM INCLUDES (A) EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED) (“ERISA”), (B) PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (C) ENTITIES THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED ABOVE IN CLAUSE (A) OR (B), OR (II) ITS PURCHASE AND HOLDING OF THIS NOTE OR ANY INTEREST THEREIN SHALL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE.”

(3)          [reserved]

(4)          Original Issue Discount Legend. Each Global Note and Definitive Note issued with original issue discount (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE FOLLOWING INFORMATION IS PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.1275-3. THIS NOTE WAS ISSUED WITH ‘ORIGINAL ISSUE DISCOUNT’ WITHIN THE MEANING OF SECTION 1272, ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. UPON WRITTEN REQUEST, THE PARENT ISSUER WILL PROVIDE TO ANY HOLDER OF THE NOTE (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE, AND (3) THE ORIGINAL YIELD TO MATURITY OF THE NOTE. SUCH REQUEST SHOULD BE SENT TO THE PARENT ISSUER AT 3000 LAKESIDE DRIVE, SUITE 300N, BANNOCKBURN, IL 60015, Attention: chief financial officer.”

(h)          Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note will be returned to or retained and cancelled by the Trustee in accordance with Section 2.10. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)           General Provisions Relating to Transfers and Exchanges.

(1)          To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Issuer Order in accordance with Section 2.02 or at the Registrar’s request.

(2)          No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Parent Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.09, 3.23, 3.24, 3.25, 5.06 or 9.05 or the penultimate paragraph of Section 2.02).

(3)          Neither the Registrar, the Trustee nor any Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

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(5)          None of the Issuer, the Registrar or the Trustee shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the transmission of a notice of redemption of the Notes to be redeemed pursuant to Section 5.03 and ending at the close of business on the day of such transmission, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(6)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary. Without limiting the generality of the foregoing, a Holder, including the Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(7)          Upon surrender for registration of transfer of any Note at the office or agency of the Parent Issuer designated pursuant to Section 3.06, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(8)          At the option of the Holder, subject to Section 2.06(a), Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02.

(9)          All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or by electronic transmission or mail.

(10)        [Reserved].

(11)        The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

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Section 2.07         Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall, upon receipt of an Issuer Order, authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met, such that the Holder (a) satisfies the Parent Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Parent Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Parent Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Parent Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Parent Issuer to protect the Issuers, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Parent Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuers shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Parent Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.07, the Parent Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.07, every new Note issued pursuant to this Section 2.07, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuers, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08         Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.07 and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding in the event the Issuers or an Affiliate of any Issuer holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.05 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee has been notified in writing to be held by the Issuers or an Affiliate of any Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Parent Issuer receives proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.07.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

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Section 2.09         Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Parent Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall, upon receipt of an Issuer Order, authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Parent Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuers shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.10         Cancellation. The Parent Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent, and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If any Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.10. The Issuers may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.11         Payment of Interest; Defaulted Interest.

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular Record Date for such payment at the office or agency of the Parent Issuer maintained for such purpose pursuant to Section 2.03.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable (and such nonpayment continues beyond the applicable cure period set forth in Section 6.01(a)(ii)) shall forthwith cease to be payable to the Holder on the regular Record Date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes and as provided in Section 6.03 (such defaulted interest and interest thereon herein, including any interest required to be paid under Section 6.03, collectively called “Defaulted Interest”) shall be paid by the Issuers, at their election in each case, as provided in clause (a) or (b) below:

(a)          The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Parent Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 10 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this Section 2.11(a). Thereupon the Parent Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Parent Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Parent Issuer, the Trustee shall cause notice (such notice to be prepared by the Parent Issuer) of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.01, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.11(b).

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(b)          The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Parent Issuer to the Trustee of the proposed payment pursuant to this Section 2.11(b), such manner of payment shall be deemed practicable by the Trustee in its sole and absolute discretion.

Subject to the foregoing provisions of this Section 2.11, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.12         CUSIP and ISIN Numbers. The Issuers in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Parent Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Section 2.13         Additional Issuers.

(a)          Each Issuer accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Secured Parties under this Indenture and the other Notes Documents, for the mutual benefit, directly and indirectly, of each Issuer and in consideration of the undertakings of each Issuer to accept joint and several liability for the obligations of each Issuer.

(b)          Each Issuer shall be jointly and severally liable for the Secured Obligations, regardless of which Issuer actually receives the proceeds of Notes issued under this Indenture or the amount of proceeds received or the manner in which any Secured Party accounts for the Secured Obligations on its books and records. Each Issuer’s obligations with respect to Notes, and each Issuer’s obligations arising as a result of the joint and several liability of such Issuer hereunder, with respect to the Notes and the other Secured Obligations owing by the Issuers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Issuer.

(c)          Each Issuer’s obligations arising as a result of the joint and several liability of such Issuer hereunder with respect to the Notes and the other Secured Obligations shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Issuer or of any promissory note or other document evidencing all or any part of the obligations of any other Issuer, (B) the absence of any attempt to collect the Secured Obligations from any other Issuer, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by any Secured Party with respect to any provision of any instrument evidencing the obligations of any other Issuer, or any part thereof, or any other agreement now or hereafter executed by any other Issuer and delivered to any Secured Party, (D) the failure by any Secured Party to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Issuer, (E) any Secured Party’s election, in any proceeding instituted under the Bankruptcy Code of the United States, of the application of Section 1111(b)(2) of the Bankruptcy Code of the United States, (F) any borrowing or grant of a security interest by any other Issuer, as Debtor In Possession under Section 364 of the Bankruptcy Code of the United States, (G) the disallowance of all or any portion of any Secured Party’s claim(s) for the repayment of the obligations of any other Issuer under Section 502 of the Bankruptcy Code of the United States, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Issuer. With respect to each Issuer’s obligations arising as a result of the joint and several liability of such Issuer hereunder with respect to the Notes, such Issuer waives, until the Secured Obligations shall have been paid in full and this Indenture and the other Notes Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which any Secured Party now has or may hereafter have against such Issuer, any endorser or any guarantor of all or any part of the Secured Obligations, and any benefit of, and any right to participate in, any security or collateral given to any Secured Party to secure payment of the Secured Obligations or any other liability of any Issuers to the Trustee or any Holder.

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(d)          Upon the occurrence and during the continuation of any Event of Default, the Trustee and the Holders may proceed directly and at once, without notice, against any Issuer to collect and recover the full amount, or any portion of the Secured Obligations, without first proceeding against any other Issuer or any other Person, or against any security or collateral for the Secured Obligations. Each Issuer consents and agrees that the Trustee and the Holders shall be under no obligation to marshal any assets in favor of any Issuer or against or in payment of any or all of the Secured Obligations.

(e)          After the Closing Date, the Parent Issuer may, at any time and from time to time, designate any Restricted Subsidiary that is a wholly-owned Domestic Subsidiary that is treated as a corporation for U.S. federal income tax purposes as an Issuer by delivery to the Trustee of an Issuer Supplemental Indenture executed by such Subsidiary and the Parent Issuer, together with any documentation and other information with respect to such additional Issuer required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act requested by the Trustee (and to the extent not theretofore delivered on the Closing Date or otherwise), and satisfying the Collateral and Guarantee Requirement (including without limitation the actions as specified in Section 3.13 with respect to newly formed Subsidiaries), and upon such delivery and satisfaction, such Subsidiary shall for all purposes of this Indenture and the other Notes Documents be an Issuer and a party to this Issuer. As soon as practicable upon receipt of an Issuer Supplemental Indenture, the Trustee shall furnish a copy thereof to each Holder.

ARTICLE III.

AFFIRMATIVE COVENANTS

Section 3.01         Financial Statements

(a)          Within one hundred and twenty (120) days after the end of each fiscal year of the Parent Issuer (or, in the case of financial statements for the fiscal year ended December 31, 2019, on or before the date that is one hundred and fifty (150) days after the end of such fiscal year), the Parent Issuer shall deliver to the Trustee, a consolidated statement of financial condition of the Parent Issuer and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (provided in no event shall any comparison be required to be furnished to the Trustee or the Holders with respect to any period occurring prior to the first day of the fiscal year of the Parent Issuer ended December 31, 2019; provided further in no event shall any prior year comparison financial be required to include information with respect to Omega and its Subsidiaries prior to the Closing Date), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Controlling Parties (or, if after the Sell-Down Date, but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception as a result of a prospective or actual default or event of default with respect to any financial covenant, or the impending maturity of any Indebtedness).

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(b)          Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Issuer, beginning with the fiscal quarter ending September 30, 2019 (or, in the case of such financial statements for the first three such deliveries, on or before the date that is sixty (60) days after the end of such fiscal quarter), the Parent Issuer shall deliver to the Trustee, a consolidated unaudited statement of financial condition of the Parent Issuer and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated unaudited statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and beginning one full fiscal year following the Closing Date, setting forth, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (provided no comparison to any period prior to the Closing Date shall be required), all in reasonable detail and certified by a Responsible Officer of the Parent Issuer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Issuer and their Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

(c)          Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 3.01(a) and Section 3.01(b) above, the Parent Issuer shall deliver to the Trustee the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any and which are not required to be audited and may be in footnote form only) from such consolidated financial statements.

(d)          Within ten (10) Business Days after the Closing Date, the Parent Issuer shall deliver to the Trustee (x) a consolidated unaudited statement of financial condition of the Company and its Subsidiaries as at June 30, 2019 and the related (i) consolidated unaudited statements of income or operations for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (y) a consolidated unaudited statement of financial condition of Omega III and its Subsidiaries as at June 30, 2019 and the related (i) consolidated unaudited statements of income or operations for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of the Company or Omega III, as applicable, as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company or Omega III, as applicable, and their respective Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in paragraphs (a) through (d) of this Section 3.01 may be satisfied with respect to such applicable financial information by furnishing the Parent Issuer’s Form 10-K, 10-Q or 8-K, as applicable, filed with the SEC (or, with respect to clause (d) only, by furnishing the Company’s or the Parent Issuer’s, as applicable, Form 10-Q or 8-K filed with the SEC); provided that to the extent such information is in lieu of information required to be provided under Section 3.01(a), such materials are, to the extent applicable, accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception as a result of a prospective or actual default or event of default with respect to any financial covenant, or the impending maturity of any Indebtedness).

Any financial statement required to be delivered pursuant to Section 3.01(a), (b) or (d) shall not be required to include purchase accounting or recapitalization accounting adjustments relating to the Transactions or any other acquisition to the extent it is not practicable to include any such adjustments in such financial statement.

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Section 3.02         Quarterly Officer’s Certificate; Other Information. The Parent Issuer shall deliver to the Trustee:

(a)          no later than five (5) Business Days after the delivery of the financial statements referred to in Sections 3.01(a) and (b), an Officer’s Certificate that (i) states that to the best of the Responsible Officer’s knowledge there does not exist or continue, as of the date of such certificate, any condition or event which constitutes a Default or Event of Default (or, if such condition or event exists, specifies the nature and period of existence thereof and what action the Parent Issuer has taken or is taking or proposes to take with respect thereto), (ii) describes each event, condition or circumstance during the fiscal period covered by such Officer’s Certificate requiring an offer to purchase under Section 3.24 or 3.25 and (iii) includes a list of each Subsidiary of the Parent Issuer that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Officer’s Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date or the most recent list provided);

(b)          promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Issuer or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S 8) and in any case not otherwise required to be delivered to the Trustee and the Holders pursuant to any other clause of this Section 3.02; and

(c)           promptly after the furnishing thereof, copies of any amendment, written modification or waiver of the ABL Credit Agreement or the First Lien Credit Agreement.

Documents required to be delivered pursuant to Section 3.01 and Sections 3.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Issuer posts such documents, or provides a link thereto on the Parent Issuer’s website on the Internet at www.optioncare.com or (ii) on which such documents are posted on the Parent Issuer’s behalf on Intralinks/IntraAgency or another relevant website, if any, to which the Trustee and each Holder and Beneficial Owner of Notes has access (whether a commercial, third-party website or whether sponsored by the Trustee); provided that (x) upon written request by the Trustee, the Parent Issuer shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Trustee for further distribution to each Holder until a written request to cease delivering paper copies is given by the Trustee and (y) the Parent Issuer shall notify (which may be by facsimile or electronic mail) the Trustee of the posting of any such documents and provide to the Trustee by electronic mail electronic versions (i.e., soft copies) of such documents. Each Trustee, Holder and Beneficial Owner of Notes shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Trustee and maintaining its copies of such documents. Notwithstanding anything to the contrary in this Section 3.02, none of the Parent Issuer or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to any Trustee, Holder or Beneficial Owner of Notes (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product. Delivery of reports, information and documents to the Trustee pursuant to Section 3.01 and Sections 3.02(b) and (c) is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from the information contained therein, including the Company’s compliance or non-compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website or datasite under this Indenture, or participate in any conference calls.

Section 3.03         Notices. Promptly after a Responsible Officer of the Parent Issuer has obtained actual knowledge thereof, the Parent Issuer shall notify the Trustee (a) of the occurrence of any Event of Default, (b) of the occurrence of an ERISA Event which would reasonably be expected to result in a Material Adverse Effect, (c) of the filing or commencement of, or any written overt threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against any Issuer or any Restricted Subsidiary that would reasonably be expected to be adversely determined and, if so determined, would reasonably be expected to result in a Material Adverse Effect and (d) of any violation by any Note Party or any of their respective Restricted Subsidiaries of, or liability of any Note Party or any of their respective Restricted Subsidiaries under, any Environmental Law which would reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section 3.03 shall be accompanied by a written statement of a Responsible Officer of the Parent Issuer (x) that such notice is being delivered pursuant to Section 3.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Parent Issuer has taken and proposes to take with respect thereto.

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Section 3.04         Additional Information. For so long as any Notes remain outstanding and are “restricted securities” with the meaning of Rule 144, the Parent Issuer shall furnish to the Holders and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 3.05         Payment of Notes. The Issuers, jointly and severally, shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture, including any additional interest required to be paid as a result of the operation of Section 6.03. Principal, premium, if any, and interest shall be considered paid on the date due if by 12:00 p.m., New York City time, on such date the Trustee or the Paying Agent (if other than the Issuers or any Affiliate thereof) holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture; provided that if the Parent Issuer exercises a PIK Option with respect to any Interest Period, the applicable amount of PIK Interest in respect of such Interest Period shall be considered paid on the date due if in accordance with the terms hereof and of the Notes, a PIK Payment is made in respect of such amount of PIK Interest.

Section 3.06         Maintenance of Office or Agency. The Parent Issuer shall maintain an office or agency where the Notes will be payable and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Parent Issuer in respect of the Notes and this Indenture may be served. The corporate trust office of the Trustee, which initially shall be located at the notice address for the Trustee set forth in Section 13.01, shall be such office or agency of the Parent Issuer unless the Parent Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Parent Issuer shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Parent Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands in respect of the Notes may be made or served at the corporate trust office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands. The office of Trustee shall not be an office or agency of the Parent Issuer for service of legal process on the Issuers.

The Parent Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Parent Issuer shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.07         Payment of Taxes. The Parent Issuer shall, and shall cause each of the Restricted Subsidiaries to, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08         Preservation of Existence. The Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, approvals, licenses and franchises material to the ordinary conduct of its business, except, in the case of clause (a) or (b), to the extent (i) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except in the case of clause (a) with respect to the Parent Issuer) or (ii) pursuant to any transaction permitted by Sections 4.04 and 4.05.

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Section 3.09        Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 3.10       Maintenance of Insurance. The Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain with insurance companies that the Parent Issuer believes (in the good faith judgment of management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Issuer and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Each such policy of insurance (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance) shall as appropriate (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interest may appear or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as loss payee thereunder.

Section 3.11        Compliance with Laws. The Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12        Books and Records. The Parent Issuer shall, and will cause its Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of the Parent Issuer or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 3.13       Additional Collateral; Additional Guarantors. At the Parent Issuer’s expense, subject to the limitations and exceptions of this Indenture, including, without limitation, the provisions of the Collateral and Guarantee Requirement, the Intercreditor Agreements and any applicable limitation in any Collateral Document, the Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, take all action necessary or reasonably requested by any Controlling Party (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)          upon (v) the formation or acquisition of any new direct or indirect wholly-owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Note Party, (w) an election by the Parent Issuer to designate a Restricted Subsidiary as a Guarantor pursuant to the definition of “Guarantor”, (x) the designation in accordance with Section 3.16 of any existing direct or indirect wholly-owned Material Domestic Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary), (y) any Subsidiary becoming a wholly-owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) or (z) any Restricted Subsidiary ceasing to be an Excluded Subsidiary:

(i)          within 60 (or such greater number of days specified below) days after such formation, acquisition or designation, or such longer period as the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) may agree in writing in their (or its) reasonable discretion:

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(A)        cause each such Subsidiary to duly execute and deliver to the Trustee and Collateral Agent, other than with respect to any Excluded Assets, a Guarantor Supplemental Indenture, completed Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Intercompany Note and other security agreements and documents as reasonably requested by the Collateral Agent or any Controlling Party (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) and in form and substance reasonably satisfactory to the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) (consistent with the Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)        cause each such Subsidiary (and the parent of each such Subsidiary that is a Guarantor) to deliver to the Collateral Agent (or, prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative as gratuitous bailee for the benefit of the Secured Parties pursuant to Article 3 of the First Lien/Second Lien Intercreditor Agreement) any and all certificates representing Equity Interests (to the extent certificated), intercompany notes (to the extent certificated) and instruments evidencing Indebtedness that, in each case, are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(C)        take and cause such Subsidiary (and the parent of such Subsidiary that is a Guarantor) to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be required pursuant to the terms of the Notes Documents or as may be necessary in the reasonable opinion of any Controlling Party (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected second priority Liens (to the extent required by the Collateral Documents) to the extent required by the Collateral and Guarantee Requirement;

(ii)         to the extent requested to deliver such to the Designated First Lien Representative under the First Lien Financing Documents or, after the Discharge of First Lien Secured Obligations if reasonably requested by any Controlling Party or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) may agree in writing in their reasonable discretion), deliver to the Collateral Agent customary legal opinions, board resolutions, good standing certificates and secretary’s or assistant secretary’s certificates consistent with those delivered on the Closing Date under Section 3.1(a) of the Note Purchase Agreement (conformed as appropriate) other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion (and prior to the Sell-Down Date, in a form reasonably satisfactory to the Controlling Parties) as to such matters set forth in this Section 3.13(a) as the Controlling Party, the Designated First Lien Representative or the Collateral Agent, as applicable, may reasonably request;

(iii)        if reasonably requested by any Controlling Party or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) may agree in writing in their reasonable discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clause (i) or (ii).

(b)          requiring each Domestic Subsidiary required to be designated as a “Material Domestic Subsidiary” pursuant to the proviso in the definition of “Material Domestic Subsidiary” to have taken all actions to comply with the provisions of this Section 3.13 within the time frame required by the definition of “Material Domestic Subsidiary.”

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Section 3.14        Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, (a) comply, and use commercially reasonable efforts to take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties and (c) in each case to the extent the Note Parties are required by applicable Environmental Laws, conduct any investigation, remedial, cleanup or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 3.15        Further Assurances. Promptly upon reasonable request by any Controlling Party (prior to the Sell-Down Date) or the Collateral Agent, the Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Controlling Party or the Collateral Agent may reasonably request from time to time in order to (x) carry out more effectively the purposes of the Collateral Documents and/or (y) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens (subject to Liens permitted hereunder) intended to be created thereunder, in each case, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 3.16         Designation of Subsidiaries. The Parent Issuer may at any time after the Closing Date designate any Restricted Subsidiary of the Parent Issuer (other than a Subsidiary Issuer (unless the Parent Issuer has delivered a notice terminating such Subsidiary Issuer’s status as an Issuer hereunder in accordance with the definition of “Issuer”)) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default under Section 6.01(a) or (f) (solely with respect to the Parent Issuer) shall have occurred and be continuing and (ii) in no event shall an Unrestricted Subsidiary acquire (including pursuant to the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) Material IP from the Parent Issuer or any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Issuer therein at the date of designation as set forth in the definition of “Investment”. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (a) the incurrence (at the time of designation) of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (b) a Return on any Investment by the applicable Issuer in Unrestricted Subsidiaries pursuant to the definition of “Investment”.

Section 3.17         Maintenance of Ratings. The Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, use commercially reasonable efforts to maintain a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Parent Issuer (or such other entity as is reasonably acceptable to the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative)).

Section 3.18         Use of Proceeds. The Parent Issuer shall use the proceeds of the Initial Notes on the Closing Date, whether directly or indirectly, in a manner consistent with the uses set forth in the recitals to this Indenture.

Section 3.19         Post-Closing Matters. The Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, cause to be delivered or performed the documents and other agreements set forth on Schedule 3.19 within the time frames specified in such Schedule 3.19. All conditions precedent and representations contained in the Note Purchase Agreement, this Indenture and the other Notes Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Notes Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 3.19 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 3.19 have been taken (or were required to be taken) and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Indenture.

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Section 3.20         Specified Beta Vendor Financing Statements. On or prior to the date that is six months after the Closing Date (or such later date as agreed to by the Designated First Lien Representative in its reasonable discretion), the Parent Issuer shall either (i) cause to be terminated those financing statements set forth on Schedule 3.20 (the “Specified Beta Vendor Financing Statements”) and terminate (or amend to remove any lien grant) any prime vendor agreement or other similar agreement between any one or more of the Parent Issuer and its Restricted Subsidiaries on the one hand and any vendor or similar contractual counterparty thereof on the other hand the obligations under which are secured by any collateral described in any Specified Beta Vendor Financing Statement (each such agreement, a “Specified Beta Vendor Agreement” and such obligations, the “Specified Beta Vendor Obligations”) or (ii) cause the Liens securing the Specified Beta Vendor Obligations to be subordinated to the Liens securing the Secured Obligations, the ABL Obligations and the First Lien Secured Obligations pursuant to one or more intercreditor agreements in form and substance reasonably satisfactory to the Controlling Parties in their reasonable discretion (the undertaking in this Section 3.20, the “Specified Post-Closing Undertaking”). Notwithstanding the foregoing, the Specified Post-Closing Undertaking shall be satisfied if (A) (x) the aggregate amount of the Specified Beta Vendor Obligations owed to any vendor does not exceed $2,500,000 at any time outstanding and (y) the total value of all assets of the Parent Issuer or the applicable Restricted Subsidiary subject to such Liens that have not been terminated or subordinated in accordance with the foregoing sentence does not exceed $2,500,000 at any time outstanding and (B) the Parent Issuer has used commercially reasonable efforts to cause such Liens to be so terminated or subordinated to the liens securing the Secured Obligations pursuant to one or more intercreditor agreements in form and substance reasonably satisfactory to the Controlling Parties in their reasonable discretion.

Section 3.21         Fiscal Year. From and after the Closing Date, the Parent Issuer shall, and shall cause each of its Restricted Subsidiaries to, maintain its fiscal year as in effect on the Closing Date; provided, however, that the Parent Issuer may (x) align the dates of such fiscal year of any Restricted Subsidiary whose fiscal year ends on a date other than that of the Parent Issuer or (y) upon written notice to the Trustee change its fiscal year to any other fiscal year, and, in the case of this clause (y), the Parent Issuer and the Trustee will, and are hereby authorized by the Holders to, make any adjustments to this Indenture that are necessary to reflect such change in fiscal year (and that, prior to the Sell-Down Date, are reasonably satisfactory to the Controlling Parties).

Section 3.22         Quarterly Call. Following delivery (or, if later, required delivery) of financial statements pursuant to Section 3.01(a) or Section 3.01(b), upon the request of any Controlling Party (or, if after the Sell-Down Date, the Trustee acting at the direction of the Required Holders), the Parent Issuer shall host, at times selected by the Parent Issuer and reasonably acceptable to the Controlling Parties, quarterly conference calls with the Holders and Beneficial Owners of Notes to review the financial results of operations and the financial condition of the Parent Issuer and the Restricted Subsidiaries; it being understood and agreed that such conference calls may be a single conference call together with investors holding other securities or debt of the Parent Issuer and/or Restricted Subsidiaries, so long as the Holders and Beneficial Owners of Notes are given an opportunity to ask questions on such conference call.

Section 3.23         Change of Control

(a)          If a Change of Control occurs, unless the Parent Issuer has previously or concurrently delivered a redemption notice with respect to all of the outstanding Notes under Section 5.07, the Parent Issuer shall make an offer to purchase all of the Notes pursuant to the offer described in this Section 3.23 (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the date of purchase (the “Change of Control Offer Purchase Date”).

Within 30 days following any Change of Control, unless the Parent Issuer has previously or concurrently delivered a redemption notice with respect to all of the outstanding Notes under Section 5.07, the Parent Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control and with the following information:

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(A)         that a Change of Control Offer is being made pursuant to this Section 3.23, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Parent Issuer;

(B)         the purchase price specified in Section 3.23(a) and the Change of Control Offer Purchase Date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered, except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described in clause (H) below;

(C)         that any Note not properly tendered will remain outstanding and continue to accrue interest in accordance with the terms of this Indenture and the Notes;

(D)         that unless the Parent Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Offer Purchase Date;

(E)         that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Offer Purchase Date;

(F)         that Holders will be entitled to withdraw their tendered Notes and their election to require the Parent Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(G)         that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion of the Notes must be equal to at least $1.00 or any integral multiple of $1.00 in excess thereof;

(H)         if such notice is delivered prior to the occurrence of a Change of Control, stating that a definitive agreement is in place for such Change of Control and the Change of Control Offer is conditional on the occurrence of such Change of Control and that the Change of Control Offer Purchase Date may be delayed until such condition shall be satisfied, and that such Change of Control Offer Purchase Date may not occur and that such notice may be rescinded in the event that such condition shall not have been satisfied by the Change of Control Offer Purchase Date, or by the Change of Control Offer Purchase Date as so delayed; and

(I)         the other instructions, as determined by the Parent Issuer, consistent with this Section 3.23, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will, upon receipt of an Issuer Order, promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. The Parent Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Offer Purchase Date.

If the Change of Control Offer Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to (but not including) the Change of Control Offer Purchase Date shall be paid to the Person in whose name a tendered Note accepted for purchase is registered at the close of business on such Record Date, and unless the Parent Issuer defaults in making payment for such tendered Note pursuant to the Change of Control Offer, no additional interest shall be payable to Holders of such tendered Note.

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(b)          On the Change of Control Offer Purchase Date, the Parent Issuer shall, to the extent permitted by law,

(A)         accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(B)         deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(C)         deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Parent Issuer.

(c)          The Parent Issuer shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.23 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption with respect to all of the outstanding Notes has been given pursuant to Section 5.07, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary in this Section 3.23, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making of the Change of Control Offer.

(d)          The Parent Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Parent Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(e)          Other than as specifically provided in this Section 3.23, any purchase pursuant to this Section 3.23 shall be made pursuant to the applicable provisions of Sections 5.01 through 5.06.

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Section 3.24         Offer to Purchase by Application of Net Proceeds.

(a)          (1) If any Issuer or any of its Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 4.05(a), (b), (c), (d), (e), (f) (except as set forth in the proviso thereof), (g), (h), (i), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u), (v), (w), (x), (y), (z) or (aa)) that results in the receipt by any Issuer or any Restricted Subsidiary of Net Proceeds or (2) any Casualty Event occurs that results in the receipt by any Issuer or any of its Restricted Subsidiaries of Net Proceeds, then, in each case of clauses (1) and (2), such Issuer shall, subject to Section 3.24(b), apply 100% of such Net Proceeds on or prior to the date which is ten (10) Business Days after the date of the receipt by such Issuer or such Restricted Subsidiary of such Net Proceeds (or if any Issuer or any Restricted Subsidiary (A) intends to use proceeds of any such non-excluded Disposition within the applicable Repayment/Reinvestment Period in accordance with the first proviso in clause (a) of the definition of “Net Proceeds” or (B) has contractually committed prior to the last day of such Repayment/Reinvestment Period to use such proceeds pursuant to clauses (y) of the first proviso of clause (a) of the definition of “Net Proceeds”, such Issuer shall apply 100% of any such proceeds constituting Net Proceeds in accordance with such proviso on or prior to the date which is ten (10) Business Days after the expiration of such Repayment/Reinvestment Period) to commence an offer to all Holders to purchase Notes in accordance with the procedures specified in this Section 3.24(a) and Sections 3.24(c) through (g) (the “Asset Sale Offer”) at a price in cash equal to the sum of (i) 100% of the principal amount of such Notes, plus (ii) accrued and unpaid interest to (but excluding) the date of purchase (the “Asset Sale Offer Purchase Date”); provided that if at the time that any Asset Sale Offer would be required, any Issuer or any Restricted Subsidiary is required to, or to offer to, use the Net Proceeds from the applicable Disposition or Casualty Event to purchase or prepay any Indebtedness that is secured by Liens on a pari passu basis in respect of the Term Loan Priority Collateral with Liens securing the Secured Obligations pursuant to the terms of the documentation governing such Indebtedness (“Other Applicable Indebtedness”), then such Issuer shall allocate the Net Proceeds from such Disposition or Casualty Event on a pro rata basis between the Notes, on the one hand, and such Other Applicable Indebtedness required to be purchased or prepaid, or required to be subject to an offer to purchase or prepay, pursuant to the documentation governing such Other Applicable Indebtedness on the other hand (determined on the basis of the aggregate outstanding principal amount of the Notes and Other Applicable Indebtedness required to be purchased or prepaid, or required to be subject to an offer to purchase or prepay, pursuant to the documentation governing such Other Applicable Indebtedness; provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of Net Proceeds required to be allocated to such Other Applicable Indebtedness pursuant to the documentation governing such Other Applicable Indebtedness, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Notes), with such Net Proceeds allocated to the Notes being used to make an Asset Sale Offer with respect to the Notes in accordance with the terms of this Section 3.24 and with such Net Proceeds allocated to such Other Applicable Indebtedness required to be purchased or prepaid, or required to be subject to an offer to purchase or prepay, pursuant to the documentation governing such Other Applicable Indebtedness being used to make the required purchase, prepayment or offer to purchase or prepay; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness purchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to make an Asset Sale Offer with respect to the Notes in accordance with the terms of this Section 3.24 without giving effect to this sentence. Payment for any Notes so purchased shall be made in the same manner as cash interest payments are made.

(b)          Notwithstanding any other provisions of this Section 3.24, (i) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) are prohibited, restricted or delayed by applicable local law (or, in the case of any Foreign Subsidiary that is not wholly-owned by an Issuer, by such Foreign Subsidiary’s Organization Documents or other agreement (so long as such restrictions were not implemented for the purpose of avoiding the requirements of this Section 3.24)) from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied to make an Asset Sale Offer pursuant to this Section 3.24 at the times provided in this Section 3.24 so long, but only so long, as the applicable local law or applicable Organization Documents will not permit repatriation to the United States (each Issuer hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation or otherwise overcome or eliminate any such restrictions on repatriation even if such Issuer does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Proceeds, as applicable, will otherwise be subject to the requirements of this Section 3.24), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, an amount equal to such Net Proceeds will be promptly applied (net of additional taxes that are or would be payable or reserved against as a result thereof) to make an Asset Sale Offer pursuant to this Section 3.24 to the extent provided herein and (ii) to the extent that such Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or any Foreign Casualty Event would have adverse tax or regulatory consequences to the Issuers or any of their direct or indirect shareholders or Subsidiaries (as determined in good faith by such Issuer) an amount equal to such Net Proceeds so affected will not be required to be applied to make an Asset Sale Offer at the times provided in this Section 3.24. Notwithstanding anything to the contrary, nothing in this Indenture shall be construed to require any Foreign Subsidiary to repatriate cash to the United States.

(c)          Each Asset Sale Offer shall remain open for not less than 30 or more than 60 days immediately following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). Within three (3) Business Days immediately after the termination of the Asset Sale Offer Period, the Asset Sale Offer Purchase Date shall occur and such Issuer shall apply the Net Proceeds subject to the Asset Sale Offer (the “Asset Sale Offer Amount”) to purchase the principal amount of Notes properly tendered.

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(d)         The Parent Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Parent Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(e)         If the Asset Sale Offer Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to (but not including) the Asset Sale Offer Purchase Date shall be paid to the Person in whose name a tendered Note accepted for purchase is registered at the close of business on such Record Date, and unless the Parent Issuer defaults in making payment for such tendered Note pursuant to the Asset Sale Offer, no additional interest shall be payable to Holders of such tendered Note.

(f)          Upon the commencement of an Asset Sale Offer, the Parent Issuer shall send, by first class or electronic mail, postage prepaid, a notice to each of the Holders, which shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders of Notes. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(A)        that the Asset Sale Offer is being made pursuant to this Section 3.24 and the length of time the Asset Sale Offer shall remain open;

(B)         the Asset Sale Offer Amount, the purchase price specified in Section 3.24(a) and the Asset Sale Offer Purchase Date;

(C)         that any Note not tendered or accepted for payment shall continue to accrue interest;

(D)         that, unless the Parent Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date;

(E)         that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may only elect to have Notes purchased in minimum denominations of $1.00 or integral multiples of $1.00 in excess thereof; provided that the unpurchased portion of such Holders’ Notes must be equal to at least $1.00 or any integral multiple of $1.00 in excess thereof;

(F)         that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Parent Issuer or any designated agent for such purchase, as the case may be, at the address specified in the notice delivered at the close of business on the third Business Day before the Asset Sale Offer Purchase Date;

(G)        that Holders shall be entitled to withdraw their election if the Parent Issuer or any designated agent for such purchase, as the case may be, receives, not later than the close of business on the second Business Day preceding the expiration of the Asset Sale Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(H)        that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Sale Offer Amount, the Asset Sale Offer Amount shall be allocated and the Trustee shall select the Notes or portions thereof to be accepted for payment by the Parent Issuer in accordance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (to the extent such listing and the requirements thereof are known to the Trustee) and in accordance with the procedures and requirements of DTC, or, if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC, on a pro rata basis; and

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(I)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(g)         If the aggregate principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer is less than or equal to the Asset Sale Offer Amount, the Parent Issuer shall accept for payment all such Notes or portions thereof so tendered, and shall deliver to the Holders (with a copy to the Trustee) a notice stating that such Notes or such portions thereof were accepted for payment by the Parent Issuer in accordance with the terms of this Section 3.24. To the extent the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the difference between the Asset Sale Offer Amount and such aggregate principal of Notes so tendered is referred to in this Indenture as “Asset Sale Declined Proceeds.” If the aggregate principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer is greater than the Asset Sale Offer Amount, (x) the Trustee shall select the Notes or portions thereof to be accepted for payment by the Parent Issuer in accordance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (to the extent such listing and the requirements thereof are known to the Trustee) and in accordance with the procedures and requirements of DTC, or, if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC, on a pro rata basis and (y) the Parent Issuer shall accept for payment such Notes or portions thereof selected by the Trustee and shall deliver to the Holders (with a copy to the Trustee) a notice stating that such Notes or such portions thereof were accepted for payment by the Parent Issuer in accordance with the terms of this Section 3.24. On the Asset Sale Offer Purchase Date, the Parent Issuer shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes or portions thereof tendered by such Holder and accepted by the Parent Issuer for purchase, and the Issuers shall promptly execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and deliver (or cause to be transferred by book-entry) a new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note), in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note or portion thereof tendered in the Asset Sale Offer but not so accepted shall be promptly mailed or delivered by the Parent Issuer to the Holder thereof.

Other than as specifically provided in this Section 3.24, any purchase pursuant to this Section 3.24 shall be made pursuant to the applicable provisions of Sections 5.01 through 5.06.

Section 3.25         Offer to Purchase With Net Proceeds of Prohibited Obligations. If from and after the Closing Date any Issuer or any Restricted Subsidiary incurs or issues any Indebtedness, Disqualified Equity Interests or Preferred Stock not permitted to be incurred or issued pursuant to Section 4.03 (collectively, “Prohibited Obligations”), the Parent Issuer shall apply 100% of the Net Proceeds therefrom to commence an offer to all Holders to purchase Notes in accordance with the procedures in this Section 3.25 (a “Prohibited Obligations Offer”) on or prior to the date which is ten (10) Business Days after the receipt by such Issuer or such Restricted Subsidiary of such Net Proceeds at a price in cash equal to the sum of (i) 100% of the principal amount of such Notes, plus (ii) accrued and unpaid interest to (but excluding) the date of purchase (the “Prohibited Obligations Offer Purchase Date”); provided that if any Issuer or any Restricted Subsidiary is required pursuant to the terms of any First Lien Loan Documents to use the Net Proceeds from such Prohibited Obligations to prepay or offer to purchase any First Lien Indebtedness, such Issuer or such Restricted Subsidiary shall only be required to use the Net Proceeds to commence a Prohibited Obligations Offer pursuant to this Section 3.25 to the extent holders of First Lien Indebtedness have declined to have the First Lien Indebtedness owing to them prepaid or purchased with such Net Proceeds and only with the amount of such Net Proceeds so declined or rejected.

(b)          Each Prohibited Obligations Offer shall remain open for not less than 30 or more than 60 days immediately following its commencement, except to the extent that a longer period is required by applicable law (the “Prohibited Obligations Offer Period”). Within three (3) Business Days immediately after the termination of the Prohibited Obligations Offer Period, the Prohibited Obligations Offer Purchase Date shall occur and the Parent Issuer shall apply the Net Proceeds subject to the Prohibited Obligations Offer (the “Prohibited Obligations Offer Amount”) to purchase the principal amount of Notes properly tendered.

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(c)          The Parent Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules or regulations are applicable in connection with the repurchase of Notes pursuant to a Prohibited Obligation Offer. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Indenture, the Parent Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(d)          If the Prohibited Obligations Offer Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest up to (but not including) the Prohibited Obligations Offer Purchase Date shall be paid to the Person in whose name a tendered Note accepted for purchase is registered at the close of business on such Record Date, and unless the Parent Issuer defaults in making payment for such tendered Note pursuant to the Prohibited Obligation Offer, no additional interest shall be payable to Holders of such tendered Note.

(e)          Upon the commencement of a Prohibited Obligations Offer, the Parent Issuer shall send, by first class or electronic mail, postage prepaid, a notice to each of the Holders, which shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Prohibited Obligations Offer. The Prohibited Obligations Offer shall be made to all Holders of Notes. The notice, which shall govern the terms of the Prohibited Obligations Offer, shall state:

(A)         that the Prohibited Obligations Offer is being made pursuant to this Section 3.25 and the length of time the Prohibited Obligation Offer shall remain open;

(B)         the Prohibited Obligations Offer Amount, the purchase price specified in Section 3.25(a) and the Prohibited Obligations Offer Purchase Date;

(C)         that any Note not tendered or accepted for payment shall continue to accrue interest;

(D)         that, unless the Parent Issuer defaults in making such payment, any Note accepted for payment pursuant to the Prohibited Obligations Offer shall cease to accrue interest after the Prohibited Obligations Offer Purchase Date;

(E)         that Holders electing to have a Note purchased pursuant to a Prohibited Obligations Offer may only elect to have Notes purchased in minimum denominations of $1.00 or integral multiples of $1.00 in excess thereof; provided that the unpurchased portion of such Holders’ Notes must be equal to at least $1.00 or any integral multiple of $1.00 in excess thereof;

(F)         that Holders electing to have a Note purchased pursuant to any Prohibited Obligations Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Parent Issuer or any designated agent for such purchase, as the case may be, at the address specified in the notice delivered at the close of business on the third Business Day before the Prohibited Obligations Offer Purchase Date;

(G)         that Holders shall be entitled to withdraw their election if the Parent Issuer or any designated agent for such purchase, as the case may be, receives, not later than the close of business on the second Business Day preceding the expiration of the Prohibited Obligations Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

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(H)        that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Prohibited Obligations Offer Amount, the Prohibited Obligations Offer Amount shall be allocated and Trustee shall select the Notes or portions thereof to be accepted for payment by the Parent Issuer in accordance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (to the extent such listing and the requirements thereof are known to the Trustee) and in accordance with the procedures and requirements of DTC, or, if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC, on a pro rata basis; and

(I)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(f)          If the aggregate principal amount of Notes or portions thereof tendered pursuant to the Prohibited Obligations Offer is less than or equal to the Prohibited Obligations Offer Amount, the Parent Issuer shall accept for payment all such Notes or portions thereof so tendered, and shall deliver to the Holders (with a copy to the Trustee) a notice stating that such Notes or such portions thereof were accepted for payment by the Parent Issuer in accordance with the terms of this Section 3.25. To the extent the aggregate principal amount of Notes tendered pursuant to an Prohibited Obligations Offer is less than the Prohibited Obligations Offer Amount, the difference between the Prohibited Obligations Offer Amount and such aggregate principal of Notes so tendered is referred to in this Indenture as “Prohibited Obligations Declined Proceeds” and Prohibited Obligations Declined Proceeds, together with Asset Sale Declined Proceeds, are referred to in this Indenture as “Declined Proceeds”). If the aggregate principal amount of Notes or portions thereof tendered pursuant to the Prohibited Obligations Offer is greater than the Prohibited Obligations Offer Amount, (x) the Trustee shall select the Notes or portions thereof to be accepted for payment by the Parent Issuer in accordance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (to the extent such listing and the requirements thereof are known to the Trustee) and in accordance with the procedures and requirements of DTC, or, if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC, on a pro rata basis and (y) the Parent Issuer shall accept for payment such Notes or portions thereof selected by the Trustee and shall deliver to the Holders (with a copy to the Trustee) a notice stating that such Notes (or such portions thereof) were accepted for payment by the Parent Issuer in accordance with the terms of this Section 3.25. On the Prohibited Obligations Offer Purchase Date, the Parent Issuer shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes (or portions thereof) tendered by such Holder and accepted by the Parent Issuer for purchase, and the Issuers shall promptly execute, and the Trustee shall, upon receipt of an Issuer Order authenticate, and deliver (or cause to be transferred by book-entry) a new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note), in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. Any Note or portion thereof tendered in the Prohibited Obligations Offer but not so accepted shall be promptly mailed or delivered by the Parent Issuer to the Holder thereof.

Other than as specifically provided in this Section 3.25, any purchase pursuant to this Section 3.25 shall be made pursuant to the applicable provisions of Sections 5.01 through 5.06.

ARTICLE IV.

NEGATIVE COVENANTS

Section 4.01         Liens.

The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)          Liens created pursuant to any Notes Document securing the Secured Obligations;

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(b)         Liens (other than Specified Beta Vendor Financing Statements) existing on the Closing Date; provided that any Lien securing Indebtedness in excess of (x) $2,500,000 individually or (y) $12,500,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed in Schedule 4.01(b)) shall only be permitted to the extent such Lien is listed on Schedule 4.01(b), and any modifications, replacements, renewals, refinancings or extensions thereof, which may provide that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender; provided further that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 4.03 and customary security deposits in connection therewith and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 4.03;

(c)         Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days (or any applicable grace period related thereto, if longer) or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(d)         statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or are being contested in good faith and by appropriate actions;

(e)         (i) pledges or deposits in the ordinary course of business in connection with, and obligations in respect of letters of credit (other than Letters of Credit (as defined in the ABL Credit Agreement)) or bank guarantees incurred in the ordinary course of business with respect to, workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Issuer or any of the Restricted Subsidiaries;

(f)          pledges or deposits to secure, and obligations in respect of letters of credit (other than Letters of Credit (as defined in the ABL Credit Agreement)) or bank guarantees incurred in the ordinary course of business with respect to the performance of bids, trade contracts, warranties, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or consistent with industry practice;

(g)         easements, rights-of-way, building codes, covenants, conditions, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Issuer or the Restricted Subsidiaries, taken as a whole;

(h)         Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 6.01(h), (ii) arising out of judgments or awards against any Issuer or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i)          leases, licenses, subleases or sublicenses (including the provision of software or the licensing of other intellectual property rights) and terminations thereof, in each case granted to others in the ordinary course of business (or other agreements under which the Parent Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Parent Issuer’s or any Restricted Subsidiary’s products, technologies or services in the ordinary course of business) which (i) do not interfere in any material respect with the business of the Parent Issuer and the Restricted Subsidiaries, taken as a whole and (ii) do not secure any Indebtedness;

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(j)          Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(k)         Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (iv) in respect of Cash Management Services permitted under Section 4.03(l) and (v) in respect of Swap Contracts; provided that the aggregate amount of secured obligations under Swap Contracts (other than Secured Hedge Agreements and ABL Banking Services Agreements (each as defined in the ABL Intercreditor Agreement)) shall not at any time exceed $6,125,000;

(l)          Liens (i) on cash advances in favor of the seller of any property to be acquired in an Permitted Acquisition or other similar Investment permitted pursuant to this Indenture, in each case to be applied against the purchase price for such Permitted Acquisition or other permitted Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 4.05, in each case, solely to the extent such Permitted Acquisition or other acquisition or Disposition, as the case may be, would have been permitted under this Indenture on the date of the creation of such Lien;

(m)        Liens (i) in favor of the Parent Issuer or a Restricted Subsidiary on assets of a Non-Note Party or (ii) in favor of the Parent Issuer or any Guarantor on assets of a Restricted Subsidiary;

(n)         any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by the Parent Issuer or any Restricted Subsidiary in the ordinary course of business;

(o)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Issuer or any Restricted Subsidiary in the ordinary course of business;

(p)         Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.06 or the definition of “Permitted Investments”;

(q)         Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(r)          Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Issuer or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of the Parent Issuer or any Restricted Subsidiaries in the ordinary course of business;

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(s)         Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Parent Issuer or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(t)          ground leases in respect of Real Property on which facilities owned or leased by the Parent Issuer or any Restricted Subsidiary are located;

(u)         Liens to secure Indebtedness (other than Refinancing Indebtedness) permitted under Section 4.03(e); provided that (i) such Liens are created no later than 270 days after the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)         Liens on property of any Non-Note Party, which Liens secure Indebtedness of any Non-Note Party permitted under Section 4.03 or other obligations of any Non-Note Party not constituting Indebtedness;

(w)        Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 3.16) or otherwise assumed pursuant to Section 4.03(g), in each case after the Closing Date; provided that (i) such Lien was not entered into in anticipation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property and customary security deposits in connection therewith subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (iii) the Indebtedness secured thereby is permitted under Section 4.03(e), (g), (m)(ii) or (s) (and any Refinancing Indebtedness in respect of the foregoing);

(x)          (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of the Parent Issuer and the Restricted Subsidiaries, taken as a whole;

(y)         Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

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(aa)       the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (u), (v), (w), (aa), (cc), (dd), (gg), (ii) and (jj) of this Section 4.01; provided that (i) subject, in the case of Liens permitted by Section 4.01 (dd), (gg) and (jj) (and any Liens permitted under this clause (aa) which were originally granted under Section 4.01 (dd), (gg) or (jj) respectively), to the final proviso of this clause (aa), at the time of such modification, replacement, renewal or extension the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and, in the case of Liens permitted by Section 4.01(w) (and any Liens permitted under this clause (aa) which were originally granted under Section 4.01(w)), after-acquired property of the applicable Restricted Subsidiary to the extent the security agreements in place at the time of the acquisition of such Restricted Subsidiary required the grant of such Lien in after-acquired property and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 4.03 (to the extent constituting Indebtedness); provided that (v) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the ABL Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the ABL Intercreditor Agreement and accorded the same (or lesser) priority as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof), (w) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the Parity Lien Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the Parity Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof), (x) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the First Lien/Second Lien Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the First Lien/Second Lien Intercreditor Agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof), (y) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the Junior Lien Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the Junior Lien Intercreditor Agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof) and (z) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to a lien subordination and intercreditor agreement (other than an Intercreditor Agreement), such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to such lien subordination and intercreditor agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof) or in each case of subclauses (v), (w), (x), (y) and (z) shall be subject to a substantially similar or more junior lien subordination and intercreditor agreement reasonably satisfactory to the Parent Issuer and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent) so long as such Lien (subsequent to the modification, replacement, renewal or extension thereof) is accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof); provided further that modifications, replacements, renewals or extensions of Liens permitted by Section 4.01(dd), (gg) and (jj) (and any Liens permitted under this clause (aa) which were originally granted under Section 4.01(dd), (gg) or (jj), respectively), in each case may be secured by after-acquired Collateral of the applicable Note Party to the extent the security agreements in place at the time of the initial grant of Liens under Section 4.01(dd), (gg) or (jj), as applicable, by such Note Party required the grant of such Lien in after-acquired Collateral;

(bb)       Liens with respect to property or assets of the Parent Issuer or any Restricted Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $91,875,000 and 43.75% of Trailing Four Quarter Consolidated EBITDA, in each case determined as of the date of incurrence, which Liens may be subject to the Parity Lien Intercreditor Agreement, First Lien/Second Lien Intercreditor Agreement, ABL Intercreditor Agreement or another junior lien subordination and intercreditor agreement reasonably satisfactory to the Parent Issuer and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent), as applicable; provided that the aggregate outstanding principal amount of obligations that are secured by any Applicable Liens pursuant to this Section 4.01(bb) may not exceed $25,000,000 at any time and any such Lien on the ABL Priority Collateral shall be junior to the Liens on the ABL Priority Collateral securing the ABL Obligations;

(cc)        (i) Liens securing obligations in respect of Indebtedness permitted under Section 4.03(z)(i); provided that, in the case of this clause (i), such Liens do not encumber any assets other than Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender) and are subject to the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Parent Issuer and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent) and (ii) Liens securing obligations in respect of Indebtedness permitted under Section 4.03(z)(ii); provided that, in the case of this clause (ii), (A) any such Lien on the Term Loan Priority Collateral shall be junior to the Liens on the Term Loan Priority Collateral securing the Secured Obligations and any such Lien on the ABL Priority Collateral shall be senior to the Liens on the ABL Priority Collateral securing the Secured Obligations and (B) such Liens do not encumber any assets other than Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender) and are subject to the ABL Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Parent Issuer and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent);

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(dd)       Liens on the Collateral securing any Parity Lien Notes Refinancing Debt or Junior Lien Notes Refinancing Debt incurred pursuant to Section 4.03(t);

(ee)        Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff)         deposits of cash with the owner or lessor of premises leased and operated by the Parent Issuer or any Subsidiary to secure the performance of the Parent Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(gg)       (i) Liens securing obligations in respect of Indebtedness permitted under Section 4.03(p)(i); provided that, in the case of this clause (i), such Liens are subject to the Parity Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Parent Issuer and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent) and (ii) Liens securing obligations in respect of Indebtedness permitted under Section 4.03(p)(ii); provided that, in the case of this clause (ii), such Liens are subject to the Junior Lien Intercreditor Agreement, the ABL Intercreditor Agreement and the First Lien/Second Lien Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Parent Issuer and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent);

(hh)       Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(ii)          Liens encumbering the Equity Interests of an Unrestricted Subsidiary of the Parent Issuer or a Restricted Subsidiary;

(jj)          Liens securing obligations in respect of Indebtedness; provided that:

(i)          after giving Pro Forma Effect (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (jj)), the Senior Secured Net Leverage Ratio shall be no greater than 5.75 to 1.00,

(ii)         the obligations in respect thereof shall not have any borrower, issuer or guarantor that is a Subsidiary (other than a Note Party);

(iii)        the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent Issuer or any Restricted Subsidiary other than any asset constituting Collateral;

(iv)        such obligations shall be secured only by Liens on the Collateral and such Liens shall rank on a pari passu or junior basis in respect of the Collateral relative to the Liens securing the Secured Obligations (and subject to the ABL Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and, as applicable, the Parity Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement or other lien subordination and intercreditor arrangement reasonably satisfactory to the Parent Issuer and the Controlling Parties (or, if after the Sell-Down Date, the Collateral Agent), as applicable);

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(v)         to the extent incurred by the Note Parties, as of the date of the incurrence of such Liens, the obligations in respect thereof (x) shall not have a final scheduled maturity date earlier than the Maturity Date and (y) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes (prior to any extension thereto); provided that any such obligations consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria may have a final scheduled maturity date earlier than the Maturity Date and a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes (prior to any extension thereof); and

(vi)        no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence; provided that with respect to any Indebtedness which is used to finance any Permitted Acquisition or Investment, including any Limited Condition Transaction, such condition shall be limited to no Event of Default pursuant to Section 6.01(a) or (f) (with respect to the Parent Issuer only);

provided that no Second Lien Indebtedness may be secured pursuant to this Section 4.01(jj) unless the All-In Yield applicable to such Second Lien Indebtedness is not greater than the applicable All-In Yield with respect to the Notes (as amended through the date of such calculation) plus 50 basis points per annum unless the Applicable Margin (together with, as provided in the proviso below, the Adjusted LIBOR Rate Floor) with respect to the Notes is increased so as to cause the then applicable All-In Yield with respect to the Notes to equal the All-In Yield then applicable to such Second Lien Indebtedness minus 50 basis points; provided that any increase to the All-In Yield of the Notes due to the application or imposition of a “eurocurrency floor” or “base rate floor” or similar floor on such Second Lien Indebtedness shall be effected, at the Parent Issuer’s option, (i) solely through an increase in the Adjusted LIBOR Rate Floor applicable to the Notes, (ii) through an increase in the Applicable Margin or (iii) any combination of (i) and (ii) above; provided further that the Parent Issuer and the Trustee shall be permitted to amend this Indenture and the Notes without the consent of the Holders to give effect to any increase in the Applicable Margin or the Adjusted LIBOR Rate Floor pursuant to the immediately preceding proviso;

(kk)      in the case of any non-wholly-owned Restricted Subsidiary or any joint venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(ll)        [Reserved];

(mm)    subject to compliance with Section 3.20, Liens existing on the Closing Date and set forth on Schedule 3.20;

(nn)      other Liens or imperfections on property existing on the Closing Date which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection; and

(oo)      Liens on property of any Foreign Subsidiary arising mandatorily under the Laws of the jurisdiction of organization of such Foreign Subsidiary.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of OID and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 4.01.

For purposes of determining compliance with this Section 4.01, (A) a Lien need not be incurred solely by references to one category of permitted Liens described in Section 4.01(a) through (oo) above, but is permitted to incurred in part under any combination thereof and of any other available exemption and (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Section 4.01(a) through (oo) above, the Parent Issuer will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner at any time.

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Section 4.02         [Reserved].

Section 4.03         Indebtedness, Disqualified Equity Interests and Preferred Stock.

The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, or issue any Preferred Stock of a Restricted Subsidiary, except:

(a)          Indebtedness under the Notes Documents;

(b)          Indebtedness outstanding on the Closing Date and listed in Schedule 4.03(b); provided that all such Indebtedness of any Note Party owed to any Non-Note Party shall be subject to the Intercompany Note;

(c)          Guarantees by the Parent Issuer and any Restricted Subsidiary in respect of Indebtedness of the Parent Issuer or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting ABL Obligations, First Lien Secured Obligations, Second Lien Secured Obligations, Specified Junior Financing Obligations or Notes Refinancing Debt shall be permitted unless such guaranteeing party shall have also provided a Note Guarantee of the Secured Obligations on substantially the terms set forth herein, (B) if the Indebtedness being guaranteed is subordinated to the Secured Obligations, such Guarantee shall be subordinated to the Note Guarantee of the Secured Obligations on terms at least as favorable (as reasonably determined by the Parent Issuer) to the Secured Parties as those contained in the subordination of such Indebtedness, (C) any Guarantee by a Note Party of Indebtedness of a Non-Note Party shall either constitute a Permitted Investment or a Restricted Investment permitted by Section 4.06 and (D) any Guarantee by a Non-Note Party of any Permitted Ratio Debt or Indebtedness under Section 4.03(g) (or any Refinancing Indebtedness in respect of any of the foregoing) shall only be permitted if such Guarantee meets the requirements of the first proviso in the definition of “Permitted Ratio Debt” or the first proviso in Section 4.03(g), as the case may be;

(d)         Indebtedness of the Parent Issuer or any Restricted Subsidiary owing to any Note Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Note Party which is substantially contemporaneously transferred to a Note Party or any Restricted Subsidiary of a Note Party) to the extent constituting a Permitted Investment or a Restricted Investment permitted by Section 4.06, provided that all such Indebtedness of any Note Party owed to any Non-Note Party shall be subject to the Intercompany Note;

(e)          (i) Indebtedness (including Capitalized Leases) and Disqualified Equity Interests incurred or issued by the Parent Issuer or any Restricted Subsidiary and Preferred Stock incurred or issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal), equipment or fixed or capital assets, in an aggregate principal amount, together with all other Indebtedness, Preferred Stock and/or Disqualified Equity Interests incurred or issued and outstanding under this clause (e)(i) at such time, not to exceed the greater of (x) $52,500,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA, in each case, determined at the time of incurrence (and any Refinancing Indebtedness thereof); plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness with Refinancing Indebtedness pursuant to this clause (e)(i), Disqualified Equity Interests or Preferred Stock, the amount of Refinancing Indebtedness incurred pursuant to this clause (e)(i) to finance (I) any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and any defeasance costs and (II) any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock or the extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock; so long as (other than in the case of any such Refinancing Indebtedness) such Indebtedness, Disqualified Equity Interests or Preferred Stock is incurred or issued no later than 270 days after such purchase, lease, replacement or improvement and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 4.05(f) and any Refinancing Indebtedness of such Attributable Indebtedness;

(f)          Indebtedness in respect of Swap Contracts designed to hedge against the Parent Issuer’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

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(g)          Indebtedness or Disqualified Equity Interests of the Parent Issuer or Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or other permitted Investment) incurred, issued or assumed in connection with any Permitted Acquisition or other permitted Investment; provided that after giving Pro Forma Effect to such Permitted Acquisition and the Indebtedness, Disqualified Equity Interests or Preferred Stock incurred, issued, guaranteed or assumed pursuant to this Section 4.03(g), any of (at the Parent Issuer’s election):

(i)          the Fixed Charge Coverage Ratio of the Parent Issuer is equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such Permitted Acquisition; or

(ii)         the Parent Issuer would be permitted to incur at least $1.00 of Permitted Ratio Debt pursuant to clause (ii) of the definition of “Permitted Ratio Debt”;

provided that the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock the primary obligations under which are outstanding in reliance on this Section 4.03(g) or Section 4.03(w) (to the extent initially incurred, issued or assumed under this Section 4.03(g)) shall not exceed, together with the aggregate principal amount of any Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Note Parties the primary obligations under which are outstanding in reliance on Section 4.03(s) or Section 4.03(w) (to the extent initially incurred, issued or assumed under Section 4.03(s)), the greater of (x) $43,750,000 and (y) 18.75% of Trailing Four Quarter Consolidated EBITDA, in each case determined at the time of assumption, guarantee, incurrence or issuance; provided further that any Liens securing any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred, guaranteed, issued or assumed pursuant to this Section 4.03(g) shall be permitted to be incurred pursuant to Sections 4.01(v), 4.01(w), 4.01(bb) or 4.01(jj); provided further that any Indebtedness incurred (and not, for the avoidance of doubt, assumed) by any Note Party pursuant to this Section 4.03(g), as of the relevant closing date, shall not have a final scheduled maturity date earlier than the Maturity Date and shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Notes (prior to any extension thereof) (in each case other than any such Indebtedness, Disqualified Equity Interests or Preferred Stock consisting of a customary bridge facility so long as the long-term Indebtedness into which any such customary bridge facility is to be converted satisfies such criteria);

(h)          Indebtedness representing deferred compensation or similar arrangements to employees and independent contractors of the Parent Issuer or any Restricted Subsidiary, in each case, incurred in the ordinary course of business;

(i)           Indebtedness consisting of promissory notes issued or incurred by the Parent Issuer or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants of the Parent Issuer or any Restricted Subsidiary, or, in each case, to their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests or other equity-based awards of the Parent Issuer permitted by Section 4.06(b)(iv);

(j)           Indebtedness (i) incurred by the Parent Issuer or any Restricted Subsidiary in any transaction or arrangement not prohibited hereunder constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments and obligations in respect of transaction tax benefits and (ii) consisting of obligations of any Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(k)          [Reserved];

(l)           ABL Banking Services Obligations (as defined in the ABL Intercreditor Agreement), other Indebtedness in respect of Cash Management Services in the ordinary course of business and any Guarantees thereof;

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(m)          (i) from and after the Sell-Down Date, unsecured Indebtedness or Disqualified Equity Interests of the Parent Issuer and unsecured Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount up to 100% of the net cash proceeds received by the Parent Issuer since immediately after the Closing Date from the issue or sale of Equity Interests of the Parent Issuer or cash contributed to the capital of the Parent Issuer (in each case, other than proceeds of Disqualified Equity Interests, sales of Equity Interests to the Parent Issuer or any Subsidiary, proceeds which have been designated as Excluded Contributions, or proceeds which have been designated as an ABL Cure Amount) as determined in accordance with Section 4.06(a)(iii)(B) and (a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.06(a)(iii) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) or (3) of the definition thereof); and (ii) Indebtedness or Disqualified Equity Interests of the Parent Issuer and Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Equity Interests and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this Section 4.03(m)(ii), does not exceed the greater of (x) $131,250,000 and (y) 62.5% of Trailing Four Quarter Consolidated EBITDA (in each case, determined on the date of such incurrence) (and any Refinancing Indebtedness thereof); plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock with Refinancing Indebtedness pursuant to this clause (m)(ii), the amount of Refinancing Indebtedness incurred pursuant to this clause (m)(ii) to finance (I) any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and (II) any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock or the extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock;

(n)          Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business or consistent with industry practice;

(o)          obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Issuer or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice;

(p)          (i) (A) Additional Second Lien Debt in an aggregate principal amount not to exceed the Maximum Additional Second Lien/Junior Debt Amount and (B) the Guarantees by the Guarantors of such Indebtedness described in clauses (i)(A) and (ii) (A) Additional Junior Debt in an aggregate principal amount not to exceed the Maximum Additional Second Lien/Junior Debt Amount and (B) the Guarantees by the Guarantors of such Indebtedness described in clauses (ii)(A);

(q)          to the extent a joint venture constitutes a Restricted Subsidiary, Indebtedness incurred by or Disqualified Equity Interests or Preferred Stock issued by such Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 4.03(q) and then outstanding for all such Persons taken together, does not exceed the greater of $39,375,000 and 18.75% of Trailing Four Quarter Consolidated EBITDA determined at the time of incurrence;

(r)          (i) Indebtedness supported by a Letter of Credit (as defined in and issued under the ABL Credit Agreement), in a principal amount not in excess of the stated amount of such Letter of Credit (as defined in the ABL Credit Agreement) and (ii) letters of credit in an aggregate face amount at any time outstanding not to exceed $6,250,000 consisting of (A) letters of credit issued in currencies not available under the ABL Credit Agreement or (B) documentary or commercial letters of credit not issued under the ABL Credit Agreement;

(s)          Permitted Ratio Debt;

(t)           Notes Refinancing Debt of the Note Parties;

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(u)          Indebtedness incurred by or Disqualified Equity Interests or Preferred Stock issued by a Non-Note Party which, when aggregated with the principal amount of all other Indebtedness incurred or Disqualified Equity Interests or Preferred Stock issued pursuant to this clause (u) and then outstanding, does not exceed the greater of $65,625,000 and 31.25% of Trailing Four Quarter Consolidated EBITDA (in each case determined at the date of incurrence or issuance);

(v)          Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings and Limited Originator Recourse) to the Parent Issuer or any of the Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness at any time outstanding in connection therewith shall not exceed $46,875,000;

(w)         the incurrence or issuance by the Parent Issuer of Indebtedness or Disqualified Equity Interests or the incurrence or issuance by a Restricted Subsidiary of Indebtedness, Disqualified Equity Interests or Preferred Stock which serves to refund, refinance, extend, replace, renew or defease any Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Equity Interests or Preferred Stock issued as permitted under Sections 4.03(b), (g), (m)(i), (p), (q), (s), (t), this clause (w) and (z); provided that any such Indebtedness, Disqualified Equity Interests or Preferred Stock constitutes Refinancing Indebtedness;

(x)           Indebtedness incurred by the Parent Issuer or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(y)          shares of Preferred Stock of a Restricted Subsidiary issued to the Parent Issuer or a Restricted Subsidiary (to the extent constituting a Permitted Investment or a Restricted Investment permitted by Section 4.06); provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent Issuer or another of the Restricted Subsidiaries or any pledge of such Equity Interests constituting a Lien permitted hereunder) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (y);

(z)           (i) (A) Indebtedness of the Issuers in respect of the Initial Term Loans and the Guarantees by the Guarantors of such Indebtedness and (B) Additional First Lien Debt in an aggregate principal amount not to exceed the Maximum Additional First Lien Debt Amount and the Guarantees by the Guarantors of such Indebtedness and (ii) Indebtedness incurred under the ABL Credit Agreement, (including guarantee obligations in respect thereof) so long as (I) any Liens securing such Indebtedness are subject to the ABL Intercreditor Agreement and (II) the aggregate principal amount of such Indebtedness does not exceed the aggregate principal amount permitted to be incurred under the ABL Credit Agreement (as in effect on the date hereof and whether or not the ABL Credit Agreement is in effect on the relevant date of determination);

(aa)        [Reserved];

(bb)       to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(cc)        Indebtedness incurred by the Parent Issuer or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

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(dd)       Indebtedness incurred by an Issuer as a result of the exchange of Term B Loans assigned to such Issuer pursuant to Section 10.07(k) of the First Lien Credit Agreement (or comparable exchange of other First Lien Secured Obligations under any First Lien Loan Document or any Second Lien Secured Obligations under any Second Lien Debt Document), as long as such Indebtedness would be a refinancing permitted hereunder of such Term B Loans (or such other First Lien Secured Obligations or Second Lien Secured Obligations) and so long as any Liens securing such Indebtedness do not have a greater priority than the Liens securing the Indebtedness being refinanced; and

(ee)        all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (dd) above.

For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Equity Interests or Preferred Stock described in Sections 4.03(a) through (dd) above, the Parent Issuer, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) in any one or more of the types of Indebtedness, Disqualified Equity Interests or Preferred Stock described in Sections 4.03(a) through (dd) and will only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or Preferred Stock in such of the above clauses as determined by the Parent Issuer at such time; provided that (x) all Indebtedness under the Notes Documents will be deemed to have been incurred in reliance on the exception in clause (a) above, (y) all Indebtedness under the ABL Credit Agreement shall be deemed to have been incurred in reliance on the exception in clause (z)(ii) above and (z) all Indebtedness under the First Lien Credit Agreement shall be deemed to have been incurred in reliance on the exception in clause (z)(i) above (with all Indebtedness under the First Lien Credit Agreement incurred on the Closing Date being deemed to have been incurred in reliance on the exception in clause (z)(i)(A) above). Subject to the preceding sentence, the Parent Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 4.03(a) through (dd).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Equity Interests or Preferred Stock, the Dollar-equivalent principal amount of Indebtedness, Disqualified Equity Interests or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred, or Disqualified Equity Interests or Preferred Stock is issued, to extend, replace, refund, refinance, renew or defease other Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Equity Interests or Preferred Stock does not exceed the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID, upfront fees or similar fees) incurred in connection with such refinancing.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of OID, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, as the case may be, of the same class, accretion or amortization of OID or liquidation preference and increases in the amount of Indebtedness, Disqualified Equity Interests or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests or Preferred Stock for purposes of this Section 4.03. The principal amount of any Indebtedness incurred or Disqualified Equity Interests issued to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Equity Interests, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Equity Interests in denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on the consolidated balance sheet of the Parent Issuer dated such date prepared in accordance with GAAP.

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Notwithstanding anything to the contrary in this Indenture, (x) no investments made by any Note Party in any Non-Note Party in the form of intercompany loans shall be evidenced by a promissory note unless such promissory note, to the extent required to be pledged thereunder, is pledged to the Collateral Agent in accordance with the terms of the Security Agreement and (y) any investments in the form of intercompany loans constituting indebtedness of any Note Party owed to any Non-Note Party shall be unsecured and subordinated to the Secured Obligations on terms consistent with the subordination provisions of the Intercompany Note in each case, other than indebtedness owed by, or to, a Broker-Dealer Regulated Subsidiary.

Section 4.04         Fundamental Changes

The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(a)          any Restricted Subsidiary may merge, amalgamate or consolidate with (i) an Issuer (including a merger, the purpose of which is to reorganize such Issuer into a new jurisdiction in the United States, any state thereof or the District of Columbia); provided that such Issuer shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Note Party is merging, amalgamating or consolidating with a Restricted Subsidiary, a Note Party shall be the continuing or surviving Person unless the Investment made in connection with such Restricted Subsidiary that is a Note Party merging, amalgamating or consolidating with a Non-Note Party shall otherwise be a Restricted Payment permitted by Section 4.06 (other than Section 4.06(b)(xviii)) or a Permitted Investment;

(b)          any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Parent Issuer determines in good faith that such action is in the best interests of the Issuers and the Restricted Subsidiaries and is not materially disadvantageous to the Holders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)          any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to an Issuer or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Note Party, then (i) the transferee must be a Note Party or (ii) to the extent constituting an Investment, such Investment must be a Restricted Payment permitted by Section 4.06 (other than Section 4.06(b)(xviii)) or a Permitted Investment;

(d)          so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Issuer may merge, dissolve, liquidate or consolidate with any other Person; provided that (i) the Parent Issuer shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Parent Issuer or is a Person into which the Parent Issuer has been liquidated or dissolved (any such Person, the “Successor Parent Issuer”), (A) the Successor Parent Issuer shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Parent Issuer shall expressly assume all the obligations of the Parent Issuer under this Indenture and the other Notes Documents to which the Parent Issuer is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Controlling Parties (or, if after the Sell-Down Date, the Trustee), (C) each Guarantor, unless it is the other party to such merger, dissolution, liquidation or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Parent Issuer’s obligations under the Notes Documents, (D) each Guarantor, unless it is the other party to such merger, dissolution, liquidation or consolidation, shall have reaffirmed that its obligations under the Security Agreement and other applicable Collateral Documents shall apply to the Successor Parent Issuer's obligations under the Notes Documents, (E) [reserved], and (F) the Parent Issuer shall have delivered to the Trustee an Officer’s Certificate stating that such merger or consolidation and such supplement to this Indenture or any Collateral Document comply with this Indenture and customary legal opinions consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Controlling Parties (or, if after the Sell-Down Date, the Trustee); provided further that if the foregoing are satisfied, the Successor Parent Issuer will succeed to, and be substituted for, the Parent Issuer under this Indenture;

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(e)          [reserved];

(f)           so long as no Event of Default has occurred and is continuing or would result therefrom (solely in the case of a merger, amalgamation or consolidation involving a Note Party), any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 4.06 (other than Section 4.06(b)(xviii)) or a Permitted Investment; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each other Restricted Subsidiary, shall have complied with the requirements of Section 3.13;

(g)          the Note Parties and their Subsidiaries may consummate the Merger and the related transactions contemplated by the Merger Agreement (and documents related thereto) and any Permitted Reorganization; and

(h)          so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, consolidation, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 4.05 (other than Section 4.05(e)) may be consummated.

Notwithstanding the above, in the case of any merger, amalgamation or consolidation where the continuing or surviving Person is a Note Party or any liquidation into a Note Party, in each case, in accordance with this Section 4.04, any security interests granted to the Collateral Agent for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been or will promptly be taken, in each case, as required by Sections 3.13 and 3.15.

Section 4.05          Dispositions.

The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Disposition, except:

(a)          (x) Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business, (y) Dispositions of property no longer used or useful in the conduct of the business of the Parent Issuer or any Restricted Subsidiary and (z) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b)          Dispositions of (i) inventory, goods held for sale in the ordinary course of business and (ii) immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned) in the ordinary course of business, including but not limited to Dispositions of medical devices or other medical products pursuant to a voluntary or mandatory recall thereof or of assets in connection with the consolidation of billing centers;

(c)          Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

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(d)          Dispositions of property to the Parent Issuer or any Restricted Subsidiary; provided that if the transferor of such property is a Note Party (i) the transferee thereof must be a Note Party, (ii) such Disposition is for cash and shall be for no less than the fair market value of such property at the time of such Disposition (or any promissory note or other non-cash consideration received in respect thereof must be a Restricted Payment permitted by Section 4.06 (other than Section 4.06(b)(xviii))) or a Permitted Investment or (iii) if such transaction constitutes an Investment, such Investment must be a Restricted Payment permitted by Section 4.06 (other than Section 4.06(b)(xviii)) or a Permitted Investment;

(e)          Dispositions that otherwise constitute a Permitted Investment, are permitted by Section 4.04 (other than Section 4.04(h)) or otherwise constitute a Restricted Payment permitted by Section 4.06 (other than Section 4.06(b)(xviii)) and Liens permitted by Section 4.01 (other than Section 4.01(l)(ii));

(f)           Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Proceeds from all such Dispositions since the Closing Date exceeds $50,000,000, such excess shall be (x) used to repay or prepay First Lien Indebtedness or ABL Indebtedness or (y) reinvested, in each case of clauses (x) and (y), in accordance with the definition of “Net Proceeds”;

(g)          Dispositions of cash and Cash Equivalents;

(h)          (i) leases, subleases, licenses or sublicenses (including agreements under which the Parent Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Parent Issuer’s or any Restricted Subsidiary’s products, technologies or services), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Issuer and the Restricted Subsidiaries, taken as a whole, and (ii) the abandonment of intellectual property rights (A) in the ordinary course of business or which in the reasonable good faith determination of the Parent Issuer are not material to the conduct of the business of the Parent Issuer and the Restricted Subsidiaries taken as a whole or (B) that are no longer economically practicable or commercially reasonable to maintain;

(i)           transfers of property subject to Casualty Events;

(j)           Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default has occurred and is continuing), no Event of Default shall have occurred and be continuing or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $10,625,000, the Parent Issuer or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (free and clear of all Liens at the time received (other than nonconsensual Liens permitted by Section 4.01 and Liens permitted by Section 4.01(a), clause (iii) of Section 4.01(k), Section 4.01(m), clauses (i) and (ii) of Section 4.01(r), Section 4.01(v), Section 4.01(bb), Section 4.01(cc), Section 4.01(dd), Section 4.01(gg), Section 4.01(ii), Section 4.01(jj) and Section 4.01(ll) and in each case, any permitted modifications, replacements, renewals or extensions of such Liens pursuant to Section 4.01(aa))); provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Issuer’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Secured Obligations, that (i) are assumed by the transferee with respect to the applicable Disposition or (ii) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Parent Issuer or any of its Restricted Subsidiaries) and, in the case of clause (i), for which the Parent Issuer and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Parent Issuer or the applicable Restricted Subsidiary from such transferee that are converted by the Parent Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) in connection with the applicable Disposition, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Parent Issuer or any of its Restricted Subsidiaries), to the extent that the Parent Issuer and each of its Restricted Subsidiaries are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and (D) aggregate non-cash consideration received by the Parent Issuer or the applicable Restricted Subsidiary having an aggregate fair market value, taken together with all other non-cash consideration received pursuant to this clause (D) (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $91,875,000 and 43.75% of Trailing Four Quarter Consolidated EBITDA as determined at the time of such applicable Dispositions (net of any such non-cash consideration subsequently converted into cash and Cash Equivalents);

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(k)          to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Parent Issuer or any of the Restricted Subsidiaries that is not in contravention of Section 4.07;

(l)           Dispositions or discounts, without recourse of accounts receivable or notes receivable in connection with the collection or compromise thereof in the ordinary course of business or the conversion of accounts receivable to notes receivable in the ordinary course of business;

(m)          Dispositions of ABL Priority Collateral not otherwise permitted by this Section 4.05 to the extent the net proceeds thereof are applied to repay or cash collateralize the ABL Obligations;

(n)          any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Parent Issuer and the Subsidiaries as a whole, as determined in good faith by the Parent Issuer;

(o)          any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p)          Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)          the unwinding of any Swap Contract or any Cash Management Services permitted under Section 4.03(l);

(r)           the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(s)          any Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(t)           Dispositions by any Note Party of any wholly-owned Restricted Subsidiary of the type described in clauses (d) and (e) of the definition of “Excluded Subsidiary” to the extent consisting of contributions or other Dispositions of Equity Interests in other wholly-owned Restricted Subsidiaries of the type described in clauses (d) and (e) of the definition of “Excluded Subsidiary” to such wholly-owned Restricted Subsidiary;

(u)          Dispositions (i) of non-core assets acquired in connection with Permitted Acquisitions or any other acquisition or Investment permitted under this Indenture; provided that the aggregate amount of such sales shall not exceed 31.25% of the fair market value of the acquired entity or business, (ii) made to satisfy the Parent Issuer’s or any Restricted Subsidiary’s obligations under any non-compete agreement or (iii) made to obtain the approval of any anti-trust authority;

(v)          Dispositions set forth on Schedule 4.05;

(w)          any issuance of Equity Interests in any Restricted Subsidiary to any officer, director, consultant, advisor, service provider or employee of the Issuers or any Restricted Subsidiary in respect of services provided to the Issuers or a Restricted Subsidiary in the ordinary course of business approved by the Board of Directors of the Parent Issuer;

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(x)          cancellation of Indebtedness owing to the Parent Issuer or any Restricted Subsidiary from members of management of the Parent Issuer, any of the Parent Issuer’s direct or indirect parent companies or any of the Parent Issuer’s Restricted Subsidiaries in connection with the repurchase or redemption of Equity Interests of any of the Parent Issuer’s direct or indirect parent companies;

(y)          Dispositions of assets not constituting Collateral;

(z)          any Issuer and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost-sharing agreements with any Issuer or any Subsidiary and settle any crossing payments in connection therewith or (ii) surrender, terminate or waive contractual rights and settle or waive contractual or litigation claims; and

(aa)         Dispositions in an amount not to exceed the greater of $6,562,500 and 3.125% of Trailing Four Quarter Consolidated EBITDA in the aggregate in any fiscal year;

provided that any Disposition of any property pursuant to this Section 4.05 (except pursuant to Sections 4.05(a), (d), (e), (h), (i), (l), (p), (q), (r), (s), (v), (w), (x), (z) and (aa) and except for (x) Dispositions from the Parent Issuer or a Guarantor to the Parent Issuer or a Guarantor or (y) Dispositions from any wholly-owned Non-Note Party to any other wholly-owned Non-Note Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 4.05 to any Person other than the Parent Issuer or any of its Restricted Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Notes Documents, and, if requested by the Collateral Agent or any Controlling Party, upon the certification by the Parent Issuer that such Disposition is not prohibited by this Indenture, the Collateral Agent shall be authorized, without recourse, representation, warranty (express or implied) or liability, to take any reasonable actions at the sole cost and expense of the Parent Issuer in order to effect the foregoing.

Section 4.06         Restricted Payments.

(a)          The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (w) declare or pay any dividend or make any payment or distribution on account of the Parent Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than (A) dividends or distributions by the Parent Issuer payable solely in Equity Interests (other than Disqualified Equity Interests) of the Parent Issuer or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly-owned Subsidiary, the Parent Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent Issuer, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Parent Issuer or a Restricted Subsidiary, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Financing, other than such Indebtedness permitted under Sections 4.03(d) and (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(i)           in the case of any Restricted Payment described in clauses (w), (x) or (y) above utilizing amounts described in clause (iii) below, (1) no Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payments or would occur as a consequence thereof and (2) solely with respect to the utilization of subclause (iii)(A), the Total Net Leverage Ratio (calculated on a Pro Forma Basis) of the Parent Issuer for the immediately preceding Test Period is less than or equal to 6.00 to 1.00;

(ii)          in the case of any Restricted Payment described in clause (z) above utilizing amounts described in clause (iii) below, no Event of Default shall have occurred and be continuing at the time of declaration thereof;

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(iii)         such Restricted Payment, together with the aggregate amount of all Restricted Payments (including the fair market value of any non-cash amount) made by the Parent Issuer and the Restricted Subsidiaries after the Closing Date permitted by Section 4.06(b)(i) (to the extent at the applicable date of declaration or notice, the dividend or other distribution or redemption payment is to be made in reliance on this clause (iii) or Section 4.06(b)(vi)(C)) or Section 4.06(b)(vi)(C), but excluding all other Restricted Payments permitted by Section 4.06(b) (and for the avoidance of doubt, all other Permitted Investments)), is less than the sum of (without duplication):

(A)         50% of Consolidated Net Income of the Parent Issuer for the period (taken as one accounting period and including the predecessor) beginning the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently ended Test Period preceding such Restricted Payment for which financial statements have been delivered to the Trustee and the Holders pursuant to Section 3.01(a) or 3.01(b), as applicable, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (provided that in no event shall this clause (A) be less than zero); plus

(B)         100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Parent Issuer since the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to Section 4.03(m)(i) or have been designated as an ABL Cure Amount) from the issue or sale of:

(I) (a) Equity Interests of the Parent Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)          Equity Interests to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Issuer or any of the Parent Issuer’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.06(b)(iv); and

(y)          Designated Preferred Stock; and

(b)          to the extent such net proceeds or other property are actually contributed to a Parent Issuer, Equity Interests of any direct or indirect parent company of such Parent Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 4.06(b)(iv)); or

(II)        debt securities of the Parent Issuer, that have been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) of the Parent Issuer;

provided that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with Section 4.06(b)(ii), (X) Equity Interests or convertible debt securities of the Parent Issuer sold to a Restricted Subsidiary, (Y) Disqualified Equity Interests or debt securities that have been converted or exchanged into Disqualified Equity Interests or (Z) Excluded Contributions; provided further that the making of any Restricted Investment in a Non-Note Party pursuant to this Section 4.06(a)(iii) shall not be subject to compliance with Section 4.06(a)(ii); plus

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(C)         100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Parent Issuer following the Closing Date but other than (V) to the extent designated as an ABL Cure Amount, (W) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to Section 4.03(m)(i), (X) by a Restricted Subsidiary, (Y) any Excluded Contributions and (Z) net cash proceeds that constitute net cash proceeds from the sale of Designated Preferred Stock; plus

(D)         100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(1)         the sale or other disposition (other than to the Parent Issuer or any of its Restricted Subsidiaries) of, or other Returns (other than Returns that reduce Investments pursuant to the last paragraph of the definition thereof) on Investments from, Restricted Investments made by the Parent Issuer or any of its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent Issuer or a Restricted Subsidiary (other than by the Parent Issuer or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Parent Issuer or a Restricted Subsidiary, in each case after the Closing Date (in each case, other than Restricted Investments made by the Parent Issuer or any of its Restricted Subsidiaries pursuant to Section 4.06(b)(x) or 4.06(b)(xvii)); or

(2)         the sale (other than to the Parent Issuer or any of its Restricted Subsidiaries) of the stock or any assets of an Unrestricted Subsidiary (or any joint venture (other than any Restricted Subsidiary) or other minority Investment or a distribution or a dividend from an Unrestricted Subsidiary, any joint venture (other than any Restricted Subsidiary) or other minority Investment (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Issuer or a Restricted Subsidiary pursuant to Section 4.06(b)(x), 4.06(b)(xvii) or 4.06(b)(xxiii) or to the extent such Investment constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment), in each case, after the Closing Date; plus

(E)          in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent Issuer or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Issuer or a Restricted Subsidiary pursuant to Section 4.06(b)(x), 4.06(b)(xvii) or 4.06(b)(xxiii) or to the extent such Investment constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; provided that, in the case of this Section 4.06(a)(iii)(E), if the fair market value of any such marketable securities or other property (other than cash) contributed or received, or such Investment, as applicable to be included in this clause (E), shall exceed $31,250,000 in any redesignation, transaction or series or related transactions, such fair market value shall be determined by the Board of Directors of the Parent Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary whose resolution with respect thereto will be delivered to the Trustee; plus

(F)          Declined Proceeds less (x) any Declined Proceeds the proceeds of which are required to be used to effect the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Parent Issuer or any of its Restricted Subsidiaries pursuant to provisions similar to those described in Sections 3.24 and 3.25 and (y) any Declined Proceeds applied to make a payment pursuant to Section 4.06(b)(xiii); plus

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(G)         an amount equal to $50,000,000 (with the amount of each Restricted Investment being measured at the time made and without giving effect to subsequent changes in value).

(b)          The provisions of Section 4.06(a) will not prohibit:

(i)           the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with this Indenture;

(ii)          (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or any Junior Financing of the Parent Issuer or any of its Restricted Subsidiaries, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Parent Issuer to the extent contributed to the Parent Issuer (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Parent Issuer or to an employee stock ownership plan or any trust established by the Parent Issuer or any of its Restricted Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 4.06(b)(vi)(A) or (B), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement under Section 4.06(b)(vi)(A) or (B);

(iii)         the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (a) Junior Financing of the Parent Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Parent Issuer or a Guarantor or Disqualified Equity Interests of the Parent Issuer or a Guarantor, (b) Disqualified Equity Interests of the Parent Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests or Subordinated Indebtedness of the Parent Issuer or a Guarantor, (c) Disqualified Equity Interests of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests of a Restricted Subsidiary that is not a Guarantor that, in each case of clauses (a) through (c), is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 4.03 and (d) any Junior Financing or Disqualified Equity Interests which constitutes Acquired Indebtedness (to the extent such Acquired Indebtedness was not incurred in contemplation of such principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement);

(iv)         a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Equity Interests) of the Parent Issuer or any direct or indirect parent company of the Parent Issuer held by any future, present or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Issuer, any of its Subsidiaries or any of its direct or indirect parent companies upon the death, disability, retirement or termination of employment of any such Person or pursuant to any shareholder, employee, manager or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or co-investor or shareholder agreement (including, for the avoidance of doubt, to pay any principal and interest payable on any notes issued by the Parent Issuer or any direct or indirect parent company of the Parent Issuer in connection with any such repurchase, retirement or other acquisition) including any arrangement including Equity Interests rolled over by management of the Parent Issuer in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this Section 4.06(b)(iv) does not exceed $18,750,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $37,500,000 in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

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(A)        the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Parent Issuer and, to the extent contributed to the Parent Issuer, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Parent Issuer, in each case to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.06(a)(iii) or designated an Excluded Contribution; plus

(B)         the cash proceeds of key man life insurance policies received by the Parent Issuer or any of its Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Parent Issuer) after the Closing Date; less

(C)         the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this Section 4.06(b)(iv);

(v)         the declaration and payment of scheduled cash dividends or scheduled cash distributions to holders of any class or series of Disqualified Equity Interests of the Parent Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.03(g) or (s), in each case to the extent such dividends are included in the definition of “Fixed Charges”;

(vi)        (A) the declaration and payment of cash dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by the Parent Issuer after the Closing Date, (B) the declaration and payment of cash dividends or distributions to any direct or indirect parent company of the Parent Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by such parent company after the Closing Date; provided that the amount of dividends paid pursuant to this Section 4.06(b)(vi)(B) shall not exceed the aggregate amount of cash actually contributed to the Parent Issuer from the sale of such Designated Preferred Stock; or (C) the declaration and payment of cash dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.06(b)(ii); provided, in the case of each of clauses (A), (B) and (C) of this clause (b)(vi), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration, (I) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) for the immediately preceding Test Period is less than or equal to 6.00 to 1.00 or (II) the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) for the immediately preceding Test Period is at least 2.00 to 1.00, and satisfaction of such tests shall be evidenced by a certificate from a Financial Officer of the Parent Issuer demonstrating such satisfaction calculated in reasonable detail;

(vii)       payments made or expected to be made by the Parent Issuer or any of its Restricted Subsidiaries in respect of withholding or similar taxes payable by or with respect to any future, present or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Issuer or any of its Restricted Subsidiaries and any repurchases of Equity Interests deemed to occur upon, in each case, exercise, vesting, or settlement, as applicable, of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(viii)      Restricted Payments in an aggregate amount per annum not to exceed an amount equal to 4.00% of Market Capitalization;

(ix)         Restricted Payments that are made with Excluded Contributions;

(x)          Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) (in the case of Restricted Investments, at the time outstanding) not to exceed the greater of (I) $81,250,000 and (II) 37.5% of Trailing Four Quarter Consolidated EBITDA (in the case of Restricted Investments made pursuant to this clause (x), the amount of such Restricted Investment being measured at the time such Restricted Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

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(xi)        distributions or payments of Securitization Fees;

(xii)       any cash payments made after the Closing Date in respect of performance-based or time-vested restricted stock units (in each case that are existing and either vested or unvested) as of the Closing Date in an aggregate amount of up to $18,750,000;

(xiii)      solely to the extent funded with Declined Proceeds, the repurchase, redemption or other acquisition or retirement for value of any Junior Financing;

(xiv)      [reserved];

(xv)       Restricted Payments made (i) on the Closing Date to consummate the Transactions, (ii) in respect of working capital adjustments or purchase price adjustments pursuant to the Merger Agreement, any Permitted Acquisition or other permitted Investments, (iii) in order to satisfy indemnity and other similar obligations under the Merger Agreement, any Permitted Acquisition or other permitted Investments and (iv) to holders of Equity Interests of the Parent Issuer (immediately prior to giving effect to the Transactions) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions, and Restricted Payments consisting of a Permitted Reorganization;

(xvi)      cash payments or loans, advances, dividends or distributions to any direct or indirect shareholder of the Parent Issuer to make payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Issuer or any of its Restricted Subsidiaries or any direct or indirect parent company of the Parent Issuer;

(xvii)     in addition to the foregoing Restricted Payments, the Parent Issuer may make additional Restricted Payments so long as immediately after giving effect to such Restricted Payment and the application of proceeds therefrom, (x) the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment is less than or equal to 5.00 to 1.00 (calculated on a Pro Forma Basis) and (y) no Event of Default exists or would immediately result therefrom;

(xviii)    to the extent constituting Restricted Payments, the Parent Issuer and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 4.01, 4.03 (other than Section 4.03(d)), 4.04 (other than Section 4.04(a), 4.04(c)(ii) or (f)), 4.05 (other than Section 4.05(d)(ii) or (e)) or 4.08 (except transactions described in clauses (a), (b), (f), (g), (j), (n), (q), (s), (w), (y) and (z) of such Section);

(xix)       payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Parent Issuer and the Restricted Subsidiaries taken as a whole that complies with the terms of this Indenture or any other transaction that complies with the terms of this Indenture;

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(xx)        (A) the payment of dividends, other distributions and other amounts by the Parent Issuer to, or the making of loans to, any direct or indirect parent of the Parent Issuer in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Parent Issuer, if applicable, to pay interest and/or principal (including AHYDO “catch-up payments”) on Indebtedness the proceeds of which have been permanently contributed to the Parent Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Parent Issuer or any of its Restricted Subsidiaries incurred in accordance with Section 4.03 (other than if such guarantee or Indebtedness constitutes Junior Financing and such payment would be in violation of the applicable intercreditor and/or subordination agreement); provided that the proceeds contributed to the Parent Issuer or such Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to Section 4.06(b)(iv) or 4.06(a)(iii) and shall not be designated an Excluded Contribution; provided further that (x) the aggregate amount of such dividends, distributions or other amounts shall not exceed the amount of cash actually contributed to the Parent Issuer for the incurrence of such Indebtedness and (y) any Restricted Payment made pursuant to this clause (xx) the proceeds of which are used to make payments in respect of Indebtedness which payments would constitute an interest expense determined in accordance with GAAP if such Indebtedness was Indebtedness of the Parent Issuer, shall be deemed to be an interest expense of the Parent Issuer for all purposes of this Indenture; and (B) the payment of dividends, other distributions and other amounts by the Parent Issuer to, or the making of loans to, any direct or indirect parent of the Parent Issuer in the amount required for such parent to, if applicable, make any AHYDO Payment on intercompany Indebtedness among parent companies of the Parent Issuer; provided that such AHYDO Payment shall not be made prior to the end of the first accrual period ending after the fifth anniversary of the issue date of such intercompany Indebtedness;

(xxi)       repurchases of Equity Interests in the Parent Issuer or any Restricted Subsidiary of the Parent Issuer deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xxii)      [reserved]; and

(xxiii)     Investments in joint ventures, other similar agreements, partnerships, minority investments or Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (xxiii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to cash or Cash Equivalents), not to exceed the greater of (a) $52,500,000 and (b) 25.0% of Trailing Four Quarter Consolidated EBITDA at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment made pursuant to this clause (xxiii) in Equity Interests of a Person that subsequently becomes a Note Party, such Investment shall thereafter be deemed permitted under clause (1) of the definition of “Permitted Investment” (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (xxiii);

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b)(v), (b)(vi), (b)(viii), (b)(x), (b)(xvii) and (b)(xx)(A), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)         For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 4.06 or if an Investment in such amount would be permitted at such time pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise is permitted to be so designated pursuant to Section 3.16.

(d)         For the avoidance of doubt, this Section 4.06 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Parent Issuer or any Restricted Subsidiary permitted to be incurred under Section 4.03 hereof.

(e)         For the avoidance of doubt, the cancellation of Indebtedness owing to the Parent Issuer or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, independent contractors, members of management or consultants of the Parent Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Parent Issuer or any of the Parent Issuer’s Restricted Subsidiaries in connection with a repurchase or redemption of Equity Interests of the Parent Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 4.06 or any other provision of this Indenture.

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For purposes of determining compliance with this Section 4.06, in the event that a proposed Restricted Payment or Investment (or any portion thereof) at any time, whether at the time of declaration or payment, purchase, redemption, defeasance or other acquisition or retirement, or at the time of the making thereof, or subsequently at a later time, meets the criteria of more than one of the categories described in Section 4.06(b)(i) through (xxiii) or is entitled to be made pursuant to Section 4.06(a) and/or one or more of the categories described in the definition of “Permitted Investment”, the Parent Issuer, in its sole discretion, will be entitled to classify and may subsequently reclassify such item of (or any portion thereof) (based on circumstances existing on the date of such reclassification) among such clauses in Section 4.06(b)(i) through (xxiii),  Section 4.06(a) and/or one or more of the categories contained in the definition of “Permitted Investments”, and will only be required to include the amount and type of such Restricted Payment or Investment in such of the above clauses as determined by the Parent Issuer at such time.  The Parent Issuer will be entitled to divide and classify a Restricted Payment or Investment in more than one of the types described in Section 4.06(b)(i) through (xxiii),  Section 4.06(a) and/or one or more of the categories contained in the definition of “Permitted Investments”.

Section 4.07        Change in Nature of Business. The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Parent Issuer and the Restricted Subsidiaries on the Closing Date or any business or any other activities reasonably related, complementary, synergistic, similar, incidental or ancillary thereto (including related, complementary, synergistic, similar, incidental or ancillary technologies) or reasonable extensions, developments or expansions thereof.

Section 4.08         Transactions with Affiliates.

The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Parent Issuer, whether or not in the ordinary course of business, involving aggregate payments or consideration, in any transaction or series of related transactions, in excess of $10,625,000, other than:

(a)          transactions among the Parent Issuer or the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)          transactions on terms (taken as a whole) substantially as favorable to the Parent Issuer or such Restricted Subsidiary as would be obtainable by the Parent Issuer or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)          the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions and transactions constituting any Permitted Reorganization;

(d)          the issuance of Equity Interests or equity-based awards to any officer, director, employee, independent contractor, advisor, service provider or consultant of the Parent Issuer or any Subsidiary or any direct or indirect parent of the Parent Issuer, including, without limitation, in connection with the Transactions;

(e)          the payment of management, monitoring, oversight, consulting, advisory and similar fees pursuant to a Sponsor Management Agreement or other arrangement with Walgreens Co., the Sponsor or management companies associated with the Sponsor or their advisors in a maximum amount for all such agreements and arrangements not to exceed 2.50% of Trailing Four Quarter Consolidated EBITDA of the Parent Issuer in any fiscal year, and transaction fees to the foregoing Persons not to exceed in the aggregate 1.25% of the applicable gross transaction value and indemnities and other expenses pursuant to a Sponsor Management Agreement or other arrangement with the foregoing Persons (including any transaction fee payable in connection with the Transactions), plus any unpaid management, monitoring, transaction fees, indemnities and expenses accrued in any prior year to the extent such fee or expense is otherwise permitted to be paid pursuant to this clause (e) in such prior year;

(f)           Restricted Payments permitted under Section 4.06, Permitted Investments and Permitted Acquisitions (other than by reference to this Section 4.08 or any clause in this Section 4.08);

(g)          transactions by the Parent Issuer and any Restricted Subsidiary permitted under an express provision (including any exceptions thereto) of this Article VII (other than by reference to this Section 4.08 or any clause in this Section 4.08);

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(h)        (i) employment, consulting and severance arrangements between the Parent Issuer and the Restricted Subsidiaries (or any direct or indirect parent of the Parent Issuer) and their respective future, present or former officers, employees, independent contractors, advisor, service provider and/or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), in each case, in the ordinary course of business and (ii) transactions pursuant to any shareholder, employee or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-invest agreement or shareholder agreement, including any arrangement including Equity Interests rolled over or otherwise re-invested by management of the Parent Issuer or Omega Parent in connection with the Transactions;

(i)          the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of or for the benefit of any future, present or former directors, officers, member of management, independent contractors, employees, advisors, service providers and consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Issuer and its Restricted Subsidiaries (or any direct or indirect parent of the Parent Issuer), in each case, in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Issuer and its Restricted Subsidiaries;

(j)          transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 4.08 or any amendment thereto or replacement thereof to the extent such an amendment or replacement is not adverse to the Holders in any material respect as compared to the applicable agreement, instrument or arrangement in effect on the Closing Date;

(k)         payments by the Parent Issuer and any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors of the Parent Issuer or a majority of the disinterested members of such Board of Directors in good faith;

(l)          payments by the Parent Issuer or any of its Subsidiaries pursuant to any tax sharing agreements with the Parent Issuer to the extent attributable to the ownership or operation of the Parent Issuer and its Subsidiaries, but only to the extent permitted by Section 4.06;

(m)         the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Parent Issuer to any Permitted Holder or to any former, current or future director, manager, officer, employee, independent contractor, advisor, service provider or consultant (or any Immediate Family Members or Affiliates of any of the foregoing) of the Parent Issuer, any of its Subsidiaries or any direct or indirect parent thereof;

(n)         transactions with customers, clients, joint venture partners, independent contractors, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Parent Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Parent Issuer, or are on terms at least as favorable (as determined by the Parent Issuer) as might reasonably have been obtained at such time from an unaffiliated party;

(o)         transactions pursuant to that certain Letter Agreement re: Administrative Services, dated as of March 11, 2019, between HC Group Holdings I, LLC and Option Care Enterprises, Inc., or any amendment thereto or replacement thereof to the extent such an amendment or replacement is not adverse to the Holders in any material respect as compared to the letter agreement in effect on the Closing Date;

(p)         the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Parent Issuer or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on or after the Closing Date in connection therewith or similar equity holder’s agreements or limited liability company agreements;

(q)         transactions in which the Parent Issuer or any of the Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 4.08;

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(r)          the licensing of trademarks, copyrights or other IP Rights in the ordinary course of business and the non-exclusive licensing (or sublicensing) of trademarks, copyrights, or other IP Rights;

(s)         the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Parent Issuer or any of its Subsidiaries or any direct or indirect parent thereof or any contribution to the capital of the Parent Issuer or any of its Restricted Subsidiaries to the extent otherwise permitted by this Indenture and to the extent such issuance or transfer would not give rise to a Change of Control;

(t)          (i) investments by the Permitted Holders in securities of the Parent Issuer or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Permitted Holders in connection therewith) so long as (A) the investment is being offered generally to other non-affiliated investors on the same or more favorable terms and (B) the investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities (provided that any investments in debt securities by any Debt Fund Affiliates shall not be subject to the limitation in this clause (B)), and (ii) payments to the Permitted Holders in respect of securities or loans of the Parent Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Parent Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(u)         subleases of leased real property by and between the Parent Issuer or any Restricted Subsidiary and Walgreens Co. and any of its Subsidiaries;

(v)         transactions among the Parent Issuer and the Restricted Subsidiaries, undertaken in good faith (as certified by a responsible financial or accounting officer of the Parent Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Parent Issuer and its Subsidiaries and not for the purpose of circumventing any provision of this Indenture so long as (x) no Event of Default has occurred and is continuing or would result from such transactions and (y) the Parent Issuer provides to the Controlling Parties (or, if after the Sell-Down Date but prior to the Discharge of First Lien Secured Obligations, the Designated First Lien Representative) evidence reasonably acceptable to the Controlling Parties or such Designated First Lien Representative, as applicable, that the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral (prior to giving effect to the transactions), taken as a whole, is not impaired in any material respect by such transactions and all actions required to maintain said perfected status have been or will promptly be taken;

(w)        payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Parent Issuer and the Restricted Subsidiaries in such joint venture) in the ordinary course of business or consistent with past practice or industry practice (including, without limitation, any cash management activities related thereto) to the extent otherwise constituting a Permitted Investment or Restricted Payment permitted under Section 4.06;

(x)          any Disposition of Securitization Assets or related assets, Investments permitted pursuant to clause (14) of the definition of “Permitted Investments”, Standard Securitization Undertakings and Limited Originator Recourse, in each case in connection with any Qualified Securitization Financing or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Financing;

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(y)         transactions between the Parent Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Parent Issuer or any direct or indirect parent of the Parent Issuer; provided, however, that such director abstains from voting as a director of the Parent Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(z)          payments or loans (or cancellations of loan repayment obligations) to future, present and former independent contractors, employees, advisors, service providers or consultants of the Parent Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary that are approved by the Board of Directors of senior management of the Parent Issuer in good faith and that are otherwise permitted by this Indenture; and

(aa)        Affiliate repurchases of the Loans or Commitments (as defined in the First Lien Credit Agreement) to the extent permitted by Section 10.07 of the First Lien Credit Agreement and Affiliate repurchases of other First Lien Secured Obligations, Secured Obligations and obligations in respect of any Junior Financing, and, in each case, the holding of such loans or commitments and the payments and other transactions contemplated herein in respect thereof.

Section 4.09         Burdensome Agreements. The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any Contractual Obligation (other than this Indenture or any other Notes Document) that limits the ability of:

(a)          any Non-Note Party to make Restricted Payments to any Note Party, or

(b)          any Note Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Secured Obligations or under the Notes Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which:

(i)          (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 4.09) are listed in Schedule 4.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii)         are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in anticipation of such Person becoming a Restricted Subsidiary;

(iii)        comprise restrictions pursuant to Indebtedness of a Non-Note Party which is permitted by Section 4.03 and which does not apply to any Note Party;

(iv)        are customary restrictions that arise in connection with (x) any Lien permitted by Sections 4.01(k), (l), (p), (q), (r)(i), (r)(ii), (s) and (ee) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 4.04 or 4.05 and relate solely to the assets or Person subject to such Disposition;

(v)         are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments or otherwise permitted under Section 4.06 and applicable solely to such joint venture;

(vi)        are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 4.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness and the proceeds and products thereof;

(vii)       are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(viii)      comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 4.03(a), (e) (other than Disqualified Equity Interests or Preferred Stock), (g) (other than Disqualified Equity Interests or Preferred Stock) and (n) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(ix)        are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Issuer or any of its Restricted Subsidiaries;

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(x)          are customary provisions restricting assignment of any agreement; provided that if such agreement is not entered into in the ordinary course of business, the granting, perfection, validity and priority of the security interests of the Secured Parties is not impaired in any material respect by such restriction;

(xi)         are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii)        arise in connection with cash or other deposits permitted under Section 4.01 or the definition of “Permitted Investments”, and limited to such cash or deposits;

(xiii)       comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 4.03 that are, taken as a whole, in the good faith judgment of the Parent Issuer, no more restrictive with respect to the Parent Issuer or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Indenture), so long as the Parent Issuer shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiv)       comprise restrictions imposed by Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing limited to Securitization Assets, in each case to the extent permitted hereunder;

(xv)        are restrictions contained in (x) the Second Lien Debt Documents and documents otherwise governing Indebtedness permitted pursuant to Section 4.03(cc), (y) the ABL Financing Documents and documents otherwise governing Indebtedness permitted pursuant to Section 4.03(z)(ii) or (z) any First Lien Loan Document;

(xvi)       are restrictions regarding licensing or sublicensing by the Parent Issuer and its Restricted Subsidiaries of intellectual property in the ordinary course of business; and

(xvii)      are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

Section 4.10         [Reserved]

Section 4.11         [Reserved].

Section 4.12         [Reserved]

Section 4.13         Modifications of Terms of Junior Financing. The Parent Issuer shall not and the Parent Issuer shall not permit any of its Restricted Subsidiaries to, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Holders, as determined in good faith by the Parent Issuer, any term or condition of any Junior Financing Documentation in violation of any applicable Intercreditor Agreement or subordination agreement without the consent of the Controlling Parties (or, if after the Sell-Down Date, the Trustee) (in each case, such consent shall not be unreasonably withheld, delayed or conditioned).

Section 4.14         Anti-layering. Notwithstanding anything in this Indenture or any other Notes Document to the contrary, the Parent Issuer shall not, and shall not permit any other Issuer or Guarantor to, directly or indirectly, incur any Indebtedness (including Indebtedness acquired or assumed as part of a Permitted Acquisition) that is contractually subordinated or junior in right of payment to any Indebtedness of such Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or the applicable Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of any Issuer or such Guarantor, as the case may be (it being understood and agreed that Indebtedness shall not be considered contractually subordinated or junior in right of payment solely because it is unsecured or secured by Liens junior in priority to Liens securing other Indebtedness). In addition to the foregoing, notwithstanding anything in this Indenture or any other Notes Document to the contrary, the Issuers shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is secured and that is, by its express terms, subordinated as to rights to receive, or subject to turnover of, payments or proceeds of collateral to any other Indebtedness of an Issuer or a Guarantor secured in whole or in part by the same collateral (including any “first-loss” or “last-out” tranche under (x) the First Lien Credit Agreement or the ABL Credit Agreement or (y) the documentation governing any other First Lien Secured Obligations or ABL Obligations), unless (1) such Indebtedness ranks pari passu or junior in right of payment with the Notes and (2) the Liens securing such Indebtedness rank pari passu or junior to the Liens securing the Secured Obligations. Notwithstanding anything in this Section 4.14 to the contrary, nothing in this Section 4.14 shall restrict customary waterfall provisions in the First Lien Loan Documents, ABL Financing Documents or documents governing such other Indebtedness that in each case do not establish any “first-loss,” “last-out” or similar tranche.

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Section 4.15         Restrictions on Certain Debt Purchases. Neither the Sponsor nor any non-Debt Fund Affiliate thereof shall, nor shall Issuers or any of the Restricted Subsidiaries permit the Sponsor or any non-Debt Fund Affiliate thereof to, acquire or hold, whether acquired in primary or secondary transactions, any First Lien Secured Obligations or ABL Obligations, except (a) in the case of Indebtedness under the First Lien Credit Agreement, as permitted under the terms of the First Lien Credit Agreement (as in effect on the Closing Date), (b) in the case of any other First Lien Secured Obligations, as may be provided in the documentation governing such other First Lien Secured Obligations; provided that the provisions in the documentation governing such other First Lien Secured Obligations are substantially identical to, or less favorable to the Sponsor and its non-Debt Fund Affiliates than, the provisions described in the foregoing clause (a), and (c) in the case of ABL Obligations, as permitted under the terms of the ABL Credit Agreement (as in effect on the Closing Date).

ARTICLE V.

REDEMPTION OF SECURITIES

Section 5.01         Notices and Opinions to Trustee.

If the Parent Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.07, it must furnish to the Trustee at least 15 days (or such shorter period as may be agreed to by the Trustee) but not more than 60 days before notice of redemption is required to be sent or cause to be sent to Holders pursuant to Section 5.03, an Officer’s Certificate setting forth:

(A)        the clause of this Indenture pursuant to which the redemption shall occur;

(B)         the date of redemption (the “Redemption Date”);

(C)         the principal amount of Notes to be redeemed; and

(D)         the redemption price;

provided that any Officer’s Certificate pursuant to this Section 5.01 may be furnished more than 60 days prior to a Redemption Date if the Officer’s Certificate is furnished in connection with Article VIII or Article XI.

Any optional redemption referenced in such Officer’s Certificate may be canceled by the Parent Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 5.02         Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in accordance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (to the extent such listing and the requirements thereof are known to the Trustee) and in accordance with the procedures and requirements of DTC, or, if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC, on a pro rata basis; provided that no Notes of $1.00 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

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Section 5.03         Notice of Redemption.

(a)          At least 15 days but not more than 60 days before a Redemption Date, the Parent Issuer will send or cause to be sent, by electronic delivery or by first class mail postage prepaid, a notice of redemption to each Holder whose Notes are to be redeemed at the registered address of such Holder or otherwise in accordance with the procedures of the DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI.

(b)         The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(A)         the Redemption Date;

(B)         the redemption price;

(C)         if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(D)         the name and address of the Paying Agent;

(E)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(F)         that, unless the Parent Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(G)         the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(H)         that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(I)          any conditions to redemption.

(c)          If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Parent Issuer defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

(d)          At the Parent Issuer’s request, the Trustee will give the notice of redemption in the Parent Issuer’s name and at its expense; provided, however, that the Parent Issuer has delivered to the Trustee, at least three Business Days (or such shorter period as may be agreed to by the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 5.03, an Officer’s Certificate requesting that the Trustee give such notice, which shall include a form of the notice setting forth the information provided in the preceding paragraphs of this Section 5.03.

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(e)          Notice of any redemption of the Notes may, at the Parent Issuer’s discretion, be subject to one or more conditions precedent. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Parent Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Parent Issuer in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Parent Issuer in its sole discretion) by the Redemption Date stated in such notice, or by the Redemption Date as so delayed. In addition, the Parent Issuer may provide in such notice that payment of the redemption price and performance of the Parent Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 5.04         Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 5.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price stated in such notice, as such Redemption Date may be delayed in accordance with Section 5.03(e), unless such redemption is rescinded in accordance with Section 5.03(e).

Section 5.05         Deposit of Redemption or Purchase Price. Prior to 12:00 p.m. New York City time on the redemption or purchase date, the Parent Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Parent Issuer any money deposited with the Trustee or the Paying Agent by the Parent Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Parent Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest, if any, will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Parent Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.05.

Section 5.06         Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Parent Issuer will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Parent Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1.00 or integral multiple of $1.00 in excess thereof.

Section 5.07         Optional Redemption.

(a)          Except pursuant to paragraph (b) of this Section 5.07, the Notes will not be redeemable at the Parent Issuer’s option.

(b)          At any time and from time to time from and after the Closing Date, the Parent Issuer may redeem the Notes, upon notice in accordance with Section 5.03, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on August 6 of the year indicated below:

Year	Percentage
2019	103%
2020	102%
2021	101%
2022 and thereafter	100%

(c)          Unless the Parent Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

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(d)          Any redemption pursuant to this Section 5.07 shall be made pursuant to the provisions of Sections 5.01 through 5.06.

Section 5.08         Mandatory Redemption. The Parent Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Parent Issuer may be required to offer to purchase Notes under Sections 3.23, 3.24 and 3.25. The Parent Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

Any of the following events referred to in any of clauses (a) through (k) of this Section 6.01 from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)          Non-Payment. Any Note Party fails to pay (i) when and as required to be paid by this Indenture or any Note, any amount of principal of any Note or (ii) within five (5) Business Days after the same becomes due, any interest on any Note or any other amount payable hereunder or with respect to any other Notes Document; or

(b)          Specific Covenants. Any Note Party fails to perform or observe any term, covenant or agreement contained in any of Sections 3.03(a), 3.08(a) (solely with respect to the Parent Issuer) or Article IV; provided that, with respect to any such Event of Default resulting from a failure to promptly provide notice of an Event of Default to the Trustee pursuant to Section 3.03(a), subject to the last proviso of this Section 6.01, the subsequent provision of such notice by the Parent Issuer or any Restricted Subsidiary to the Trustee shall cure the Event of Default resulting from such failure to timely deliver such notice; or

(c)          Other Defaults. Any Note Party fails to perform or observe any other covenant or agreement (not specified in Section 3.01(a) or (b) above) contained in any Notes Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Issuers of written notice thereof from the Trustee or the Required Holders; or

(d)          Representations and Warranties. Any representation, warranty or certification made or deemed made by any Note Party herein, in any other Notes Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made, and, other than with respect to any incorrect Specified Representation (which shall not be subject to cure or a grace period), such incorrect representation or warranty (if curable as determined by the Parent Issuer in good faith) shall remain incorrect for a period of (i) in the case of any representation, warranty or certification made on the Closing Date (other than any Specified Representation), 90 days and (ii) in the case of any representation, warranty or certification made after the Closing Date, 30 days, in each case after notice thereof from the Trustee or the Required Holders to the Issuers; or

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(e)          Cross-Default. Any Issuer or any Restricted Subsidiary (A) fails to make any principal or interest payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness under the Notes Documents) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by the Issuers or any of its Restricted Subsidiaries), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and beyond the applicable grace period, if any, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (ii) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto or (y) the sole option is to elect, in each case, to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided further that any such failure described under clause (A) or (B) is unremedied and is not waived by the holders of such Indebtedness prior to any acceleration pursuant to Section 6.02; provided further, however that any “Event of Default” under and as defined in the ABL Credit Agreement or the First Lien Credit Agreement shall, in each case, not constitute an Event of Default under this clause (e) until the earlier to occur of (x) any failure to make any payment required to be made on the applicable final maturity date under the ABL Credit Agreement or the First Lien Credit Agreement, as applicable and (y) any acceleration of the ABL Obligations or the First Lien Secured Obligations under the ABL Credit Agreement or the First Lien Credit Agreement, as applicable; or

(f)           Insolvency Proceedings, Etc. Other than with respect to dissolutions or liquidations permitted hereunder, the Parent Issuer or any Restricted Subsidiary that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive days, or an order for relief is entered in any such proceeding; or

(g)          [reserved]

(h)          Judgments. There is entered against any Issuer or any Restricted Subsidiary that is a Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by independent third-party insurance or indemnity as to which the insurer or indemnitor has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)           Invalidity of Notes Documents. Any material provision of any Notes Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 4.04 or 4.05 or as a result of acts or omissions by the Collateral Agent or any Holder which does not arise from a breach by a Note Party of its obligations under the Notes Documents or as a result of the occurrence of the Termination Date), ceases to be in full force and effect; or any Note Party contests in writing the validity or enforceability of any provision of any Notes Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Note Party denies in writing that it has any or further liability or obligation under any Notes Document (other than as a result of the occurrence of the Termination Date), or purports in writing to revoke or rescind any Notes Document; provided that none of the foregoing shall apply to any Guarantor which is not a Material Subsidiary; or

(j)           Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 3.1(a)(iv) of the Note Purchase Agreement or Section 3.13 or 3.15 of this Indenture shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Indenture) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 4.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents (or other pledged collateral actually delivered to it under the Collateral Documents) or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

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(k)          ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Note Party or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Note Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under any Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Note Party or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

provided that any Event of Default under the Notes Documents, other than any Event of Default which cannot be waived without the written consent of each affected Holder, shall be deemed not to be “continuing” (and shall be deemed to be “cured”) if the events, acts or conditions that gave rise to such event of default have been have remedied or cured (including by payment, notice, taking any action or omitting to take any action) or have ceased to exist and the Issuers are otherwise in compliance with the Notes Documents; provided that the foregoing shall not be applicable with respect to any Default or Event of Default if the Issuers knowingly and willfully fail to give timely notice to the Trustee and the Holders of such Default or Event of Default required to be given under the Notes Documents.

Section 6.02         Acceleration. If an Event of Default (other than an Event of Default described in Section 6.01(f) with respect to any Issuer) occurs and is continuing, (x) the Trustee (at the direction of the Required Holders) by written notice to the Parent Issuer may declare, or (y) the Required Holders, by written notice to the Parent Issuer and the Trustee, may declare, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest, if any, will be due and payable immediately. If an Event of Default described in Section 6.01(f) with respect to any Issuer occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03         Other Remedies.

At any time when an Event of Default under Section 6.01(a) or (f) exists, any overdue amounts shall bear interest, to the fullest extent permitted by law, at a rate that is 2.00% per annum above the rate then borne by (in the case of such principal) such amount of principal outstanding or (in the case of interest or other amounts) the amount of principal outstanding to which such interest or other amount relates. Any additional interest that accrues by virtue of the operation of this Section 6.03 shall be payable in cash on demand and, to the extent applicable and subject to the Intercreditor Agreements, in accordance with Section 2.11.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

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Section 6.04        Waiver of Past Defaults. The Required Holders by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest, if any, is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, including any additional interest required to be paid pursuant to Section 6.03, (4) the Parent Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances then due and payable in accordance with Section 7.07 and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (e) of Section 6.01, the Trustee shall have received an Officer’s Certificate stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.05         Control by Majority. Subject to the terms of the Intercreditor Agreements, the Required Holders may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee and the Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.01 and 7.02, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee or the Collateral Agent in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee and the Collateral Agent shall be entitled to security or indemnification from the Holders satisfactory to each of them against all losses, liabilities and expenses that may be caused by taking or not taking such action.

Section 6.06        Limitation on Suits. Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)          such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii)         the Controlling Parties (or, after the Sell-Down Date, the Applicable Holders) have requested in writing to the Trustee to pursue the remedy;

(iii)        such Holders have offered in writing to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(iv)        the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(v)         the Required Holders have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07        Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the right of any Holder to receive payment of principal of, premium, if any, or interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

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Section 6.08        Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest, if any, to the extent lawful) and the amounts provided for in Section 7.07.

Section 6.09         Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Parent Issuer, the Parent Issuer’s Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, compromise, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10         Priorities.

(a)          Subject to the provisions of the Intercreditor Agreements, if the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.07 and to the Collateral Agent for amounts due to it under this Indenture and the other Notes Documents;

SECOND: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: without duplication, to the GS Purchasers and any other Secured Parties for any other Secured Obligations owing to the GS Purchasers or such other Secured Parties under the Notes Documents; and

FOURTH: to the Parent Issuer, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11         Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Parent Issuer, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII.

TRUSTEE AND COLLATERAL AGENT

Section 7.01         Duties of Trustee.

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(a)         If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b)         Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge:

(A)        the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture or the other Notes Documents and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(B)         in the absence of bad faith, willful misconduct or gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the other Notes Documents, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, or the other Notes Documents, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)         The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(A)        this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(B)         the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(C)         the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(D)        No provision of this Indenture or the other Notes Documents shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate security or indemnity against such risk or liability is not reasonably assured to it.

(d)         Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)          The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Parent Issuer.

(f)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law, the Collateral Documents, the Intercreditor Agreements, Article VIII or Article XI.

(g)         The Trustee shall furnish all notices, deliverables, certificates, financial statements and reports delivered, or required to be delivered, by any Note Party to the Trustee pursuant to this Indenture or the other Notes Documents as promptly as practicable and, in any event, within five Business Days of receipt thereof to (i) the Holders, (ii) the GS Purchasers prior to the GS Disposition Date and (iii) the Ares Purchasers prior to the Ares Disposition Date.

Section 7.02         Rights of Trustee. Subject to Section 7.01:

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(a)          The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original, electronic or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)          The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)          The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the other Notes Documents shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.

(f)          The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.06, and such notice references the Notes and this Indenture.

(g)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Registrar, Transfer Agent, Paying Agent, Collateral Agent and Calculation Agent.

(h)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the other Notes Documents at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the losses, liabilities and expenses which may be incurred therein or thereby.

(i)           The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee or unless written notice of such fact or matter is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.06.

(j)           Whenever in the administration of this Indenture or the other Notes Documents the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(l)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

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(m)         The Trustee may request that the Parent Issuer delivers an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the other Notes Documents.

(n)          In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(o)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Parent Issuer shall be sufficient if signed by one Responsible Officer of the Parent Issuer.

(p)          The permissive rights of the Trustee enumerated hereunder shall not be construed as duties.

Section 7.03         Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Parent Issuer, the Guarantors or their respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Parent Issuer; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

Section 7.04         Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Parent Issuer’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Parent Issuer pursuant to the terms of this Indenture and shall not be responsible for any statement of the Parent Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.05         Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 45 days after it is actually known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

Section 7.06         Notice of Listing. The Parent Issuer will promptly notify the Trustee in writing when the Notes are listed on any stock exchange and of any delisting thereof.

Section 7.07        Compensation and Indemnity. The Parent Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the other Notes Documents as the Parent Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Parent Issuer shall reimburse the Trustee upon request for all reasonable and documented out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Parent Issuer shall indemnify the Trustee, its officers, directors, employees and agents against any and all fees, loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without willful misconduct or negligence, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the other Notes Documents, including the reasonable costs and expenses of enforcing this Indenture (including this Section 7.07) and the other Notes Documents and of defending itself against any claims (whether asserted by any Holder, the Parent Issuer or any other Person); provided that the Parent Issuer need not pay for any settlement made without its consent (such consent not to be unreasonably withheld, conditioned or delayed). The Trustee shall notify the Parent Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Parent Issuer shall not relieve the Parent Issuer of its obligations hereunder. The Parent Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Parent Issuer’s expense in the defense. The Trustee shall have the right to employ separate counsel in any such action or proceeding and participate in the investigation and defense thereof, and the Parent Issuer shall pay the reasonable fees and expenses of such separate counsel; provided, however, that the Trustee may only employ separate counsel at the expense of the Parent Issuer if (a) the Parent Issuer has not otherwise assumed the Trustee’s defense or (b) in the reasonable judgment of the Trustee, (i) a conflict of interest exists by reason of common representation or (ii) there are legal defenses available to the Trustee that are different from or are in addition to those available to the Parent Issuer.

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To secure the Parent Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee (other than money or property held in trust to pay principal of and premium and interest on the Notes). Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or Indebtedness of the Parent Issuer.

The Parent Issuer’s payment obligations pursuant to this Section 7.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of an Event of Default specified in Section 6.01(f), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

Section 7.08         Replacement of Trustee. The Trustee may resign at any time by so notifying the Parent Issuer in writing not less than 30 days prior to the effective date of such resignation. The Required Holders may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Parent Issuer’s written consent, which consent will not be unreasonably withheld. The Parent Issuer shall remove the Trustee if:

(a)          the Trustee fails to comply with Section 7.10;

(b)          the Trustee is adjudged bankrupt or insolvent;

(c)          a receiver or other public officer takes charge of the Trustee or its property; or

(d)          the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Parent Issuer or by the Required Holders and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in any such event being referred to herein as the retiring Trustee), the Parent Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Parent Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Parent Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Parent Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder, who has been a bona fide Holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

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Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Parent Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.09        Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation or banking association without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, and any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10        Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $50,000,000  as set forth in its most recent published annual report of condition, other than with respect to Ankura Trust Company, LLC which shall have a minimum combined capital and surplus as required by TIA Section 310(a)(2).

Section 7.11         [Reserved].

Section 7.12         Collateral Agent; Collateral Documents; Intercreditor Agreements.

(a)          Ankura Trust Company, LLC, is hereby designated and appointed as the Collateral Agent of the Secured Parties under this Indenture and the other Notes Documents and Ankura Trust Company, LLC hereby accepts such designation and appointment.

(b)          By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreements and any Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents and Intercreditor Agreements executed after the Closing Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreements or any Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

(c)          Upon the written request of the Parent Issuer, the Trustee and the Collateral Agent will execute and deliver the applicable Intercreditor Agreement(s) in connection with the incurrence by the Parent Issuer of Indebtedness permitted by this Indenture.

(d)          In acting as Collateral Agent hereunder, the Collateral Agent shall be entitled to conclusively rely upon and enforce each and all of the rights, privileges, immunities, indemnities and benefits of the Trustee under this Article VII; and any references in this Article VII to “Trustee” shall be references to “Collateral Agent”.

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Section 7.13        Replacement of Collateral Agent. The Collateral Agent may resign at any time by so notifying the Parent Issuer in writing not less than 30 days prior to the effective date of such resignation. The Required Holders may remove the Collateral Agent by so notifying the removed Collateral Agent in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Collateral Agent with the Parent Issuer’s written consent, which consent will not be unreasonably withheld. The Parent Issuer shall remove the Collateral Agent if:

(i)          the Collateral Agent fails to comply with Section 7.10;

(ii)         the Collateral Agent is adjudged bankrupt or insolvent;

(iii)        a receiver or other public officer takes charge of the Collateral Agent or its property; or

(iv)        the Collateral Agent otherwise becomes incapable of acting.

If the Collateral Agent resigns or is removed by the Parent Issuer or by the Required Holders and such Holders do not reasonably promptly appoint a successor Collateral Agent as described in the preceding paragraph, or if a vacancy exists in the office of the Collateral Agent for any reason (the Collateral Agent in any such event being referred to herein as the retiring Collateral Agent), the Parent Issuer shall promptly appoint a successor Collateral Agent.

A successor Collateral Agent shall deliver a written acceptance of its appointment to the retiring Collateral Agent and to the Parent Issuer. Thereupon the resignation or removal of the retiring Collateral Agent shall become effective, and the successor Collateral Agent shall have all the rights, powers and duties of the Collateral Agent under this Indenture. The successor Collateral Agent shall send a notice of its succession to Holders. The retiring Collateral Agent shall, at the expense of the Parent Issuer, promptly transfer all property held by it as Collateral Agent to the successor Collateral Agent, subject to the Lien provided for in Section 7.07.

If a successor Collateral Agent does not take office within 60 days after the retiring Collateral Agent re-signs or is removed, the retiring Collateral Agent or the Holders of at least 10% in principal amount of the Notes may petition, at the Parent Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Collateral Agent.

Notwithstanding the replacement of the Collateral Agent pursuant to this Section 7.13, the Parent Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Collateral Agent. The predecessor Collateral Agent shall have no liability for any action or inaction of any successor Collateral Agent.

ARTICLE VIII.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Parent Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth in this Article VIII.

Section 8.02         Legal Defeasance and Discharge. Upon the Parent Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, each Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees), this Indenture and the Collateral Documents on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees, this Indenture and the Collateral Documents (and the Trustee, on demand of and at the expense of the Parent Issuer, shall execute such instruments reasonably requested by the Parent Issuer acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

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(i)           the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust referred to in Section 8.04;

(ii)          the Issuers’ obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.06 concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(iii)         the rights, powers, trusts, duties, indemnities, and immunities of the Trustee and the Collateral Agent hereunder and the Issuers’ or Guarantors’ obligations in connection therewith; and

(iv)         this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.02, the Parent Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03         Covenant Defeasance. Upon the Parent Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, each Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the Collateral Documents and the covenants contained in Sections 3.01, 3.02, 3.07, 3.08 (other than with respect to the Parent Issuer only), 3.09, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16 3.17, 3.18, 3.19, 3.20, 3.21, 3.22, 3.23, 3.24 and 3.25 and Article IV (except Section 4.04 shall still apply to the Issuers), with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Collateral Document or covenant, whether directly or indirectly, by reason of any reference elsewhere herein or therein to any such Collateral Document or covenant or by reason of any reference in any such Collateral Document or covenant to any other provision herein or therein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified in this Section 8.03, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Parent Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(b) or 6.01(c) (in each case solely with respect to the defeased covenants specified in the first sentence of this paragraph), 6.01(d), 6.01(e), 6.01(h), 6.01(i), 6.01(j) and 6.01(k) shall not constitute Events of Default.

Section 8.04        Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(i)          the Parent Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in Dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient (in the case of any deposit that includes U.S. Government Obligations, in the written opinion of an Independent Financial Advisor), to pay the principal of and premium, if any, and interest due on the Notes issued under this Indenture on the Maturity Date or on the applicable Redemption Date, as the case may be, and the Parent Issuer must specify whether such Notes are being defeased to the Maturity Date or to a particular Redemption Date;

(ii)         in the case of Legal Defeasance, the Parent Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, (i) the Parent Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law, and in either case of clause (i) or (ii) stating that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the holders of the Notes, in their capacity as holders of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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(iii)        in the case of Covenant Defeasance, the Parent Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the holders of the Notes, in their capacity as holders of the Notes, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)        no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to the repayment in full and satisfaction of other Indebtedness and, in each case, the granting of Liens and the consummation of other transactions in connection therewith) shall have occurred and be continuing on the date of such deposit;

(v)         such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the First Lien Credit Agreement or any other material agreement or instrument (other than this Indenture) to which, any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than under any similar debt instrument being similarly defeased and resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance hereunder and to effect such defeasance under such other debt instrument, and, in each case, the granting of Liens in connection therewith);

(vi)        the Parent Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Parent Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Parent Issuer; and

(vii)       the Parent Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Section 8.05        Deposited Money to be Held in Trust. Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Parent Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Parent Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Parent Issuer from time to time upon the request of the Parent Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the written opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee to the extent such requested amount consists of U.S. Government Obligations (which may be the opinion delivered under Section 8.04(i)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06        Repayment to the Parent Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Parent Issuer, in trust for the payment of the principal of, premium or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Parent Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Parent Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Parent Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Parent Issuer as trustees thereof, will thereupon cease.

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Section 8.07        Reinstatement. If the Trustee or Paying Agent is unable to apply any Dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if any Issuer makes any payment of principal of, premium or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX.

AMENDMENTS

Section 9.01        Without Consent of Holders. Notwithstanding Section 9.02 of this Indenture, any Issuer, any Guarantor (with respect to its Note Guarantee), as applicable, the Trustee and the Collateral Agent may amend, supplement or modify this Indenture, the Notes, the Note Guarantees and the Collateral Documents, and Trustee and/or the Collateral Agent shall enter into an amendment to any Intercreditor Agreement, without the consent of any Holder if such amendment, supplement or modification is made (x) prior to the Sell-Down Date, for any purposes set forth in clause (g), (j), (k) or (l) below and (y) thereafter, for any purpose set forth in clauses (a) through (l) below:

(a)          to (x) cure any ambiguity, omission, mistake, defect, error or inconsistency or (y) reduce the minimum denomination of the Notes;

(b)          to provide for the assumption by a successor Person of the obligations of any Issuer or a Guarantor under any Notes Document in accordance with Section 4.04(d);

(c)          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d)          to add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Parent Issuer or any Restricted Subsidiary;

(e)          to make any change that does not adversely affect the rights of any Holder in any material respect;

(f)           at the Parent Issuer’s election, to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA, if such qualification is required;

(g)          to provide for any Restricted Subsidiary to provide a Note Guarantee or to add Note Guarantees;

(h)          to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof or to provide for the accession by the Trustee to any Notes Document;

(i)           to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

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(j)           to mortgage, pledge, hypothecate or grant any Lien in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties as additional security for the payment and performance of all or any portion of the Secured Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to this Indenture, any of the other Notes Documents or otherwise;

(k)          to provide for, effect, confirm and/or evidence the release, termination, discharge or retaking of any Note Guarantee in respect of, or Lien securing, the Secured Obligations when such release, termination, discharge or retaking is expressly required or expressly permitted under this Indenture; or

(l)           to give effect to any increase in the Applicable Margin or the Adjusted LIBOR Rate Floor pursuant to clause (vi) of the definition of “Additional Second Lien Debt” or pursuant to the corresponding provisions in the definition of “Permitted Ratio Debt” or Section 4.01(jj).

Prior to the Sell-Down Date, the consent of the Controlling Parties shall be required for any Issuer, any Guarantor (with respect to its Note Guarantee), as applicable, the Trustee and the Collateral Agent to amend, supplement or modify this Indenture, the Notes, the Note Guarantees and the Collateral Documents if such amendment, supplement or modification is for any purposes set forth in clauses set forth in (a), (b), (c), (d), (e), (f), (h) or (i) above. Subject to Section 9.02, upon the request of the Parent Issuer, and upon receipt by the Trustee and the Collateral Agent, as applicable, of the documents described in Sections 9.06 and 13.03, the Trustee and the Collateral Agent, if applicable, will join with the Parent Issuer and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any Collateral Documents unless such amended or supplemental indenture affects the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture, the Notes Documents, Intercreditor Agreements or any Collateral Document or otherwise, in which case the Trustee and Collateral Agent, if applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the Notes Documents, Intercreditor Agreements or any Collateral Documents. Notwithstanding the foregoing, but without limiting the provisions of Section 3.13 and Section 3.15 hereof, an Opinion of Counsel shall not be required in connection with (i) the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit F hereto, (ii) the addition of an Issuer under this Indenture upon execution and delivery by such Issuer and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit G hereto, or (iii) in each case, any supplement to the Collateral Documents or any Intercreditor Agreement in connection with the same.

After an amendment or supplement under this Section 9.01 becomes effective, the Parent Issuer shall mail or otherwise deliver to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.01.

Section 9.02         With Consent of Holders.

(a)          Except as provided in this Section 9.02, the Issuers, the Guarantors (with respect to their Note Guarantee), as applicable and the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees, the Collateral Documents and any Intercreditor Agreement with the consent of the Required Holders, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Section 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the other Notes Documents may be waived with the consent of the Required Holders (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.08 and Section 13.05 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)          Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes held by a non-consenting Holder:

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(i)          reduce the principal amount of such Notes whose Holders must consent to an amendment;

(ii)         reduce the stated rate of or extend the stated time for payment of interest on any such Note;

(iii)        reduce the principal of, or extend the maturity date of, any Note;

(iv)        reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.07; provided that any amendment to the notice requirements relating to a redemption of Notes may be made with the consent of the Required Holders;

(v)         make any such Note payable in currency other than that stated in such Note;

(vi)        impair the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes;

(vii)       waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest with respect to such Notes (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(viii)      make any change to Section 6.10 or to the provisions of the Intercreditor Agreements or the other Notes Documents dealing with the application of proceeds of Collateral;

(ix)         [reserved];

(x)          release all or substantially all of the value of the Note Guarantees of the Guarantors (other than in accordance with the express terms of this Indenture and the other Notes Documents);

(xi)         release all or substantially all of the Collateral in any transaction or series of related transactions (other than in accordance with the express terms of this Indenture and the other Notes Documents); or

(xii)        make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.02.

In addition, prior to the Sell-Down Date, any amendment or supplement to, or waiver in respect of, (i) the Closed Indenture Provision or (ii) this Section 9.02(b) shall, in each case of clauses (i) and (ii), require the consent of the Controlling Parties.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

Upon the request of the Parent Issuer, and upon the filing with the Trustee and Collateral Agent, as applicable, of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Collateral Agent of the documents described in Section 9.06 and Section 13.03, the Trustee and Collateral Agent, if applicable, will join with the Issuers and the Guarantors, if applicable, in the execution of any amended or supplemental indenture or amendment or supplement to this Indenture or any other Notes Document unless such amended or supplemental indenture or amendment or supplement to this Indenture or such other Notes Document affects the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and Collateral Agent, if applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to this Indenture or such other Notes Document.

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After an amendment or supplement under this Section 9.02 becomes effective, the Parent Issuer shall mail or otherwise deliver to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

Section 9.03         Note Purchase Agreement. Notwithstanding anything to the contrary in Section 9.01 or 9.02 or otherwise in this Article IX, this Article IX (other than this Section 9.03) shall not apply to the Note Purchase Agreement, it being understood that the Note Purchase Agreement may be amended, supplemented or otherwise modified, and the terms thereof may be waived, in each case, in accordance with the terms set forth in the Note Purchase Agreement.

Section 9.04        Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if a responsible corporate trust officer of the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder. The Parent Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.04 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite Holders has been obtained.

Section 9.05        Notation on or Exchange of Notes. The Trustee may (but shall not be obligated to) place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Parent Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06        Trustee to Sign Amendments. The Trustee and Collateral Agent shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Collateral Agent. In executing any amended or supplemental indenture, the Trustee shall receive and shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuers or any Guarantor, as the case may be, in accordance with its terms. Notwithstanding the foregoing but without limiting the provisions of Section 3.13 and Section 3.15, an Opinion of Counsel shall not be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit F hereto, or any supplement to the Collateral Documents or any Intercreditor Agreement in connection with the same.

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ARTICLE X.

NOTE GUARANTEE

Section 10.01       Note Guarantee. Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the obligations of the Issuers to promptly pay in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) (a) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code and (ii) any other Debtor Relief Laws) on the Notes (or, in the case of such guarantee by a Guarantor that is also an Issuer, the obligations of each other Issuer to promptly pay in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) (a) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the Bankruptcy Code after any bankruptcy or insolvency petition under Title 11 of the Bankruptcy Code and (ii) any other Debtor Relief Laws) on the Notes), and (b) all other Secured Obligations from time to time owing to the Secured Parties by the Note Parties under any Notes Document (all such obligations described in clauses (a) and (b), including any future increases in the amounts thereof, being herein collectively called the “Guaranteed Note Obligations”). The Guarantors hereby jointly and severally agree that if the Issuers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Note Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Note Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02       Obligations Unconditional. The obligations of the Guarantors under Section 10.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Note Obligations of the Issuers under this Indenture, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Note Obligations, and, to the extent permitted by applicable Law irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, to the extent permitted by applicable Law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)           at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Note Obligations shall be extended, or such performance or compliance shall be waived;

(ii)          any of the acts mentioned in any of the provisions of this Indenture or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (including incurring any increase or decrease in the principal amount of the Guaranteed Note Obligations or the rate of interest or the fees thereon);

(iii)         the maturity of any of the Guaranteed Note Obligations shall be accelerated, or any of the Guaranteed Note Obligations shall be amended in any respect, or any right under the Notes Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Note Obligations or except as permitted pursuant to Section 10.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)         any Lien or security interest granted to, or in favor of, any Holder or Agent as security for any of the Guaranteed Note Obligations shall fail to be perfected; or

(v)          the release of any other Guarantor pursuant to Section 10.09.

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The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Issuers under this Indenture or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Note Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Note Obligations and notice of or proof of reliance by any Secured Party upon this Note Guarantee or acceptance of this Note Guarantee, and the Guaranteed Note Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Note Guarantee, and all dealings between the Issuers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Note Guarantee. This Note Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Note Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Issuers or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Note Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Note Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Indenture there may be no Guaranteed Note Obligations outstanding.

Section 10.03        Reinstatement. The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Issuers or other Note Party in respect of the Guaranteed Note Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Note Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 10.04         Subrogation; Subordination. Each Guarantor hereby agrees that until the Termination Date it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against the Issuers or any other Guarantor of any of the Guaranteed Note Obligations or any security for any of the Guaranteed Note Obligations. Any Indebtedness of any Note Party to any Non-Note Party permitted pursuant to 4.03(b) or (d) shall be subordinated to such Note Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 10.05        Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the obligations of the Issuers under this Indenture and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 6.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 6.02) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Issuers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Issuers) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01.

Section 10.06         Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Holder or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 10.07         Continuing Guarantee. The guarantee in this Article X is a continuing guarantee of payment, and shall apply to all Guaranteed Note Obligations whenever arising.

Section 10.08        General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor (other than the Issuers) under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Note Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Note Guarantee and the right of contribution established in Section 10.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

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Section 10.09         Release of Guarantors. If, in compliance with the terms and provisions of the Notes Documents, (i) any Guarantor that is a Restricted Subsidiary of a Note Party ceases to be a Restricted Subsidiary of a Note Party in a transaction permitted hereunder, (ii) any Guarantor becomes an Excluded Subsidiary, (iii) any Guarantor is released pursuant to Section 2.06(a) of the First Lien/Second Lien Intercreditor Agreement or (iv) any Guarantor is released with the consent of the requisite Holders of Notes in accordance with Section 9.02 of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes (any such Guarantor referred to in clause (i), (ii), (iii) or (iv) a “Released Guarantor”), such Released Guarantor shall upon the consummation of the related transaction, change in status, request, approval, authorization or ratification be (in the case of clauses (i) and (iii) and (iv)) automatically released and (in the case of clause (ii)) released by the Trustee and the Collateral Agent pursuant to appropriate documentation following a written request from the Parent Issuer to the Trustee requesting such release, in each case, from its obligations under its Note Guarantee, this Indenture and the other Notes Documents; provided that no such release shall occur, and no such Guarantor shall constitute a Released Guarantor, if (x) such Guarantor continues to be a guarantor in respect of any other Second Lien Secured Obligations, any ABL Obligations, any First Lien Secured Obligations or any Junior Financing or (y) such Guarantor continues to constitute a Subsidiary of the Parent Issuer and becomes an Excluded Subsidiary under clause (a) of the definition thereof unless (i) no Event of Default shall have occurred and be continuing at the time such Guarantor becomes an Excluded Subsidiary under clause (a) of the definition thereof and (ii) after giving Pro Forma Effect to such release and the consummation of the transaction that causes such Person to become an Excluded Subsidiary under clause (a) of the definition thereof, the Issuers and Restricted Subsidiaries shall be deemed to have made an Investment in, or a Restricted Payment in respect of, as applicable, such Person (as if such Person were then newly acquired or formed) and such Investment or Restricted Payment is permitted hereunder at such time.

In addition, each Guarantor will automatically be released from its obligations under its Note Guarantee, this Indenture and the other Notes Documents upon the occurrence of the Termination Date; provided the foregoing will not be construed to limit or undermine the provisions of this Indenture and the other Notes Documents that expressly survive the repayment or redemption of the Notes or the occurrence of the Termination Date.

The Trustee and the Collateral Agent shall execute and deliver any documents or instruments requested by the Issuers to effect, confirm and/or evidence the release of any Guarantor from its obligations under it Note Guarantee, the Indenture and the other Notes Documents pursuant the first two paragraphs of this Section 10.09 upon receipt of an Officer’s Certificate stating that such release is required under the Notes Documents, the conditions precedent under the Notes Documents to such release have been met and that it is proper for the Trustee and the Collateral Agent to execute and deliver such documents or instruments. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any other Notes Document to the contrary, neither the Trustee nor the Collateral Agent shall be under any obligation to effect, confirm and/or evidence any such release, or execute and deliver any such document or instrument, unless and until it receives such Officer’s Certificate.

Section 10.10         Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.04. The provisions of this Section 10.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties, and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.

Section 10.11         Independent Obligation. The obligations of each Guarantor under this Indenture are independent of the obligations of any other Guarantor, any other party or the Issuers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other Guarantor, any other party or the Issuers and whether or not any other Guarantor, any other party or the Issuers be joined in any such action or actions.

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ARTICLE XI.

satisfaction and discharge

Section 11.01         Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)            either:

(A)           all Notes that have been authenticated and delivered except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(B)            all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at the Maturity Date or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Parent Issuer;

(b)            the Parent Issuer has deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars or U.S. Government Obligations, or a combination thereof, in an amount sufficient (in the case of any deposit that includes U.S. Government Obligations, in the written opinion of an Independent Financial Advisor) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Maturity Date or Redemption Date, as the case may be;

(c)            such deposit will not result in a breach or violation of, or constitute a default under the First Lien Credit Agreement or any other material agreement or instrument (other than the Notes Documents) to which any Issuer or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than under any similar debt instrument being similarly satisfied and discharged and resulting from any borrowing of funds to be applied to make the deposit required to effect such satisfaction and discharge hereunder and under such other debt instrument, and, in each case, the granting of Liens in connection therewith);

(d)            the Parent Issuer has paid or caused to be paid all other sums payable under this Indenture;

(e)            the Parent Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes issued hereunder at the Maturity Date or the Redemption Date, as the case may be; and

(f)             the Parent Issuer has delivered to the Trustee an Officer’s Certificate stating that all conditions precedent under this Article XI relating to the satisfaction and discharge of this Indenture have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to clause (b) of this Section 11.01, the provisions of Sections 11.02 and 8.06 will survive. In addition, nothing in this Section 11.01 will deemed to discharge those provisions of Section 7.07 that, by their express terms, survive the satisfaction and discharge of this Indenture.

Section 11.02         Application of Trust Money. Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Parent Issuer acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

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If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Parent Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Parent Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII.

COLLATERAL

Section 12.01         Collateral Documents. The payment of the principal, interest and premium, if any, on the Notes and the Note Guarantees when due, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise and whether by any Issuer pursuant to the Notes or by any Guarantor pursuant to its Note Guarantees, the payment of all other Secured Obligations of the Issuers and the Guarantors under this Indenture, the Notes, the Note Guarantee, the Collateral Documents and the other Notes Documents and performance of all other obligations of any Issuer and any Guarantor to any Secured Party under this Indenture, the Notes, any Note Guarantee and any other Notes Document, according to the terms hereunder or thereunder, are secured, subject to Permitted Liens, as provided in the Collateral Documents, which the Collateral Agent, the Issuers and the Guarantors have entered into simultaneously with the execution of this Indenture, and will be secured as provided in the Collateral Documents delivered after the date of this Indenture as required or permitted by this Indenture, subject to the provisions of the Intercreditor Agreements.

Section 12.02         Collateral Agent.

(a)            The Collateral Agent agrees that it will hold the security interests in the Collateral created under the Collateral Documents to which it is a party as contemplated by this Indenture and the Intercreditor Agreements, and any and all proceeds thereof, for the benefit of the Secured Parties without limiting the Collateral Agent’s rights, including under this Section 12.02, to act in preservation of the security interest in the Collateral. The Collateral Agent is authorized and empowered to appoint one or more co-collateral agents as it deems necessary or appropriate; provided, however, that no collateral agent hereunder shall be personally liable by reason of any act or omission of any other collateral agent hereunder. Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of the Collateral Agent, the Collateral Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(b)            Except as otherwise expressly set forth herein, or in the Collateral Documents or the Intercreditor Agreements, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness, or sufficiency of the Collateral Documents, or to determine whether all of the Collateral or the Collateral Documents have been properly and completely listed or delivered, as the case may be, for the creation, perfection, priority, sufficiency or protection of any Lien, for insuring or maintaining insurance on the Collateral including without limitation not being responsible for payment of any insurance premiums, Taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Collateral Documents or any delay in doing so. Notwithstanding anything to the contrary herein or in any Collateral Document, neither the Trustee nor the Collateral Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for making any filings or recordings to perfect or maintain the perfection of the Collateral Agent’s Lien in the Collateral, including without limitation, the filing of any UCC financing statements, continuation statements, Mortgages or any filings with respect to the U.S. Patent and Trademark Office or U.S. Copyright Office.

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(c)            The Collateral Agent will be subject to such directions as may be given to it by the Trustee or the Required Holders from time to time (as required or permitted by this Indenture). Except as directed by the Trustee or the Required Holders as required or permitted by this Indenture or as required or permitted by the Collateral Documents and any other representatives, the Collateral Agent will not be obligated:

(A)           to act upon directions purported to be delivered to it by any Person;

(B)            to foreclose upon or otherwise enforce any Lien created under the Collateral Documents; or

(C)            to take any other action whatsoever with regard to any or all of the Liens, Collateral Documents or Collateral.

(d)            The Collateral Agent will be accountable only for amounts that it actually receives as a result of the enforcement of the Liens or Collateral Documents. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to and in accordance with Section 6.10 of this Indenture.

(e)            In acting as Collateral Agent hereunder and under the Collateral Documents, the Collateral Agent shall be entitled to conclusively rely upon and enforce each and all of the rights, privileges, powers, immunities, indemnities and benefits of the Trustee under Article VII; provided that any references in such Article VII to “Trustee” shall be references to “Collateral Agent.” Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, any Intercreditor Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral

(f)            At all times when the Trustee is not itself the Collateral Agent, the Parent Issuer will deliver to the Trustee copies of all Collateral Documents delivered to the Collateral Agent and copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents.

(g)            In all respects subject to the Collateral and Guarantee Requirement and any other limitations set forth herein and the other Note Documents, the Issuers and each Guarantor will, and each Guarantor will cause each of its Subsidiaries to, do or cause to be done all such acts and things as may be reasonably necessary or proper, or as may be required by the provisions of the Collateral Documents, to assure and confirm that the Collateral Agent holds, for the benefit of the Trustee and the Holders, duly created, enforceable and perfected second priority Liens as contemplated hereby and by the Collateral Documents, so as to render the same available for the security and benefit of the Secured Obligations secured thereby, according to the intent and purposes herein expressed. In all respects subject to the Collateral and Guarantee Requirement and any other limitations set forth herein and the other Note Documents, the Issuers and each Guarantor will take, and each Guarantor will cause its Subsidiaries to take, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Secured Obligations of the Issuers hereunder, a valid and enforceable perfected second priority Lien in and on all the Collateral ranking in right and priority of payment as set forth in this Indenture and the Intercreditor Agreement and subject to no other Liens other than as permitted by the terms of this Indenture and the Intercreditor Agreement.

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Section 12.03         Release of Liens. The Trustee and the Collateral Agent shall, and each Holder authorizes the Trustee and the Collateral Agent to, release (a) the Liens on the Collateral securing the Secured Obligations in whole upon the occurrence of the Termination Date, (b) the Liens on the Collateral securing the Secured Obligations in whole or in part, as applicable, with the consent of the requisite Holders of Notes in accordance with Section 9.02 of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of Notes and (c) any Lien securing the Secured Obligations in part solely as to a specific property subject to such Lien (and not any other property such to such Lien) if (i) such property subject to such Lien is Disposed (or is to be Disposed) to a Person that is not a Note Party as part of or in connection with any Disposition permitted under the Note Documents, (ii) such property subject to such Lien is owned by a Guarantor that is released from its obligations under its Note Guarantee, this Indenture and the other Notes Documents pursuant to Section 10.09 or (iii) such property subject to such Lien constitutes an Excluded Asset.

The Trustee and the Collateral Agent shall execute and deliver any documents or instruments requested by the Issuers to effect any release of Liens that the Trustee and Collateral Agent are required to effect pursuant to the first paragraph of this Section 12.03 upon receipt of an Officer’s Certificate stating that such release is required under the Notes Documents, the conditions precedent under the Notes Documents to such release have been met and that it is proper for the Collateral Agent to execute and deliver such documents or instruments. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any other Notes Document to the contrary, neither the Trustee nor the Collateral Agent shall be under any obligation to release any such Lien, or execute and deliver any such document or instrument, unless and until it receives such Officer’s Certificate.

Section 12.04         Suits to Protect the Collateral. Subject to the provisions of the Intercreditor Agreements and the Collateral Documents, the Trustee is authorized and empowered (but without the obligation to do so) to institute and maintain, or direct the Collateral Agent to institute and maintain, such suits and proceedings to protect or enforce the Liens securing the Secured Obligations or to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings to preserve or protect its interest and the interests of the Secured Parties in the Collateral (including suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens created under the Collateral Documents or be prejudicial to the interests of the Secured Parties).

Section 12.05         Authorization of Actions to be Taken.

(a)            Each Holder consents and agrees to the terms of each Collateral Document and the First Lien/Second Lien Intercreditor Agreement, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, and consents and agrees to the terms of any Parity Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, authorizes and directs the Trustee and/or the Collateral Agent to enter into the Collateral Documents to which it is a party, authorizes and empowers the Trustee to direct the Collateral Agent to enter into, and the Trustee and/or the Collateral Agent to execute and deliver, the Intercreditor Agreements, and authorizes and empowers the Trustee and/or the Collateral Agent to bind the Secured Parties as set forth in the Collateral Documents to which it is a party and the Intercreditor Agreements and to perform its obligations and exercise its rights and powers thereunder. Any request, demand, authorization, direction, notice, consent, waiver, approval, exercise of judgment or discretion, designation or other action provided or permitted by this Indenture to be given, taken or exercised by the Collateral Agent, shall be given, taken or exercised by the Collateral Agent at the direction of the Trustee who, prior to the Sell-Down Date, shall seek directions from the Controlling Parties, and who, after the Sell-Down Date, shall seek directions from the Required Holders as required by the terms of this Indenture; provided that the Trustee may seek direction or consent from the Required Holders in connection with (i) the amendment or modification of any Intercreditor Agreement in effect prior to the Sell-Down Date or attached as an Exhibit hereto, in each case, other than to give effect to the incurrence or issuance of additional, replacement or refinancing Indebtedness permitted thereunder, the addition of an agent, trustee or other representative for the holders of any Indebtedness permitted thereunder or the addition of obligors with respect to Indebtedness subject thereto, (ii) entering into any Intercreditor Agreement attached hereto as an Exhibit other than on terms substantially similar to the terms set forth in such Exhibit (other than as permitted by clause (i) above) and (iii) acceptance of or consent to any Intercreditor Agreement that is not attached as an Exhibit hereto, in each case, that is required hereunder after the Sell-Down Date to be in form and substance acceptable or satisfactory to the Collateral Agent and that the Collateral Agent reasonably believes it is necessary to obtain such consent and direction from the Required Holders in order to avoid any financial liability in the exercise of such judgment or discretion. Any notice, agreement, certificate or other document delivered to the Collateral Agent by any Issuer, any Guarantor or any other Person in connection with any of the Notes Documents, shall promptly be delivered by the Collateral Agent to the Trustee (if the Collateral Agent is not the same entity as the Trustee).

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(b)            The Collateral Agent and the Trustee are authorized and empowered to receive for the benefit of the Secured Parties any funds collected or distributed under the Collateral Documents to which the Collateral Agent or the Trustee is a party and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture and the Intercreditor Agreements.

(c)            Subject to the provisions of Section 7.01, Section 7.02 and the Intercreditor Agreements, the Trustee may, at the written direction of the Required Holders, during the continuance of an Event of Default, direct, on behalf of the Holders, the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(i)             foreclose upon or otherwise enforce any or all of the Liens created under the Collateral Documents;

(ii)            enforce any of the terms of the Collateral Documents to which the Collateral Agent or Trustee is a party; or

(iii)           collect and receive payment of any and all Secured Obligations to the extent then due and payable.

Section 12.06         [Reserved].

Section 12.07         Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon an Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of an Issuer or a Guarantor or of any Responsible Officer or Responsible Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may (but shall not be obligated to) be exercised by the Trustee.

Section 12.08         Release Upon Termination. In the event that the Parent Issuer delivers to the Trustee an Officer’s Certificate certifying that the Termination Date has occurred, the Trustee shall deliver to the Parent Issuer and the Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral, and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the written instruction and expense of the Parent Issuer) all acts reasonably requested by the Parent Issuer to release and discharge such Lien as soon as is reasonably practicable.

Section 12.09         Financing Statements. The Parent Issuer, at its expense, shall (1) cause any financing statement, continuation statement or other customary items to be filed, registered and recorded and to be refiled, reregistered and rerecorded in such manner and in such places as may be reasonably required by any present or future law in order to fully protect, preserve and perfect the Lien of this Indenture and the Collateral Documents and to protect, preserve and perfect the rights and security of the Secured Parties under this Indenture and the Collateral Documents and (2) perform or cause to be performed from time to time any other act as required by law, and execute and file or cause to be executed and filed any and all items of further assurance that may be reasonably necessary for such protection, in each case of (1) and (2), with copies thereof provided to the Collateral Agent. The Issuers, the Guarantors, the Collateral Agent and the Trustee shall, at the expense of the Parent Issuer, when so requested in writing by one another, execute all such items reasonably necessary to maintain, protect, perfect or preserve the interests assigned to the Collateral Agent under this Indenture, the Collateral Documents and the other Notes Documents.

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ARTICLE XIII.

MISCELLANEOUS

Section 13.01        Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuers or any Guarantor:

Bioscrip, Inc.

c/o HC Group Holdings II, LLC

3000 Lakeside Drive, Suite 300N

Bannockburn, IL 60015

Attn: Michael Shapiro

Email:

if to the Trustee, the Collateral Agent or the Calculation Agent, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Ankura Trust Company, LLC

140 Sherman St , fourth floor

Fairfield, CT 06824

Attention: Lisa Price

with copies to the GS Purchasers if prior to the GS Disposition Date and the Ares Purchasers if prior to the Ares Disposition Date:

if to the GS Purchasers:

200 West Street

New York, New York 10282

Attn: Kirsten Hagen and Jeff Boyd

if to the Ares Purchasers:

245 Park Avenue, 44th Floor

New York, New York 10167

Attention: Raymond Wright

The Issuers, the Trustee or the Collateral Agent by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuers or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Collateral Agent shall be deemed delivered upon receipt.

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Any notice or communication sent to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee.

Section 13.02         [Reserved].

Section 13.03         Certificate and Opinion as to Conditions Precedent. Upon any request or application by any Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture or the other Notes Documents, such Issuer or such Guarantor, as the case may be, shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel (except in connection with any action expressly authorized under this Indenture upon delivery of an Officer’s Certificate only) in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture or the other Notes Documents relating to the proposed action have been satisfied; provided that no Opinion of Counsel shall be required in connection with the order of the Parent Issuer to authenticate and deliver the Initial Notes in the aggregate principal amount of $400,000,000 on the date hereof pursuant to Section 2.02 hereof.

Section 13.04        Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture or the other Notes Documents shall include:

(i)             a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)           a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)           a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

Section 13.05         When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any Issuer, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee has been notified in writing are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.06         Rules by Trustee, Paying Agent, Transfer Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar, Transfer Agent and the Paying Agent may make reasonable rules for their functions.

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Section 13.07         Legal Holidays. A “Legal Holiday” is any day that is not a Business Day. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular Record Date is a Legal Holiday, the Record Date shall be the prior day that is not a Legal Holiday.

Section 13.08         Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.09         Jurisdiction. The Issuers and the Guarantors agree that any suit, action or proceeding against an Issuer or a Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuers and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuers and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuers or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuers or the Guarantors, as the case may be, are subject by a suit upon such judgment.

Nothing in this Indenture or in any other Notes Document shall affect any right that the Trustee, the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other property of any Note Party in the courts of another forum in which jurisdiction can be established.

Section 13.10         Waivers of Jury Trial. EACH OF THE NOTE PARTIES AND THE SECURED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE OTHER NOTES DOCUMENTS.

Section 13.11         USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as each may request in order to satisfy the requirements of the USA Patriot Act.

Section 13.12         No Recourse Against Others. No director, officer, employee, incorporator or shareholder of any Issuer or any of their respective Subsidiaries or Affiliates, as such (other than the Issuers and the Guarantors), shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees, this Indenture or the other Notes Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.13         Successors. All agreements of each Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their successors.

Section 13.14         Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

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Section 13.15         Service of Process

(a)            Each Issuer and each Guarantor hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding brought against it by the Trustee or the Holders with respect to its obligations, liabilities or any other matter arising out of or in connection with this Indenture, the Notes, the Note Guarantees or any other Notes Documents, by serving a copy thereof upon any employee of any Issuer or any Guarantor (in such capacity, the “Process Agent”) at any business location that any of any Issuer or any Guarantor may maintain from time to time in the United States including, without limitation, at the offices of any Issuer, set forth in Section 13.01.

(b)            Each Issuer and each Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against them by (i) serving a copy thereof upon the Process Agent specified in paragraph (a) above, or (ii) or by mailing copies thereof by registered or certified air mail, postage prepaid, to such Issuer or such Guarantor, at its address specified in or designated pursuant to this Indenture. Each Issuer and each Guarantor agrees that the failure of the Process Agent specified in paragraph (a) to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

(c)            Nothing herein shall in any way be deemed to limit the ability of the Trustee or any Holder to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over any Issuer or any Guarantor or bring actions, suits or proceedings against them in such other jurisdictions, and in such manner, as may be permitted by applicable law.

(d)            The provisions of this Section 13.15 shall survive any termination of this Indenture, in whole or in part, and shall survive delivery and payment for the Notes.

Section 13.16         Table of Contents; Headings. The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.17         Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and the Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.18         Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.19         First Lien/Second Lien Intercreditor Agreement. Reference is made to the First Lien/Second Lien Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) acknowledges that it has received a copy of each Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the First Lien/Second Lien Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement, (d) authorizes and instructs the Collateral Agent (or similar agent) hereunder to enter into each Intercreditor Agreement as agent and on behalf of such Holder and (e) if such Intercreditor Agreement subordinates the Liens securing the Secured Obligations, hereby consents to such subordination on the terms set forth in such Intercreditor Agreement. The foregoing provisions are intended as an inducement to the holders of First Lien Secured Obligations to extend credit to the Parent Issuer and such holders of First Lien Secured Obligations are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Indenture, the provisions of such Intercreditor Agreement shall control.

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Section 13.20        Judgment Currency. Each Issuer and each Guarantor agrees to indemnify each Secured Party against any loss incurred by such Secured Party as a result of any judgment or order being given or made against any Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the Dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase Dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase Dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of each Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

Section 13.21         Waiver of Immunities. To the extent any Issuer or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, each Issuer and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

Section 13.22        Calculation Agent. The Parent Issuer hereby appoints Ankura Trust Company, LLC to serve as calculation agent for the Notes (the “Calculation Agent”) and Ankura Trust Company, LLC hereby accepts such appointment. The Calculation Agent’s sole responsibility shall be (subject to Section 1.10) (i) to determine the Adjusted LIBOR Rate and the Applicable Rate when required by and in accordance with terms of paragraph 1 of the Notes and (ii) to notify the Parent Issuer and, upon written request, any Holder or Beneficial Owner of the Notes, of the Adjusted LIBOR Rate and/or Applicable Rate. In acting as Calculation Agent hereunder, the Calculation Agent shall be entitled to conclusively rely upon and enforce each and all of the rights, privileges, immunities, indemnities and benefits of the Trustee under Article VII; and any references in such Article VII to “Trustee” shall be references to “Calculation Agent.”

Section 13.23         Debt Assumption. Notwithstanding anything herein or in the Notes Documents to the contrary:

(a)            On the Closing Date, immediately after the consummation of the Merger and upon the effectiveness of this Indenture, the Initial Issuer shall be the sole Issuer hereunder and under the Notes Documents.

(b)            On the Closing Date, immediately after the payment of any Transaction Expenses payable on the Closing Date, the Company will become a party hereto and to the Notes Documents and will be the Parent Issuer and all rights, title, interests, liabilities, duties and obligations (including the Indebtedness and Obligations of the Initial Issuer) in, to and under this Indenture, the other Notes Documents and any other documents in connection therewith shall be, and shall be deemed to be, assumed by the Company and the Company agrees to pay, perform and discharge all of the Initial Issuer’s obligations and covenants as “Parent Issuer” and a “Note Party” thereunder in accordance with the terms of this Indenture and the other Notes Documents and otherwise be liable for such Indebtedness and to perform and discharge all of the Secured Obligations and any and all obligations under this Indenture, the other Notes Documents and any other documents in connection therewith (the transactions described in this Section 13.23, collectively, the “Debt Assumption”). Immediately after the Debt Assumption, the Closing Date Refinancing shall be consummated.

[Signature on following pages]

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IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

HC GROUP HOLDINGS II, LLC, prior to the consummation of the Debt Assumption, as the Initial Issuer

By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: President, Chief Financial Officer and Treasurer

BIOSCRIP, INC., from and after the consummation of the Debt Assumption, as the Parent Issuer

By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: Chief Financial Officer

[Opal - Signature Page to the Indenture]

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APPLIED HEALTH CARE, LLC,

BIOSCRIP INFUSION MANAGEMENT, LLC,

BIOSCRIP INFUSION SERVICES, INC.,

BIOSCRIP INFUSION SERVICES, LLC,

BIOSCRIP MEDICAL SUPPLY SERVICES, LLC,

BIOSCRIP NURSING SERVICES, LLC,

BIOSCRIP PBM SERVICES, LLC,

BIOSCRIP PHARMACY (NY), INC.,

BIOSCRIP PHARMACY SERVICES, INC.,

BIOSCRIP PHARMACY, INC.,

BRADHURST SPECIALTY PHARMACY, INC.,

CHRONIMED, LLC,

CHS HOLDINGS, INC.,

CRITICAL HOME CARE SOLUTIONS, INC.,

DEACONESS ENTERPRISES, LLC,

DEACONESS HOMECARE, LLC,

EAST GOSHEN PHARMACY, INC.,

HOMECHOICE PARTNERS, INC.,

INFUSAL PARTNERS,

INFUCENTERS, LLC,

INFUSCIENCE HHA, LLC,

INFUSCIENCE, INC.,

INFUSCIENCE SOUTH CAROLINA, LLC,

INFUSCIENCE SUB, INC.,

INFUSION PARTNERS OF BRUNSWICK, LLC,

INFUSION PARTNERS OF MELBOURNE, LLC,

INFUSION PARTNERS, LLC,

INFUSION SOLUTIONS, INC.,

INFUSION THERAPY SPECIALISTS, INC.,

KNOXVILLE HOME THERAPIES, LLC,

NATIONAL HEALTH INFUSION, INC.,

NATURAL LIVING, INC.,

NEW ENGLAND HOME THERAPIES, INC.,

NUTRI USA, INC.,

OPTION HEALTH, LTD.,

PROFESSIONAL HOME CARE SERVICES, INC.,

PHCS ACQUISITION CO., INC.,

REGIONAL AMBULATORY DIAGNOSTICS, INC.,

SCOTT-WILSON, INC.,

SPECIALTY PHARMA, INC.,

WILCOX MEDICAL, INC.,

as Guarantors

By:	/s/ Stephen M. Deitsch
Name: Stephen M. Deitsch
Title: Senior Vice President, Chief Financial Officer and Treasurer

[Opal - Signature Page to the Indenture]

CHI HOLDING CORP.,

CLINICAL HOLDINGS, INC.,

CLINICAL SPECIALTIES, INC.,

CLINICAL SPECIALTIES NETWORK SERVICES OF ILLINOIS, INC.,

CRESCENT HEALTHCARE, INC.,

CRESCENT THERAFUSION, INC.,

CRITICAL CARE SYSTEM OF NEW YORK, INC.,

CRITICAL CARE SYSTEMS, INC.,

CSI MANAGED CARE, INC.,

CSI MEDICAL BILLING SERVICES, INC.,

CSI NETWORK SERVICES OF KENTUCKY, INC.,

CSI NETWORK SERVICES OF INDIANA, INC.,

CSI NETWORK SERVICES OF MICHIGAN, INC.,

HC GROUP HOLDINGS III, INC.,

HEALTHY CONNECTIONS HOMECARE SERVICES, INC.,

HOME I.V. SPECIALISTS, INC.,

MEDNOW INFUSION, LLC,

OPTION CARE ENTERPRISES, INC.,

OPTION CARE ENTERPRISES, INC.,

OPTION CARE HOME CARE, INC.,

OPTION CARE HOME HEALTH L.L.C.,

OPTION CARE INFUSION SERVICES, INC.,

OPTION CARE OF NEW YORK, INC.,

OPTION CARE, INC.,

OPTIONET, INC.,

OPTION HOME HEALTH, INC.,

RIVER CITY PHARMACY, INC.,

SPRINGVILLE PHARMACY INFUSION THERAPY, INC.,

TRINITY HOME CARE, L.L.C.,

UNIVERSITY OPTION CARE, LLC,

as Guarantors

By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: President, Chief Financial Officer and Treasurer

[Opal - Signature Page to the Indenture]

2

OPTION CARE INFUSION SUITES, LLC
as Guarantor

By:	/s/ John Rademacher
Name: John Rademacher
Title: Presicent

[Opal - Signature Page to the Indenture]

3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ANKURA TRUST COMPANY, LLC,
as Trustee and Collateral Agent

By:	/s/ Lisa J. Price
Name: Lisa J. Price
Title: Managing Director

[Opal - Signature Page to the Indenture]

4

EXHIBIT A

[FORM OF FACE OF NOTE]

Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027

[Initially] $______ plus any PIK Interest

added to the principal amount hereof

[If the Note is a Global Note, include the following:

and as such amount may otherwise be revised

by the Schedule of Increases or Decreases

in the Global Note]

CUSIP No. ___________

ISIN No.______________

Certificate No. __________

Bioscrip, Inc. and any Subsidiary Issuer designated as an “Issuer” by the Parent Issuer pursuant to Section 2.13 of the Indenture, jointly and severally, promise to pay to __________, or registered assigns, the principal sum of __________________________ DOLLARS, plus any PIK Interest added to the principal amount hereof [If this Note is a Global Note, add the following: and as such amount may otherwise be revised by the Schedule of Increases or Decreases in the Global Note attached hereto] on August 6, 2027 (the “Maturity Date”).

Interest Payment Dates: November 6, February 6, May 6 and August 6, commencing on November 6, 2019

Record Dates: November 5, February 5, May 5 and August 5 (or, if such day is not a Business Day, on the prior day that is a Business Day)

HC GROUP HOLDINGS II, LLC, as the Issuer (until the consummation of the Debt Assumption)

By:
Name:
Title:

BIOSCRIP, INC., as the Issuer (upon the consummation of the Debt Assumption)

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to

in the within-mentioned Indenture:

The Huntington National Bank, as
Authenticating Agent

By:

Authorized Signatory

Dated:

[Back of Note]

Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027

[INSERT GLOBAL NOTE LEGEND, IF APPLICABLE PURSUANT TO THE PROVISIONS OF THE INDENTURE]

[INSERT PRIVATE PLACEMENT LEGEND, IF APPLICABLE PURSUANT TO THE PROVISIONS OF THE INDENTURE]

[INSERT ORIGINAL ISSUE DISCOUNT LEGEND, IF APPLICABLE PURSUANT TO THE PROVISIONS OF THE INDENTURE]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	INTEREST. BIOSCRIP, INC., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption the “Parent Issuer”), and any Subsidiary Issuer designated as an “Issuer” by the Parent Issuer pursuant to Section 2.13 of the Indenture (each, a “Subsidiary Issuer” and together with the Parent Issuer, the “Issuers”), jointly and severally, promise to pay with respect to each Interest Period (other than any Interest Period with respect to which the Parent Issuer is permitted to exercise the 100% PIK Option or the 50% PIK Option and does so exercise the 100% PIK Option or 50% PIK Option, as applicable) interest on the principal amount of this Note in cash at a rate per annum equal to the sum of (i) the Adjusted LIBOR Rate for such Interest Period plus (ii) the Applicable Margin (such sum of (i) and (ii), the “Applicable Rate”).

For any Interest Period ending on or prior to August 6, 2020, the Parent Issuer, in its sole discretion, may elect to pay 100% of the interest with respect to such Interest Period in kind (the “100% PIK Option”). In the event that the Parent Issuer is permitted to exercise the 100% PIK Option and does so exercise the 100% PIK Option with respect to any Interest Period, the Issuers, jointly and severally, promise to pay with respect to such Interest Period, interest on the principal amount of this Note at a rate per annum equal to (i) the Applicable Rate for such Interest Period plus (ii) an additional 1.00% per annum.

For any Interest Period ending on or prior to August 6, 2021, the Parent Issuer, in its sole discretion, may elect to pay 50% of the interest with respect to such Interest Period in kind, with the other 50% of the interest with respect to such Interest Period to be paid by the Issuers in cash (the “50% PIK Option”). In the event that the Parent Issuer is permitted to exercise the 50% PIK Option and does so exercise the 50% PIK Option with respect to any Interest Period, the Issuers, jointly and severally, promise to pay with respect to such Interest Period, interest on the principal amount of this Note at a rate per annum equal to (i) the Applicable Rate for such Interest Period plus (ii) an additional 0.50% per annum, with 50% of the interest for such Interest Period to be paid by the Issuers in kind and the other 50% of the interest for such Interest Period to be paid by the Issuers in cash.

For purposes of this Note, the Indenture and the other Note Documents, (x) the 100% PIK Option and the 50% PIK Option are each referred to as a “PIK Option” and (y) the interest that is payable in kind in respect of any Interest Period in which the Parent Issuer is permitted to exercise a PIK Option and does so exercise a PIK Option is referred to as “PIK Interest”.

In the event that the Parent Issuer elects to exercise the 100% PIK Option or the 50% PIK Option with respect to any Interest Period, it shall deliver a PIK Notice to the Trustee no later than the day that is fifteen days prior to the first day of such Interest Period, which PIK Notice (x) indicates which PIK Option is being exercised for such Interest Period and (y) certifies that the Parent Issuer is permitted to exercise such PIK Option for such Interest Period pursuant to the terms of the Indenture and the Notes and is so exercising such PIK Option for such Interest Period. The Parent Issuer shall be deemed to have exercised the applicable PIK Option indicated in the PIK Notice as being exercised with respect to any Interest Period if it delivers a PIK Notice for such Interest Period in accordance with the immediately preceding sentence and will be deemed to not have exercised a PIK Option for any Interest Period if it does not deliver a PIK Notice with respect to such Interest Period in accordance with the immediately preceding sentence; provided that, with respect to the Interest Period commencing on and including the Closing Date to but excluding November 6, 2019, (i) a PIK Notice indicating that the 100% PIK Option is being exercised and certifying that the Parent Issuer is permitted to exercise such PIK Option for such Interest Period shall be deemed to have been delivered to the Trustee in accordance with the procedures described in Section 2.01(e) of the Indenture and this Note and (ii) the 100% PIK Option shall be deemed to have been validly exercised for such Interest Period.

The Issuers shall pay the applicable amount of any PIK Interest for any applicable Interest Period in respect of this Note on the Interest Payment Date in respect of such Interest Period by increasing the principal amount of this Note at the end of such Interest Period by the amount of such PIK Interest (rounded up to the nearest whole Dollar) and the Issuers shall otherwise follow the procedures relating to the payment of PIK Interest described in the Indenture (including in Section 2.01(f) of the Indenture). Following any increase in the principal amount of this Note as a result of a PIK Payment, this Note will bear interest on such increased principal amount from and after the date of such PIK Payment.

The Issuer will pay interest, if any, quarterly in arrears on November 6, February 6, May 6 and August 6 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The first Interest Payment Date shall be November 6, 2019. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Issuers shall also pay accrued interest on the Notes, if any, in cash on the Maturity Date. The Issuers shall also pay in cash any additional interest required to be paid pursuant to Section 6.03 of the Indenture. Interest on the Notes will be computed on the basis of a year of 360 days and the actual number of days elapsed.

Notwithstanding anything to the contrary and for the avoidance of doubt, (a) the payment of accrued and unpaid interest for any Interest Period ending after August 6, 2021, (b) the payment of any accrued and unpaid interest in connection with any redemption or repurchase of Notes pursuant to Article V of the Indenture (including Section 5.07 of the Indenture) or Section 3.23, 3.24 or 3.25 of the Indenture, as applicable, (c) the payment of any accrued and unpaid interest in connection with any defeasance or satisfaction and discharge of the Indenture, (d) the payment of any accrued and unpaid interest on the Maturity Date, (e) the payment of additional interest required to be paid pursuant to Section 6.03 of the Indenture and (f) the payment of any accrued and unpaid interest upon any acceleration of the Notes shall, in each case of clauses (a), (b), (c), (d), (e) and (f), be made solely in cash.

The Adjusted LIBOR Rate for any Interest Period shall be as determined by an agent appointed by the Parent Issuer to calculate the Adjusted LIBOR Rate and determine the Applicable Rate for the purposes of the Indenture (the “Calculation Agent”), which shall initially be the Trustee.

(a)	The Calculation Agent will, on each Determination Date, determine the Applicable Rate.

(b)	All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 4.876545 (or 0.04876545) being rounded to 4.87655 (or 0.0487655)). All dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The determination of the Applicable Rate by the Calculation Agent shall, in the absence of willful misconduct or manifest error, be binding on all parties.

(c)	The Calculation Agent will, upon the written request of the Holder or Beneficial Owner of any Note, provide the Applicable Rate then in effect with respect to the Notes.

(d)	Set forth below is a summary of certain of the defined terms used in this Note relating to the calculation of interest on the Notes:

“Adjusted LIBOR Rate” means, with respect to any Interest Period when used in reference to any Note, (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) as administered by ICE Benchmark Administration Limited appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (or any successor or substitute page of such service, or any successor to such service as reasonably determined by the Calculation Agent) as the London interbank offered rate for deposits in U.S. dollars for a term of three months, at approximately 11:00 a.m. (London time) on the Determination Date (but if more than one such rate is specified on such page, the rate will be an arithmetic average of all such rates) or (b) if such rate described in clause (a) of this definition is not available, the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing in the money markets section of The Wall Street Journal (or any successor or substitute section of such periodical, or any successor to such periodical as reasonably determined by the Calculation Agent) as the London interbank offered rate for deposits in Dollars for a term of three months on the Determination Date; provided that, notwithstanding anything to the contrary in this Note or in the Indenture, in no event shall the Adjusted LIBOR Rate be less than the Adjusted LIBOR Rate Floor.

“Adjusted LIBOR Rate Floor” means 0.00% per annum.

“Applicable Margin” means 8.75% per annum.

“Determination Date” means, with respect to any Interest Period, the second (2nd) Business Day immediately prior to the first day of such Interest Period.

“Interest Period” means the period commencing on and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, it being understood that the first Interest Period shall be from and including the Closing Date to but excluding November 6, 2019.

“Reuters Screen LIBOR01 Page” means the display page so designated on Reuters (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor).

(2)	METHOD OF PAYMENT. By no later than 12:00 p.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuers shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding November 5, February 5, May 5 and August 5 (or, if such day is not a Business Day, on the prior day that is a Business Day), (i) in the case of cash interest, at the office or agency of the Parent Issuer maintained for such purpose pursuant to Section 2.03 of the Indenture and (ii) in the case of PIK Interest in accordance with the procedures described in paragraph 1 of this Note. The principal of (and premium, if any) and interest on the Notes (other than PIK Interest, which is payable as described in paragraph 1 of this Note) shall be payable at the office or agency of the Paying Agent or Registrar designated by the Parent Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Parent Issuer as may be maintained for such purpose pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account with a bank located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments of cash in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC or any successor depository. Payments of cash in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular Record Date is a Legal Holiday, the Record Date for such Interest Payment Date shall be the prior day that is a Business Day. All cash payments on or in respect of the Notes (including principal, premium and interest) will be in Dollars.

(3)	PAYING AGENT, TRANSFER AGENT REGISTRAR. Initially, Ankura Trust Company, LLC, the Trustee under the Indenture, will act as Paying Agent, Transfer Agent and Registrar. The Parent Issuer may change any Paying Agent, Transfer Agent or Registrar without notice to any Holder. The Parent Issuer or any of its Subsidiaries may act in any such capacity.

(4)	INDENTURE. The Issuers issued the Notes under an Indenture dated as of August 6, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”) among the Parent Issuer, the Subsidiary Issuers and Guarantors from time to time party thereto, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuers. The aggregate principal amount of the Notes that may be issued, authenticated and delivered under the Indenture is limited as provided in Section 2.02 of the Indenture.

(5)	OPTIONAL REDEMPTION. The Parent Issuer may redeem the Notes in accordance with Section 5.07 of the Indenture.

(6)	MANDATORY REDEMPTION. Subject to paragraph 7 below, the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)	REPURCHASE AT THE OPTION OF HOLDER.

(a)	If there is a Change of Control, the Parent Issuer will be required to make a Change of Control Offer in accordance with Section 3.23 of the Indenture.

(b)	If any Issuer or a Restricted Subsidiary receives Net Proceeds from a Disposition or Prohibited Obligations, the Parent Issuer will be required, as applicable, to make an Asset Sale Offer in accordance with Section 3.24 of the Indenture or a Prohibited Obligations Offer in accordance with Section 3.25 of the Indenture.

(8)	NOTICE OF REDEMPTION. Notice of redemption shall be provided in accordance with Section 5.03 of the Indenture.

(9)	DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes or during the period between a Record Date and the corresponding Interest Payment Date.

(10)	PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

(11)	AMENDMENT, SUPPLEMENT AND WAIVER. The Notes Documents may be amended or supplemented as provided in the Indenture.

(12)	DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture. If an Event of Default (other than an Event of Default specified in Section 6.01(f) of the Indenture with respect to any Issuer) occurs and is continuing, then and in every such case, the Notes may be accelerated in accordance with Section 6.02 of the Indenture. If an Event of Default specified in Section 6.01(f) of the Indenture occurs with respect to any Issuer, then and in every such case, the Notes shall automatically accelerate in accordance with Section 6.02 of the Indenture.

(13)	SECURITY. The Notes will be secured by the Collateral. Reference is made to the Indenture and the Collateral Documents for terms relating to such security, including the release, termination and discharge thereof. Enforcement of the Collateral Documents is subject to the Intercreditor Agreements. The Issuers shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge.

(14)	TRUSTEE DEALINGS WITH THE ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

(15)	NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or shareholder of any Issuer or any of their respective Subsidiaries or Affiliates, in each case in their capacities as such (other than the Issuers and the Guarantors) shall have any liability for any obligations of the Issuers, or the Guarantors under the Notes, the Note Guarantees, the Indenture or the other Notes Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(17)	AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18)	ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19)	CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Parent Issuer has caused CUSIP numbers to be printed on the Notes, and the Trustee shall use CUSIP numbers in notices of redemption as set forth in the Indenture. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20)	GUARANTEES. The Issuers’ obligations under the Notes and all other Secured Obligations are fully and unconditionally guaranteed, jointly and severally, by the Guarantors from time to time party to the Indenture.

(21)	GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The Parent Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Bioscrip, Inc.

3000 Lakeside Drive, Suite 300N

Bannockburn, IL 60015

Attention: Mike Shapiro

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.
Date: ________________
Your Signature: ______________________________ (Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: ____________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Parent Issuer pursuant to Sections 3.23, 3.24 or 3.25 of the Indenture, check the appropriate box below:

☐  Section 3.23  ☐  Section 3.24 ☐  Section 3.25

If you want to elect to have only part of the Note purchased by the Parent Issuer pursuant to Section 3.23, 3.24 or 3.25 of the Indenture, state the amount you elect to have purchased:

$ ____________________

Date: _________________

Your
Signature:	______________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:	_________________________

Signature

Guarantee*: ____________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[INSERT IN EACH GLOBAL NOTE:]

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $___________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, or increase (including for PIK Payments) or decrease in the principal amount of this Global Note have been made:

Date of Exchange or Increase/Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Notes Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Bioscrip, Inc.

3000 Lakeside Drive, Suite 300N

Bannockburn, IL 60015

Attention: Mike Shapiro

Ankura Trust Company, LLC

140 Sherman St , fourth floor

Fairfield, CT 06824

Attention: Lisa Price

Re: Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027

Reference is hereby made to the Indenture, dated as of August 6, 2019 (the “Indenture”), among (a) HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Indenture until the consummation of the Debt Assumption, the “Initial Issuer”), (b) BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Issuer”), (c) the Subsidiary Issuers and Guarantors the guarantors from time to time party thereto and (d) Ankura Trust Company, LLC, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_____________________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $________________ in such Note[s] or interests (the “Transfer”), to _____________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.          ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.          ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note and/or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than to any Purchaser or pursuant to Rule 144A). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or a Restricted Definitive Note pursuant to Regulation S and in the Indenture and the Securities Act.

3.          ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)          ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)          ☐ such Transfer is being effected to an Issuer or a subsidiary thereof;

or

(c)          ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d)          ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Note and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than 250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or a Restricted Definitive Note and in the Indenture and the Securities Act. If requested by the Parent Issuer or Registrar, the Transferor shall deliver an opinion of counsel, certification and/or other information satisfactory to the Parent Issuer and the Registrar in connection with the Transfer.

4.          ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)          ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, or Restricted Definitive Notes and in the Indenture.

(b)          ☐ Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

(c)         ☐ Check if Transfer is pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ IAI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP), or

(ii)	☐ Regulation S Global Note (CUSIP), or

(iii)	☐ IAI Global Note (CUSIP), or

(iv)	☐ Unrestricted Global Note (CUSIP), or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Bioscrip, Inc.

3000 Lakeside Drive, Suite 300N

Bannockburn, IL 60015

Attention: Mike Shapiro

Ankura Trust Company, LLC

140 Sherman St , fourth floor

Fairfield, CT 06824

Attention: Lisa Price

Re: Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027

Reference is hereby made to the Indenture, dated as of February 7, 2019 (the “Indenture”), among (a) HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Indenture until the consummation of the Debt Assumption, the “Initial Issuer”), (b) BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Issuer”), (c) the Subsidiary Issuers and Guarantors from time to time party thereto and (d) Ankura Trust Company, LLC, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

___________________________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $_________________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.          Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)          ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)          ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)          ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)          ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.          Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)          ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)          ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:_________________________

EXHIBIT D

FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTORS

Bioscrip, Inc.

3000 Lakeside Drive, Suite 300N

Bannockburn, IL 60015

Attention: Mike Shapiro

Ankura Trust Company, LLC

140 Sherman St , fourth floor

Fairfield, CT 06824

Attention: Lisa Price

Re: Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027

Reference is hereby made to the Indenture, dated as of August 6, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), (a) HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Indenture until the consummation of the Debt Assumption, the “Initial Issuer”), (b) BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Issuer”), (c) the Subsidiary Issuers and Guarantors from time to time party thereto and (d) Ankura Trust Company, LLC, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                       aggregate principal amount of:

(a)        ☐ a beneficial interest in a Global Note, or

(b)        ☐ a Definitive Note,

we confirm that:

1.          We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.          We understand that the offer and sale of the Notes has not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to any Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Parent Issuer a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Parent Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.          We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Parent Issuer such certifications, legal opinions and other information as you and the Parent Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.          We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.          We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: __________________________

EXHIBIT E

FORM OF SECURITY AGREEMENT

SECOND LIEN SECURITY AGREEMENT

dated as of

August 6, 2019

among

THE GRANTORS IDENTIFIED HEREIN,

and

ANKURA TRUST COMPANY, LLC,

as Trustee and Collateral Agent

TABLE OF CONTENTS

		Page

ARTICLE I.

Definitions

Section 1.01.	Indenture; Uniform Commercial Code	2
Section 1.02.	Other Defined Terms	2

ARTICLE II.

Pledge of Securities

Section 2.01.	Pledge	5
Section 2.02.	Delivery of the Pledged Securities	6
Section 2.03.	Representations, Warranties and Covenants	7
Section 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	8
Section 2.05.	Registration in Nominee Name; Denominations	9
Section 2.06.	Voting Rights; Dividends and Interest	9

ARTICLE III.

Security Interests in Personal Property

Section 3.01.	Security Interest	11
Section 3.02.	Representations and Warranties	14
Section 3.03.	Covenants	16

ARTICLE IV.

Remedies

Section 4.01.	Remedies Upon Default	19
Section 4.02.	Application of Proceeds	21
Section 4.03.	Grant of License to Use Intellectual Property	22

ARTICLE V.

Subordination

Section 5.01.	Subordination	23

-i-

-ii-

Schedules

Schedule I(a)	Legal Names
Schedule I(b)	Prior Organizational Names
Schedule I(c)	Other Names on IRS Filings; Changes in Jurisdiction
Schedule II	Chief Executive Offices
Schedule III(a)	Patents and Trademarks
Schedule III(b)	Copyrights
Schedule IV	Pledged Equity and Pledged Debt
Schedule V	Commercial Tort Claims

Exhibits

Exhibit I	Form of Security Agreement Supplement
Exhibit II	Form of Patent Security Agreement
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Copyright Security Agreement

-iii-

SECOND LIEN SECURITY AGREEMENT dated as of August 6, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), made by HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger (as defined below), and immediately after the consummation of the Merger and the effectiveness of the Indenture (as defined below) until the consummation of the Debt Assumption (as defined below), the “Initial Issuer”), BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Issuer”), the other Grantors (as defined below) and Ankura Trust Company, LLC, as collateral agent under the Indenture (as defined below) (together with any successor (in such capacity, the “Collateral Agent”).

Preliminary Statement

WHEREAS, prior to the date hereof, the Company has formed Beta Sub, Inc., a Delaware corporation, a direct wholly-owned domestic subsidiary of the Company (“Merger Sub 1”) and Merger Sub 2, a direct wholly-owned domestic subsidiary of the Company. On the Closing Date, pursuant to that certain Agreement and Plan of Merger, dated as of March 14, 2019 (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived, the “Merger Agreement”), among the Company, Merger Sub 1, Merger Sub 2, HC Group Holdings II, Inc., a Delaware Corporation (“Omega”), HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”), and HC Group Holdings III, Inc., a Delaware corporation (“Omega III”) (solely for purposes of Section 7.3(b) thereof), (A) Merger Sub 1 merged with and into Omega with Omega as the surviving entity and (B) Omega merged with and into Merger Sub 2, with Merger Sub 2 surviving such merger (such mergers collectively referred to herein as the “Merger”).

WHEREAS, the Initial Issuer is issuing $400,000,000 aggregate principal amount of Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027 (together with all Additional Notes issued from time to time after the date hereof under, and in accordance with, the Indenture (as defined below) and all notes issued in replacement therefor under the Indenture, the “Notes”) pursuant to an indenture dated as of the date hereof (the “Indenture”) among the Initial Issuer, the Parent Issuer, Subsidiary Issuers and Guarantors party thereto, Ankura Trust Company, LLC, as Trustee, and the Collateral Agent;

WHEREAS, certain Subsidiaries of the Parent Issuer are required under the Indenture to (a) become a party to the Indenture and guarantee the payment of the Notes and the other Second Lien Secured Obligations (as defined in the Indenture) of the Parent Issuer thereunder and the other Notes Documents (as defined below) to which the Parent Issuer is a party and (b) become a party hereto as a Grantor and secure its Second Lien Secured Obligations under the Indenture and the other Notes Documents to which it is a party pursuant to the terms hereof;

WHEREAS, reference is made to that certain First Lien Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of the date hereof, by and among the Initial Issuer as a borrower, the Parent Issuer, as a borrower, the guarantors from time to time party thereto, the lenders and other parties from time to time party thereto and Bank of America, N.A., as administrative agent (the “Administrative Agent”);

WHEREAS, the Collateral Agent and the Administrative Agent have entered into that certain First Lien/Second Lien Intercreditor Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Closing Date Intercreditor Agreement”), which agreement, among other things, sets forth, as between the Collateral Agent and the Administrative Agent, the relative priority of their respective Liens on the Collateral (as defined below) and their rights with respect thereto;

WHEREAS, each Grantor will derive substantial benefits from the issuance of the Notes in accordance with the Indenture and, accordingly, are willing to execute and deliver this Agreement in order to induce the Initial Purchasers to purchase Notes; and

WHEREAS, the Collateral Agent has agreed to act as agent for the benefit of the Secured Parties in connection with the transactions contemplated by the Indenture and this Agreement.

NOW, THEREFORE, in consideration of the benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01.        Indenture; Uniform Commercial Code.

(a)          Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Indenture. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

(b)          The rules of construction specified in Article I of the Indenture (including Section 1.01 through Section 1.11 thereof) also apply to this Agreement.

Section 1.02.        Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Section 5.01.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Allocable Amount” has the meaning assigned to such term in Section 5.01.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Closing Date Grantor” means each Grantor that is listed on the signature pages hereto.

“Closing Date Intercreditor Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Company” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any use right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Grantor” means the Initial Issuer, Parent Issuer, each Guarantor listed on the signature pages hereto and each Guarantor that becomes a party to this Agreement after the Closing Date.

“Initial Issuer” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter owned or acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, the intellectual property rights in software and databases and related documentation and all additions and improvements to the foregoing.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits II, III and IV, respectively.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof; provided, that Licenses shall not include any Excluded Assets.

“Material U.S. IP” has the meaning assigned to such term in Section 3.02(a).1

“Merger Sub 2” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Parent Issuer” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all letters patent of the United States in or to which any Grantor now or hereafter owns or acquires any right, title or interest, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means the Pledged Equity and Pledged Debt.

“Security Agreement Supplement” means an instrument substantially in the form attached hereto as Exhibit I or such other form agreed by the Controlling Party (or, if after the Sell- Down Date but prior to the Discharge of the First Lien Secured Obligations, the Designated First Lien Representative2) and the Issuer.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter owned, adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use of and symbolized thereby; provided, that “Trademarks” shall not include any Excluded Assets.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II.

Pledge of Securities

Section 2.01.        Pledge. As security for the payment or performance, as the case may be, in full when due (whether at the stated maturity, by acceleration or otherwise) of all of the Secured Obligations, including the Guaranteed Obligations, each of the Grantors hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a continuing security interest in, and lien on, all of such Grantor’s right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire right, title or interest:

(i)          all Equity Interests directly held by it that are listed on Schedule IV and any other Equity Interests in Restricted Subsidiaries obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Assets;

(ii)         (A) all debt securities owned by it, including the debt securities which are listed opposite the name of such Grantor on Schedule IV, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt”; provided that the Pledged Debt shall not include any Excluded Assets or any intercompany indebtedness owed by either a Broker-Dealer Regulated Subsidiary or Captive Insurance Subsidiary, which, in each case, is not Indebtedness);

(iii)        subject to the Intercreditor Agreements, all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01;

(iv)        subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;

(v)         subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

(vi)        all Proceeds of any of the foregoing;

(the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”; provided that for the sake of clarity, the Pledged Collateral shall not include any Excluded Assets).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth, including Section 3.01(e).

Section 2.02.        Delivery of the Pledged Securities.

(a)          Subject to the Closing Date Intercreditor Agreement, Sections 6.19 and 6.20 hereof, Section 3.1(a)(iv) of the Note Purchase Agreement and Sections 3.13 or 3.15 of the Indenture, each Grantor agrees to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, on the Closing Date (or on the date on which such Grantor signs and delivers its first Security Agreement Supplement (in the case of any Grantor other than a Closing Date Grantor)), or if acquired after the Closing Date, within 60 days after receipt by such Grantor (or, in each case, such longer period as the Collateral Agent may agree in its reasonable discretion), any and all (i) Pledged Equity to the extent certificated and (ii) to the extent required to be delivered pursuant to paragraph (b) of this Section 2.02, Pledged Debt.

(b)          Subject to Section 3.01(e), each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $15,000,000 owed to such Grantor by any Person (other than a Note Party) that is evidenced by a duly executed promissory note to be pledged and delivered (pursuant to the requirements of paragraph (a) of this Section 2.02) to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c)          Upon delivery to the Collateral Agent, any Pledged Securities shall be accompanied by stock or security powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Controlling Party (if prior to the Sell-Down Date) or the Collateral Agent may reasonably request (other than instruments or documents governed by or requiring actions in any non-United States jurisdiction related to Equity Interests of Foreign Subsidiaries). Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule IV and made a part hereof; provided that failure to supplement Schedule IV shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d)          The pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 2.03.        Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)          as of the Closing Date, Schedule IV includes all Equity Interests, debt securities and promissory notes required to be pledged by such Grantor hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b)          the Pledged Equity issued by a Grantor or a wholly-owned Restricted Subsidiary have been duly and validly authorized and issued by the issuers thereof and are fully paid and non-assessable (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and non-assessable);

(c)          except for the security interests granted hereunder, under the ABL Financing Documents and the Second Lien Financing Documents, such Grantor (i) is, subject to any transfers made in compliance with the Indenture, the direct owner, beneficially and of record, of the Pledged Equity indicated on Schedule IV, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) other Liens permitted pursuant to Section 4.01 of the Indenture, and (iii) if reasonably requested by the Collateral Agent, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d)          as of the Closing Date, except for restrictions and limitations (i) imposed or permitted by the Notes Documents, the ABL Financing Documents, the Second Lien Financing Documents and Contractual Obligations permitted pursuant to Section 4.09 of the Indenture or securities laws generally and (ii) in the case of Pledged Equity of Persons that are not Subsidiaries, that are transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that would reasonably be expected to prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)          [reserved];

(f)          [reserved];

(g)          by virtue of the execution and delivery by each Grantor of this Agreement, and delivery of the instruments or certificates, if any, evidencing the Pledged Securities to and continued possession by the Collateral Agent (or applicable First Lien Representative or other Second Lien Representative as bailee for the Collateral Agent in accordance with the terms of the applicable Intercreditor Agreement) in the State of New York, the Collateral Agent for the benefit of the Secured Parties has a legal, valid and perfected lien upon and security interest in such Pledged Security as security for the payment in full when due (whether at the stated maturity, by acceleration or otherwise) and performance of the Secured Obligations to the extent such perfection is governed by the UCC, subject only to the provisions of the Intercreditor Agreements, Liens permitted by Section 4.01 of the Indenture;

(h)          the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein; and

(i)          subject to the terms of this Agreement and to the extent permitted by applicable Law, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and delivery of prior written notice as set forth in Section 2.06(a), it will comply with instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder without further consent by the applicable owner or holder of such Equity Interests.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Indenture excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Collateral Agent in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Collateral Agent (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

Section 2.04.       Certification of Limited Liability Company and Limited Partnership Interests. No interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, (ii) such certificate bears a legend indicating such interest represented thereby is such a “security”, and (iii) such certificate shall be delivered to the Collateral Agent in accordance with Section 2.02. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the Closing Date by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to Sections 2.02(a) and (c).

Section 2.05.        Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Issuers three (3) Business Days’ prior written notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall (subject to the Intercreditor Agreements) have the right to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any written notices or other written communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Collateral Agent shall have the right (subject to the Intercreditor Agreements) to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities.

Section 2.06.        Voting Rights; Dividends and Interest.

(a)          Subject to the Intercreditor Agreements, unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided three (3) Business Days’ prior written notice to the Issuers that the rights of the Grantors under this Section 2.06 are being suspended:

(i)          Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof and each Grantor agrees that it shall not exercise such rights in violation of this Agreement, the Indenture and the other Notes Documents.

(ii)         The Collateral Agent shall promptly (after reasonable advance written notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, at such Grantor’s cost and expense, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)        Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Notes Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Collateral Agent and the other Secured Parties and shall (subject to the Intercreditor Agreements) be promptly (and in any event within fifteen (15) Business Days or such longer period as the Controlling Party (or, if after the Sell-Down Date but prior to the Discharge of the First Lien Secured Obligations, the Designated First Lien Representative3) may agree in its reasonable discretion) delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Notes Documents in accordance with this Section 2.06(a)(iii).

(b)          Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, after the Controlling Party (or, if after the Sell-Down Date, the Collateral Agent) shall have given three (3) Business Days’ prior written notice to the Issuers of the suspension of the Grantors’ rights under paragraph (a) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which (subject to the Intercreditor Agreements) shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall (subject to the Intercreditor Agreements) be promptly (and in any event within fifteen (15) Business Days or such longer period as the Controlling Party (or, if after the Sell- Down Date, the Collateral Agent) may agree in its reasonable discretion) delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and (subject to the Intercreditor Agreements) shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account, and such Grantor’s right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities shall be automatically reinstated.

(c)          Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have provided the Issuers with notice of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Holders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated.

(d)          Any notice given by the Collateral Agent or the Controlling Party to the Issuers suspending the rights of the Grantors under this Section 2.06, (i) shall be given in writing, (ii) may be given with respect to one or more Grantors at the same or different times, (iii) may suspend the rights of one or more Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing and (iv) shall be given in accordance with any applicable Intercreditor Agreement.

ARTICLE III.

Security Interests in Personal Property

Section 3.01.        Security Interest.

(a)          As security for the payment or performance, as the case may be, in full when due (whether at the stated maturity, by acceleration or otherwise) of all of the Secured Obligations, including the Guaranteed Obligations, each Grantor hereby pledges to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its permitted successors and assigns, for the benefit of the Secured Parties, a continuing security interest (together with the security interest granted pursuant to Section 2.01, the “Security Interest”) in, and lien on, all of such Grantor’s right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter owned or acquired by such Grantor or in which such Grantor now has or at any time in the future may own or acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)          all Accounts;

(ii)         all Chattel Paper;

(iii)        all Documents;

(iv)        all Equipment;

(v)         all General Intangibles;

(vi)        all Goods;

(vii)       all Instruments;

(viii)      all Inventory;

(ix)         all Investment Property;

(x)          all books and records pertaining to the Collateral;

(xi)         all Fixtures;

(xii)        all Letter-of-Credit Rights, but only to the extent perfection of security interests therein is accomplished by the filing of a UCC financing statement;

(xiii)       all Intellectual Property;

(xiv)      all Commercial Tort Claims listed on Schedule V and on any supplement thereto received by the Collateral Agent pursuant to Section 3.03(g);

(xv)       Deposit Accounts, including all amounts on deposit therein, credited thereto or payable thereon; and

(xvi)      to the extent not otherwise included, all Proceeds and products of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets.

(b)          Subject to Section 3.01(e), each Grantor hereby irrevocably authorizes the Collateral Agent (but without obligation) for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements and continuation statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets of the debtor, whether now existing or hereafter acquired” or “all personal property, whether now existing or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the UCC or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether (A) such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon any reasonable request.

(c)          The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d)          The Collateral Agent is authorized to file (but without obligation) with the USPTO or the USCO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in United States Intellectual Property of each Grantor in which a security interest has been granted by each Grantor, with or without the signature of any Grantor, and naming any Grantor or the Grantor as debtors and the Collateral Agent as secured party.

(e)          Notwithstanding anything to the contrary in the Notes Documents, none of the Grantors shall be required, nor is the Collateral Agent authorized, (i) to perfect the Security Interests granted by this Agreement (including Security Interests in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s), and filings in the applicable real estate records with respect to any fixtures relating to real property to the extent required by the Collateral and Guarantee Requirement, (B) filings in the USPTO and USCO with respect to Intellectual Property of any Grantor as expressly required elsewhere herein, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of certificated Pledged Collateral as expressly required elsewhere herein or (D) other methods expressly provided herein, (ii) to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Collateral that requires perfection by “control”, except as expressly required by Section 2.02 hereof or Section 2.19 of the ABL Credit Agreement, (iii) to take any action in any non-United States jurisdiction or required by the laws of any non- United States jurisdiction in order to create any security interests in assets located or titled outside of the United States or to perfect any security interest in such assets, including any Intellectual Property registered in any non-U.S. jurisdictions (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-United States jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to Intellectual Property registered in any non-U.S. jurisdiction), (iv) to perfect in any assets subject to a certificate of title statute unless perfection can be achieved by filing a UCC financing statement, (v) to deliver any Pledged Collateral except as expressly provided in Section 2.02, or (vi) to register, apply for the registration of, or deposit into escrow any Intellectual Property (including source code).

(f)          Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Indenture excludes any assets from the scope of the Article 9 Collateral, or from any requirement to take any action to perfect any security interest in favor of the Collateral Agent in the Article 9 Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Collateral Agent (including, without limitation, Section 3.02) shall be deemed not to apply to such excluded assets.

(g)          Notwithstanding anything to the contrary herein, the Collateral Agent shall not be responsible for the preparation, filing, recording, registration, publishing, form, content or continuation of any UCC financing statements, mortgages, assignments, conveyances, financing statements, transfer endorsements or similar instruments. For the avoidance of doubt, the Issuer or any other applicable Grantor shall make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Issuer) the security interest created by any of the Notes Documents in the Article 9 Collateral as a first priority perfected security interest to the extent perfection is required by such Notes Documents, and promptly provide evidence thereof to the Collateral Agent.

Section 3.02.        Representations and Warranties. Each Grantor represents and warrants, as to itself and the other Grantors, to the Collateral Agent and the other Secured Parties that:

(a)          Subject to Liens permitted by Section 4.01 of the Indenture, each Grantor has good and valid rights in and title (except as otherwise permitted by the Notes Documents) to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except for (x) minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, (y) where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (z) Intellectual Property owned by a third party as to which such Grantor has been granted a License, and has full organizational power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any Governmental Authority other than (i) any consent or approval that has been obtained or (ii) any consent or approval the failure of which to obtain could not reasonably be expected to cause a Material Adverse Effect.

(b)          Subject to Section 3.01(e): the UCC financing statements or other appropriate filings, recordings or registrations prepared based upon the information provided in the schedules hereto for filing in the applicable filing office (or specified by notice from the Issuers to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations, in each case, as required by the Collateral and Guarantee Requirement and Sections 3.13 and 3.15 of the Indenture), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC (other than filings required to be made in the USPTO and the USCO in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights).

(c)          The Grantors represent and warrant that short-form Intellectual Property Security Agreements containing a description of all Article 9 Collateral owned by a Grantor consisting of material United States issued Patents (and Patents for which United States issuances are pending), material United States registered Trademarks (and Trademarks for which United States registration applications are pending) and material United States registered Copyrights, respectively (other than, in each case, any Excluded Assets) (such subset of Article 9 Collateral, collectively, “Material U.S. IP”), have been delivered to the Collateral Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of registrations and applications for such Material U.S. IP and, except as would not reasonably be expected to have a Material Adverse Effect, such Material U.S. IP are valid, subsisting and enforceable. To the extent a security interest may be perfected by filing, recording or registration in USPTO or USCO under the United States federal intellectual property laws, then no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary to perfect the Security Interest in such Material U.S. IP (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Material U.S. IP (or registration or application for registration thereof) acquired or developed by any Grantor after the Closing Date and (ii) the UCC financing and continuation statements contemplated in Section 3.02(b)).

(d)          The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment in full when due and performance of the Secured Obligations and (ii) subject to the filings described in Section 3.02(b) and (c), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC. Subject to Section 3.01(e) of this Agreement, the Closing Date Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the Indenture or any other Notes Document, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any statutory or similar Lien that has priority as a matter of Law and (ii) any Liens permitted pursuant to Section 4.01 of the Indenture.

(e)          The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens permitted pursuant to Section 4.01 of the Indenture. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral that has not been terminated, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement that has not been terminated or similar instrument covering any Article 9 Collateral with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement that has not been terminated or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens permitted pursuant to Section 4.01 of the Indenture and assignments permitted by the Note Purchase Agreement.

(f)          Names.

(i)           As of the Closing Date, the exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule I(a) hereto. As of the Closing Date, each Grantor is (a) the type of entity disclosed next to its name in Schedule I(a) hereto and (b) a registered organization except to the extent disclosed in Schedule I(a). Also set forth in Schedule I(a) is the organizational identification number, if any, of each Grantor that is a registered organization, the Federal Taxpayer Identification Number of each Grantor as of the Closing Date, and the jurisdiction of formation of each Grantor as of the Closing Date.

(ii)          Set forth in Schedule I(b) hereto is a list of any other legal names each Grantor (or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years prior to the Closing Date, together with the date of the relevant change.

(iii)         Set forth in Schedule I(c) is a list of all other names used by each Grantor on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule I(c), no Grantor has changed its jurisdiction of organization at any time during the four months prior to the date hereof.

(g)          Current Locations. As of the Closing Date, the chief executive office of each Grantor is located at the address set forth in Schedule II hereto.

(h)          Intellectual Property.

(i)          Attached hereto as Schedule III(a) is a schedule setting forth all of each Grantor’s Patents and Trademarks applied for or registered with the USPTO, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Grantor as of the Closing Date, in each case that constitutes Collateral.

(ii)         Attached hereto as Schedule III(b) is a schedule setting forth all of each Grantor’s United States Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Grantor as of the Closing Date, in each case that constitutes Collateral.

(i)          Commercial Tort Claims. As of the Closing Date, no Grantor has any Commercial Tort Claim where such Grantor’s reasonable expectation of recovery is in excess of $5,000,000, other than the Commercial Tort Claims listed on Schedule V.

Section 3.03.        Covenants.

(a)          The Issuers agree to notify the Collateral Agent in writing promptly, but in any event within 30 calendar days (or such longer period as the Controlling Party (or, if after the Sell-Down Date but prior to the Discharge of the First Lien Secured Obligations, the Designated First Lien Representative) may agree in its reasonable discretion), after any change in (i) the legal name of any Grantor, (ii) the identity or type of organization or corporate structure of any Grantor, (iii) the jurisdiction of organization of any Grantor, (iv) the organizational identification number of such Grantor, if any, but solely to the extent such organizational identification number is required to be set forth on financing statements under the applicable UCC or (v) the chief executive office of any Grantor.

(b)          Subject to Section 3.01(e), each Grantor shall, at its own expense, upon the reasonable request of the Collateral Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of the business, and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 4.01 of the Indenture (except to the extent that the Parent Issuer reasonably determines in good faith in consultation with the Controlling Party (or, if after the Sell Down Date but prior to the Discharge of First Lien Secured Obligations, the Applicable First Lien Representative), that the cost of such defense is excessive in relation to the benefit to the Secured Parties of such security interest and priority); provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Indenture.

(c)          Subject to Section 3.01(e) and any other express limitations in this Agreement, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may, subject to the terms of the Closing Date Intercreditor Agreement, from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

(d)          Subject to Section 3.01(e), upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, at its option, upon two (2) Business Days’ prior written notice to the Issuers, may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 4.01 of the Indenture, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Indenture, this Agreement or any other Notes Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent as to the extent required by the Indenture; provided, however, the Grantors shall not be obligated to reimburse the Collateral Agent with respect to any Intellectual Property that any Grantor has failed to maintain or pursue, or otherwise abandoned or allowed to lapse, terminate or be put into the public domain in accordance with Section 3.03(f)(iv). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Notes Documents.

(e)          Subject to Section 3.01(e) and to the ABL Intercreditor Agreement and the Closing Date Intercreditor Agreement, if at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which is in excess of $15,000,000 to secure payment and performance of an Account, such Grantor shall promptly grant a security interest to the Collateral Agent for the benefit of the Secured Parties to the extent not already granted pursuant to this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, such grant shall not constitute a grant of a security interest in any Excluded Assets. Such grant need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(f)          Intellectual Property Covenants.

(i)           Subject to clause (iv) below, except to the extent failure to act would not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the USPTO, the USCO and any other governmental authority located in the United States, to pursue the registration and maintenance of each Patent, Trademark, or Copyright issuance, registration or application now or hereafter included in the Intellectual Property of such Grantor that are not Excluded Assets.

(ii)          Subject to clause (iv) below, except as would not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property, excluding Excluded Assets, may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known).

(iii)         Subject to clause (iv) below, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the Closing Date, and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(iv)         Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Notes Document prevents or shall be deemed to prevent any Grantor from abandoning, disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property to the extent permitted by the Indenture.

(v)          Within the same delivery period as required for the delivery of the annual Compliance Certificate required to be delivered under Section 3.02(a) of the Indenture the Issuers shall provide a list of any additional Material U.S. IP of all Grantors not previously disclosed to the Collateral Agent including such information as is necessary for such Grantor to make appropriate filings in the USPTO and USCO.

(g)           Commercial Tort Claims. Subject to Section 3.01(e), if the Grantors shall at any time hold or acquire a Commercial Tort Claim where the applicable Grantor has a reasonable expectation of recovery in excess of $7,500,000 for which this clause has not been satisfied and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall, on the date on which a Compliance Certificate is delivered to the Collateral Agent pursuant to Section 3.02(a) of the Indenture for the fiscal quarter in which such complaint was filed, notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

ARTICLE IV.

Remedies

Section 4.01.       Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right, subject to the Intercreditor Agreements, to exercise any and all rights afforded to a secured party with respect to the Collateral and the Secured Obligations, including the Guaranty and the Guaranteed Obligations, under this Agreement, the UCC or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent, promptly assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under Law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with written notice thereof prior to such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with written notice thereof prior to such exercise; (iv) [reserved] and (v) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any Law now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Subject to the mandatory requirements of applicable Law and the notice requirements described below, the Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is commercially reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after three (3) Business Days’ prior written notice to the Issuers of its intent to exercise such rights, for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 3.10 of the Indenture or to pay any premium in whole or in part relating thereto.

If the Controlling Party (or if, after the Sell-Down Date, the Collateral Agent) shall determine to exercise its right to sell all or any of the Collateral of any Grantor pursuant to this Section 4.01, each Grantor agrees that, upon request of the Controlling Party (or if, after the Sell- Down Date, the Collateral Agent), such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Collateral or any part thereof valid and binding and in compliance with applicable law.

Section 4.02.        Application of Proceeds. Subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Indenture or any other Notes Document, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 6.10 of the Indenture.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error).

Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and, to the extent set forth herein and in the other Notes Documents, the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

Section 4.03.        Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of an Event of Default, subject to the terms of the licenses, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a non- exclusive, royalty-free, limited license (until the termination or cure of the Event of Default) for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate to use (and to the extent permitted by the licenses, license or sublicense) any of the Intellectual Property included in the Article 9 Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Collateral Agent shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Collateral Agent solely during the continuance of an Event of Default and in connection with the Collateral Agent’s exercise of remedies pursuant to Section 4.01 and upon 10 Business Days’ prior written notice to the applicable Grantor, and nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of Law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Indenture, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that any such license and any such license granted by the Collateral Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected Intellectual Property, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement and goodwill provisions with regard to Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation and reverse engineering of copyrighted software (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Notes Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such Intellectual Property above and beyond (x) the rights to such Intellectual Property that each Grantor has reserved for itself and (y) in the case of Intellectual Property that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property hereunder). For the avoidance of doubt, the use of such license by the Collateral Agent may be exercised, subject to the Intercreditor Agreements, at the option of the Controlling Party (or if after the Sell-Down Date, the Collateral Agent), only during the continuance of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may also exercise the rights afforded under Section 4.01 of this Agreement with respect to Intellectual Property contained in the Article 9 Collateral.

ARTICLE V.

Subordination

Section 5.01.        Subordination. Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the Issuers or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than contingent indemnity obligations for then unasserted claims). If any amount shall erroneously be paid to the Issuers or any other Grantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Issuer, the Parent Issuer or any other Grantor, such amount shall be held for the benefit of the Secured Parties and shall promptly be paid to the Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Indenture and the other Notes Documents. Subject to the foregoing, to the extent that any Grantor (other than the Issuer) shall, under this Agreement or the Indenture as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Indenture without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE VI.

Miscellaneous

Section 6.01.        Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.01 of the Indenture. All communications and notices hereunder to the Issuers or any other Grantor shall be given to it in care of the Issuers as provided in Section 13.01 of the Indenture.

Section 6.02.        Waivers; Amendment.

(a)          No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Notes Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Notes Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the purchase of a Note or the provision of services under Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to the Collateral and Guarantee Requirement and any consent required in accordance with Section 9.06 of the Indenture.

Section 6.03.         Collateral Agent’s Fees and Expenses; Indemnification.

(a)          The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 7.07 of the Indenture and the Collateral Agent and its agents and other representatives shall be entitled to indemnity for its actions in connection herewith as provided in Section 7.07 of the Indenture.

(b)          Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Notes Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Notes Document, any investigation made by or on behalf of the Collateral Agent or any other Secured Party, or any resignation by, or removal of, the Collateral Agent. All amounts due under this Section 6.03 shall be payable within 30 days of written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 6.03.

Section 6.04.        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.05.        Survival of Agreement. All representations and warranties made by the Grantors hereunder and in the other Notes Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Notes Documents, the purchase of any Notes, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time any credit is extended under the Indenture, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 6.11 below.

Section 6.06.       Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) without the prior written consent of the Collateral Agent, except to the extent permitted by this Agreement or the Indenture. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 6.07.       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08.       Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process. The terms of Sections 13.08, 13.09 and 13.10 of the Indenture with respect to governing law, submission of jurisdiction, venue, consent to services of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6.09.       Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.10.      Security Interest Absolute. To the extent permitted by Law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Notes Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Notes Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense (other than defense of payment or performance) available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement. Nothing in this Security Agreement, the Indenture or any Security Document shall be interpreted as giving the Collateral Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of any Lien or security interest in any Collateral or giving the Collateral Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability. The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control.

Section 6.11.        Termination or Release.

(a)          This Agreement and each other Collateral Document (in each case, other than with respect to provisions hereof that expressly survive termination), the Security Interest and all other security interests granted hereby or thereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon the satisfaction and discharge or defeasance of the Secured Obligations (other than contingent indemnification obligations as to which no claim has been asserted) ..

(b)          A Grantor that is a Guarantor shall automatically be released from its obligations hereunder and under any other Collateral Document to which it is a party and the Security Interest and all other Liens granted hereby or thereby to the Collateral Agent in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction or upon any designation, in each case, permitted by the Indenture as a result of which such Grantor is released as a Guarantor pursuant to Section 10.02 of the Indenture.

(c)          Upon (i) any Disposition by any Grantor of any Collateral that is permitted under the Indenture (other than a sale or transfer to another Note Party), (ii) the effectiveness of any written consent to the release of the Security Interest or other Liens granted hereby or by any other Collateral Document in any Collateral pursuant to Section 12.03 of the Indenture or (iii) any Collateral becoming an “Excluded Asset”, the security interest in such Collateral shall be automatically released.

(d)          The Security Interest and other Liens granted hereby or by any other applicable Collateral Document in any Collateral shall, with respect to such Collateral, be subordinated to another Lien permitted by Section 4.01 of the Indenture, in accordance with the terms of Section 12.02 of the Indenture, either (i) upon an election in writing by the Controlling Party (or, if after the Sell-Down Date, the Collateral Agent) to subordinate such security interest or (ii) in respect of Liens permitted by Section 4.01(b), (u), (w) and (aa) (solely with respect to clauses (b), (u) and (w)) of the Indenture, upon the Parent Issuer’s written notice to the Collateral Agent thereof (with the Collateral Agent’s prompt acknowledgement, not to be unreasonably withheld, delayed or conditioned).

(e)          In connection with any termination, subordination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 6.11, the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination, subordination or release and shall perform such other actions reasonably requested by such Grantor to effect such termination, subordination or release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 6.11 shall be without recourse to or representation or warranty of any kind (either express or implied) by the Collateral Agent.

Section 6.12.       Additional Grantors. Pursuant to the Indenture, certain additional Restricted Subsidiaries of the Note Parties and Successor Parent Issuer may be required to enter into this Agreement as Grantors. Upon execution and delivery by the Collateral Agent and a Restricted Subsidiary or Successor Parent Issuer of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 6.13.       Collateral Agent Appointed Attorney-in-Fact. Subject to the Intercreditor Agreements, each Grantor hereby appoints the Collateral Agent as the attorney-in- fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to the Intercreditor Agreements, the Collateral Agent shall have the right, after the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the applicable Grantor of the Collateral Agent’s intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) upon prior written notice to the Parent Issuer, to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) upon prior written notice to the Parent Issuer, to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; (h) upon prior written notice to the Issuers, to otherwise communicate with any Account Debtor; (i) to obtain and adjust insurance required to be paid to the Collateral Agent or make any determination and decision with respect to such insurance policies; and (j) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, material breach or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact or other representatives, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. All sums disbursed by the Collateral Agent in connection with this paragraph shall be payable pursuant to the terms of Section 6.10 of the Indenture.

Section 6.14.       General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents. The Collateral Agent is executing and delivering this Agreement solely in its capacity as “collateral agent”, and not in its individual or corporate capacity, under and pursuant to directions set forth in the Indenture under which it was appointed, and in so doing the Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. In entering into this Agreement, and in taking (or refraining from) any actions under or pursuant to this Agreement, the Collateral Agent shall be protected by and shall enjoy all of the rights, immunities, privileges, protections and indemnities granted to it under the Indenture and the other Notes Documents. Without limiting the generality of the foregoing, each acknowledgment, agreement, consent or waiver (in each case whether express or implied) in this Agreement made by the Collateral Agent, whether on behalf of itself or any of the other Secured Parties, is made in reliance on the authority granted and direction to the Collateral Agent by the other Secured Parties as applicable pursuant to the authorization under the Indenture and the other Notes Documents.

Section 6.15.      Reasonable Care. The Collateral Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Collateral Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property.

Section 6.16.      Delegation; Limitation. The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible to the Lenders for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

Section 6.17.      Reinstatement. The obligations of the Grantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Issuer, the Parent Issuer or other Note Party in respect of the Secured Obligations is rescinded, avoided, or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 6.18.        [Reserved].

Section 6.19.        Intercreditor Agreements.

(a)          Notwithstanding anything herein to the contrary, the Liens and Security Interest granted to the Collateral Agent or any other Secured Party pursuant to this Agreement, the exercise of any right or remedy by the Collateral Agent or any other Secured Party hereunder and all other terms and provisions of this Agreement, are subject to the terms and provisions of the ABL Intercreditor Agreement, the Closing Date Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Indenture or any other Notes Document. In the event of any conflict between the terms and conditions of the ABL Intercreditor Agreement, the Closing Date Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Indenture or any other Notes Document and the terms and conditions of this Agreement, the terms and conditions of the ABL Intercreditor Agreement, the Closing Date Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Indenture or any other Notes Document, as applicable, shall govern and control in all respects and supersede the terms of this Agreement with respect to such conflict. No right, power or remedy granted to the Collateral Agent or any other Secured Party hereunder shall be exercised by the Collateral Agent or such other Secured Party, and no direction shall be given by the Collateral Agent or any other Secured Party, in contravention of the ABL Intercreditor Agreement, the Closing Date Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Indenture or any other Notes Document.

(b)          Notwithstanding anything to the contrary contained in this Agreement or any other Notes Document, to the extent the provisions of any Notes Document require the delivery of, or control over, ABL Priority Collateral to be granted to the Collateral Agent at any time prior to the discharge of the ABL Obligations, then delivery of ABL Priority Collateral (as defined in the Indenture) (or control with respect thereto) shall instead be made to the ABL Agent, to be held in accordance with the ABL Financing Documents and the ABL Intercreditor Agreement, and each applicable Grantor’s obligations hereunder or in any other Notes Document (including the representations and warranties made by it hereunder and in the other Notes Documents) with respect to such delivery or control shall be deemed satisfied by the delivery to the ABL Agent, acting as a gratuitous bailee or agent for perfection, in each case, of the Collateral Agent pursuant to the ABL Intercreditor Agreement. Furthermore, at all times prior to the discharge of the ABL Obligations, the Collateral Agent is authorized by the parties hereto to effect transfers of such Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to ABL Agent.

Section 6.20.        Administrative Agent as Bailee. Notwithstanding any other provision hereof or of any other Notes Document, for so long as the Discharge of First Lien Obligations shall not have occurred and the First Lien Documents shall require the delivery of possession or control to the Administrative Agent, or shall require the granting of a first priority Lien on Collateral in favor of the Administrative Agent, any covenant hereunder requiring the delivery of possession or control to the Collateral Agent of Collateral shall be deemed to have been satisfied if, prior to the Discharge of First Lien Obligations, such possession or control shall have been delivered to or given in favor of the Administrative Agent (or its agents or bailees), as gratuitous bailee, for the Collateral Agent in accordance with the Closing Date Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HC GROUP HOLDINGS II, LLC, as the Initial Issuer

By:
Name:
Title:

BIOSCRIP INC., as the Parent Issuer

By:
Name:
Title:

[Opal - Signature Page to Security Agreement]

GRANTORS:

[●]

By:
Name:
Title:

[Opal - Signature Page to Security Agreement]

ANKURA TRUST, LLC, as Collateral Agent

By:
Name:
Title:

[Opal - Signature Page to Security Agreement]

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

[____] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [          ], 20[   ], by and among [___________] (the “Guaranteeing Subsidiary”), [______________] (the “Parent Issuer”), [[_______] (the “Subsidiary Issuer”)] and Ankura Trust Company, LLC as Trustee and Collateral Agent under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuers, the Guarantors party thereto, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture dated as of August 6, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis, all Guaranteed Note Obligations on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuers, any Guarantor, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiary, the Trustee and the Collateral Agent mutually covenant and agree for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.          Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the Preamble or Recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1.          Agreement to be Bound. The Guaranteeing Subsidiary hereby agrees to become a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2.        Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis, to fully, unconditionally and irrevocably guarantee to each Holder of the Notes, the Trustee, the Collateral Agent and the other Secured Parties the Guaranteed Note Obligations pursuant to Article X of the Indenture on a senior basis.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.          Notices. All notices and other communications to the Guaranteeing Subsidiary shall be given as provided in the Indenture, at the address for the Guarantors set forth in the Indenture.

SECTION 3.2.         Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 10.09 of the Indenture.

SECTION 3.3.          Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders, the Trustee and the Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.4.          Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.5.         Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.6.         Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.7.         Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.8.          The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.9.          Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

SECTION 3.10.        Execution and Delivery. The Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

SECTION 3.11.        Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[__________]
as Issuer

By:
Name:
Title:

[●]
as a Guarantor

By:
Name:
Title:

ANKURA TRUST COMPANY, LLC,
as Trustee and Collateral Agent

By:
Name:
Title:

[Signature Page to Supplemental Indenture to be Delivered By Subsequent Guarantors]

EXHIBIT G

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY ADDITIONAL ISSUERS

[____] SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [          ], 20[   ], by and among [___________] (the “Subsidiary Issuer”), [______________] (the “Parent Issuer”), and Ankura Trust Company, LLC as Trustee and Collateral Agent under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Parent Issuer, the Guarantors party thereto, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture dated as of August 6, 2019 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Senior Secured Second Lien PIK Toggle Floating Rate Notes due 2027 (the “Notes”) of the Parent Issuer;

WHEREAS, the Indenture provides that each Restricted Subsidiary designated by the Parent Issuer as a Subsidiary Issuer shall execute and deliver to the Trustee and the Collateral Agent a supplemental indenture pursuant to which such Subsidiary Issuer shall be jointly and severally liable for all Secured Obligations under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Parent Issuer, any Guarantor, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent Issuer, the Subsidiary Issuer, the Trustee and the Collateral Agent mutually covenant and agree for the benefit of the Trustee, the Collateral Agent and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.          Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the Preamble or Recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1.          Agreement to be Bound. The Subsidiary Issuer hereby agrees to become a party to the Indenture as an Issuer and a Subsidiary Issuer and as such will have all of the rights and be subject to all of the obligations and agreements of an Issuer and a Subsidiary Issuer under the Indenture.

SECTION 2.2.          Agreement to Become an Additional Issuer. The Subsidiary Issuer hereby (x) becomes a party to the Indenture and the Notes as an Issuer and an obligor of the Notes and shall constitute an “Issuer” for all purposes under the Indenture and the Notes, (y) unconditionally promises to pay, on a joint and several basis with the other Issuers, the principal of, premium, if any, and interest on all the Notes and agrees to perform and observe each other obligation and covenant set forth in the Indenture to be performed or observed on the party of an Issuer, on the terms and subject to the conditions set forth in the Indenture and the Notes and (z) agrees to be bound by all other provisions of the Indenture and the Notes applicable to an Issuer therein.

ARTICLE III

MISCELLANEOUS

SECTION 3.1.          Notices. All notices and other communications to the Subsidiary Issuer shall be given as provided in the Indenture, at the address for the Issuers set forth in the Indenture.

SECTION 3.2.          Termination. The Subsidiary Issuer may have its status as an Issuer terminated by delivery of notice to the Trustee and Collateral Agent from the Parent Issuer in accordance with the definition of “Issuer” in the Indenture.

SECTION 3.3.          Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders, the Trustee and the Collateral Agent, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.4.           Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.5.          Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.6.          Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.7.          The Trustee and the Collateral Agent. Neither the Trustee nor the Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.8.           Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or pdf transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or pdf shall be deemed to be their original signatures for all purposes.

SECTION 3.9.           Execution and Delivery. The Subsidiary Issuer agrees that its obligations as an Issuer under the Indenture shall remain in full force and effect notwithstanding any failure to authenticate any Note.

SECTION 3.10.         Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[__________]
as Subsidiary Issuer

By:
Name:
Title:

[__________]
as Issuer

By:
Name:
Title:

[●]
as a Guarantor

By:
Name:
Title:

ANKURA TRUST COMPANY, LLC,
as Trustee and Collateral Agent

By:
Name:
Title:

[Signature Page to Supplemental Indenture to be Delivered By Subsequent Guarantors]

Exhibit H

[FORM OF]

FIRST LIEN/SECOND LIEN INTERCREDITOR

AGREEMENT dated as of

August 6, 2019,

between

BANK OF AMERICA, N.A.,

as First Lien Credit Agreement Administrative Agent

ANKURA TRUST COMPANY, LLC,

as Second Lien Notes Collateral Agent

and

each additional Representative from time to time party hereto

TABLE OF CONTENTS

ARTICLE 1
Definitions

Section 1.01.	Construction; Certain Defined Terms	1

ARTICLE 2
Subordination of Liens

Section 2.01.	Similar Liens and Agreements	12
Section 2.02.	Subordination of Liens	12
Section 2.03.	No Action with Respect to Second Lien Collateral Subject to First Liens	14
Section 2.04.	No Duties of Designated First Lien Representative or other First Lien Secured Parties	16
Section 2.05.	No Interference	17
Section 2.06.	Automatic Release of Second Liens	18
Section 2.07.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	19
Section 2.08.	Reinstatement	22
Section 2.09.	Purchase Right	22
Section 2.10.	New Liens	23
Section 2.11.	Injunctive Relief	23
Section 2.12.	Rights as Unsecured Creditors	23

ARTICLE 3
Sub-Agency for Perfection of Certain Security Interests

ARTICLE 4
Existence and Amounts of Liens and Obligations

ARTICLE 5
Consent of Grantors

ARTICLE 6
Representations and Warranties of Each Representative

ARTICLE 7
Application of Proceeds

Section 7.01.	Payment Over	26
Section 7.02.	Application of Proceeds	27
Section 7.03.	Insurance and Condemnation Awards.	27

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of August 6, 2019, between BANK OF AMERICA, N.A., as administrative agent for the First Lien Credit Agreement Secured Parties referred to herein (in such capacity, together with its successors and assigns in such capacity, the “First Lien Credit Agreement Administrative Agent”), and ANKURA TRUST COMPANY, LLC, as collateral agent for the Second Lien Notes Indenture Secured Parties referred to herein (in such capacity, together with its successors and assigns in such capacity, the “Second Lien Notes Collateral Agent”), and each of the other Representatives from time to time party hereto in accordance with the terms hereof, and by HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”), BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”), and certain Subsidiaries of the Parent Borrower from time to time party to each of the First Lien Credit Agreement and the Second Lien Notes Indenture (such terms, and each other capitalized term used and not otherwise defined herein, having the meaning assigned to them in Article 1). Reference is made to (i) the First Lien Credit Agreement under which the lenders referred to therein have extended and agreed to extend credit to the Parent Borrower and (ii) the Second Lien Notes Indenture under which the Parent Borrower has issued notes to the holders thereof. In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the First Lien Credit Agreement Administrative Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Second Lien Notes Collateral Agent (for itself and on behalf of the Second Lien Notes Indenture Secured Parties) and each other Representative that becomes a party hereto (for itself and on behalf of the Secured Parties represented by it) agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Construction; Certain Defined Terms. (a) The rules of construction specified in Section 1.02, 1.03, 1.05, 1.06, 1.07 and 1.09 of the First Lien Credit Agreement shall apply to this Agreement, including terms defined in the preamble hereto. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement as in effect on the date hereof or, if not defined therein, in the Second Lien Notes Indenture as in effect on the date hereof. Notwithstanding anything to the contrary in Section 1.05 of the First Lien Credit Agreement, any term referenced herein by cross-reference to a defined term or section reference in (i) the First Lien Credit Agreement shall be deemed to be a cross- reference to a defined term or section reference, as applicable, in the First Lien Credit Agreement as in effect on the date hereof or the same or comparable term or section reference, as applicable, in any other First Lien Loan Document and (ii) the Second Lien Notes Indenture shall be deemed to be a cross-reference to a defined term or section reference, as applicable, in the Second Lien Notes Indenture as in effect on the date hereof or the same or comparable term or section reference, as applicable, in any other Second Lien Debt Document. Each agreement herein of any Representative shall bind the Secured Parties represented by such Representative and any reference herein to the parties hereto shall also bind all such Secured Parties.

(b) As used in this Agreement (including in the preamble hereto), the following terms have the meanings specified below:

1

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of the date hereof, among the First Lien Credit Agreement Administrative Agent, the Second Lien Notes Collateral Agent, the ABL Agent (as defined in the First Lien Credit Agreement), the Initial Borrower, the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto and other parties from time to time party thereto, as such agreement may be amended, restated, waived, restructured, renewed, extended, supplemented or otherwise modified from time to time.

“Additional First Lien Debt” means any Indebtedness that is issued or guaranteed by any Grantor (other than Indebtedness and guarantees constituting First Lien Credit Agreement Secured Obligations) which Indebtedness and guarantees are secured by the First Lien Collateral (or a portion thereof) on a basis senior to the Second Lien Secured Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by this Agreement and by each First Lien Loan Document and each Second Lien Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to: (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.04 hereof, (B) the First Lien Parity Intercreditor Agreement pursuant thereto, and by satisfying the conditions set forth therein and (C) the ABL Intercreditor Agreement pursuant thereto, and by satisfying the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional First Lien Debt incurred by any Grantor after the date hereof, then the Grantors, the First Lien Credit Agreement Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Parity Intercreditor Agreement. Additional First Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional First Lien Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional First Lien Debt.

“Additional First Lien Loan Documents” means with respect to any series, issue or class of Additional First Lien Debt, the promissory notes, indentures, credit agreements, guarantees or other operative agreements evidencing or governing such indebtedness and any Security Documents securing such Additional First Lien Debt.

“Additional First Lien Secured Obligations” means with respect to any series, issue or class of Additional First Lien Debt, (i) all principal of, and interest (including, without limitation, any Post-Petition Interest) payable with respect to, such Additional First Lien Debt, (ii) all premiums, fees, expenses, and other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Loan Documents (including, without limitation, any Post- Petition Interest), (iii) any Hedging Obligations (and guarantees thereof) secured under the First Lien Security Documents securing the related series, issue or class of Additional First Lien Debt, (iv) any Cash Management Obligations (and guarantees thereof) secured under the First Lien Security Documents securing the related series, issue or class of Additional First Lien Debt and (v) any Refinancings of the foregoing.

2

“Additional First Lien Secured Parties” means with respect to any series, issue or class of Additional First Lien Debt, the holders of such Additional First Lien Debt, the Representative with respect thereto, any trustee or agent therefor under any related Additional First Lien Loan Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Additional First Lien Loan Documents and the holders of any other Additional First Lien Secured Obligations secured by the Security Documents for such series, issue or class of Additional First Lien Debt.

“Additional Second Lien Debt” means any Indebtedness that is issued or guaranteed by any Grantor (other than Indebtedness and guarantees constituting Second Lien Notes Indenture Secured Obligations) which Indebtedness and guarantees are secured by the Second Lien Collateral (or a portion thereof) on a basis junior to the First Lien Secured Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by this Agreement and by each First Lien Loan Document and each Second Lien Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to: (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.04 hereof, (B) the Second Lien Parity Intercreditor Agreement pursuant to, and by satisfying the conditions set forth therein and (C) the ABL Intercreditor Agreement pursuant to, and by satisfying the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by any Grantor after the date hereof, then the Grantors, the Second Lien Notes Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the Second Lien Parity Intercreditor Agreement. Additional Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Second Lien Debt Documents” means with respect to any series, issue or class of Additional Second Lien Debt, the promissory notes, indentures, credit agreements, guarantees or other operative agreements evidencing or governing such indebtedness and any Security Documents securing such Additional Second Lien Debt.

“Additional Second Lien Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Second Lien Debt.

“Additional Second Lien Secured Obligations” means with respect to any series, issue or class of Additional Second Lien Debt, (i) all principal of, and interest (including, without limitation, any Post-Petition Interest) payable with respect to, such Additional Second Lien Debt, (ii) all premiums, fees, expenses, and other amounts payable to the related Additional Second Lien Secured Parties under the related Additional Second Lien Debt Documents (including, without limitation, any Post-Petition Interest), (iii) any Hedging Obligations (and guarantees thereof) secured under the Second Lien Security Documents securing the related series, issue or class of Additional Second Lien Debt and (iv) any Refinancings of the foregoing.

“Additional Second Lien Secured Parties” means with respect to any series, issue or class of Additional Second Lien Debt, the holders of such Additional Second Lien Debt, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Lien Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Additional Second Lien Debt Documents and the holders of any other Additional Second Lien Secured Obligations secured by the Security Documents for such series, issue or class of Additional Second Lien Debt.

3

“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.).

“Bankruptcy/Liquidation Proceeding” means (a) the institution of any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Law with respect to such Grantor as debtor; (b) any general assignment for the benefit of creditors of any Grantor or any marshaling of assets and liabilities of any Grantor; or (c) any appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for any Grantor or for all or any material part of its property.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Cash Management Obligations” shall mean all obligations in respect of any Cash Management Services (as defined in the First Lien Credit Agreement as in effect on the date hereof).

“Class Debt” has the meaning given to such term in Section 8.04.

“Class Debt Representatives” has the meaning given to such term in Section 8.04.

“Collateral” means the First Lien Collateral and the Second Lien Collateral.

“Contingent First Lien Obligation” means, at any time, First Lien Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Lien Secured Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Lien Secured Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Contingent Second Lien Obligation” means, at any time, Second Lien Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Second Lien Secured Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Second Lien Secured Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Debt Facility” means any First Lien Debt Facility and any Second Lien Debt Facility.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

4

“Designated First Lien Representative” means (i) the First Lien Credit Agreement Administrative Agent, until such time as the Discharge of First Lien Credit Agreement Obligations has occurred, and (ii) thereafter, the First Lien Representative with respect to the then existing First Lien Debt Facility (if only one First Lien Debt Facility is then in effect), otherwise, the First Lien Representative serving as the “Applicable Authorized Representative” (as defined in the First Lien Parity Intercreditor Agreement) or any similar term used in the First Lien Parity Intercreditor Agreement. When any Representative other than the First Lien Credit Agreement Administrative Agent becomes the Applicable Authorized Representative thereunder it (or the Parent Borrower on its behalf) shall send a written notice thereof to the Designated Second Lien Representative and the Grantors.

“Designated Second Lien Representative” means (i) the Second Lien Notes Collateral Agent, until such time as the Discharge of Second Lien Notes Indenture Obligations has occurred, and (ii) thereafter, the Second Lien Representative with respect to the then existing Second Lien Debt Facility (if only one Second Lien Debt Facility is then in effect), otherwise, the Second Lien Representative serving as the “Applicable Authorized Representative” (as defined in the Second Lien Parity Intercreditor Agreement) or any similar term used in the Second Lien Parity Intercreditor Agreement. When any Representative other than the Second Lien Notes Collateral Agent becomes the Applicable Authorized Representative thereunder it (or the Parent Borrower on its behalf) shall send a written notice thereof to the Designated First Lien Representative and the Grantors.

“Designation” means a designation of (i) Indebtedness as either Additional First Lien Debt or Additional Second Lien Debt, (ii) a Replacement First Lien Credit Agreement as the First Lien Credit Agreement or (iii) a Replacement Second Lien Debt Agreement as the Second Lien Notes Indenture, in each case in substantially the form of Annex III attached hereto.

“DIP Financing” has the meaning given to such term in Section 2.07.

“Discharge” means, with respect to any Debt Facility, the date on which (i) such Debt Facility and the First Lien Secured Obligations or Second Lien Secured Obligations thereunder, as the case may be, have been paid in full in cash (other than any Contingent First Lien Obligations or Contingent Second Lien Obligations) and are no longer secured by the Collateral pursuant to the terms of the documentation governing such Debt Facility or, with respect to any Hedging Obligations or Cash Management Obligations secured by the Security Documents for such Debt Facility, either (x) such Hedging Obligations or Cash Management Obligations have either been paid in full or are no longer secured by the Collateral pursuant to the terms of the documentation governing such Debt Facility, (y) such Hedging Obligations or Cash Management Obligations shall have been cash collateralized or backstopped on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Hedging Obligations or Cash Management Obligations are no longer secured by the Collateral pursuant to the terms of the documentation governing such Debt Facility, (ii) if such Debt Facility is a First Lien Debt Facility, any letters of credit issued thereunder have terminated or been cash collateralized or backstopped (in the amount and form required under the applicable Debt Facility) and (iii) all commitments of the First Lien Secured Parties or the Second Lien Secured Parties, as applicable under such Debt Facility have terminated. The term “Discharged” shall have a corresponding meaning.

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“Discharge of First Lien Credit Agreement Obligations” means the Discharge of the First Lien Credit Agreement Secured Obligations with respect to the First Lien Collateral; provided that the Discharge of First Lien Credit Agreement Secured Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Credit Agreement Secured Obligations with a Replacement First Lien Credit Agreement which has been designated in writing by the Parent Borrower to the Designated First Lien Representative and the Designated Second Lien Representative, as the “First Lien Credit Agreement” for purposes of this Agreement.

“Discharge of First Lien Secured Obligations” means the Discharge of the First Lien Secured Obligations under each First Lien Debt Facility with respect to the First Lien Collateral.

“Discharge of Second Lien Notes Indenture Obligations” means the Discharge of the Second Lien Notes Indenture Secured Obligations with respect to the Second Lien Collateral; provided that the Discharge of Second Lien Notes Indenture Secured Obligations shall not be deemed to have occurred in connection with a Refinancing of such Second Lien Notes Indenture Secured Obligations with a Replacement Second Lien Debt Agreement which has been designated in writing by the Parent Borrower to the Designated Second Lien Representative and the Designated First Lien Representative, as the “Second Lien Notes Indenture” for purposes of this Agreement.

“Discharge of Second Lien Secured Obligations” means the Discharge of the Second Lien Secured Obligations under each Second Lien Debt Facility with respect to the Second Lien Collateral.

“Excluded Cash Collateral” has the meaning given to such term in Section 2.01(d).

“First Lien Class Debt” has the meaning given to such term in Section 8.04.

“First Lien Class Debt Representative” has the meaning given to such term in Section 8.04.

“First Lien Collateral” means the “Collateral”, as such term is defined in any First Lien Loan Document, and any other assets or properties of any of the Grantors now or at any time hereafter subject to, or required to be subject to, Liens securing any First Lien Secured Obligations.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the date hereof, among the Initial Borrower, the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto as borrowers or guarantors, the lenders and other parties from time to time party thereto and Bank of America, N.A., as administrative agent, as such agreement may be amended, restated, Refinanced, waived, restructured, renewed, extended, supplemented or otherwise modified from time to time and shall also include any Replacement First Lien Credit Agreement.

“First Lien Credit Agreement Administrative Agent” has the meaning provided in the preamble to this Agreement; provided, however, that if the First Lien Credit Agreement is Refinanced by a Replacement First Lien Credit Agreement, then all references herein to the First Lien Credit Agreement Administrative Agent shall refer to the administrative agent, collateral agent, trustee or similar agent, as applicable, under the Replacement First Lien Credit Agreement.

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“First Lien Credit Agreement Secured Obligations” means the “Secured Obligations”, as such term is defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means, at any time, the “Secured Parties”, as such term is defined in the First Lien Credit Agreement.

“First Lien Debt Facilities” means the First Lien Credit Agreement and any Additional First Lien Debt Facilities.

“First Lien Loan Documents” means (a) the “Loan Documents”, as such term is defined in the First Lien Credit Agreement, and (b) the Additional First Lien Loan Documents.

“First Lien Parity Intercreditor Agreement” means the “First Lien Intercreditor Agreement”, as such term is defined in the First Lien Credit Agreement.

“First Lien Representative” means (i) in the case of the First Lien Credit Agreement, the First Lien Credit Agreement Administrative Agent and (ii) in the case of any Additional First Lien Debt Facility and the Additional First Lien Secured Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional First Lien Debt Facility that is named as the Representative in respect of such Additional First Lien Debt Facility in the applicable Joinder Agreement.

“First Lien Secured Obligations” means, at any time, (a) the First Lien Credit Agreement Secured Obligations, (b) all Cash Management Obligations (and guarantees thereof) secured under the First Lien Security Documents securing the First Lien Credit Agreement and (c) the Additional First Lien Secured Obligations; provided that, notwithstanding anything to the contrary in this Agreement, the term “First Lien Secured Obligations” shall exclude any obligation (other than any obligation in respect of any DIP Financing permitted to be incurred under Section 2.07 hereof and to which the Second Lien Secured Parties are required to consent or otherwise do consent) that was not permitted to be incurred and secured by First Liens on the First Lien Collateral, by this Agreement and by each First Lien Loan Document and each Second Lien Debt Document in effect at the time of such incurrence.

“First Lien Secured Parties” means, at any time, (a) the First Lien Credit Agreement Secured Parties and (b) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the “Collateral Documents”, as such term is defined in the First Lien Credit Agreement, and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any of the Grantors to secure any First Lien Secured Obligations or pursuant to which any such Lien thereon is perfected.

“First Liens” means Liens created or purported to be created under the First Lien Security Documents securing any First Lien Secured Obligations.

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“Grantor” means the Initial Borrower, the Parent Borrower and each Subsidiary of the Parent Borrower which has granted a security interest pursuant to any Security Document to secure any Secured Obligations.

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Swap Contract.

“Indebtedness” means indebtedness in respect of borrowed money and obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments; for the avoidance of doubt, “Indebtedness” shall not include Hedging Obligations or Cash Management Obligations.

“Initial Borrower” has the meaning given to such term in the preamble to this Agreement.

“Joinder Agreement” means a joinder agreement substantially in the form of Annex II hereof required to be delivered by a Representative to the Designated First Lien Representative and the Designated Second Lien Representative pursuant to Section 8.04 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the applicable First Lien Secured Parties or applicable Second Lien Secured Parties, as the case may be, under such Debt Facility.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Permitted Second Lien Credit Bid Rights” means in respect of any sale of assets constituting Collateral in any Bankruptcy/Liquidation Proceeding, that the applicable sale procedures order grants the Second Lien Representative and the Second Lien Secured Parties (individually and in any combination, subject to the terms of the Second Lien Debt Documents) the right to bid at the sale of such assets and the right to offset its claims secured by Second Liens upon such assets against the purchase price of such assets, but only if (A) the bid of the Second Lien Representative or such Second Lien Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the Second Lien Representative or such Second Lien Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the Second Lien Representative or such Second Lien Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay or satisfy in full in cash all unpaid First Lien Secured Obligations (including the discharge, cash collateralization or backstopping of all outstanding letters of credit constituting First Lien Secured Obligations and all Cash Management Obligations and Hedging Obligations constituting First Lien Secured Obligations but excluding, in the case of the First Lien Secured Obligations, Contingent First Lien Obligations) and to satisfy the First Liens and any obligations secured by Liens on any such assets entitled to priority over the First Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Loan Documents or the Second Lien Debt Documents, as applicable, continue to accrue after the commencement of any Bankruptcy/Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Code or other applicable Debtor Relief Law in any such Bankruptcy/Liquidation Proceeding.

“Purchase Event” has the meaning given to such term in Section 2.09.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay such Indebtedness, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” has the meaning given to such term in Section 2.06.

“Replacement First Lien Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the First Lien Credit Agreement so long as, after giving effect to such Refinancing, the agreement that was the First Lien Credit Agreement immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the Collateral and (ii) becomes the First Lien Credit Agreement hereunder by Designation as such pursuant to Section 8.05.

“Replacement Second Lien Debt Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Second Lien Notes Indenture so long as, after giving effect to such Refinancing, the agreement that was the Second Lien Notes Indenture immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the Collateral and (ii) becomes the Second Lien Notes Indenture hereunder by Designation as such pursuant to Section 8.05.

“Representatives” means the First Lien Representatives and the Second Lien Representatives.

“Second Lien Class Debt” has the meaning given to such term in Section 8.04.

“Second Lien Class Debt Representative” has the meaning given to such term in Section 8.04.

“Second Lien Collateral” means the “Collateral”, as such term is defined in any Second Lien Debt Document, and any other assets or properties of any of the Grantors now or at any time 9 hereafter subject to, or required to be subject to, Liens securing any Second Lien Secured Obligations.

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“Second Lien Debt Documents” means (a) the “Notes Documents”, as such term is defined in the Second Lien Notes Indenture and (b) the Additional Second Lien Debt Documents.

“Second Lien Debt Facilities” means the Second Lien Notes Indenture and any Additional Second Lien Debt Facilities.

“Second Lien Notes Collateral Agent” has the meaning given to such term in the preamble to this Agreement; provided, however, that if the Second Lien Notes Indenture is Refinanced by a Replacement Second Lien Debt Agreement, then all references herein to the Second Lien Notes Collateral Agent shall refer to the administrative agent, collateral agent, trustee or similar agent, as applicable, under the Replacement Second Lien Debt Agreement.

“Second Lien Notes Indenture” means the Indenture, dated as of the date hereof, among the Initial Borrower, the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto as co-issuers or guarantors, and Ankura Trust Company, LLC, as trustee and collateral agent, as such agreement may be amended, restated, waived, restructured, renewed, extended, supplemented or otherwise modified from time to time and shall also include any Replacement Second Lien Debt Agreement.

“Second Lien Notes Indenture Secured Obligations” means the “Secured Obligations”, as such term is defined in the Second Lien Notes Indenture.

“Second Lien Notes Indenture Secured Parties” means, at any time, the “Secured Parties”, as such term is defined in the Second Lien Notes Indenture.

“Second Lien Parity Intercreditor Agreement” means the “Parity Lien Intercreditor Agreement”, as such term is defined in the Second Lien Notes Indenture.

“Second Lien Permitted Actions” has the meaning given to such term in Section 2.03(b).

“Second Lien Representative” means (i) in the case of the Second Lien Notes Indenture, the Second Lien Notes Collateral Agent and (ii) in the case of any Additional Second Lien Debt Facility and the Additional Second Lien Secured Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Lien Debt Facility that is named as the Representative in respect of such Additional Second Lien Debt Facility in the applicable Joinder Agreement.

“Second Lien Secured Obligations” means, at any time, (a) the Second Lien Notes Indenture Secured Obligations, and (b) the Additional Second Lien Secured Obligations; provided that, notwithstanding anything to the contrary in this Agreement, the term “Second Lien Secured Obligations” shall exclude any obligation that was not permitted to be incurred, and secured by Second Liens on the Second Lien Collateral, by this Agreement and by each First Lien Loan Document and each Second Lien Debt Document in effect at the time of such incurrence.

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“Second Lien Secured Parties” means, at any time, (a) the Second Lien Notes Indenture Secured Parties and (b) any Additional Second Lien Secured Parties.

“Second Lien Security Agreement” means the Second Lien Security Agreement, dated as of the date hereof, among the Initial Borrower, the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto and the Second Lien Notes Collateral Agent, as amended, restated, waived, restructured, renewed, extended, supplemented or otherwise modified from time to time or as replaced in connection with any Refinancing, extension, refunding or replacement of the Second Lien Notes Indenture.

“Second Lien Security Documents” means the “Collateral Documents”, as such term is defined in the Second Lien Notes Indenture, and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any of the Grantors to secure any Second Lien Secured Obligations or pursuant to which any Lien thereon is perfected.

“Second Liens” means Liens created or purported to be created under the Second Lien Security Documents securing any Second Lien Secured Obligations.

“Secured Obligations” means the First Lien Secured Obligations and the Second Lien Secured Obligations.

“Secured Parties” means the First Lien Secured Parties and the Second Lien Secured Parties.

“Security Documents” means the First Lien Security Documents and the Second Lien Security Documents.

“Standstill Period” has the meaning given to such term in Section 2.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

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ARTICLE 2

SUBORDINATION OF LIENS

Section 2.01. Similar Liens and Agreements. The parties hereto (including the Parent Borrower, on behalf of itself and the other Grantors) agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical, subject to Sections 2.01(c), 2.01(d), and 2.06(a) and 2.07. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(a)          Upon request by the Designated First Lien Representative or the Designated Second Lien Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Debt Documents;

(b)          [reserved];

(c)          The existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Secured Obligations shall not be deemed to be a difference in Collateral among any series, issue or class of First Lien Secured Obligations or Second Lien Secured Obligations; and

(d)          Notwithstanding anything in this Agreement or any other First Lien Loan Documents or Second Lien Debt Documents to the contrary, collateral consisting of cash and cash equivalents specifically pledged to any First Lien Secured Party or group of First Lien Secured Parties secures only the First Lien Secured Obligations owing to such First Lien Secured Parties (“Excluded Cash Collateral”) and shall be applied as specified in the applicable First Lien Loan Document pursuant to which such First Lien Secured Obligations are issued and secured and will not constitute Collateral hereunder. Nothing in this Agreement shall be construed to impair the right of any First Lien Secured Party to recoup, set off, net or offset amounts (including amounts delivered as margin or cash collateral) to satisfy such First Lien Secured Obligations secured by Excluded Cash Collateral or supported by a letter of credit or other credit support to the extent permitted under the applicable First Lien Loan Document, or exercise its rights and remedies with respect to any Excluded Cash Collateral pledged for its sole benefit or as a beneficiary under and pursuant to any other letter of credit or credit support issued solely in its favor, each of which will be governed by the terms of such First Lien Loan Document, as applicable.

Section 2.02. Subordination of Liens. (a) All Liens (regardless of how acquired) securing or purporting to secure the Second Lien Secured Obligations granted on any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Liens (regardless of how acquired) securing or purporting to secure the First Lien Secured Obligations granted on such Collateral, notwithstanding any provision of the UCC or any other Federal, State or foreign law or anything contained in this Agreement, the Second Lien Notes Indenture, any Additional Second Lien Debt Facility, any Second Lien Security Document or any other agreement or instrument to the contrary or otherwise, and irrespective of the time, order or method of creation, attachment or perfection of any Liens securing or purporting to secure the Second Lien Secured Obligations granted on the Collateral and any Liens securing or purporting to secure the First Lien Secured Obligations granted on the Collateral or any defect or deficiency or alleged defect or deficiency in any of the foregoing and irrespective of the subordination of any Lien securing or purporting to secure any First Lien Secured Obligations to any other Liens. Each Second Lien Representative for itself and on behalf of the applicable Second Lien Secured Parties expressly agrees that any Lien purported to be granted on any Collateral as security for the First Lien Secured Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing or purporting to secure any Second Lien Secured Obligations for all purposes regardless of whether the Lien purported to be granted is avoided or otherwise found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner.

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(b)          It is acknowledged that (i) without limiting the generality of clause (iv) below but subject to any relevant limitations set forth elsewhere in this Agreement, the aggregate amount of the First Lien Credit Agreement Secured Obligations may be increased pursuant to Section 2.14 of the First Lien Credit Agreement, (ii) a portion of the First Lien Secured Obligations may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (iii) the First Lien Secured Obligations may be extended, renewed, replaced, restructured, Refinanced or otherwise amended, restated, supplemented or modified, or secured with additional collateral (such collateral, (x) to the extent it secures First Lien Secured Obligations, shall become First Lien Collateral and (y) to the extent it secures Second Lien Secured Obligations, shall become Second Lien Collateral), and (iv) the aggregate amount of the First Lien Secured Obligations may be increased, from time to time in accordance with the terms of the First Lien Debt Facilities, all without affecting the subordination hereunder of the Liens securing the Second Lien Secured Obligations granted on the Collateral or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties and the Second Lien Secured Parties. Without limiting the provisos to the definitions of “First Lien Secured Obligations” and “Second Lien Secured Obligations” or the provisions of Article 8, the Lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, renewal, replacement, restructuring, Refinancing or restatement of either the Second Lien Secured Obligations or the First Lien Secured Obligations, by the securing of any First Lien Secured Obligations with any additional collateral or guarantees (such collateral, (x) to the extent it secures First Lien Secured Obligations, shall become First Lien Collateral and (y) to the extent it secures Second Lien Secured Obligations, shall become Second Lien Collateral), by the release of, or the avoidance of any Lien with respect to, any First Lien Collateral, by the failure of any person to comply with any provision of this Agreement or any agreement evidencing, governing or securing any First Lien Secured Obligation or Second Lien Secured Obligation, or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral. Without limiting the foregoing but subject to any relevant limitations set forth elsewhere in this Agreement, (x) all existing and any future First Lien Secured Obligations of any class are intended to be secured by the Collateral, and the Liens on the Collateral securing such First Lien Secured Obligations will constitute first priority Liens entitled to the benefit of this Agreement and (y) all existing and any future Second Lien Secured Obligations of any class are intended to be secured by the Collateral, and the Liens on the Collateral securing such Second Lien Secured Obligations will constitute second priority Liens entitled to the benefit of this Agreement.

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(c)          It is agreed that the First Lien Representatives will have no obligations to exercise any remedies available to them as a condition to obtaining the benefits of this Article 2 and Article 7.

(d)          Each Second Lien Representative on behalf of the applicable Second Lien Secured Parties it represents agrees that the Second Lien Debt Facility under which it is the Second Lien Representative and the principal Second Lien Security Documents to which such Second Lien Representative is a party will contain the provisions set forth in Annex I hereto under which the applicable Second Lien Secured Parties agree to, and subject their rights to the provisions of, this Agreement as set forth therein.

Section 2.03. No Action with Respect to Second Lien Collateral Subject to First Liens. (a) So long as the Discharge of First Lien Secured Obligations has not occurred, no Second Lien Representative nor any other Second Lien Secured Party shall commence or instruct the Designated Second Lien Representative to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Second Lien Collateral under any Second Lien Security Document, Requirements of Law or otherwise (including the exercise of any right of setoff or recoupment, any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Representative or any Second Lien Secured Party is a party or any right to credit bid (other than pursuant to Permitted Second Lien Credit Bid Rights)), at any time prior to the Discharge of First Lien Secured Obligations; it being agreed that, except as otherwise provided herein, only the Designated First Lien Representative, acting in accordance with the First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to the Collateral. Notwithstanding the foregoing, any Second Lien Representative may (i) subject to Section 2.07, take all such actions as it shall deem necessary to create, perfect (or continue the perfection of), preserve or protect (but not enforce) the Liens securing the Second Lien Secured Obligations granted on any Second Lien Collateral; (ii) subject to Section 2.07, vote on any plan of reorganization or similar dispositive restructuring plan, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not inconsistent with the priorities set forth in this Agreement, with respect to, or in respect of, the Second Lien Secured Obligations and/or the Second Lien Collateral; (iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Lien Secured Parties, including any claims secured by the Second Lien Collateral, if any, in each case in accordance with the terms of this Agreement; (iv) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by the Designated First Lien Representative or any other First Lien Secured Party to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by the Designated First Lien Representative or such other First Lien Secured Party (it being understood that neither the Second Lien Representative nor any other Second Lien Secured Party shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein); and (v) credit bid all or any part of the Second Lien Secured Obligations under Section 363(k) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) pursuant to, and in accordance with, the exercise of Permitted Second Lien Credit Bid Rights Furthermore, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit the receipt by any Second Lien Representative or any Second Lien Secured Parties of the required payments of interest, principal, premium and other amounts owed in respect of the Second Lien Secured Obligations (x) if the Discharge of First Lien Secured Obligations has occurred or (y) if the Discharge of First Lien Secured Obligations has not occurred so long as, in the case of this clause (y), such receipt is not the direct or indirect result of the exercise by the Second Lien Representatives or any other Second Lien Secured Party of rights or remedies with respect to the Collateral (including setoff or recoupment or credit bidding (other than pursuant to the Permitted Second Lien Credit Bid Rights)) or enforcement of any Lien held by any of them.

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(b) Notwithstanding Section 2.03(a) above, the Designated Second Lien Representative may enforce any of its rights and exercise any of its remedies (other than credit bidding, which shall be permitted only as set forth in clause (a) above) (the actions permitted to be taken by any Second Lien Secured Party pursuant to Section 2.03(a) or this Section 2.03(b), the “Second Lien Permitted Actions”) with respect to the Second Lien Collateral after a period of 180 consecutive days has elapsed since the date on which the Designated Second Lien Representative has delivered to the Designated First Lien Representative written notice of either (1) an event of default under the Second Lien Debt Documents and the acceleration of the Second Lien Secured Obligations or (2) the non-payment at the final stated maturity of the Indebtedness then outstanding under the Second Lien Debt Documents (the “Standstill Period”); provided, however, that (i) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Designated Second Lien Representative or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral if (1) the Designated First Lien Representative or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing the enforcement or exercise of any rights or remedies with respect to all or a material portion of such Collateral or (2) the Grantor which has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any Bankruptcy/Liquidation Proceeding and (ii) after the expiration of the Standstill Period, so long as the Designated First Lien Representative has not commenced any action to enforce the Liens securing the First Lien Secured Obligations on all or any material portion of the Collateral, the Second Lien Secured Parties (or the Designated Second Lien Representative on their behalf) may, subject to the provisions of Article 7, enforce the Liens securing the Second Lien Secured Obligations with respect to all or any portion of the Collateral to the extent permitted hereunder. If the Designated Second Lien Representative or any other Second Lien Secured Party exercises any rights or remedies with respect to the Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Designated First Lien Representative or any other First Lien Secured Party commences (or attempts to commence or given notice of its intent to commence) the exercise of any of its rights or remedies with respect to the Collateral, the Standstill Period shall recommence and the Designated Second Lien Representative and each other Second Lien Secured Party shall rescind any such rights or remedies already exercised with respect to the Collateral.

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Section 2.04. No Duties of Designated First Lien Representative or other First Lien Secured Parties. Subject to Article III, each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it acknowledges and agrees that neither the Designated First Lien Representative nor any other First Lien Secured Party shall have any duties or other obligations to any Second Lien Secured Party with respect to any First Lien Collateral, other than (to the extent then legally permitted to do so) to transfer to the Designated Second Lien Representative (if the Discharge of Second Lien Secured Obligations has not occurred) any net proceeds of any such Collateral that constitutes Second Lien Collateral remaining in its possession following any sale, transfer or other disposition of such Collateral and the Discharge of First Lien Secured Obligations, or, if any First Lien Representative shall be in possession of all or any part of such Collateral after any Discharge of First Lien Secured Obligations and there are then any Second Lien Secured Obligations outstanding, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Designated First Lien Representative or any other First Lien Secured Party. In furtherance of the foregoing, each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it acknowledges and agrees that until the Discharge of First Lien Secured Obligations, the First Lien Credit Agreement Administrative Agent shall be entitled, subject to Section 2.03(b)(ii), for the benefit of the holders of the First Lien Secured Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral as provided herein and in the First Lien Security Documents, without regard to any Lien securing the Second Lien Secured Obligations granted on the Collateral or any rights to which the holders of the Second Lien Secured Obligations would otherwise be entitled as a result of such Lien. Without limiting the foregoing, each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it agrees that neither the Designated First Lien Representative nor any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral (or any other collateral securing the First Lien Secured Obligations), or to sell, dispose of or otherwise liquidate all or any portion of the Collateral (or any other collateral securing the First Lien Secured Obligations), in any manner that would maximize the return to the Second Lien Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of net proceeds actually received by the Second Lien Secured Parties from such realization, sale, disposition or liquidation. Each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it waives any claim it or such Second Lien Secured Party may now or hereafter have against the Designated First Lien Representative or any other First Lien Secured Party (or their representatives) arising out of (a) any actions which the Designated First Lien Representative or the other First Lien Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Secured Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Secured Obligations or the valuation, use, protection or release of any Collateral, (b) any election by the Designated First Lien Representative or any of the First Lien Secured Parties, in any Bankruptcy/Liquidation Proceeding of the application of Section 1111(b) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) and/or (c) any borrowing by any Grantor as debtor in possession, or any related grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law). The First Lien Representatives and the First Lien Secured Parties, on the one hand, and the Second Lien Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Initial Borrower, the Parent Borrower and its Subsidiaries and all endorsers and/or guarantors of the First Lien Secured Obligations or the Second Lien Secured Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Secured Obligations or the Second Lien Secured Obligations.

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Section 2.05. No Interference.

(a)          Each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it agrees that, whether or not a Bankruptcy/Liquidation Proceeding has been commenced by or against any Grantor, (i) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien on the Collateral securing any of the Second Lien Secured Obligations pari passu with, or to give such Second Lien Secured Party any preference or priority relative to, any Lien on the Collateral securing or purporting to secure any of the First Lien Secured Obligations, (ii) it will not challenge or question in any proceeding, or support any other Person in challenging or questioning in any proceeding, in each case including, without limitation, any Bankruptcy/Liquidation Proceeding, the validity, allowability, or enforceability of any First Lien Secured Obligations or First Lien Security Document, or the validity, attachment, perfection or priority of any Lien on the Collateral securing or purporting to secure any of the First Lien Secured Obligations, or the validity or enforceability of the priorities, rights or duties established by or pursuant to other provisions of this Agreement, (iii) it will not contest, protest, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral, or any other exercise of remedies against any Collateral or any forbearance thereof, in each case, by any First Lien Secured Parties or the First Lien Representative acting on their behalf, (iv) it shall have no right to (A) direct any First Lien Representative or any First Lien Secured Party to exercise any right, remedy or power with respect to the Collateral or (B) except in connection with the taking of any Second Lien Permitted Actions, consent to the exercise by any First Lien Representative or any First Lien Secured Party of any right, remedy or power with respect to the Collateral, (v) it will not institute any suit or assert in any suit, Bankruptcy/Liquidation Proceeding or other proceeding any claim against any First Lien Representative or any First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any First Lien Representative nor any First Lien Secured Party shall be liable for, any action taken or omitted to be taken by any such First Lien Representative or any such First Lien Secured Party with respect to any Collateral securing such First Lien Secured Obligations; provided that nothing in this clause (v) shall prevent any Second Lien Secured Party from asserting or seeking to enforce any provision of any Second Lien Security Document (to the extent not prohibited by this Agreement) and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Section 2.05(a) shall prevent any Second Lien Secured Party from asserting or seeking to enforce any provision of this Agreement or taking any Second Lien Permitted Action.

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(b)          Each First Lien Representative on behalf of itself and each First Lien Secured Party represented by it agrees that, whether or not a Bankruptcy/Liquidation Proceeding has been commenced by or against any Grantor, it will not challenge or question in any proceeding, or support any other Person in challenging or questioning in any proceeding, in each case including, without limitation, any Bankruptcy/Liquidation Proceeding, the validity, allowability, or enforceability of any Second Lien Secured Obligations or Second Lien Security Document, or the validity, attachment, perfection or priority of any Lien on the Collateral securing or purporting to secure any of the Second Lien Secured Obligations, or the validity or enforceability of the priorities, rights or duties established by or pursuant to other provisions of this Agreement.

Section 2.06. Automatic Release of Second Liens. (a) The Designated First Lien Representative, for itself and on behalf of the First Lien Secured Parties, will have the exclusive right (subject to the provisions of the First Lien Loan Documents) to make determinations regarding the release of Liens on, or the disposition of, any Collateral in connection with the exercise of remedies with respect to the Collateral, without consultation with, consent of, or notice to, the Designated Second Lien Representative or any other Second Lien Secured Party. If, in connection with (i) any sale, transfer or other disposition of any Collateral by any Grantor to any Person that is not a Grantor (other than in connection with any enforcement or exercise of rights or remedies with respect to the Collateral which shall be governed by clause (ii)) permitted under the terms of the First Lien Loan Documents or consented to by the applicable First Lien Secured Parties under such First Lien Loan Documents (other than (A) in connection with the Discharge of First Lien Secured Obligations or (B) after the occurrence and during the continuance of any event of default under the Second Lien Debt Documents) or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral by the Designated First Lien Representative or any other First Lien Secured Party, including any sale, transfer or other disposition of Collateral, the Designated First Lien Representative, for itself and on behalf of the other First Lien Secured Parties, or any Grantor releases any of the First Liens (a “Release”), then the Liens on such Collateral securing any Second Lien Secured Obligations shall be automatically, unconditionally and simultaneously released, and the Designated Second Lien Representative shall, subject to delivery by the applicable Grantors of an officer’s certificates stating that any such release of First Liens has become effective (or shall become effective concurrently with such release of the Liens on such Collateral securing such Second Lien Secured Obligations), for itself and on behalf of the other Second Lien Secured Parties, promptly execute and deliver to the Designated First Lien Representative and the applicable Grantors such termination statements, releases and other documents as the Designated First Lien Representative or any applicable Grantor may reasonably request to effectively confirm such Release; provided, that such release by such Designated Second Lien Representative, for itself or for the benefit of its Second Lien Secured Parties, shall not extend to or otherwise affect any of the rights of the Second Lien Secured Parties to the proceeds from any such sale, transfer or other disposition (subject to the relative Lien priorities set forth in this Agreement). Similarly, if the equity interests of any Person are foreclosed upon or otherwise sold, transferred or otherwise disposed of and in connection therewith the Designated First Lien Representative releases the First Liens on the property or assets of such Person or releases such Person from its guarantee of First Lien Secured Obligations, then the Second Liens on such property or assets of such Person and such Person’s guarantee of Second Lien Secured Obligations shall be automatically released to the same extent.

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(b) Until the Discharge of First Lien Secured Obligations occurs, the Designated Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties, hereby irrevocably constitutes and appoints the Designated First Lien Representative and any officer or agent of the Designated First Lien Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Designated Second Lien Representative or such holder or in the Designated First Lien Representative’s own name, from time to time in the Designated First Lien Representative’s discretion, for the purpose of carrying out the terms of this Section 2.06, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 2.06, including any endorsements or other instruments of transfer or release.

Section 2.07. Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. In the event of a Bankruptcy/Liquidation Proceeding, each Second Lien Representative and the other Second Lien Secured Parties shall not, unless and until the Discharge of First Lien Secured Obligations occurs, directly or indirectly (i) seek in respect of any part of the Collateral or proceeds thereof or any Lien on the Collateral securing the Second Lien Secured Obligations that may exist thereon any relief from, or modification of, the automatic or other stay as provided in Section 362 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise without the express written consent of the Designated First Lien Representative, or (except as otherwise provided below) seek or accept any form of adequate protection under either or both of Sections 362 and 363 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise with respect thereto, except Liens on replacement or additional collateral junior to the Liens on the Collateral securing and providing adequate protection for the First Lien Secured Obligations, a super-priority claim junior to that granted as adequate protection for the First Lien Secured Obligations, the accrual of interest and the current payment of reasonable out-of-pocket post-petition fees and expenses, including fees and disbursements of counsel and other professional advisors, incurred by the Second Lien Representatives (which the Second Lien Secured Parties agree will constitute adequate protection of their claims and interests), (ii) subject to the immediately succeeding paragraph, oppose or object to any adequate protection sought by or granted to any First Lien Secured Party in connection with the use of cash collateral or post- petition financing under Section 362, 363 or 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise, (iii) subject to the immediately succeeding paragraph, oppose or object to the use of cash collateral by a Grantor unless the Designated First Lien Representative shall have opposed or objected to such use of cash collateral (provided that, if the First Lien Secured Parties withdraw such opposition or objection, while any First Lien Secured Obligations remain outstanding, the Second Lien Secured Parties will also withdraw such opposition or objection), (iv) subject to the final sentence of this Section 2.07, oppose or object to (and will consent to) any post-petition financing (including any debtor in possession financing) provided by any of the First Lien Secured Parties or provided by a third party pursuant to Section 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise (including on a priming basis, to the extent any Liens granted in favor of the First Lien Secured Parties that are providing, or any third-party provider of, DIP Financing are senior to, or rank pari passu with, the Liens on the Collateral securing the First Lien Secured Obligations and the Second Lien Secured Parties retain their Liens on the Collateral to secure the Second Lien Secured Obligations) (a “DIP Financing”) unless the Designated First Lien Representative shall have opposed or objected to such DIP Financing; provided, that the foregoing shall not prevent the Second Lien Secured Parties from (x) proposing any other DIP Financing to any Grantor or to a court of competent jurisdiction or (y) objecting to any provision in any DIP Financing (i) relating to any provision or content of a plan of reorganization or liquidation that is inconsistent with this Agreement or (ii) requiring any Grantor to seek any approval for any plan of reorganization or liquidation that is inconsistent with the terms of this Agreement, (v) oppose or object to the determination of the extent of any Liens held by any of the First Lien Secured Parties or the value or allowability of any claims of the First Lien Secured Parties under Section 506(a) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise, (vi) oppose or object to the payment of interest (including, without limitation, Post-Petition Interest), fees, and expenses as provided under Sections 506(b) and (c) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise to any First Lien Secured Party, (vii) oppose or object (and instead shall be deemed to have consented) to any disposition of any Collateral (including any credit bid by any First Lien Secured Party under Section 363(k) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise) free and clear of the Liens on the Collateral securing the Second Lien Secured Obligations or other claims under Section 363 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or otherwise, so long as the respective interests of the Second Lien Secured Parties attach to any net proceeds thereof subject to the relative Lien priorities in this Agreement, if the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall consent to, or shall not have opposed or objected to, such disposition; provided, that the Second Lien Secured Parties shall not be prohibited from asserting any objections to the bidding and related procedures proposed to be utilized in connection with such disposition that may be raised by an unsecured creditor of the Grantors, (viii) credit bid all or any portion of the Second Lien Secured Obligations under Section 363(k) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or otherwise, except pursuant to the exercise of Permitted Second Lien Credit Bid Rights or (ix) (whether in the capacity of a secured creditor or an unsecured creditor) propose, vote in favor of or otherwise directly or indirectly support any plan of reorganization or other dispositive restructuring plan that is inconsistent with the priorities in this Agreement, without the consent of the Designated First Lien Representative. To the extent any Liens granted in favor of the First Lien Secured Parties that are providing, or any third-party provider of, DIP Financing are senior to, or rank pari passu with, the Liens on the Collateral securing the First Lien Secured Obligations or provided as adequate protection therefor, each Second Lien Representative will, for itself and on behalf of the other Second Lien Secured Parties represented by it, subordinate its Liens on the Collateral securing the Second Lien Secured Obligations to the Liens on the Collateral securing such DIP Financing and to any Liens provided to the First Lien Secured Parties as adequate protection on the terms of this Agreement, and to any “carve-out” agreed to by the First Lien Representatives or the other First Lien Secured Parties. This Agreement constitutes a “subordination agreement” under Section 510 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) as well as all other applicable laws, and shall be effective and enforceable before, during and after the commencement of any Bankruptcy/Liquidation Proceeding; all references herein to any Grantor shall include such Grantor as a debtor in possession and any receiver or trustee for such Grantor. If, in any Bankruptcy/Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Secured Obligations and on account of Second Lien Secured Obligations, then, to the extent the debt obligations distributed on account of the First Lien Secured Obligations and on account of the Second Lien Secured Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. Notwithstanding the foregoing, the provisions of clause (iv) of the first sentence of this Section 2.07 shall only be applicable as to the Second Lien Secured Parties with respect to any DIP Financing to the extent (x) the aggregate principal amount of the DIP Financing, plus (y) measured after giving effect to the DIP Financing and any payment of debt with the proceeds of such DIP Financing, the sum of (i) the aggregate outstanding principal amount of the loans, notes or debt securities outstanding under the First Lien Debt Facilities that will remain outstanding after giving effect to such DIP Financing and (ii) the aggregate face amount of any letters of credit issued and outstanding under the First Lien Debt Facilities that will remain outstanding after giving effect to such DIP Financing, does not exceed 115% of the sum of (i) the aggregate outstanding principal amount of the loans, notes or debt securities outstanding under the First Lien Debt Facilities as of the date on which the Bankruptcy/Liquidation Proceeding is commenced plus (ii) the aggregate face amount of any letters of credit issued and outstanding under the First Lien Debt Facilities as of the date on which the Bankruptcy/Liquidation Proceeding is commenced.

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Notwithstanding anything herein to the contrary, in any Bankruptcy/Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral or super-priority claims in connection with any DIP Financing and/or use of cash collateral under Section 363 or 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or any similar provision of any other applicable law, then each Second Lien Representative, for itself and on behalf of each Second Lien Secured Party, may seek or request adequate protection (without objection from any First Lien Representative or any other First Lien Secured Party) in the form of a Lien on such additional or replacement collateral and/or (as applicable) a super-priority claim, which Lien or super-priority claim is subordinated to the Liens securing and providing adequate protection for all First Lien Secured Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Lien Secured Obligations are so subordinated to the Liens securing First Lien Secured Obligations under this Agreement and(ii) in the event any Second Lien Representatives, for themselves and on behalf of the Second Lien Secured Parties, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral, then such Second Lien Representatives, for themselves and on behalf of each Second Lien Secured Party, agree that each First Lien Representative shall also be entitled to a senior priority Lien on such additional or replacement collateral as security and adequate protection for the First Lien Secured Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second Lien Secured Obligations shall be subordinated to the Liens on such collateral securing the First Lien Secured Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Secured Obligations are so subordinated to such Liens on such collateral securing First Lien Secured Obligations under this Agreement.

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Each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, and each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, acknowledges and agrees that:

(a)          the grants of Liens pursuant to the First Lien Security Documents and the Second Lien Security Documents constitute two separate and distinct grants of Liens; and

(b)          because of, among other things, their differing rights in the Collateral, the Second Lien Secured Obligations are fundamentally different from the First Lien Secured Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in a Bankruptcy/Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Loan Documents, arising from or related to a default, whether or not a claim therefor is allowed or allowable in any Bankruptcy/Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Secured Parties with respect to the Collateral, with each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby acknowledging and agreeing to turn over to the Designated First Lien Representative, for itself and on behalf of the First Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties).

Each Second Lien Representative and the other Second Lien Secured Parties shall not, unless and until the Discharge of First Lien Secured Obligations occurs, directly or indirectly assert, support or enforce any claim under Section 506(c) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or seek to recover any amounts that any Grantor may obtain by virtue of any claim under Section 506(c) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law), in each case, for costs or expenses of preserving or disposing of any Collateral or otherwise, and it will not accept the benefit of any such claims.

Each Second Lien Representative and the other Second Lien Secured Parties agrees that it shall not, directly or indirectly, oppose or seek to challenge any claim by any First Lien Representative or any other First Lien Secured Party for allowance in any Bankruptcy/Liquidation Proceeding of First Lien Secured Obligations consisting of Post-Petition Interest. Each First Lien Representative and the other First Lien Secured Parties agrees that it shall not, directly or indirectly, oppose or seek to challenge any claim by any Second Lien Representative or any other Second Lien Secured Party for allowance in any Bankruptcy/Liquidation Proceeding of Second Lien Secured Obligations consisting of Post-Petition Interest so long as the First Lien Secured Parties have received an allowed claim for Post-Petition Interest and then only to the extent of the value of the Liens of the Second Lien Secured Parties on the Collateral (after taking into account the amount of the First Lien Secured Obligations).

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Section 2.08. Reinstatement. In the event that (i) the Discharge or any payment of First Lien Secured Obligations shall have occurred and any of such First Lien Secured Obligations shall subsequently, for whatever reason (including, but not limited to, an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law), or any other law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be reinstated and fully applicable thereto until there shall thereafter have been a Discharge of First Lien Secured Obligations then from and after such date of required return or repayment, such Discharge of First Lien Secured Obligations shall be automatically deemed not to have occurred for all purposes of this Agreement and (ii) the Designated First Lien Representative or the other First Lien Secured Parties have released any Lien on Collateral and any such Liens are later reinstated, then the Designated Second Lien Representative, for itself and the benefit of the Second Lien Secured Parties, shall be granted a second priority Lien on such Collateral, subject to the subordination provisions of this Agreement.

Section 2.09. Purchase Right. Without prejudice to the enforcement of the First Lien Secured Parties’ remedies, the First Lien Secured Parties agree that at any time following (a) acceleration of the First Lien Secured Obligations in accordance with the terms of the First Lien Loan Documents or (b) the commencement of a Bankruptcy/Liquidation Proceeding by or against any Grantor (each, a “Purchase Event”), one or more of the Second Lien Secured Parties may request within 30 days after the first date on which a Purchase Event occurs, and the First Lien Secured Parties hereby offer the Second Lien Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of First Lien Secured Obligations outstanding at the time of purchase at (a) in the case of First Lien Secured Obligations other than First Lien Secured Obligations arising under Swap Contracts or in connection with undrawn letters of credit, par (including any premium (to the extent then payable) set forth in the First Lien Credit Agreement or other applicable First Lien Loan Document on the date hereof, interest, expenses and fees (including Post-Petition Interest)), and (b) in the case of First Lien Secured Obligations arising under a Swap Contract, an amount equal to the greater of (i) all amounts payable by any Grantor under the terms of such Swap Contract in the event of a termination of such Swap Contract and (ii) the mark-to-market value of such Swap Contract, as determined by the counterparty to the Grantor thereunder with respect to such Swap Contract in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market amounts under similar arrangements by such counterparty, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to an Assignment and Assumption (as defined in the applicable First Lien Loan Document)). In the case of any First Lien Secured Obligations in respect of letters of credit (including reimbursement obligations in connection therewith), simultaneous with the purchase of the other First Lien Secured Obligations, the purchasing Second Lien Secured Parties shall provide First Lien Secured Parties who issued such letters of credit cash collateral in such amounts (not to exceed 103% thereof) as such First Lien Secured Parties determine is reasonably necessary to secure such First Lien Secured Parties in connection with any outstanding and undrawn letters of credit. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within 10 Business Days of the request. If one or more of the Second Lien Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Designated First Lien Representative and the Designated Second Lien Representative. If none of the Second Lien Secured Parties exercise such right within 30 days after the first date on which a Purchase Event occurs, the First Lien Secured Parties shall have no further obligations pursuant to this Section 2.09 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First Lien Security Documents and this Agreement.

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Section 2.10. New Liens. Subject to Sections 2.01(c), 2.01(d), and 2.06(a) and 2.07, each of the parties hereto (including the Parent Borrower, on behalf of itself and the other Grantors) agrees that, so long as the Discharge of First Lien Secured Obligations has not occurred, it shall not (i) permit any additional Liens on any asset or property of any Grantor to be granted to secure any Second Lien Secured Obligation unless a Lien has been granted on such asset or property to secure the First Lien Secured Obligations, with each such Lien to be subject to the provisions of this Agreement, or (ii) permit any additional Liens on any asset or property of any Grantor to be granted to secure any First Lien Secured Obligations unless a Lien has been granted on such asset to secure the Second Lien Secured Obligations, with each such Lien to be subject to the provisions of this Agreement. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Representatives and/or the First Lien Secured Parties, the Designated Second Lien Representative, on behalf of the Second Lien Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.10 shall be subject to Section 7.01.

Section 2.11. Injunctive Relief. Should any Second Lien Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Lien Representative or any other First Lien Secured Party (in its or their own name or in the name of the applicable Grantor) may obtain relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Designated Second Lien Representative on behalf of each Second Lien Secured Party that (a) the First Lien Secured Parties’ damages from its actions may by that time be difficult to ascertain any may be irreparable and (b) each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it waives any defense that the First Lien Secured Party cannot demonstrate damage and/or be made whole by the awarding of damages.

Section 2.12. Rights as Unsecured Creditors. Except as otherwise set forth in this Agreement or inconsistent with the priorities set forth in this Agreement, each Second Lien Representative and the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against any Grantor that is obligated to pay or has guaranteed the Second Lien Secured Obligations in accordance with the terms of the Second Lien Debt Documents and any Requirements of Law; provided that in the event that any Second Lien Secured Party becomes a judgment Lien creditor or other secured creditor, in each case, in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Secured Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Secured Obligations) as the other Liens securing the Second Lien Secured Obligations are subject to this Agreement. Nothing in this Agreement shall prohibit or subordinate (whether before or after the commencement of a Bankruptcy/Liquidation Proceeding) the receipt, or the right to receive, by the Second Lien Representatives or any other Second Lien Secured Parties of the required payments of interest, principal and premiums (if any) (x) if the Discharge of First Lien Secured Obligations has occurred or (y) if the Discharge of First Lien Secured Obligations has not occurred so long as, in the case of this clause (y), such receipt is not the direct or indirect result of the exercise by the Second Lien Representatives or any other Second Lien Secured Party of rights or remedies with respect to the Collateral (including setoff or recoupment or credit bidding (other than pursuant to the Permitted Second Lien Credit Bid Rights)) or enforcement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any First Lien Secured Party may have.

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ARTICLE 3

SUB-AGENCY FOR PERFECTION OF CERTAIN SECURITY INTERESTS

Each First Lien Representative acknowledges and agrees that if it shall at any time hold a Lien on any Second Lien Collateral that can be perfected by the possession or control of such Collateral or, to the extent applicable under any Security Documents, of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of such First Lien Representative (such Second Lien Collateral being the “Pledged Collateral”), such First Lien Representative will serve as gratuitous sub-agent and bailee for each applicable Second Lien Representative for the sole purpose of perfecting the Lien, if any, of such Second Lien Representative in such Pledged Collateral and shall have possession or control of such Pledged Collateral as agent on behalf of each applicable Second Lien Representative (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2), 8-106(d)(3) and 9-313(c) of the Uniform Commercial Code, to the extent applicable). In addition, in the event any First Lien Representative has Lien filings against any intellectual property that is part of the Collateral and which filings are necessary for the perfection of Liens in such Collateral, each such First Lien Representative agrees to hold such Liens as non-fiduciary agent and gratuitous bailee for each Second Lien Representative and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second Lien Debt Documents, subject to the terms and conditions of this Article 3. It is agreed that the obligations of each First Lien Representative and the rights of each Second Lien Representative and the other Second Lien Secured Parties in connection with any such sub-agency arrangement will be in all respects subject to the provisions of this Agreement. Subject to the terms of this Agreement, until the Discharge of First Lien Secured Obligations has occurred, the First Lien Representatives shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Loan Documents as if the Liens of the Second Lien Secured Parties under the Second Lien Security Documents did not exist. The First Lien Representatives will be deemed to make no representation as to the adequacy of the steps taken by it or any of them to perfect the Lien on any such Pledged Collateral or the genuineness of any Pledged Collateral and shall have no responsibility to the Second Lien Representatives or any other Second Lien Secured Party for such perfection or genuineness; it being understood that the sole purpose of this Article is to enable the Second Lien Secured Parties to obtain a perfected second priority Lien on such Pledged Collateral to the extent that such perfection results from the possession or control of such Pledged Collateral or, to the extent applicable under any Security Documents, any such account by the First Lien Representatives. No First Lien Representative shall owe any fiduciary duty to any Second Lien Secured Party and the Second Lien Secured Parties hereby waive and release the First Lien Representatives and First Lien Secured Parties from all claims and liabilities relating to the any First Lien Representative’s role under this Article 3. At such time as the Discharge of First Lien Secured Obligations shall have occurred, the applicable First Lien Representatives shall, to the extent that it is legally permitted to do so, take all such actions in their power as shall reasonably be requested by the Designated Second Lien Representative or the Parent Borrower to transfer possession of such Pledged Collateral to the Designated Second Lien Representative or to transfer direct control of such Pledged Collateral with any necessary endorsements of the First Lien Representatives (such endorsements shall be without recourse and without any representation or warranty) or, to the extent applicable under any Security Documents, any such account to the Designated Second Lien Representative (if there are then any Second Lien Secured Obligations outstanding); provided that if any such Pledged Collateral or any such account shall be subject to any other Lien senior to the Liens of the Designated Second Lien Representative on the Collateral, then the First Lien Representatives may instead transfer possession of such Pledged Collateral to the Person or Persons holding such senior Lien or their representative or take such actions in its power as shall reasonably be requested to transfer direct control of such Pledged Collateral or any such account to the Person or Persons holding such senior Lien or their representative. The Designated Second Lien Representative agrees that if it shall obtain possession or direct control of any Pledged Collateral or any account pursuant to the foregoing provisions and such Pledged Collateral or account shall thereafter become subject to a Lien securing the First Lien Secured Obligations, it will take all such actions as shall reasonably be requested by the Designated First Lien Representative to transfer possession of such Pledged Collateral to the Designated First Lien Representative or take such actions in its power as shall reasonably be requested to transfer direct control of such Pledged Collateral or any such account to the Designated First Lien Representative, all at the cost and expense of the Parent Borrower.

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ARTICLE 4

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Secured Obligations or Second Lien Secured Obligations, or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the First Lien Representatives or the Second Lien Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if, notwithstanding the request of such Representative, such Representative shall fail or refuse reasonably promptly to provide the requested information, such Representative shall be entitled to determine such existence or amount by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Parent Borrower. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Secured Party or any affiliate thereof as a result of such determination.

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ARTICLE 5

CONSENT OF GRANTORS

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the First Lien Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF EACH REPRESENTATIVE

Each Representative represents and warrants to the other parties hereto that it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the applicable First Lien Secured Parties represented by it (in the case of each First Lien Representative) and the applicable Second Lien Secured Parties represented by it (in the case of each Second Lien Representative).

ARTICLE 7

APPLICATION OF PROCEEDS

Section 7.01. Payment Over. With respect to the Collateral and any proceeds thereof, each Second Lien Representative and each other Second Lien Secured Party hereby agrees that if it shall obtain possession of any Collateral, or shall realize any proceeds or payment in respect of any such Collateral, whether pursuant to any Second Lien Security Document, in connection with the taking of any Second Lien Permitted Actions, or by the exercise of any rights available to it under any Requirements of Law or (except as otherwise provided in Section 2.07) in any Bankruptcy/Liquidation Proceeding or otherwise, or shall receive any Collateral or proceeds of Collateral, or any payment on account thereof, in each case, at any time prior to the occurrence of the Discharge of First Lien Secured Obligations and when such possession or receipt of proceeds or payment on Collateral is not expressly permitted by the terms of this Agreement, then it shall hold such Collateral, proceeds or payment in trust for the First Lien Secured Parties and forthwith transfer such Collateral, proceeds or payment, as the case may be, to the Designated First Lien Representative for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it agrees that if, at any time, all or part of any payment with respect to the First Lien Secured Obligations previously made shall be rescinded for any reason whatsoever, such Second Lien Secured Party shall promptly pay over to the Designated First Lien Representative any payment (including any payment received under any agreement subordinating any Liens on the First Lien Collateral to the Liens securing the Second Lien Secured Obligations) received by it in respect of any First Lien Collateral and shall promptly turn any First Lien Collateral then held by it over to the Designated First Lien Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the Discharge of First Lien Secured Obligations occurs.

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Section 7.02. Application of Proceeds. In furtherance of the foregoing, all Collateral and any proceeds or payment in respect of any Collateral received in connection with the enforcement of any of its rights or the exercise of any of its remedies with respect to the Collateral and all insurance or condemnation proceeds not remitted to any Grantor shall be applied by the First Lien Representatives to the First Lien Secured Obligations in such order as specified in the relevant First Lien Loan Documents. Upon the Discharge of First Lien Secured Obligations, the Designated First Lien Representative shall deliver to the Designated Second Lien Representative any proceeds of Collateral held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Representatives to the Second Lien Secured Obligations in such order as specified in the Second Lien Debt Documents. Upon the occurrence of the Discharge of Second Lien Secured Obligations, the Designated Second Lien Representative shall deliver to the Parent Borrower any proceeds of Collateral held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) or as a court of competent jurisdiction may otherwise direct.

Section 7.03. Insurance and Condemnation Awards. Until the Discharge of First Lien Secured Obligations occurs, the Designated First Lien Representative and the First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, (a) to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Collateral. Subject to any rights of the Grantors to receive any such insurance proceeds or condemnation amounts under the First Lien Loan Documents, all such amounts shall be applied as set forth in Section 7.02, and without limiting any other rights and remedies available to the First Lien Representatives and/or the First Lien Secured Parties, the Designated Second Lien Representative, on behalf of the Second Lien Secured Parties, agrees that any amounts received by any of them in contravention of this Section 7.03 shall be subject to Section 7.01.

ARTICLE 8

OTHER AGREEMENTS

Section 8.01. Matters Related to First Lien Loan Documents.

(a)          The First Lien Loan Documents may be amended, restated, Refinanced, waived, restructured, renewed, extended, supplemented or otherwise modified in accordance with their terms (including, in the case of this Agreement, in accordance with Section 9.02 hereof), and the indebtedness under the First Lien Loan Documents may be Refinanced, increased, renewed, extended or replaced, in each case, without the consent of any Second Lien Secured Party; provided, however, that, (i) without the prior written consent of the Designated Second Lien Representative, no First Lien Loan Document may be amended, restated, waived, restructured, renewed, extended, supplemented, Refinanced or otherwise modified, or entered into, to the extent such amendment, restatement, waiver, restructuring, renewal, extension, supplement, Refinancing or modification, or the terms of such new First Lien Loan Document, would contravene the provisions of this Agreement, it being understood that notwithstanding the provisions of this Section 8.01 but subject to any relevant limitations set forth elsewhere in this Agreement the First Lien Loan Documents may be amended, restated, Refinanced, waived, supplemented or otherwise modified in accordance with their terms in order to effect the making or provision of (w) any “Incremental Commitments” or “Incremental Equivalent Debt” under (and, in each case as defined in) the First Lien Credit Agreement or similar terms used in any Replacement First Lien Credit Agreement or Additional First Lien Debt Facility, (x) any Indebtedness incurred in connection with a “Refinancing Amendment” (as defined in the First Lien Credit Agreement), (y) any “Extension” (as defined in the First Lien Credit Agreement) or similar terms used in any Replacement First Lien Credit Agreement or Additional First Lien Debt Facility or (z) any Indebtedness incurred in connection with a “Permitted Repricing Amendment” or constituting a “Replacement Term Loan” (in each case as defined in the First Lien Credit Agreement) or similar terms used in any Replacement First Lien Credit Agreement or Additional First Lien Debt Facility, in each case without notice to, or the consent of, the Second Lien Notes Collateral Agent or any Second Lien Secured Party and (ii) notice of such amendment, waiver supplement, modification or consent shall be given to the Second Lien Notes Collateral Agent no later than 30 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

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Section 8.02. Matters Related to Second Lien Debt Documents. The Second Lien Debt Documents may be amended, restated, Refinanced, waived, restructured, renewed, extended, supplemented or otherwise modified in accordance with their terms (including, in the case of this Agreement, in accordance with Section 9.02 hereof), and the indebtedness under the Second Lien Debt Documents may be Refinanced, increased, renewed, extended or replaced, in each case, without the consent of any First Lien Secured Party; provided, however, that, (i) without the prior written consent of the Designated First Lien Representative, no Second Lien Debt Document may be amended, restated, waived, restructured, renewed, extended, supplemented, Refinanced or otherwise modified, or entered into, to the extent such amendment, restatement, waiver, restructuring, renewal, extension, supplement, Refinancing or modification, or the terms of such new Second Lien Debt Document would contravene the provisions of this Agreement, it being understood that notwithstanding the provisions of this Section 8.02 but subject to any relevant limitations set forth elsewhere in this Agreement, the Second Lien Debt Documents may be amended, restated, Refinanced, waived, supplemented or otherwise modified in accordance with their terms in order to effect the making or provision of “Additional First Lien Debt,” “Additional Junior Debt,” “Additional Second Lien Debt” or “Notes Refinancing Debt” (in each case as defined in the Second Lien Notes Indenture) or similar terms used in any Replacement Second Lien Debt Agreement or Additional Second Lien Debt Facility, in each case without notice to, or the consent of, the First Lien Credit Agreement Administrative Agent or any First Lien Secured Party and (ii) notice of such amendment, waiver supplement, modification or consent shall be given to the First Lien Credit Agreement Administrative Agent no later than 30 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

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Section 8.03. Matters Related to Amendments of First Lien Security Documents. In the event any First Lien Representative enters into any amendment, supplement, modification, waiver or consent in respect of any of the First Lien Security Documents (excluding, in any event, this Agreement) for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, such First Lien Security Document or changing in any manner the rights of any parties thereunder in a manner that is applicable to the Second Lien Debt Facilities, then such amendment, waiver, supplement, modification, or consent shall apply automatically to any comparable provision of the comparable Second Lien Security Document without the consent of or action by any Second Lien Secured Party (with all such amendments, waivers, supplements, consents and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Lien Debt Documents), (i) no such amendment, supplement, modification, waiver or consent shall have the effect of (A) removing assets subject to the Lien of any Second Lien Security Documents, except to the extent that a release of such Lien is permitted by Section 2.06, (B) imposing additional duties on, or materially and adversely affecting the immunities, privileges, protections and indemnities granted under the Second Lien Security Documents to, the Second Lien Representatives without their consent or (C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Debt Documents or this Agreement, (ii) any such amendment, waiver, supplement, modification or consent that materially and adversely affects the rights of the Second Lien Secured Parties and does not affect the First Lien Secured Parties in a like or similar manner shall not apply to the Second Lien Security Documents without the consent of the Designated Second Lien Representative and (iii) notice of such amendment, waiver supplement, modification or consent shall be given to the Second Lien Notes Collateral Agent no later than 30 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Section 8.04. Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the First Lien Loan Documents and the Second Lien Debt Documents in effect at the time of such incurrence, any Grantor may incur or issue and sell one or more series or classes of Additional First Lien Debt and one or more series or classes of Additional Second Lien Debt. Any such additional class or series of Additional Second Lien Debt (the “Second Lien Class Debt”) may be secured by a Lien on the Second Lien Collateral, in each case under and pursuant to the relevant Second Lien Security Documents for such Second Lien Class Debt, if and subject to the condition that the Representative of any such Second Lien Class Debt (each, a “Second Lien Class Debt Representative”), acting on behalf of the holders of such Second Lien Class Debt becomes a party to this Agreement and the Second Lien Parity Intercreditor Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional First Lien Debt (the “First Lien Class Debt”; and the First Lien Class Debt and Second Lien Class Debt, collectively, the “Class Debt”) may be secured by a Lien on the First Lien Collateral, in each case under and pursuant to the relevant First Lien Security Documents for such First Lien Class Debt, if and subject to the condition that the Representative of any such First Lien Class Debt (each, a “First Lien Class Debt Representative”; and the First Lien Class Debt Representatives and Second Lien Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such First Lien Class Debt, becomes a party to this Agreement and, if applicable, the First Lien Parity Intercreditor Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. Upon the joinder of any Class Debt Representative all related Secured Obligations shall also be subject to this Agreement.

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In order for a Class Debt Representative to become a party to this Agreement:

(i)          such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (with such changes as may be reasonably approved by the Designated First Lien Representative, the Designated Second Lien Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Secured Parties for whom the Class Debt Representative is the Representative become subject hereto and bound hereby and (x) such Class Debt Representative, if a First Lien Representative and if applicable, shall have become a party to the First Lien Parity Intercreditor Agreement in accordance with the terms and conditions thereof; provided, further, that, if such Indebtedness will be the initial Additional First Lien Debt incurred by the Parent Borrower after the date hereof, then the Grantors, the First Lien Credit Agreement Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Parity Intercreditor Agreement or (y) such Class Debt Representative, if a Second Lien Representative and if applicable, shall have become a party to the Second Lien Parity Intercreditor Agreement in accordance with the terms and conditions thereof; provided, further, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by the Parent Borrower after the date hereof, then the Grantors, the Second Lien Notes Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the Second Lien Parity Intercreditor Agreement;

(ii)         the Parent Borrower shall have delivered to each other Representative a Designation substantially in the form of Annex III executed by an authorized officer of the Parent Borrower which Designation shall (A) designate Indebtedness as Additional First Lien Debt or Additional Second Lien Debt hereunder, (B) certify that the incurrence of such Indebtedness and its designation as such hereunder is permitted by each First Lien Loan Document and Second Lien Debt Document in effect at the time of such incurrence and (C) attach true and complete copies of each of the Second Lien Debt Documents or First Lien Loan Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Parent Borrower;

(iii)        the Second Lien Debt Documents or First Lien Loan Documents, as applicable, relating to such Class Debt shall provide that each Secured Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt; and

(iv)        upon the execution and delivery of a Joinder Agreement by a Class Debt Representative in accordance with this Section 8.04, each other Representative shall acknowledge receipt thereof by countersigning a copy thereof, subject to the terms of this Section 8.04 and returning the same to the new Class Debt Representative; provided that the failure of any Representative to so acknowledge or return the same shall not affect the status of such Indebtedness as First Lien Secured Obligations or Second Lien Secured Obligations hereunder if the other requirements of this Section 8.04 are complied with.

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Section 8.05. Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement. Any Grantor may Refinance the First Lien Credit Agreement with a Replacement First Lien Credit Agreement or the Second Lien Notes Indenture with a Replacement Second Lien Debt Agreement, as applicable, by satisfying conditions (i), (ii) and (iii), as applicable, of the immediately succeeding paragraph. Upon the Refinancing of the First Lien Credit Agreement or Second Lien Notes Indenture with a Replacement First Lien Credit Agreement or a Replacement Second Lien Debt Agreement, as applicable, the Discharge of the applicable Secured Obligations shall be deemed not to have occurred.

(i)          Such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (with such changes as may be reasonably approved by the Designated First Lien Representative, the Designated Second Lien Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Secured Parties for whom the Class Debt Representative is the Representative become subject hereto and bound hereby and (x) such Class Debt Representative, if a First Lien Representative and if applicable, shall have become a party to the First Lien Parity Intercreditor Agreement in accordance with the terms and conditions thereof or (y) such Class Debt Representative, if a Second Lien Representative and if applicable, shall have become a party to the Second Lien Parity Intercreditor Agreement in accordance with the terms and conditions thereof;

(ii)         the Parent Borrower shall have delivered to each Representative a Designation in substantially in the form of Annex III executed by an authorized officer of the Parent Borrower which Designation shall (A) designate a Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable, (B) certify that such designation is permitted by Section 8.01 or Section 8.02, as applicable and (C) attach true and complete copies of each of the Second Lien Debt Documents or First Lien Loan Documents, as applicable, relating to such Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable, certified as being true and correct by an authorized officer of the Parent Borrower;

(iii)        the Second Lien Debt Documents or First Lien Loan Documents, as applicable, relating to such Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable, shall provide that each Secured Party under such Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable, will be subject to and bound by the provisions of this Agreement in its capacity as a holder of Indebtedness incurred pursuant to such Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable; and

(iv)        upon the execution and delivery of a Designation by the Parent Borrower in accordance with this Section 8.05, each Representative shall acknowledge receipt thereof by countersigning a copy thereof, subject to the terms of this Section 8.05 and returning the same to each other Representative; provided that the failure of any Representative to so acknowledge or return the same shall not affect the status of such Indebtedness as First Lien Secured Obligations or Second Lien Secured Obligations hereunder if the other requirements of this Section 8.05 are complied with.

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ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)          if to the First Lien Credit Agreement Administrative Agent, to the address set forth in Section 10.02 of the First Lien Credit Agreement;

(b)          if to the Second Lien Notes Collateral Agent, to the address set forth in Section 13.01 of the Second Lien Notes Indenture;

(c)          if to any other Representative, to the address set forth in the Joinder Agreement executed and delivered by such Representative; and

(d)          if to the Parent Borrower, to the address set forth in Section 10.02 of the First Lien Credit Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Parent Borrower shall be deemed to be a notice to each Grantor). All such notices and other communications shall be deemed to be given on the date of receipt if delivered by hand or overnight courier service or mailed by certified or registered mail, and all such notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As from time to time agreed to among the Parent Borrower, the First Lien Credit Agreement Administrative Agent and the Second Lien Notes Collateral Agent and any other Representatives party hereto, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person and shall be deemed to be given on the date of receipt.

Section 9.02. Waivers; Amendments. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

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(b) Except for the addition of a Representative or Grantor as a party hereto, in each case, as provided for herein, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative and by the Parent Borrower and each other affected Grantor with respect to which such waiver, consent, amendment supplement or modification is to apply.

Section 9.03. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties and Second Lien Secured Parties.

Section 9.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 9.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the First Lien Credit Agreement Administrative Agent and the Second Lien Notes Collateral Agent and when the First Lien Credit Agreement Administrative Agent and the Second Lien Notes Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.07. Governing Law; Jurisdiction; Consent to Service of Process (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) (OR ANY APPELLATE COURT THEREOF) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (OR ANY APPELLATE COURT THEREOF), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR ELECTRONIC MAIL) IN SECTION 9.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.08. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.10. Further Assurances. Each First Lien Representative, on behalf of itself and the applicable First Lien Secured Parties under the First Lien Loan Documents, and each Second Lien Representative, on behalf of itself and the applicable Second Lien Secured Parties under the Second Lien Debt Documents, each agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Designated First Lien Representative or the Designated Second Lien Representative may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

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Section 9.11. No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind the Parent Borrower and the other Grantors, the First Lien Secured Parties and the Second Lien Secured Parties. Nothing in this Agreement shall impair, as between the Parent Borrower, and the other Grantors and the First Lien Representatives and the First Lien Secured Parties, and as between the Parent Borrower and the other Grantors and the Second Lien Representatives and the Second Lien Secured Parties, the obligations of the Parent Borrower and the other Grantors, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the First Lien Loan Documents and the Second Lien Debt Documents respectively.

Section 9.12. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Representatives and the First Lien Secured Parties on the one hand and the Second Lien Representatives and the Second Lien Secured Parties on the other hand. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Debt Documents (other than, in each case, the ABL Intercreditor Agreement), the provisions of this Agreement shall govern and control. However, as among the First Lien Secured Parties, their rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Parity Intercreditor Agreement, if applicable, and as among the Second Lien Secured Parties, their rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Parity Intercreditor Agreement, if applicable. This Agreement is subject to the ABL Intercreditor Agreement.

Section 9.13. Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Representatives or the other Second Lien Secured Parties pays over to any of the First Lien Representatives or the other First Lien Secured Parties under the terms of this Agreement, such Second Lien Secured Parties and Second Lien Representatives shall be subrogated to the rights of such First Lien Representatives and First Lien Secured Parties; provided, that each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Secured Obligations has occurred. The Parent Borrower and the other Grantors each acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Representative or other Second Lien Secured Party that are paid over to any First Lien Representative or other First Lien Secured Party pursuant to this Agreement shall not reduce any of the Second Lien Secured Obligations.Additional Grantors. Each Person that becomes a Grantor after the date hereof shall become a party to this Agreement upon execution and delivery by such Person of a Grantor Supplement in the form of Annex IV.

Section 9.15. Additional Intercreditor Agreements. Each party hereto agrees that the First Lien Secured Parties and/or their Representatives (as among themselves) and the Second Lien Secured Parties and/or their Representatives (as among themselves) may each enter into the ABL Intercreditor Agreement, the First Lien Parity Intercreditor Agreement and the Second Lien Parity Intercreditor Agreement, as applicable, or other intercreditor arrangements governing the rights, benefits and privileges as among the First Lien Secured Parties or the Second Lien Secured Parties, as the case may be, in respect of the Collateral, this Agreement and the other First Lien Security Documents or Second Lien Security Documents, as the case may be, including as to application of proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as the terms of such other intercreditor arrangements do not violate or conflict with the provisions of this Agreement or the other First Lien Loan Documents or Second Lien Debt Documents, as the case may be (or unless the applicable First Lien Secured Parties or Second Lien Secured Parties otherwise authorize their applicable Representative to enter into any such intercreditor arrangement).

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Section 9.16. Certain Terms Concerning the Second Lien Notes Collateral Agent. The Second Lien Notes Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to the direction to so execute and deliver pursuant to the Second Lien Notes Indenture, and in so doing the Second Lien Notes Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second Lien Notes Collateral Agent shall enjoy all of the rights, immunities, privileges, protections and indemnities granted to it under the Second Lien Notes Indenture and, without limiting the generality of the foregoing, the provisions of Article VII and Section 12.02 of the Second Lien Notes Indenture applicable to the Second Lien Collateral Agent thereunder. The Second Lien Notes Collateral Agent shall have no duties or obligations under or pursuant to this Agreement other than such duties and obligations as may be expressly set forth in this Agreement. The Second Lien Collateral Agent shall not be deemed to owe any fiduciary duty to the First Lien Representatives and the First Lien Secured Parties. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Second Lien Notes Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Second Lien Notes Collateral Agent, it is understood that in all cases the Second Lien Notes Collateral Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) in accordance with the Second Lien Notes Indenture and the other Second Lien Debt Documents.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as First Lien Credit Agreement Administrative Agent

By:
Name:
Title:

ANKURA TRUST COMPANY, LLC,
as Second Lien Notes Collateral Agent

By:
Name:
Title:

[Signature Page to First Lien/Second Lien Intercreditor Agreement]

The foregoing Agreement is hereby ACKNOWLEDGED AND AGREED by:

HC GROUP HOLDINGS II, LLC,
as the Initial Borrower

By:
Name:
Title:

BIOSCRIP, INC.,
as the Parent Borrower

By:
Name:
Title:

[Signature Page to First Lien/Second Lien Intercreditor Agreement]

GRANTORS:

APPLIED HEALTH CARE, LLC,

BIOSCRIP INFUSION MANAGEMENT, LLC,

BIOSCRIP INFUSION SERVICES, INC.,

BIOSCRIP INFUSION SERVICES, LLC,

BIOSCRIP MEDICAL SUPPLY SERVICES, LLC,

BIOSCRIP NURSING SERVICES, LLC,

BIOSCRIP PBM SERVICES, LLC,

BIOSCRIP PHARMACY (NY), INC.,

BIOSCRIP PHARMACY SERVICES, INC.,

BIOSCRIP PHARMACY, INC.,

BRADHURST SPECIALTY PHARMACY, INC.,

CHRONIMED, LLC,

CHS HOLDINGS, INC.,

CRITICAL HOME CARE SOLUTIONS, INC.,

DEACONESS ENTERPRISES, LLC,

DEACONESS HOMECARE, LLC,

EAST GOSHEN PHARMACY, INC.,

HOMECHOICE PARTNERS, INC.,

INFUSAL PARTNERS,

INFUCENTERS, LLC,

INFUSCIENCE HHA, LLC,

INFUSCIENCE, INC.,

INFUSCIENCE SOUTH CAROLINA, LLC,

INFUSCIENCE SUB, INC.,

INFUSION PARTNERS OF BRUNSWICK, LLC,

INFUSION PARTNERS OF MELBOURNE, LLC,

INFUSION PARTNERS, LLC,

INFUSION SOLUTIONS, INC.,

INFUSION THERAPY SPECIALISTS, INC.,

KNOXVILLE HOME THERAPIES, LLC,

NATIONAL HEALTH INFUSION, INC.,

NATURAL LIVING, INC.,

NEW ENGLAND HOME THERAPIES, INC.,

NUTRI USA, INC.,

OPTION HEALTH, LTD.,

PROFESSIONAL HOME CARE SERVICES, INC.,

PHCS ACQUISITION CO., INC.,

REGIONAL AMBULATORY DIAGNOSTICS, INC.,

SCOTT-WILSON, INC.,

SPECIALTY PHARMA, INC.,

WILCOX MEDICAL, INC.,

By:

Name:
Title:

[Signature Page to First Lien/Second Lien Intercreditor Agreement]

CHI HOLDING CORP.,

CLINICAL HOLDINGS, INC.,

CLINICAL SPECIALTIES, INC.,

CLINICAL SPECIALTIES NETWORK SERVICES OF ILLINOIS, INC.,

CRESCENT HEALTHCARE, INC.,

CRESCENT THERAFUSION, INC.,

CRITICAL CARE SYSTEM OF NEW YORK, INC.,

CRITICAL CARE SYSTEMS, INC.,

CSI MANAGED CARE, INC.,

CSI MEDICAL BILLING SERVICES, INC.,

CSI NETWORK SERVICES OF KENTUCKY, INC.,

CSI NETWORK SERVICES OF INDIANA, INC.,

CSI NETWORK SERVICES OF MICHIGAN, INC.,

HC GROUP HOLDINGS III, INC.,

HEALTHY CONNECTIONS HOMECARE SERVICES, INC.,

HOME I.V. SPECIALISTS, INC.,

MEDNOW INFUSION, LLC,

OPTION CARE ENTERPRISES, INC.,

OPTION CARE ENTERPRISES, INC.,

OPTION CARE HOME CARE, INC.,

OPTION CARE HOME HEALTH LLC,

OPTION CARE INFUSION SERVICES, INC.,

OPTION CARE OF NEW YORK, INC.,

OPTION CARE, INC.,

OPTIONET, INC.,

OPTION HOME HEALTH, INC.,

RIVER CITY PHARMACY, INC.,

SPRINGVILLE PHARMACY INFUSION THERAPY, INC.,

TRINITY HOME CARE, LLC,

UNIVERSITY OPTION CARE, LLC,

By:

Name:
Title:

[Signature Page to First Lien/Second Lien Intercreditor Agreement]

ANNEX I

Provision for Second Lien Notes Indenture

Each Holder, by accepting a Note, (a) acknowledges that it has received a copy of each Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement, (c) authorizes and instructs the collateral agent (or similar agent) hereunder to enter into each Intercreditor Agreement as agent and on behalf of such Holder and (d) if such Intercreditor Agreement subordinates the Liens securing the [Obligations], hereby consents to such subordination on the terms set forth in such Intercreditor Agreeement. The foregoing provisions are intended as an inducement to the [Applicable Secured Parties] to extend credit to the Parent Borrower and such [Applicable Secured Parties] are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Indenture, the provisions of such Intercreditor Agreement shall control.

Provision for Second Lien Security Agreement and other principal Second Lien Security Documents

Notwithstanding anything herein to the contrary, the Liens and the security interest granted to the collateral agent hereunder pursuant to this Agreement and the exercise of any right or remedy by the collateral agent hereunder are subject in all respects to the provisions of each Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control.

ANNEX II

[FORM OF] JOINDER NO. [    ] dated as of [_________], 201[_] (this “Joinder Agreement”), to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of August 6, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between BANK OF AMERICA, N.A., as First Lien Credit Agreement Administrative Agent, ANKURA TRUST COMPANY, LCC, as Second Lien Notes Collateral Agent, and the additional Representatives from time to time a party thereto and by HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”) and BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”) and the other Grantors.

A.          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.           As a condition to the ability of the applicable Grantor to [incur Additional [First/Second] Lien Debt and to secure such [First/Second] Lien Class Debt (and guarantees thereof) with [First/Second] Liens] 1 [replace [First/Second] Lien Debt and secure such [First/Second] Lien Class Debt (and guarantees thereof) with [First/Second] Liens]2, in each case under and pursuant to the [First/Second] Lien Security Documents, the [First/Second] Lien Class Debt Representative in respect of such [First/Second] Lien Class Debt is required to become a Representative under, and such [First/Second] Lien Class Debt and the [First/Second] Lien Secured Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 8.0[4][5] of the Intercreditor Agreement provides that such [First/Second] Lien Class Debt Representative may become a Representative under, and such [First/Second] Lien Class Debt and such [First/Second] Lien Secured Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the [First/Second] Lien Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.0[4][5] of the Intercreditor Agreement. The undersigned [First/Second] Lien Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the [First/Second] Lien [Loan] [Debt] Documents.

Accordingly, the New Representative agrees with each other Representative as follows:

SECTION 1. In accordance with Section 8.0[4][5] of the Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related [First/Second] Lien Class Debt and related [First/Second] Lien Secured Obligations and related [First/Second] Lien Secured Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such [First/Second] Lien Secured Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a [First/Second] Lien Representative and to the [First/Second] Lien Secured Parties that it represents as [First/Second] Lien Secured Parties. Each reference to a “Representative” or “[First/Second] Lien Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

1 Bracketed language to be included for Joinder pursuant to Section 8.04.

2 Bracketed language to be included for Joinder pursuant to Section 8.05.

SECTION 2. The New Representative represents and warrants to the other Representatives and the other Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Joinder Agreement and (c) the [First/Second] Lien [Loan] [Debt] Documents relating to such [First/Second] Lien Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the [First/Second] Lien Secured Parties in respect of such [First/Second] Lien Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as [First/Second] Lien Secured Parties.

SECTION 3. This Joinder Agreement may be executed by one or more of the parties to this Joinder Agreement on any number of separate counterparts (including by facsimile or other electronic image scan transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder Agreement signed by all the parties shall be lodged with the Parent Borrower, the Designated First Lien Representative and the Designated Second Lien Representative. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or in the Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Representative, the First Lien Representative and the Second Lien Representative have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

RECEIPT OF THE FOREGOING ACKNOWLEDGED BY:

[NAME OF OTHER REPRESENTATIVE],
as First Lien Representative

By:
Name:
Title:

[NAME OF OTHER REPRESENTATIVE], as Second Lien Representative

By:
Name:
Title:

ANNEX III

[FORM OF] [ADDITIONAL DEBT] [REPLACEMENT [FIRST/SECOND] LIEN [CREDIT AGREEMENT][INDENTURE]] DESIGNATION NO. [ ] (this “Designation”) dated as of [ ], 20[ ] with respect to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of August 6, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between BANK OF AMERICA, N.A., as First Lien Credit Agreement Administrative Agent, ANKURA TRUST COMPANY, LLC, as Second Lien Notes Collateral Agent, and the additional Representatives from time to time a party thereto and by HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”) and BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”) and the other Grantors.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Designation is being executed and delivered in order to designate [additional Indebtedness][a Replacement First Lien Credit Agreement][a Replacement Second Lien Debt Agreement] of the Parent Borrower and the Grantors as [Additional [First/Second] Lien Debt][the First Lien Credit Agreement][the Second Lien Notes Indenture], entitled to the benefit of, and subject to the terms of, the Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Parent Borrower hereby certifies on behalf of the Parent Borrower that, as of the date hereof:

1.          [Insert name of the applicable Grantor] intends to incur Indebtedness (the “Designated Obligations”) in the initial aggregate principal amount of [                ] pursuant to the following agreement: [describe credit/loan agreement, indenture or other agreement] (the “Designated Agreement”).

2.          [The incurrence of the Designated Obligations is permitted by each applicable First Lien Loan Document and Second Lien Debt Document, in each case, in effect at the time of such incurrence] 3 [The incurrence of the Designated Obligations is permitted pursuant to Section [8.01/8.02]]4.

3.          Conform the following as applicable; (i) the Designated Agreement is hereby designated as [an “Additional First Lien Debt Facility”] [an “Additional Second Lien Debt Facility”] [the “First Lien Credit Agreement”] [the “Second Lien Notes Indenture”] and (ii) the Designated Obligations are hereby designated as [“Additional First Lien Secured Obligations”] [“Additional Second Lien Secured Obligations”] [“First Lien Credit Agreement Secured Obligations”] [“Second Lien Notes Indenture Secured Obligations”].

3       Bracketed language to be included for Designation pursuant to Section 8.04.

4       Bracketed language to be included for Designation pursuant to Section 8.05.

4.          Attached hereto as Exhibit A are true and complete copies of the Designated Agreement and the other related [First/Second] Lien [Loan] [Debt] Documents.

5.          The name and address of the Representative for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email:

IN WITNESS WHEREOF, the Parent Borrower has caused this Designation to be duly executed by the undersigned Responsible Officer as of the day and year first above written.

BIOSCRIP, INC.

By:
Name:
Title:

Receipt acknowledged by:

[INSERT NAME OF FIRST LIEN REPRESENTATIVE]

By:
Name:
Title:

[INSERT NAME OF SECOND LIEN REPRESENTATIVE]

By:
Name:
Title:

[OTHERS AS NEEDED]

ANNEX IV

[FORM OF] SUPPLEMENT NO. [___] dated as of [__________], 201[_] (this “Supplement”), to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of August 6, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between BANK OF AMERICA, N.A., as First Lien Credit Agreement Administrative Agent, ANKURA TRUST COMPANY, LLC, as Second Lien Notes Collateral Agent, and the additional Representatives from time to time a party thereto and by HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”) and BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”) and the other Grantors.

A.          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.          Pursuant to the First Lien Credit Agreement, certain Additional First Lien Loan Documents and certain Second Lien Debt Documents, certain newly acquired or organized Subsidiaries of the Parent Borrower are required to enter into the Intercreditor Agreement. Section 9.14 of the Intercreditor Agreement provides that such Subsidiaries may become party to the Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Second Lien Debt Documents and Additional First Lien Loan Documents.

Accordingly, the Designated First Lien Representative, the Designated Second Lien Representative and the New Grantor agree as follows:

1.          In accordance with Section 9.14 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor. The Intercreditor Agreement is hereby incorporated herein by reference.

2.          The New Grantor represents and warrants to the Designated First Lien Representative, the Designated Second Lien Representative and each other Secured Party that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.          This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic image scan transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Parent Borrower, the Designated First Lien Representative and the Designated Second Lien Representative. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Supplement.

4.          Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

5.          THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.          Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or in the Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.          All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Intercreditor Agreement.

IN WITNESS WHEREOF, the New Grantor, the Designated First Lien Representative and the Designated Second Lien Representative have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:
Name:
Title:

RECEIPT OF THE FOREGOING ACKNOWLEDGED BY:

[ ],
as Designated First Lien Representative

By:
Name:
Title:

[ ],
as Designated Second Lien Representative

By:
Name:
Title:

Exhibit I

[FORM OF]

PARITY LIEN INTERCREDITOR AGREEMENT

Among

BIOSCRIP, INC.,

as the Parent Issuer,

the other Grantors party hereto,

ANKURA TRUST COMPANY, LLC,

as Trustee and Collateral Agent for the Indenture Secured Parties

ANKURA TRUST COMPANY, LLC,

as Authorized Representative for the Indenture Secured Parties,

[                     ]

as the Initial Additional Second-Lien Collateral Agent,

[                     ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto dated as of [_________], 20[__ ]

SECOND-LIEN INTERCREDITOR AGREEMENT, dated as of [________], 20 [__] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among BioScrip, Inc., a Delaware corporation (the “Parent Issuer”), certain other issuers from time to time party to the Second Lien Indenture (collectively with the Parent Issuer, the “Issuers”), the other Grantors (as defined below) from time to time party hereto, ANKURA TRUST COMPANY, LLC, as collateral agent for the Indenture Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Indenture Collateral Agent”), ANKURA TRUST COMPANY, LLC, as Authorized Representative (as defined below) for the Indenture Secured Parties, [ _ ], as collateral agent for the Initial Additional Second-Lien Secured Parties (as described below) (in such capacity and together with its successors in such capacity, the “Initial Additional Second-Lien Collateral Agent”), [ _ ], as Authorized Representative for the Initial Additional Second-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional Second-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indenture Collateral Agent (for itself and on behalf of the Indenture Secured Parties), the Initial Additional Second-Lien Collateral Agent, the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional Second-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional Second-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01         Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Indenture or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Second-Lien Documents” means, with respect to the Initial Additional Second-Lien Obligations or any other Series of Additional Second-Lien Obligations, the notes, indentures, security documents, guarantees and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional Second-Lien Documents and the Additional Second-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Second-Lien Obligations or any other Series of Additional Second-Lien Obligations.

“Additional Second-Lien Obligations” means collectively (1) the Initial Additional Second-Lien Obligations and (2) all Obligations owing by any Grantor pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional Second-Lien Obligations pursuant to Section 5.13 hereof after the date hereof, including, without limitation, all amounts in respect of any principal, premium, interest, fees, expenses (including interest, fees, or expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees, or expenses is an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second- Lien Document.

“Additional Second-Lien Secured Party” means the holders of any Additional Second- Lien Obligations and any Collateral Agent and Authorized Representative with respect thereto, and shall include the Initial Additional Second-Lien Secured Parties.

“Additional Second-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional Second-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (a) prior to a Non-Controlling Authorized Representative Enforcement Date, (i) until the date that the Discharge of Indenture Obligations has occurred, the Indenture Collateral Agent and (ii) from and after the date that the Discharge of Indenture Obligations has occurred, the Authorized Representative of the Series of Second-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Second-Lien Obligations with respect to such Shared Collateral and (b) from and after a Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Indenture Obligations or the Indenture Secured Parties, the Indenture Collateral Agent, (ii) in the case of the Initial Additional Second-Lien Obligations or the Initial Additional Second-Lien Secured Parties, the Initial Additional Authorized Representative and (iii) in the case of any other Series of Additional Second-Lien Obligations or Additional Second-Lien Secured Parties that become subject to this Agreement after the date hereof, the “authorized representative” named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Issuers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any Second-Lien Security Document to secure one or more Series of Second-Lien Obligations.

“Collateral Agent” means (i) in the case of any Indenture Obligations, the Indenture Collateral Agent, (ii) in the case of the Initial Additional Second-Lien Obligations, the Initial Additional Second-Lien Collateral Agent and (iii) in the case of any other Series of Additional Second-Lien Obligations, the “collateral agent” named for such Series in the applicable Joinder Agreement.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Indenture Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Indenture Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Indenture Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent with respect to the Second-Lien Obligations under which Applicable Authorized Representative is the Authorized Representative.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Indenture Collateral Agent is the Applicable Authorized Representative, the Indenture Secured Parties and (ii) at any other time, the Series of Second-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Second-Lien Obligations, the date on which such Series of Second-Lien Obligations (including, for the avoidance of doubt, obligations under cash management agreements, hedging agreements and other similar agreements that were secured by such Shared Collateral) is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Indenture Obligations” means, with respect to any Shared Collateral, the Discharge of the Indenture Obligations with respect to such Shared Collateral; provided that the Discharge of Indenture Obligations shall not be deemed to have occurred in connection with a Refinancing of such Indenture Obligations with Additional Second-Lien Obligations secured by such Shared Collateral under an Additional Second-Lien Document which Additional Second- Lien Obligations have been designated in writing by the Parent Issuer and the Additional Senior Class Debt Representative under such Additional Second-Lien Document to each other Collateral Agent and each other Authorized Representative as the “Indenture Obligations” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First Lien/Second Lien Intercreditor Agreement” means that certain First Lien/Second Lien Intercreditor Agreement dated as of August 6, 2019, by and among by and among Bank of America, N.A., as the First Lien Credit Agreement Administrative Agent (as defined therein), Ankura Trust Company, LLC, as the Second Lien Notes Collateral Agent (as defined therein), the Initial Issuer and the Parent Issuer.

“Grantors” means the Issuers, and each of the Guarantors (as defined in the Indenture) which has granted a security interest pursuant to any Second-Lien Security Document to secure any Series of Second-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Indenture” means that certain Second Lien Indenture, dated as of August 6, 2019, among HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Indenture until the consummation of the Debt Assumption, the “Initial Issuer”), BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Issuer”), the Subsidiary Issuers and Guarantors party hereto from time to and Ankura Trust Company, LLC, as trustee and as collateral agent.

“Indenture Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Indenture Collateral Documents” means the Security Agreement, the other Collateral Documents (as defined in the Indenture) and each other agreement entered into in favor of the Indenture Collateral Agent for the purpose of securing any Indenture Obligations.

“Indenture Obligations” means all “Secured Obligations” as defined in the Indenture.

“Indenture Secured Parties” means the “Secured Parties” as defined in the Indenture.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Second-Lien Agreement” mean that certain [indenture] [other loan agreement], dated as of [______], 20[ ], among the Issuers, [the guarantors identified therein] and [                    ], as [trustee] [agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional Second-Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Second-Lien Documents” means the Initial Additional Second-Lien Agreement, the debt securities issued thereunder, the Initial Additional Second-Lien Security Agreement and any security documents, guarantees and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness including any agreement entered into for the purpose of securing the Initial Additional Second-Lien Obligations.

“Initial Additional Second-Lien Obligations” means the [“Obligations”] as such term is defined in the [Initial Additional Second-Lien Security Agreement].

“Initial Additional Second-Lien Secured Parties” means the Initial Additional Second-Lien Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Second-Lien Obligations issued pursuant to the Initial Additional Second-Lien Agreement.

“Initial Additional Second-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Issuers, the Initial Additional Second-Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1)         any case commenced by or against the Issuers or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuers or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Issuers or any other Grantor or any similar case or proceeding relative to the Issuers or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)         any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuers or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)         any other proceeding of any type or nature in which substantially all claims of creditors of the Issuers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) at any time prior to the Discharge of Indenture Obligations, the Authorized Representative of the Series of Additional Second-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Second-Lien Obligations with respect to such Shared Collateral and (ii) at any time from and after the Discharge of Indenture Obligations, the Authorized Representative of the Series of Second-Lien Obligations that constitutes the second largest outstanding principal amount of any then outstanding Series of Second-Lien Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Second-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Second-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Second-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Second-Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative or the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral, (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding, or (3) at any time the Applicable Authorized Representative or the Controlling Collateral Agent is stayed from pursuing enforcement actions pursuant to the First Lien/Second Lien Intercreditor Agreement.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Second-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Obligations” means any and all obligations (including guaranty obligations) with respect to the payment and performance of (i) any principal of or interest or premium on any indebtedness, including any reimbursement obligation in respect of any letter of credit, or any other liability, including interest that accrues on or after the commencement of any Insolvency or Liquidation Proceeding of the Issuers or any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed or allowable in any such Insolvency or Liquidation Proceeding, (ii) any fees, charges, penalties, damages, indemnification obligations, expense reimbursement obligations or other liabilities or amounts payable under the documentation governing any indebtedness (including, without limitation, the retaking, holding, selling or otherwise disposing of or realizing on the Collateral), including fees, charges, penalties, damages, indemnification obligations, expense reimbursement obligations or other liabilities or amounts payable that are incurred on or after the commencement of any Insolvency or Liquidation Proceeding of the Issuers or any Grantor, whether or not a claim therefor is allowed or allowable in any such Insolvency or Liquidation Proceeding, (iii) any obligation to post cash collateral in respect of letters of credit or any other obligations and (iv) all performance obligations under the documentation governing any indebtedness and shall in any event include all obligations and liabilities of the Issuers and each Grantor which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (if applicable), would become due, in each case, whether outstanding on the date hereof or incurred or arising from time to time after the date of this Agreement and whether primary, secondary, direct, contingent, fixed or otherwise.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Possessory Collateral” means any Shared Collateral to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, issuers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, controller, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Person.

“Second-Lien Obligations” means, collectively, (i) the Indenture Obligations and (ii) each Series of Additional Second-Lien Obligations.

“Second-Lien Secured Parties” means (i) the Indenture Secured Parties and (ii) the Additional Second-Lien Secured Parties with respect to each Series of Additional Second-Lien Obligations.

“Second-Lien Security Documents” means, collectively, (i) the Indenture Collateral Documents and (ii) the Additional Second-Lien Security Documents.

“Secured Credit Document” means (i) the Indenture and each Notes Document (as defined in the Indenture), (ii) each Initial Additional Second-Lien Document, and (iii) each other Additional Second-Lien Document.

“Security Agreement” means the Second Lien Security Agreement, dated as of August 6, 2019, among the Issuers, the Guarantors party thereto, the Indenture Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Series” means (a) with respect to the Second-Lien Secured Parties, each of (i) the Indenture Secured Parties (in their capacities as such), (ii) the Initial Additional Second-Lien Secured Parties (in their capacities as such), and (iii) the Additional Second-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Second-Lien Secured Parties) and (b) with respect to any Second-Lien Obligations, each of (i) the Indenture Obligations, (ii) the Initial Additional Second-Lien Obligations, and (iii) the Additional Second-Lien Obligations incurred after the date hereof pursuant to any Additional Second-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Second-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Second-Lien Obligations hold, or their respective Authorized Representatives or the Collateral Agent on behalf of such holders hold, a valid and perfected security interest at such time. If more than two Series of Second-Lien Obligations are outstanding at any time and the holders of less than all Series of Second-Lien Obligations hold, or their respective Authorized Representatives or the Collateral Agent on behalf of such holders hold, a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Second-Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03         Impairments. It is the intention of the Second-Lien Secured Parties of each Series that the holders of Second-Lien Obligations of such Series (and not the Second- Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Second-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Second-Lien Obligations), (y) any of the Second-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of Second- Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Second-Lien Obligations) on a basis ranking prior to the security interest of such Series of Second-Lien Obligations but junior to the security interest of any other Series of Second-Lien Obligations or (ii) the existence of any Collateral for any other Series of Second-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Second-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Real Property (as defined in the Indenture) subject to a mortgage that applies to all Second-Lien Obligations shall not be deemed to be an Impairment of any Series of Second-Lien Obligations. In the event of any Impairment with respect to any Series of Second-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Second-Lien Obligations, and the rights of the holders of such Series of Second-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of Second-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Second-Lien Obligations subject to such Impairment. Additionally, in the event the Second-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Second-Lien Obligations or the Second-Lien Security Documents governing such Second-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01         Priority of Claims.

(a)          Subject to the First Lien/Second Lien Intercreditor Agreement, anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any Second-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Issuers or any other Grantor (including any adequate protection payments) or any Second-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Controlling Collateral Agent or any Second-Lien Secured Party or received by the Controlling Collateral Agent or any Second-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such payments, proceeds, or distribution, to the sentence immediately following) (all such payments, proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Second-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Second-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents; provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of Second-Lien Obligations and solely for purposes of this clause SECOND and not any other documents governing the Second-Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the Second-Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of Second- Lien Obligations of each Series of Second-Lien Obligations shall include only the maximum amount of Post-Petition Interest on the Second-Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and (iii) THIRD, after payment of all Second-Lien Obligations, to the Issuers and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a Second-Lien Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of Second- Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Second-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Second-Lien Obligations with respect to which such Impairment exists.

(b)          Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Second-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Second-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Second-Lien Secured Party hereby agrees that the Liens securing each Series of Second-Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02         Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)          Subject to the First Lien/Second Lien Intercreditor Agreement, only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Indenture Collateral Agent is the Controlling Collateral Agent, no Additional Second- Lien Secured Party shall or shall instruct any Collateral Agent to, and no Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional Second-Lien Security Document, applicable law or otherwise, it being agreed that only the Indenture Collateral Agent, acting in accordance with the Indenture Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b)          With respect to any Shared Collateral, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non- Controlling Authorized Representative (or any other Second-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Second-Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Second-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Secured Credit Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c)          Subject to the First Lien/Second Lien Intercreditor Agreement, notwithstanding the equal priority of the Liens securing each Series of Second-Lien Obligations, the Controlling Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Second-Lien Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)          Each of the Second-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Second-Lien Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03         No Interference; Payment Over.

(a)          Each Second-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Second-Lien Obligations of any Series or any Second-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any Second-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other Second-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Second-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Second-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other Second-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other Second-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agents or any other Second-Lien Secured Party to enforce this Agreement.

(b)          Subject to the First Lien/Second Lien Intercreditor Agreement, each Second-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any Second- Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of Second-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other Second-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04         Automatic Release of Liens; Amendments to Second-Lien Security Documents.

(a)          If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Second-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that (i) the Liens in favor of each Collateral Agent for the benefit of each related Series of Second-Lien Secured Parties attach to any such proceeds of such sale or disposition with the same priority vis-à-vis all the other Second-Lien Secured Parties as existed prior to the commencement of such sale or other disposition, and any such Liens shall remain subject to the terms of this Agreement until application thereof pursuant to Section 2.01 and (ii) any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b)          Each Collateral Agent and Authorized Representative agrees to execute and deliver all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 2.04 without the consent of any Second-Lien Secured Parties.

SECTION 2.05         Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)          This Agreement shall continue in full force and effect notwithstanding the commencement and continuance of any proceeding under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding by or against any Grantor or any of its Subsidiaries. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

(b)          Subject to the First Lien/Second Lien Intercreditor Agreement, if the Issuers and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Second-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will not raise, join or support any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent or Authorized Representative of the Controlling Secured Parties shall then oppose or object (or join in or support any objection) to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (x) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Second-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Second-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Second-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Second-Lien Secured Parties (other than any Liens of the Second-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Second-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any Second-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Second-Lien Secured Parties as set forth in this Agreement (other than any Liens of the Second-Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Second-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any Second- Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided that this Agreement shall not limit the right of the Second-Lien Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Second-Lien Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Second-Lien Secured Parties receiving adequate protection shall not object to any other Second-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such Second-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06         Reinstatement. In the event that any of the Second-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference, fraudulent transfer, or other avoidance action under the Bankruptcy Code, any other Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Second-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07         Insurance. Subject to the First Lien/Second Lien Intercreditor Agreement, as between the Second-Lien Secured Parties, the Controlling Collateral Agent (acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08         Refinancings, etc. The Second-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of, any Second-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09         Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)          Subject to the First Lien/Second Lien Intercreditor Agreement, to the extent not required to be delivered to the Designated First Lien Representative (as defined in the First Lien/Second Lien Intercreditor Agreement), the Possessory Collateral shall be delivered, or control thereof transferred, to the Controlling Collateral Agent and (pending delivery or transfer of control of the Possessory Collateral to the Controlling Collateral Agent) the Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other Second-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Second-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time a Second-Lien Secured Party (other than the Controlling Collateral Agent or its agents or bailees) is in possession or control of any Possessory Collateral, such Second-Lien Secured Party shall, at the request of the Issuers or the Controlling Collateral Agent (if not required to be delivered to the Designated First Lien Representative (as defined in the First Lien/Second Lien Intercreditor Agreement)), promptly deliver or transfer control of all Possessory Collateral in its possession to the Controlling Collateral Agent together with any necessary endorsements in its possession (or otherwise allow the Controlling Collateral Agent to obtain possession or control of such Possessory Collateral). The Issuers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b)          The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other Second-Lien Secured Party for purposes of perfecting the Lien held by such Second-Lien Secured Parties thereon.

SECTION 2.10         Amendments to Security Documents.

(a)          Without the prior written consent of the Indenture Collateral Agent (or, from and after the Discharge of Indenture Obligations, the Controlling Collateral Agent), each Additional Second-Lien Secured Party agrees that no Additional Second-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional Second-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)          Without the prior written consent of the Controlling Collateral Agent (determined for the purposes of this clause (b) as if the Discharge of Indenture Obligations had occurred), the Indenture Collateral Agent agrees that no Indenture Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Indenture Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)          In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of a Responsible Officer of the Issuers stating that such amendment is permitted by Section 2.10(a) or (b), as the case may be.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01         Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Second-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the Second-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of a Responsible Officer of the Issuers. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Second-Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

ARTICLE 4.01         Authority.

(a)          Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non- Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)          Subject to the First Lien/Second Lien Intercreditor Agreement, in furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Second-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Second-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Second-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Second-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Second-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Second-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the Second-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Second-Lien Obligations or any other Second- Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the Second-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Second-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the Second-Lien Security Documents or any other agreement related thereto or to the collection of the Second-Lien Obligations or the valuation, use, protection or release of any security for the Second-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of Second-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Issuers or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Second- Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Second-Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02. Rights as a Second-Lien Secured Party. Any Person serving as a Collateral Agent or Authorized Representative hereunder shall have the same rights and powers in its capacity as a Second-Lien Secured Party under any Series of Second-Lien Obligations that it holds as any other Second-Lien Secured Party of such Series and may exercise the same as though it were not a Collateral Agent or Authorized Representative and the term "Second-Lien Secured Party" or "Second-Lien Secured Parties" or (as applicable) "Indenture Secured Party", "Indenture Secured Parties", "Initial Additional Second-Lien Secured Party ", "Initial Additional Second-Lien Secured Parties", “Additional Second-Lien Secured Party” or “ Additional Second-Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as a Collateral Agent or Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Grantor or any Subsidiary thereof or other Affiliate thereof as if such Person were not a Collateral Agent or Authorized Representative hereunder and without any duty to account therefor to any other Second-Lien Secured Party.

SECTION 4.03. Exculpatory Provisions. No Collateral Agent nor any Authorized Representative shall have any duties or obligations except those expressly set forth herein and in the other Second-Lien Security Documents. Without limiting the generality of the foregoing, no Collateral Agent nor any Authorized Representative:

(a)          shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Second-Lien Security Documents that the Collateral Agent or Authorized Representative, as applicable, is required to exercise as directed in writing by the Applicable Authorized Representative; provided that no Collateral Agent nor any Authorized Representative shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Collateral Agent or such Authorized Representative to liability or that is contrary to any Second- Lien Security Document or applicable law;

(c)          shall, except as expressly set forth herein and in the other Second-Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuers or any of their Affiliates that is communicated to or obtained by the Person serving as Collateral Agent or Authorized Representative, as the case may be, or any of its Affiliates in any capacity;

(d)          shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative, (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non- appealable judgment) or (iii) in reliance on a certificate of a Responsible Officer of the Parent Issuer stating that such action is not prohibited by the terms of this Agreement; and

(e)          shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Second-Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Second-Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Second-Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of Second-Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to such Collateral Agent or such Authorized Representative, as the case may be.

ARTICLE V

Miscellaneous

SECTION 5.01         Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)          if to the Indenture Collateral Agent, to it at Ankura Trust Company, LLC, Attention of Lisa Price, 140 Sherman St, Fourth Floor, Fairfield, CT 06824;

(b)          if to the Initial Additional Second-Lien Collateral Agent or the Initial Additional Authorized Representative, to it at [____ ], Attention of [               ] (Fax No. [           ]);

(c)          if to any other Additional Second-Lien Collateral Agent or Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. To the extent agreed in writing among each Authorized Representative and Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02         Waivers; Amendment; Joinder Agreements.

(a)          No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative, each Collateral Agent, the Parent Issuer and each other affected Grantor with respect to which such termination, waiver, amendment or modification is to apply. Any such termination, waiver, amendment or modification and shall be binding upon the Indenture Secured Parties and the Additional Second Lien Secured Parties and their respective successors and assigns.

(c)          Notwithstanding the foregoing, without the consent of any Second-Lien Secured Party, any Authorized Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and such Collateral Agent, and the Additional Second-Lien Secured Parties and Additional Second-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d)          Notwithstanding the foregoing, without the consent of any other Second-Lien Secured Party, the Collateral Agents, Authorized Representatives and the Parent Issuer may effect amendments and modifications to this Agreement to the extent necessary to reflect any Refinancing or incurrence of any Additional Second-Lien Obligations in compliance with the Secured Credit Documents; provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from a Responsible Officer of the Parent Issuer to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Second-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04         Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06         Severability. Any provision of this Agreement that is invalid, illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal, prohibited or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal, prohibited or unenforceable provisions.

SECTION 5.07         GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.08         Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Second- Lien Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the Second-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, and by execution and delivery of this Agreement, consents to the exclusive jurisdiction of those courts and agrees that it will not commence or support any such action or proceeding in another jurisdiction;

(b)          consents and agrees that any such action or proceeding shall be brought in such courts and irrevocably waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d)          agrees that nothing herein shall affect the right of any other party hereto (or any Second-Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.10         Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11         Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Second-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the First Lien/Second Lien Intercreditor Agreement, the provisions of the First Lien/Second Lien Intercreditor Agreement shall control.

SECTION 5.12         Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Second- Lien Secured Parties in relation to one another. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor to pay the Second-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13         Additional Senior Class Debt. To the extent, but only to the extent permitted by the provisions of the then extant Secured Credit Documents, the Issuers may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the Second-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional Second-Lien Documents, if and subject to the condition that the Authorized Representative and Collateral Agent of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative, such Collateral Agent and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative or Collateral Agent, as applicable, by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative or Collateral Agent, as applicable,

(i)          such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a “Joinder Agreement” (with such changes as may be reasonably approved by each such Collateral Agent, Authorized Representative, Additional Senior Class Debt Representative and Parent Issuer) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative or Collateral Agent, as applicable, hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional Second-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional Second-Lien Secured Parties and each such Additional Senior Class Debt Representative and such Collateral Agent also becomes a party to the First Lien/Second Lien Intercreditor Agreement (if then in effect) in accordance with the terms thereof (including Section 8.04 thereof);

(ii)         the Parent Issuer shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional Second-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Parent Issuer and (y) identified in a certificate of a Responsible Officer the obligations to be designated as Additional Second-Lien Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then extant Second- Lien Obligations and by the terms of the then extant Secured Credit Documents;

(iii)        all filings, recordations and/or amendments or supplements to the Second- Lien Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative); and

(iv)        the Additional Second-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent and Authorized Representative, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative and Collateral Agent acknowledges and agrees that upon execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Controlling Collateral Agent and Applicable Authorized Representative will continue to act in its capacity as Controlling Collateral Agent and Applicable Authorized Representative in respect of the then existing Authorized Representatives and such additional Authorized Representative.

SECTION 5.14         Integration. This Agreement together with the other Secured Credit Documents and the Second-Lien Security Documents represents the agreement of each of the Grantors and the Second-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Indenture Collateral Agent, or any other Second-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

SECTION 5.15         Additional Grantors. The Issuers agree that, if any Person shall become a Grantor after the date hereof, it will promptly cause such Person to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder and will be acknowledged by each Authorized Representative at such time. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.16. Representatives. It is understood and agreed that (a) Ankura Trust Company, LLC, as Indenture Collateral Agent and Authorized Representative for the Indenture Secured Parties is entering into this Agreement in its capacity as collateral agent under the Indenture and the provisions of Article VII of the Indenture applicable to the Collateral Agent (as defined therein) thereunder shall also apply to the Authorized Representative for the Indenture Secured Parties hereunder and (b) [   ] as Initial Additional Second-Lien Collateral Agent and Initial Additional Authorized Representative is entering into this Agreement in its capacity as [   ] under [   ] and the provisions of Article [   ] of such agreement applicable to the [ ] (as defined therein) thereunder shall also apply to the Initial Additional Second-Lien Collateral Agent and Initial Additional Authorized Representative hereunder. Except as expressly set forth herein, no Authorized Representative nor any Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.17. Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.18. Certain Terms Concerning the Second Lien Notes Collateral Agent. The Indenture Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to the direction to so execute and deliver pursuant to the Indenture, and in so doing the Indenture Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Indenture Collateral Agent shall enjoy all of the rights, immunities, privileges, protections and indemnities granted to it under the Indenture and, without limiting the generality of the foregoing, the provisions of Article VII and Section 12.02 of the Indenture applicable to the Indenture Collateral Agent thereunder. The Indenture Collateral Agent shall have no duties or obligations under or pursuant to this Agreement other than such duties and obligations as may be expressly set forth in this Agreement. The Indenture Collateral Agent shall not be deemed to owe any fiduciary duty to any Additional Second-Lien Secured Parties. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Indenture Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Indenture Collateral Agent, it is understood that in all cases the Indenture Collateral Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) in accordance with the Indenture and the other Notes Documents (as defined in the Indenture).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ANKURA TRUST COMPANY, LLC,
as Indenture Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

ANKURA TRUST COMPANY, LLC,
as Authorized Representative for the Indenture Secured Parties

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Initial Additional Second-Lien Collateral Agent

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

BIOSCRIP, INC., as the Parent Issuer

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

ANNEX I

Grantors

Schedule 1

ANNEX II

[FORM OF] JOINDER NO. [      ] dated as of [________], 20[    ] to the SECOND-LIEN INTERCREDITOR AGREEMENT dated as of [ ], 20[ ] (the “Second-Lien Intercreditor Agreement”), among BioScrip, Inc., a Delaware corporation (the “Parent Issuer”), certain other issuers from time to time party to the Second Lien Indenture (collectively with the Parent Issuer, the “Issuers”), the other Grantors (as defined therein) from time to time party thereto, ANKURA TRUST COMPANY, LLC, as Indenture Collateral Agent for the Indenture Secured Parties under the Second-Lien Security Documents (in such capacity, the “Indenture Collateral Agent”), ANKURA TRUST COMPANY, LLC, as Authorized Representative for the Indenture Secured Parties, [     ] as Initial Additional Second-Lien Collateral Agent, [                       ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A.           Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Second-Lien Intercreditor Agreement.

B.           As a condition to the ability of the Issuers to incur Additional Second-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Second-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative2 in respect of such Additional Senior Class Debt is required to become an Authorized Representative and Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Second-Lien Intercreditor Agreement. Section 5.13 of the Second-Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative and Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Second-Lien Intercreditor Agreement as Additional Second-Lien Obligations and Additional Second-Lien Secured Parties, respectively, upon the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the Second-Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Second-Lien Intercreditor Agreement and the Second-Lien Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent
[2]	To be revised as necessary if Additional Senior Class Debt Representative is not both Authorized Representative and Collateral Agent for such Series of Additional Senior Class Debt.

SECTION 1. In accordance with Section 5.13 of the Second-Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative and a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Second-Lien Intercreditor Agreement as Additional Second-Lien Obligations and Additional Second-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and a Collateral Agent and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Second-Lien Intercreditor Agreement applicable to it as Authorized Representative and Collateral Agent and to the Additional Senior Class Debt Parties that it represents as Additional Second-Lien Secured Parties. Each reference to an “Authorized Representative” and a “Collateral Agent” in the Second-Lien Intercreditor Agreement shall be deemed to include the New Representative. The Second-Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other Second-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent][trustee] [and] collateral agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional Second-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Second-Lien Intercreditor Agreement as Additional Second-Lien Secured Parties.

SECTION 3. This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent and Authorized Representative shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4. Except as expressly supplemented hereby, the Second-Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second-Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Second-Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8. The Issuers agree to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the Second-Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[Acknowledged by:

ANKURA TRUST COMPANY, LLC,
as the Indenture Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[ ],
as the Initial Additional Authorized Representative and Initial Additional Second-Lien Collateral Agent,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

BIOSCRIP, INC.

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Schedule I to the

Supplement to the

Second-Lien Intercreditor Agreement

Grantors

[         ]

SUPPLEMENT NO. [    ] dated as of [                  ], 20[           ], to the SECOND-LIEN INTERCREDITOR AGREEMENT dated as of [ ], 20[ ] (the “Second-Lien Intercreditor Agreement”), BioScrip, Inc., a Delaware corporation (the “Parent Issuer”), certain other issuers from time to time party to the Second Lien Indenture (collectively with the Parent Issuer, the “Issuers”), the other Grantors (as defined therein) from time to time party thereto, ANKURA TRUST COMPANY, LLC, as Indenture Collateral Agent for the Indenture Secured Parties under the Second-Lien Security Documents (in such capacity, the “Indenture Collateral Agent”), ANKURA TRUST COMPANY, LLC, as Authorized Representative for the Indenture Secured Parties, [_________], as Initial Additional Second-Lien Collateral Agent, [   ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Second-Lien Intercreditor Agreement.

B.           The Grantors have entered into the Second-Lien Intercreditor Agreement. Pursuant to the Indenture and certain Additional Second-Lien Documents, certain newly acquired or organized Persons are required to enter into the Second-Lien Intercreditor Agreement pursuant to Section 5.15 thereof. Section 5.15 of the Second-Lien Intercreditor Agreement provides that such Persons may become party to the Second-Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Indenture and the Additional Second-Lien Documents.

Accordingly, each Authorized Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.15 of the Second-Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Second-Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Second-Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Second-Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Second-Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other Second-Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Second-Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Second-Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Second-Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Parent Issuer as specified in the Second-Lien Intercreditor Agreement.

SECTION 8. The Issuers agree to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the Second-Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

ANKURA TRUST COMPANY, LLC,
as Collateral Agent,

By:
Name:
Title:

By:
Name:
Title:

[ ],
as the Initial Additional Authorized Representative, and

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

EXHIBIT J

[FORM OF] ABL INTERCREDITOR AGREEMENT

dated as of August 6, 2019,

among

HC GROUP HOLDINGS II, LLC

as the Initial Borrower,

BIOSCRIP, INC.

as the Parent Borrower,

EACH OF THE OTHER OBLIGORS PARTY HERETO,

BANK OF AMERICA, N.A.,

as ABL Credit Agreement Collateral Agent;

BANK OF AMERICA, N.A.,

as First Lien Credit Agreement Collateral Agent;

ANKURA TRUST COMPANY, LLC

as Second Lien Notes Collateral Agent,

and

EACH OTHER AGENT PARTY HERETO

-i-

-ii-

ABL INTERCREDITOR AGREEMENT

This ABL INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is dated as of August 6, 2019, and entered into by and among BANK OF AMERICA, N.A., in its capacity as administrative agent under the ABL Credit Agreement and the ABL Collateral Documents relating thereto (in each case as defined below) (in such capacity and together with its successors and assigns in such capacity, the “ABL Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A. (“BoA”), in its capacity as administrative agent under the First Lien Credit Agreement and the First Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “First Lien Credit Agreement Collateral Agent”), ANKURA TRUST COMPANY, LLC (“Ankura”) in its capacity as collateral agent under the Second Lien Notes Indenture and the Second Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “Second Lien Notes Collateral Agent”), each other FIRST LIEN COLLATERAL AGENT that is from time to time party hereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party hereto and acknowledged and agreed to by BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”), HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”), and the other OBLIGORS (as defined below) from time to time party hereto.

RECITALS

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time, the financial institutions party thereto from time to time and BoA, as ABL Credit Agreement Collateral Agent, letter of credit issuer and swingline lender, have entered into that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “ABL Credit Agreement”);

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time, the financial institutions party thereto from time to time and BoA, as First Lien Credit Agreement Collateral Agent, have entered into that certain First Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “First Lien Credit Agreement”);

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time and Ankura, as trustee and Second Lien Notes Collateral Agent, have entered into that certain Indenture, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “Second Lien Notes Indenture”);

Pursuant to (i) the ABL Credit Agreement, (A) the Parent Borrower and the Initial Borrower may incur loans and ABL Letters of Credit may be issued and (B) the relevant ABL Obligors have agreed to guarantee the ABL Obligations, (ii) the First Lien Credit Agreement, (A) the Parent Borrower and the Initial Borrower will incur loans and (B) the relevant First Lien Obligors have agreed to guarantee the First Lien Obligations, and (iii) the Second Lien Notes Indenture, (A) the Parent Borrower will issue Second Lien Notes and (B) the relevant Second Lien Obligors have agreed to guarantee the Second Lien Obligations;

The obligations of each ABL Obligor under (i) the ABL Financing Documents, (ii) any ABL Swap Contracts and (iii) any ABL Banking Services Agreements will be secured on (x) a first priority basis by Liens on the ABL Priority Collateral of such ABL Obligor and (y) a third priority basis by Liens on the Term Loan Priority Collateral of such ABL Obligor, in each case pursuant to the terms of the ABL Collateral Documents;

The obligations of each First Lien Obligor under (i) the First Lien Financing Documents, (ii) any First Lien Swap Contracts and (iii) any First Lien Banking Services Agreements will be secured on (x) a first priority basis by Liens on the Term Loan Priority Collateral of such First Lien Obligor and (y) a second priority basis by Liens on the ABL Priority Collateral of such First Lien Obligor, in each case pursuant to the terms of the First Lien Collateral Documents;

The obligations of each Second Lien Obligor under (i) the Second Lien Financing Documents, (ii) any Second Lien Swap Contracts and (iii) any Second Lien Banking Services Agreements will be secured on (x) a second priority basis by Liens on the Term Loan Priority Collateral of such Second Lien Obligor and (y) a third priority basis by Liens on the ABL Priority Collateral of such Second Lien Obligor, in each case pursuant to the terms of the Second Lien Collateral Documents;

The ABL Credit Agreement, the First Lien Credit Agreement and the Second Lien Notes Indenture require, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral;

The Obligors may, from time to time, to the extent permitted by this Agreement, the ABL Financing Documents, the First Lien Financing Documents and the Second Lien Financing Documents, incur additional secured debt which the Obligors and the debtholders thereunder may elect, subject to the terms and conditions hereof, of the ABL Financing Documents, of the First Lien Financing Documents and of the Second Lien Financing Documents, to be secured by the Collateral;

In order to induce the ABL Credit Agreement Collateral Agent and the other ABL Claimholders to consent to the Obligors incurring the First Lien Obligations and the Second Lien Obligations and to induce the ABL Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the ABL Obligors, each First Lien Collateral Agent and each Second Lien Collateral Agent, on behalf of itself and its respective Claimholders, and each First Lien Claimholder and each Second Lien Claimholder by its acceptance of the benefits of the First Lien Collateral Documents or the Second Lien Collateral Documents, as applicable, has agreed to the intercreditor and other provisions set forth in this Agreement;

In order to induce each First Lien Collateral Agent and the other First Lien Claimholders to consent to the Obligors incurring the ABL Obligations and the Second Lien Obligations and to induce the First Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the First Lien Obligors, the ABL Credit Agreement Collateral Agent and each Second Lien Collateral Agent, on behalf of itself and its respective Claimholders, and each ABL Claimholder and each Second Lien Claimholder by its acceptance of the benefits of the ABL Collateral Documents and the Second Lien Collateral Documents, as applicable, has agreed to the intercreditor and other provisions set forth in this Agreement; and

In order to induce each Second Lien Collateral Agent and the other Second Lien Claimholders to consent to the Obligors incurring the ABL Obligations and the First Lien Obligations and to induce the Second Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Second Lien Obligors, the ABL Credit Agreement Collateral Agent and each First Lien Collateral Agent, on behalf of itself and its respective Claimholders and each ABL Claimholder and each First Lien Claimholder by its acceptance of the benefits of ABL Collateral Documents and the First Lien Collateral Documents, as applicable, has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.          Definitions1.

1.1           Defined Terms. The following terms which are defined in the UCC are used herein as so defined: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document, Equipment, Fixture, General Intangible, Good, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Money, Securities, Securities Account, Security Entitlement and Supporting Obligation. As used in this Agreement, the following terms shall have the following meanings:

“ABL Banking Services” means any of the following services provided to any ABL Obligor or any of its “subsidiaries” as defined in the ABL Credit Agreement: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services, foreign exchange facilities, and any automated clearing house transfer of funds.

“ABL Banking Services Agreement” means any documentation with an ABL Claimholder governing any ABL Banking Services Obligations.

“ABL Banking Services Obligations” means any and all obligations of any ABL Obligor or any of its “subsidiaries” as defined in the ABL Credit Agreement (or any similar term in any other ABL Document), whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with ABL Banking Services, in each case, that constitute “Secured Cash Management Obligations” or “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term in any other ABL Financing Document); provided that in no event shall any obligations constitute ABL Banking Services Obligations to the extent such obligations at the time the ABL Claimholder enters into the related ABL Banking Services Agreement constitute First Lien Banking Services Obligations or Second Lien Banking Services Obligations.

“ABL Cap Amount” means, as of any date of determination and subject to Section 1.3, the sum of (a)(i), the sum of (x) $150,000,000 and (y) the principal amount permitted to be incurred as “Incremental Revolving Commitments” under Section 2.14 of the ABL Credit Agreement (as in effect on the date hereof) multiplied by (ii) 115% and (b) any accrued and unpaid interest (including interest accruing at the default rate specified in the applicable ABL Financing Document and any Post-Petition Interest) and premiums (including tender premiums and prepayment premiums) payable on account of any ABL Obligations and any underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities paid or payable by any Obligor in connection with incurrence or issuance of any ABL Obligation or any Refinancing of any ABL Obligation in accordance with the terms of this Agreement.

“ABL Claimholders” mean, at any relevant time, the holders of ABL Obligations at that time, including the ABL Lenders, the ABL Credit Agreement Collateral Agent, the other agents under the ABL Credit Agreement and the holders of ABL Banking Services Obligations and ABL Secured Swap Obligations.

“ABL Collateral” means (i) the “Collateral” (as defined in the ABL Credit Agreement) of the ABL Obligors and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any ABL Obligations or that is otherwise subject to a Lien securing any ABL Obligations.

“ABL Collateral Documents” means the “Collateral Documents” as defined in the ABL Credit Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed.

“ABL Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“ABL Credit Agreement Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“ABL DIP Financing” has the meaning set forth in Section 6.1(b).

“ABL Documents” means (i) the ABL Financing Documents, (ii) the ABL Swap Contracts governing ABL Secured Swap Obligations and (iii) the ABL Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“ABL Financing Documents” means the ABL Credit Agreement, the ABL Collateral Documents, the other “Loan Documents” as defined in the ABL Credit Agreement and each of the other agreements, documents and instruments providing for or evidencing any other ABL Obligation (other than any ABL Other Obligation), and any other document or instrument executed or delivered at any time in connection with any ABL Obligations (other than any ABL Other Obligations), including any intercreditor or joinder agreement among any ABL Claimholders, to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“ABL Issuing Bank” means each issuing bank in respect of an ABL Letter of Credit.

“ABL Lenders” means the “Lenders” as defined in the ABL Credit Agreement and also shall include all ABL Issuing Banks and the “Swing Line Lender” (as defined in the ABL Credit Agreement).

“ABL Letters of Credit” means any letters of credit issued (or deemed issued) from time to time under any ABL Financing Document.

“ABL Liens” means the Liens on the Collateral in favor of the ABL Claimholders under ABL Collateral Documents.

“ABL Obligations” means all “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term in any other ABL Financing Document), including all ABL Other Obligations. To the extent any payment with respect to any ABL Obligation (whether by or on behalf of any ABL Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Term Loan Claimholder, receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the ABL Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid by an ABL Obligor pursuant to the ABL Financing Documents, the ABL Swap Contracts governing ABL Secured Swap Obligations or the ABL Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “ABL Obligations.”

“ABL Obligors” means, collectively, the “Loan Parties” as defined in the ABL Credit Agreement or any similar term in any other ABL Document.

“ABL Other Obligations” means the ABL Banking Services Obligations and the ABL Secured Swap Obligations.

“ABL Priority Collateral” means all interests of each Obligor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (a) all rights of each Obligor to receive moneys due and to become due under or pursuant to the following, (b) all rights of each Obligor to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (c) all claims of each Obligor for damages arising out of or for breach of or default under any of the following, and (d) all rights of each Obligor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)          all Accounts, but for purposes of this clause (i) excluding rights to payment for any property which specifically constitutes Term Loan Priority Collateral which has been or is to be sold, leased, licensed, assigned or otherwise disposed of; provided, however, that, for the avoidance of doubt, all rights to payment arising from any sale or lease of Inventory, Goods or merchandise (other than Fixtures or Equipment) or the provision of services shall constitute ABL Priority Collateral;

(ii)         all Chattel Paper;

(iii)        all Deposit Accounts, Securities Accounts, Commodity Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution and all cash, money, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing (in each case, other than a Term Proceeds Account, all monies, securities, Instruments and other investments held in a Term Proceeds Account or credited to a Term Proceeds Account which constitute Term Loan Priority Collateral, all identifiable Proceeds of any Term Loan Priority Collateral and any accounts containing cash constituting Tax and Trust Funds);

(iv)        all Inventory, including any Inventory incorporating any Intellectual Property, and the right to use Intellectual Property in connection with the processing or sale of Inventory or to the extent necessary to sell such Inventory, and all rights to receive payments, indebtedness and other obligations which arise as a result of the sale or lease of Inventory, Goods or merchandise (in each case other than Fixtures or Equipment) or provision of services, including the right to payment of interest or finance charges;

(v)         all cash, Money and cash equivalents (other than identifiable Proceeds of the Term Loan Priority Collateral);

(vi)        [reserved];

(vii)       to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vi), all General Intangibles (including Contract Rights and customer contracts but excluding capital stock and any Intellectual Property to the extent such Intellectual Property is not attached to or necessary to sell any item of Inventory), letters of credit (whether or not the respective letter of credit is evidenced by a writing), Letter-of-Credit Rights (to the extent perfected by the filing of a UCC financing statement as a Supporting Obligation), Instruments and Documents; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(viii)      to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all insurance (including business interruption insurance and the Proceeds thereof); provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(ix)         to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(x)          to the extent relating to any of the items referred to in the preceding clauses (i) through (ix), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(xi)         all Documents, books and records, ledger cards, files, correspondence, including all books, databases, customer lists and records related thereto, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon and any General Intangibles (including Contract Rights) or Instruments at any time evidencing or relating to any of the foregoing; and

(xii)        all cash Proceeds and, solely to the extent not constituting Term Loan Priority Collateral, non-cash Proceeds, products, accessions to, substitutions or replacements for, rents and profits of or in respect of any of the foregoing (including all insurance, indemnity, guaranty and condemnation proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing.

“ABL Secured Swap Obligations” means all ABL Swap Obligations of ABL Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term in any other ABL Financing Document); provided that in no event shall any obligations constitute ABL Secured Swap Obligations to the extent such obligations at the time the ABL Claimholder enters into the related ABL Swap Contract constitute First Lien Secured Swap Obligations or Second Lien Secured Swap Obligations.

“ABL Swap Contract” means any “Secured Hedge Agreement” between any ABL Obligor or any “subsidiary” as such terms are defined in the ABL Credit Agreement (or any similar term in any other ABL Document) and any ABL Claimholder.

“ABL Swap Obligations” means, with respect to any ABL Obligor or any “subsidiary” as defined in the ABL Credit Agreement (or any similar term in any other ABL Document), the obligations of such Person under any ABL Swap Contract.

“Additional First Lien Obligations” means obligations with respect to Indebtedness of the Parent Borrower or any other First Lien Obligor (other than, for the avoidance of doubt, First Lien Obligations under the First Lien Credit Agreement) issued or guaranteed following the date of this Agreement and documented in an agreement other than any agreement governing any then existing First Lien Obligations; provided that (a) such Indebtedness is permitted by the terms of each of the ABL Credit Agreement, and each First Lien Financing Document and Second Lien Financing Document in effect at the time of such incurrence, (b) the Obligors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness on a pari passu basis with the other First Lien Obligations, (c) the applicable Additional First Lien Obligations Agent, for itself and on behalf of the holders of such Indebtedness and obligations in respect of such Indebtedness, has entered into a joinder agreement pursuant to Section 8.21(b) acknowledging that such Indebtedness, obligations and Liens shall be subject to, and such Additional First Lien Obligations Agent and such holders shall be bound by, and shall have the rights and obligations provided under, the terms of this Agreement applicable to the First Lien Collateral Agent and the other First Lien Claimholders, respectively and (d) an amendment to or other modification of this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated pursuant to Section 8.21(c).

“Additional First Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of Additional First Lien Obligations pursuant to any Additional First Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual holder of the relevant Additional First Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative acting on its behalf).

“Additional First Lien Obligations Agreements” means (i) the indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional First Lien Obligations that are designated as Additional First Lien Obligations pursuant to Section 8.21 and (ii) any other “Loan Documents,” “Credit Documents” or “Financing Documents” (or similar term as may be defined in the foregoing or referred to in the foregoing), in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Additional First Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Additional First Lien Obligations Agreements, any Additional First Lien Obligations Agent and the other agents under such Additional First Lien Obligations Agreements, in each case, in their capacities as such.

“Additional Lien Obligations” means, collectively, the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Lien Obligations Agent” means the Additional First Lien Obligations Agent and/or the Additional Second Liens Obligations Agent, as applicable.

“Additional Lien Obligations Agreements” means, collectively, the Additional First Lien Obligations Agreements and the Additional Second Lien Obligations Agreements.

“Additional Second Lien Obligations” means obligations with respect to Indebtedness of the Parent Borrower or any other Obligor (other than, for the avoidance of doubt, Second Lien Obligations under the Second Lien Notes Indenture) issued or guaranteed following the date of this Agreement and documented in an agreement other than any agreement governing any then existing Second Lien Obligations, provided that (a) such Indebtedness is permitted by the terms of the ABL Credit Agreement, and each First Lien Financing Document and Second Lien Financing Document in effect at the time of such incurrence, (b) the Obligors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness on a pari passu basis with the other Second Lien Obligations, (c) the applicable Additional Second Lien Obligations Agent, for itself and on behalf of the holders of such Indebtedness and obligations in respect of such Indebtedness, has entered into a joinder agreement pursuant to Section 8.21(b) acknowledging that such Indebtedness, obligations and Liens shall be subject to, and such Additional Second Lien Obligations Agent and such holders shall be bound by, and shall have rights and obligations provided under, the terms of this Agreement applicable to the Second Lien Collateral Agent and the other Second Lien Claimholders, respectively and (d) an amendment to or other modification of this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated pursuant to Section 8.21(c).

“Additional Second Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of Additional Second Lien Obligations pursuant to any Additional Second Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual holder of the relevant Additional Second Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative acting on its behalf).

“Additional Second Lien Obligations Agreements” means (i) the indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional Second Lien Obligations that are designated as Additional Second Lien Obligations pursuant to Section 8.21 and (ii) any other “Loan Documents” or “Financing Documents” (or similar term as may be defined in the foregoing or referred to in the foregoing), in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Additional Second Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Additional Second Lien Obligations Agreements, any Additional Second Lien Obligations Agent and the other agents under such Additional Second Lien Obligations Agreements, in each case, in their capacities as such.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Banking Services” means the ABL Banking Services, the First Lien Banking Services and the Second Lien Banking Services.

“Banking Services Obligations” means the ABL Banking Services Obligations, the First Lien Banking Services Obligations and the Second Lien Banking Services Obligations.

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.).

“BoA” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cash Collateral” has the meaning set forth in Section 6.1(a).

“Claimholders” means each of the ABL Claimholders, the First Lien Claimholders and the Second Lien Claimholders.

“Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, that constitute or are required to constitute both ABL Collateral and Term Loan Collateral, including any property subject to Liens granted pursuant to Section 6 to secure both ABL Obligations and Term Loan Obligations.

“Collateral Agent” means the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agent and/or the Second Lien Collateral Agent, as applicable.

“Collateral Documents” means the ABL Collateral Documents, the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Comparable Junior Collateral Document” means, in relation to any Collateral subject to any Senior Lien created under any Senior Collateral Document, the Junior Collateral Document that creates a Junior Lien on the same Collateral, granted by the same Obligor.

“Contract Rights” means all rights of any Obligor under each Contract, including (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Obligor and one or more additional parties (including any Swap Contracts or contracts for Banking Services, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controls” and “Controlled” have meanings correlative thereto.

“Copyright” means (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof and (ii) the rights to print, publish and distribute any of the foregoing.

“Copyright Licenses”: any written agreement naming any Obligor as licensor or licensee, providing for the granting by or to any Obligor of any right in or to any Copyright.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or any state or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Derivative Transaction” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Loan Party (as defined in the ABL Credit Agreement) providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“DIP Financing” means an ABL DIP Financing or a Term Loan DIP Financing.

“Directing First Lien Collateral Agent” means (a) the First Lien Credit Agreement Collateral Agent unless (and until) the Discharge of First Lien Obligations has occurred solely with respect to the First Lien Obligations under the First Lien Credit Agreement and the First Lien Financing Documents relating thereto and (b) thereafter, the First Lien Collateral Agent designated in writing by the Required First Lien Claimholders from time to time to act as Directing First Lien Collateral Agent hereunder. For purposes of this definition, no Discharge of First Lien Obligations with respect to the First Lien Obligations under the First Lien Credit Agreement and the First Lien Financing Documents relating thereto shall be deemed to have occurred if the Parent Borrower or any other First Lien Obligor enters into any Refinancing of the First Lien Credit Agreement, and, in the case of any such Refinancing, the First Lien Credit Agreement Collateral Agent under such First Lien Credit Agreement shall continue as the Directing First Lien Collateral Agent for all purposes hereof.

“Directing Junior Collateral Agent” means (a) with respect to ABL Priority Collateral, the Directing Term Loan Collateral Agent and (b) with respect to the Term Loan Priority Collateral, the ABL Credit Agreement Collateral Agent.

“Directing Second Lien Collateral Agent” means (a) the Second Lien Notes Collateral Agent unless (and until) the Discharge of Second Lien Obligations has occurred solely with respect to the Second Lien Obligations under the Second Lien Notes Indenture and the Second Lien Financing Documents relating thereto and (b) thereafter, the Second Lien Collateral Agent designated in writing by the Required Second Lien Claimholders from time to time to act as Directing Second Lien Collateral Agent hereunder. For purposes of this definition, no Discharge of Second Lien Obligations with respect to the Second Lien Obligations under the Second Lien Notes Indenture and the Second Lien Financing Documents relating thereto shall be deemed to have occurred if the Parent Borrower or any other Second Lien Obligor enters into any Refinancing of the Second Lien Notes Indenture, and, in the case of any such Refinancing, the Second Lien Notes Collateral Agent under such Second Lien Notes Indenture shall continue as the Directing Second Lien Collateral Agent for all purposes hereof.

“Directing Senior Collateral Agent” means (a) with respect to ABL Priority Collateral, the ABL Credit Agreement Collateral Agent and (b) with respect to the Term Loan Priority Collateral, the Directing Term Loan Collateral Agent.

“Directing Term Loan Collateral Agent” means (a) until the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent and (b) thereafter, the Directing Second Lien Collateral Agent.

“Discharge of ABL Obligations” means, notwithstanding any discharge of the ABL Obligations under any Debtor Relief Laws or in connection with any Insolvency or Liquidation Proceeding, except to the extent otherwise expressly provided in Section 5.6:

(a)          payment in full in cash of the principal of and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the ABL Documents and constituting ABL Obligations (other than any ABL Other Obligations);

(b)          termination or expiration of all commitments, if any, to extend credit that would constitute ABL Obligations;

(c)          termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to the applicable ABL Issuing Banks, but in no event greater than 105%) of all ABL Letters of Credit constituting ABL Obligations.

(d)          payment in full in cash of all other ABL Obligations (or, in the case of any ABL Other Obligations, the cash collateralization or backstopping of such ABL Other Obligations on terms reasonably satisfactory to the applicable lender or counterparty, as applicable) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including Post-Petition Interest, but other than any indemnification or expense reimbursement obligations or any other obligations that by the terms of any ABL Document expressly survive termination of such ABL Document, in each case, for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e)          adequate provision has been made for any contingent or unliquidated ABL Obligations related to claims, causes of action or liabilities that have been asserted against the ABL Claimholders for which indemnification is required under the ABL Documents.

Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any ABL Obligations, the ABL Credit Agreement Collateral Agent agrees to promptly deliver to the other Collateral Agents written notice of the same.

“Discharge of First Lien Obligations” means, notwithstanding any discharge of the First Lien Obligations under any Debtor Relief Laws or in connection with any Insolvency or Liquidation Proceeding, except to the extent otherwise expressly provided in Section 5.6:

(a)          payment in full in cash of the principal of and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the First Lien Documents and constituting First Lien Obligations (other than any First Lien Other Obligations);

(b)          termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations;

(c)          termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to the applicable First Lien Issuing Banks, but in no event greater than 105%) of all First Lien Letters of Credit constituting First Lien Obligations.

(d)          payment in full in cash of all other First Lien Obligations (or, in the case of any First Lien Other Obligations, the cash collateralization or backstopping of such First Lien Other Obligations on terms reasonably satisfactory to the applicable lender or counterparty, as applicable) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including Post-Petition Interest, but other than any indemnification or expense reimbursement obligations or any other obligations that by the terms of any First Lien Document expressly survive termination of such First Lien Document, in each case, for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e)          adequate provision has been made for any contingent or unliquidated First Lien Obligations related to claims, causes of action or liabilities that have been asserted against the First Lien Claimholders for which indemnification is required under the First Lien Documents; provided that the Discharge of First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First Lien Obligations that constitute an exchange or replacement for or a Refinancing of such First Lien Obligations.

Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any First Lien Obligations, the Directing First Lien Collateral Agent agrees to promptly deliver to the other Collateral Agents written notice of the same.

“Discharge of Second Lien Obligations” means:

(a)          payment in full in cash of the principal of and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the Second Lien Documents and constituting Second Lien Obligations (other than any Second Lien Other Obligations);

(b)          termination or expiration of all commitments, if any, to extend credit that would constitute Second Lien Obligations;

(c)          termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to any second lien issuing banks, but in no event greater than 105%) of the aggregate undrawn face amount of any letter of credit obligations which constitute Second Lien Obligations;

(d)          payment in full in cash of all other Second Lien Obligations (or, in the case of any Second Lien Other Obligations, the cash collateralization or backstopping of such Second Lien Other Obligations on terms reasonably satisfactory to the applicable lender or counterparty, as applicable) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including Post-Petition Interest, but other than any indemnification or expense reimbursement obligations or any other obligations that by the terms of any Second Lien Document expressly survive termination of such Second Lien Document, in each case, for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e)          adequate provision has been made for any contingent or unliquidated Second Lien Obligations related to claims, causes of action or liabilities that have been asserted against the Second Lien Claimholders or for which indemnification is required under the Second Lien Documents; provided that the Discharge of Second Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Second Lien Obligations that constitute an exchange or replacement for or a Refinancing of such Second Lien Obligations.

Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any Second Lien Obligation, the Directing Second Lien Collateral Agent agrees to promptly deliver to the other Collateral Agents written notice of the same.

“Discharge of Senior Obligations” means (a) with respect to the ABL Priority Collateral, the Discharge of ABL Obligations and (b) with respect to the Term Loan Priority Collateral, the Discharge of Term Loan Obligations.

“Discharge of Term Loan Obligations” means, collectively, both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations.

“Disposition” has the meaning set forth in Section 5.1(b).

“Dispose” has a meaning correlative thereto.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Obligor now or hereafter has any right, title or interest.

“Enforcement Action” means:

(a)          any action to foreclose, execute, levy or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise Dispose of (whether publicly or privately), any Collateral or otherwise exercise or enforce remedial rights with respect to any of the Collateral under the ABL Documents, the First Lien Documents or the Second Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other Disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b)          any action to solicit bids from third Persons, or approve bid procedures for, any proposed Disposition of any of the Collateral or conduct any Disposition of any Collateral;

(c)          any action to receive a transfer of any portion of the Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d)          any action to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to any Collateral, whether at law, in equity or pursuant to the ABL Documents, the First Lien Documents or the Second Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to any Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising any Collateral); or

(e)          the Disposition of any Collateral by any Obligor after the occurrence and during the continuation of an “event of default” under the ABL Documents, the First Lien Documents or the Second Lien Documents with the consent of the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agents or the Second Lien Collateral Agents, as applicable (in any case, to the extent that such consent is required).

“Financing Documents” means the ABL Financing Documents, the First Lien Financing Documents and the Second Lien Financing Documents.

“First Lien Banking Services” means any of the following services provided to any First Lien Obligor or any of its “subsidiaries” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document): any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services, foreign exchange facilities, and any automated clearing house transfer of funds.

“First Lien Banking Services Agreement” means any documentation with a First Lien Claimholder governing any First Lien Banking Services Obligations.

“First Lien Banking Services Obligations” means any and all obligations of any First Lien Obligor or any of its “subsidiaries” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document), whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with First Lien Banking Services, in each case, that constitute “Secured Obligations” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Financing Document); provided that in no event shall any obligations constitute First Lien Banking Services Obligations to the extent such obligations at the time the First Lien Claimholder enters into the related First Lien Banking Services Agreement constitute ABL Banking Services Obligations or Second Lien Banking Services Obligations.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders, the First Lien Collateral Agents, the other agents under the First Lien Credit Agreement, the holders of First Lien Banking Services Obligations and First Lien Secured Swap Obligations and any Additional First Lien Obligations Claimholders.

“First Lien Collateral” means (i) the “Collateral” (as defined in the First Lien Credit Agreement) and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any First Lien Obligations or that is otherwise subject to a Lien securing any First Lien Obligations.

“First Lien Collateral Agent” means the First Lien Credit Agreement Collateral Agent and any Additional First Lien Obligations Agent.

“First Lien Collateral Documents” means the “Collateral Documents” as defined in the First Lien Credit Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“First Lien Credit Agreement Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“First Lien Documents” means (i) the First Lien Financing Documents, (ii) the First Lien Swap Contracts governing First Lien Secured Swap Obligations and (iii) the First Lien Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Financing Documents” means the First Lien Credit Agreement, the First Lien Collateral Documents, the other “Loan Documents” as defined in the First Lien Credit Agreement, any Additional First Lien Obligations Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation (other than any First Lien Other Obligation), and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations (other than any First Lien Other Obligations), including any intercreditor or joinder agreement among any First Lien Claimholders (including, without limitation, the First Lien/Second Lien Intercreditor Agreement), to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Issuing Bank” means each issuing bank in respect of a First Lien Letter of Credit.

“First Lien Lenders” means the “Lenders” as defined in the First Lien Credit Agreement (or any similar term in any Additional First Lien Obligations Agreement) and also shall include all First Lien Issuing Banks.

“First Lien Letters of Credit” means any letters of credit issued (or deemed issued) from time to time under any First Lien Financing Document.

“First Lien Obligations” means all “Secured Obligations” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Financing Document), including all First Lien Other Obligations, and all Additional First Lien Obligations. To the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any First Lien Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Claimholder, Second Lien Claimholder, receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid by a First Lien Obligor pursuant to the First Lien Financing Documents, the First Lien Swap Contracts governing First Lien Secured Swap Obligations or the First Lien Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court of presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Lien Obligations.”

“First Lien Obligors” means, collectively, the “Loan Parties” as defined in the First Lien Credit Agreement or any similar term in any other First Lien Document.

“First Lien Other Obligations” means the First Lien Banking Services Obligations and the First Lien Secured Swap Obligations.

“First Lien/Second Lien Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement dated as of the date hereof, among, inter alios, the First Lien Credit Agreement Collateral Agent, the Second Lien Notes Collateral Agent and the Obligors from time to time party thereto.

“First Lien Secured Swap Obligations” means all First Lien Swap Obligations of First Lien Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute “Secured Obligations” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Financing Document); provided that in no event shall any such obligations constitute First Lien Secured Swap Obligations to the extent such obligations at the time the First Lien Claimholder enters into the related First Lien Swap Contract constitute ABL Secured Swap Obligations or Second Lien Secured Swap Obligations.

“First Lien Swap Contract” means any agreement with respect to any Derivative Transaction between any First Lien Obligor or any “subsidiary” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document) and any First Lien Claimholder.

“First Lien Swap Obligations” means, with respect to any First Lien Obligor or any “subsidiary” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document), the obligations of such Person under any First Lien Swap Contract.

“GAAP” means generally accepted accounting principles in the United States in effect and applicable to the accounting period in respect of which reference to GAAP is being made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Indebtedness” means “Indebtedness” within the meaning of the ABL Credit Agreement, any First Lien Financing Document or any Second Lien Financing Document, as applicable. For the avoidance of doubt, “Indebtedness” shall not include Swap Obligations or Banking Services Obligations.

“Initial Borrower” has the meaning set forth in the Preamble to this Agreement.

“Insolvency or Liquidation Proceeding” means (a) the institution of any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Law with respect to such Obligor as debtor; (b) any general assignment for the benefit of creditors of any Obligor or any marshaling of assets and liabilities of any Obligor; or (c) any appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, Collateral receiver or similar officer for any Obligor or for all or any material part of its property.

“Intellectual Property” means the collective reference to all rights relating to intellectual property and industrial designs, whether arising under United States federal or state laws, multinational or foreign laws, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses and the Trade Secrets, and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Junior Claimholders” means (a) with respect to the ABL Priority Collateral, the Term Loan Claimholders and (b) with respect to the Term Loan Priority Collateral, the ABL Claimholders.

“Junior Collateral Agent” means (a) with respect to the ABL Priority Collateral, the Term Loan Collateral Agents and (b) with respect to the Term Loan Priority Collateral, the ABL Credit Agreement Collateral Agent.

“Junior Collateral Documents” means (a) with respect to the ABL Priority Collateral, the Term Loan Collateral Documents and (b) with respect to the Term Loan Priority Collateral, the ABL Collateral Documents.

“Junior Financing Documents” means (a) with respect to the ABL Priority Collateral, the Term Loan Financing Documents and (b) with respect to the Term Loan Priority Collateral, the ABL Financing Documents.

“Junior Liens” means (a) with respect to the ABL Priority Collateral, the Term Loan Liens and (b) with respect to the Term Loan Priority Collateral, the ABL Liens.

“Junior Obligations” means (a) with respect to the ABL Priority Collateral, the Term Loan Obligations and (b) with respect to the Term Loan Priority Collateral, the ABL Obligations.

“Licenses” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Obligor is a party.

“Lien” means any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“New Senior Agent” has the meaning set forth in Section 5.6.

“Obligations” means the ABL Obligations, the First Lien Obligations and/or the Second Lien Obligations, as the context may require.

“Obligors” means each ABL Obligor, each First Lien Obligor and each Second Lien Obligor and each other Person that has executed and delivered, or may from time to time hereafter execute and deliver, an ABL Collateral Document, a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Parent Borrower” has the meaning set forth in the Preamble to this Agreement.

“Patent” means (i) all United States and foreign patents, patent applications and patentable inventions, all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Patent Licenses”: any written agreement naming any Obligor as licensor or licensee, providing for the granting by or to any Obligor of any right in or to any Patent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Pledged Assets” means all Pledged Stock, including all stock certificates, options or rights of any nature whatsoever in respect of the Pledged Stock that may be issued or granted to, or held by, any Obligor, all Instruments, Securities and other Investment Property owned by any Obligor, whether or not physically delivered to the applicable Collateral Agent pursuant to any of the Collateral Documents, whether now owned or hereafter acquired by such Obligor and any and all Proceeds thereof, but, in each case, excluding any items specifically excluded from the definition of Collateral.

“Pledged Collateral” has the meaning set forth in Section 5.5(a).

“Pledged Stock” shall mean, with respect to any Obligor, the shares of capital stock required to be pledged by such Obligor pursuant to any of Collateral Documents.

“Post-Petition Interest” means interest (including interest accruing at the default rate specified in the applicable ABL Documents, the applicable First Lien Documents or the applicable Second Lien Documents, as the case may be), fees, expenses and other amounts that pursuant to the ABL Documents, the First Lien Documents or the Second Lien Documents, as the case may be, continue to accrue or become due after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other amounts are allowed or allowable, voided or subordinated under any Debtor Relief Law or other applicable law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned in Article 9 of the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Collateral Agent or any Obligor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Obligor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Claimholders” means (a) with respect to the ABL Credit Agreement Collateral Agent, the ABL Claimholders, (b) with respect to any First Lien Collateral Agent, its Related First Lien Claimholders or (c) with respect to any Second Lien Collateral Agent, its Related Second Lien Claimholders.

“Related First Lien Claimholders” means, with respect to any First Lien Collateral Agent, the First Lien Claimholders for which such First Lien Collateral Agent acts as the “administrative agent” or “collateral agent” (or other agent or similar representative) under the applicable First Lien Documents.

“Related Second Lien Claimholders” means, with respect to any Second Lien Collateral Agent, the Second Lien Claimholders for which such Second Lien Collateral Agent acts as the “administrative agent” or “collateral agent” (or other agent or similar representative) under the applicable Second Lien Documents.

“Required ABL Claimholders” means (a) at all times prior to the occurrence of the Discharge of ABL Obligations (other than the ABL Other Obligations), the ABL Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of ABL Obligations (including participations in the face amount of the ABL Letters of Credit and any disbursements thereunder that have not been reimbursed, but excluding the ABL Other Obligations) plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute ABL Obligations (other than the ABL Other Obligations), and (b) at all times following the occurrence of the Discharge of ABL Obligations (other than the ABL Other Obligations), the ABL Claimholders holding more than 50% of the sum of (i) the then outstanding ABL Secured Swap Obligations plus (ii) the then outstanding ABL Banking Services Obligations.

“Required First Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of First Lien Obligations (other than the First Lien Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of First Lien Obligations (including participations in the face amount of the First Lien Letters of Credit and any disbursements thereunder that have not been reimbursed, but excluding the First Lien Other Obligations) plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute First Lien Obligations (other than the First Lien Other Obligations), and (b) at all times following the occurrence of the Discharge of First Lien Obligations (other than the First Lien Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the then outstanding First Lien Secured Swap Obligations plus (ii) the then outstanding First Lien Banking Services Obligations.

“Required Second Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of Second Lien Obligations (other than the Second Lien Other Obligations), the Second Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of Second Lien Obligations plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Lien Obligations (other than the Second Lien Other Obligations), and (b) at all times following the occurrence of the Discharge of Second Lien Obligations (other than the Second Lien Other Obligations), the Second Lien Claimholders holding more than 50% of the sum of (i) the then outstanding Second Lien Secured Swap Obligations plus (ii) the then outstanding Second Lien Banking Services Obligations.

“Required Senior Claimholders” means (a) with respect to the ABL Priority Collateral, (i) until the Discharge of ABL Obligations, the Required ABL Claimholders and (ii) thereafter, the Required Term Loan Claimholders and (b) with respect to the Term Loan Priority Collateral, (i) until the Discharge of Term Loan Obligations, the Required Term Loan Claimholders and (ii) thereafter, the Required ABL Claimholders.

“Required Term Loan Claimholders” means (a) until the Discharge of First Lien Obligations, the Required First Lien Claimholders and (b) thereafter, the Required Second Lien Claimholders.

“Responsible Officer” of any Person means the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer or treasurer of such Person.

“Second Lien Banking Services” means any of the following services provided to any Second Lien Obligor or any of its “Subsidiaries” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Financing Document) commercial credit cards, stored value cards, purchasing cards (including so-called “procurement cards” or “P-cards”), treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Second Lien Banking Services Agreement” means any documentation with a Second Lien Claimholder governing any Second Lien Banking Services Obligations.

“Second Lien Banking Services Obligations” means any and all obligations of the Second Lien Obligors, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Second Lien Banking Services, in each case, that constitute “Secured Obligations” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Financing Document); provided that in no event shall any obligations constitute Second Lien Banking Services Obligations to the extent such obligations at the time the Second Lien Claimholder enters into the related Second Lien Banking Services Agreement constitute ABL Banking Services Obligations or First Lien Banking Services Obligations.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Noteholders, the Second Lien Collateral Agent, the other agents and trustees under the Second Lien Notes Indenture, the holders of Second Lien Banking Services Obligations and Second Lien Secured Swap Obligations and any Additional Second Lien Obligations Claimholders.

“Second Lien Collateral” means (i) the “Collateral” as defined in the Second Lien Notes Indenture and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Second Lien Obligations or that is otherwise subject to a Lien securing any Second Lien Obligations.

“Second Lien Collateral Agent” means the Second Lien Notes Collateral Agent and any Additional Second Lien Obligations Agent.

“Second Lien Collateral Documents” means the “Collateral Documents” as defined in the Second Lien Notes Indenture and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Documents” means (i) the Second Lien Financing Documents, (ii) the Second Lien Swap Contracts governing Second Lien Secured Swap Obligations and (iii) the Second Lien Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Financing Documents” means the Second Lien Notes Indenture, the Second Lien Collateral Documents, the other “Notes Documents” as defined in the Second Lien Notes Indenture, any Additional Second Lien Obligations Agreement, and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation (other than any Second Lien Other Obligation), and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations (other than any Second Lien Other Obligations), including any intercreditor or joinder agreement among any Second Lien Claimholders, to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Noteholders” means the “Holders” under and as defined in the Second Lien Notes Indenture or any similar term in any Additional Second Lien Obligations Agreement.

“Second Lien Notes” means all “Notes” issued under the Second Lien Notes Indenture.

“Second Lien Notes Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Second Lien Notes Indenture” has the meaning set forth in the Recitals to this Agreement.

“Second Lien Obligations” means all “Secured Obligations” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Financing Document), including all Second Lien Other Obligations, and all Additional Second Lien Obligations. To the extent any payment by a Second Lien Obligor with respect to any Second Lien Obligation (whether by or on behalf of any Second Lien Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Claimholder, any receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid pursuant to the Second Lien Financing Documents, the Second Lien Swap Contracts governing Second Lien Secured Swap Obligations or the Second Lien Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Second Lien Obligations.”

“Second Lien Obligors” means, collectively, the “Note Parties” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Document).

“Second Lien Other Obligations” means the Second Lien Banking Services Obligations and the Second Lien Secured Swap Obligations.

“Second Lien Secured Swap Obligations” means all Second Lien Swap Obligations of Second Lien Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute “Secured Obligations” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Financing Document); provided that in no event shall any such obligations constitute Second Lien Secured Swap Obligations to the extent such obligations at the time the Second Lien Claimholder enters into the related Second Lien Swap Contract constitute ABL Secured Swap Obligations or First Lien Secured Swap Obligations.

“Second Lien Swap Contract” means any agreement with respect to any Derivative Transaction between any Second Lien Obligor or any “Subsidiary” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Document) and any Second Lien Claimholder.

“Second Lien Swap Obligations” means, with respect to any Second Lien Obligor or any “Subsidiary” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Document), the obligations of such Person under any Second Lien Swap Contract

“Senior Claimholders” means (a) with respect to the ABL Priority Collateral, the ABL Claimholders and (b) with respect to the Term Loan Priority Collateral, the Term Loan Claimholders.

“Senior Collateral Agent” means (a) with respect to the ABL Priority Collateral, the ABL Credit Agreement Collateral Agent and (b) with respect to the Term Loan Priority Collateral, the Directing Term Loan Collateral Agent.

“Senior Collateral Documents” means (a) with respect to the ABL Priority Collateral, the ABL Collateral Documents and (b) with respect to the Term Loan Priority Collateral, the Term Loan Collateral Documents.

“Senior Documents” means (a) in respect of the Term Loan Priority Collateral, the Term Loan Documents and (b) in respect of the ABL Priority Collateral, the ABL Documents.

“Senior Financing Documents” means (a) with respect to the ABL Priority Collateral, the ABL Financing Documents and (b) with respect to the Term Loan Priority Collateral, the Term Loan Financing Documents.

“Senior Liens” means (a) with respect to the ABL Priority Collateral, the ABL Liens and (b) with respect to the Term Loan Priority Collateral, the Term Loan Liens.

“Senior Obligations” means (a) with respect to the ABL Priority Collateral, the ABL Obligations and (b) with respect to the Term Loan Priority Collateral, the Term Loan Obligations.

“Shared Collateral Documents” means any Collateral Document that is each of an ABL Collateral Document, a First Lien Collateral Document and a Second Lien Collateral Document.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“subsidiary” means as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors (as defined in the ABL Credit Agreement) of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “subsidiary” or to “subsidiaries” in this Agreement shall refer to a subsidiary or subsidiaries of the Parent Borrower.

“Swap Contracts” means the ABL Swap Contracts, the First Lien Swap Contracts and the Second Lien Swap Contracts.

“Swap Obligations” means the ABL Swap Obligations, the First Lien Swap Obligations and the Second Lien Swap Obligations.

“Tax and Trust Funds” means any cash or cash equivalents maintained in or credited to any deposit account or securities account that are comprised of (a) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Obligor’s employees, (b) funds specifically and exclusively used or to be used to pay all taxes required to be collected, remitted or withheld (including withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Obligor is permitted or otherwise not prohibited by the terms of any Financing Document to hold as an escrow or fiduciary for the benefit of another Person in the ordinary course of business.

“Term Cash Proceeds Notice” shall mean a written notice delivered by the Directing Term Loan Collateral Agent to the ABL Credit Agreement Collateral Agent (a) stating that an “Event of Default” has occurred and is continuing under any Term Loan Document and specifying the relevant Event of Default and (b) identifying with reasonable detail any cash proceeds which may be deposited in any Deposit Account or Securities Account constituting Term Loan Priority Collateral.

“Term Loan Cap Amount” means, as of any date of determination and subject to Section 1.3, the sum of (a)(x) the sum of (i) $925,000,000, (ii) without duplication of clause (iv) of this definition, the principal amount permitted to be incurred as “Incremental Loans” under Section 2.14 of the First Lien Credit Agreement (as in effect on the date hereof) as of the applicable date of determination; (iii) so long as such principal amount does not exceed $25,000,000, the principal amount of indebtedness permitted to be secured by an “Applicable Lien” (as defined in the First Lien Credit Agreement) pursuant to Section 7.01(bb) of the First Lien Credit Agreement (as in effect on the date hereof) as of the applicable date of determination; (iv) $400,000,000 (including Indebtedness in respect of any interest paid on the Second Lien Notes in the form of additional Indebtedness under the Second Lien Notes Indenture as in effect on the date hereof to the extent such payment would have been permitted pursuant to the terms of the Second Lien Notes Indenture) and (v) without duplication of clause (ii) of this definition, the principal permitted to be incurred as “Additional Second Lien Debt”, that is secured by Liens on the Second Lien Collateral that rank on a pari passu basis with the Liens on the Second Lien Collateral securing the Second Lien Notes (without regard to control of remedies) under Section 4.03(p) of the Second Lien Notes Indenture (as in effect on the date hereof) as of the applicable date of determination multiplied by (y) 115% and (b) any accrued and unpaid interest (including interest accruing at the default rate specified in the applicable Term Loan Financing Documents and any Post-Petition Interest) and premiums (including tender premiums and prepayment premiums) payable on account of any Term Loan Obligations and any underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities paid or payable by any Obligor in connection with incurrence or issuance of any Term Loan Obligation or any Refinancing of any Term Loan Obligation in accordance with the terms of this Agreement.

“Term Loan Claimholders” means the First Lien Claimholders and the Second Lien

Claimholders.

“Term Loan Collateral” means the First Lien Collateral and the Second Lien Collateral.

“Term Loan Collateral Agents” means the First Lien Collateral Agents and the Second Lien Collateral Agents.

“Term Loan Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Term Loan DIP Financing” has the meaning set forth in Section 6.01(a).

“Term Loan Documents” means the First Lien Documents and the Second Lien Documents.

“Term Loan Financing Documents” means the First Lien Financing Documents and Second Lien Financing Documents.

“Term Loan Liens” means the Liens on the Collateral in favor of the Term Loan Claimholders under Term Loan Collateral Documents.

“Term Loan Obligations” means the First Lien Obligations and the Second Lien

Obligations.

“Term Loan Other Obligations” means First Lien Other Obligations and Second Lien Other Obligations.

“Term Loan Priority Collateral” means all Collateral other than ABL Priority Collateral, including, without limitation, all interests of each Obligor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (a) all rights of each Obligor to receive moneys due and to become due under or pursuant to the following, (b) all rights of each Obligor to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (c) all claims of each Obligor for damages arising out of or for breach of or default under any of the following, and (d) all rights of each Obligor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)          all Term Proceeds Accounts, and all cash, money, securities, Instruments and other investments deposited therein;

(ii)         all Equipment;

(iii)        all Fixtures;

(iv)        all General Intangibles, including Contracts, together with all Contract Rights arising thereunder (in each case other than General Intangibles evidencing or governing ABL Priority Collateral);

(v)         all letters of credit (whether or not the respective letter of credit is evidenced by a writing), Letter-of-Credit Rights (to the extent perfected by the filing of a UCC financing statement as a Supporting Obligation), Instruments and Documents (except, in each case, to the extent evidencing or governing or attached or related to (to the extent so attached or related) ABL Priority Collateral);

(vi)        all Intellectual Property (other than Intellectual Property contemplated by clauses (iv) and (vii) of the definition of ABL Priority Collateral);

(vii)       except to the extent constituting or relating to, ABL Priority Collateral, all Commercial Tort Claims;

(viii)      all Pledged Assets and other Investment Property and intercompany notes (except Investment Property constituting ABL Priority Collateral pursuant to clause (iii), (vii) or (xi) of the definition thereof);

(ix)         all real property (including, if any, leasehold interests) on which the Obligors are required to provide a Lien to the Term Loan Claimholders pursuant to any Term Loan Financing Document and any title insurance with respect to such real property (other than title insurance actually obtained by the ABL Credit Agreement Collateral Agent in respect of such real property) and the Proceeds thereof;

(x)          except to the extent constituting or relating to the ABL Priority Collateral, all other personal property (whether tangible or intangible) of such Obligor;

(xi)         to the extent constituting or relating to, any of the items referred to in the preceding clauses (i) through (x), all insurance; provided that to the extent any of the foregoing also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xii)        to the extent relating to any of the items referred to in the preceding clauses (i) through (xi), all Supporting Obligations; provided that to the extent any of the foregoing also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xi) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xiii)       all books and records, ledger cards, files, correspondence, including all books, databases, customer lists and records related thereto, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon and any General Intangibles at any time evidencing or relating to any of the foregoing; provided that to the extent any of such material also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xii) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral; and

(xiv)      all cash Proceeds and, solely to the extent not constituting ABL Priority Collateral, non-cash Proceeds, products, accessions to, substitutions or replacements for, rents and profits of or in respect of any of the foregoing (including all insurance, indemnity, guaranty and condemnation proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing.

“Term Loan Swap Contracts” means the First Lien Swap Contracts and the Second Lien Swap Contracts.

“Term Proceeds Account” means any Deposit Account holding solely the Proceeds of Term Loan Priority Collateral.

“Trade Secrets” means, all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“Trademark” means (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trademark or service mark registrations and any renewals thereof and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trademark Licenses” means any written agreement naming any Obligor as licensor or licensee, providing for the granting by or to any Obligor of any right in or to any Trademark.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

1.2           Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a)          any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time permitted to be Refinanced or replaced in accordance with the terms hereof, in each case to the extent so Refinanced or replaced;

(b)          any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)          the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)          all references herein to Sections, clauses or paragraphs shall be construed to refer to Sections, clauses or paragraphs of this Agreement, unless otherwise specified;

(e)          any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing, interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(f)          the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Notwithstanding anything to the contrary set forth in this Agreement, any reference herein to the ABL Financing Documents, the ABL Documents, the ABL Credit Agreement or any other ABL Document individually “as in effect on the date hereof,” “as in effect on the date entered into” or words of similar meaning shall include a reference to any amendment or other modification of any such document that has been made in accordance with, or with respect to any matters that are not prohibited by, Section 5.3(a); provided that any statement herein to the effect that a capitalized term shall have the meaning as defined in an ABL Document “as in effect on the date hereof,” “as in effect on the date entered into” (or words of similar meaning) shall not include any changes to such term, if any, contained in any such amendment or modification. Notwithstanding anything to the contrary set forth in this Agreement, any reference herein to the Term Loan Financing Documents or any of the other Term Loan Documents individually “as in effect on the date hereof,” “as in effect on the date entered into” or words of similar meaning shall include a reference to any amendment or other modification of any such document that has been made in accordance with, or with respect to any matters that are not prohibited by, Section 5.3(a); provided that any statement herein to the effect that a capitalized term shall have the meaning as defined in a Term Loan Document “as in effect on the date hereof,” “as in effect on the date entered into” (or words of similar meaning) shall not include any changes to such term, if any, contained in any such amendment or modification.

1.3           Cap Amount. For avoidance of doubt, it is understood and agreed that any increase in the aggregate Indebtedness for borrowed money constituting principal outstanding under the ABL Documents and the Term Loan Documents (in each case, including in any Refinancing thereof) after the date of the original incurrence or issuance of such Indebtedness solely as a result of a fluctuation in the exchange rate of the currency in which such Indebtedness is denominated shall be ignored for purposes of determining compliance with the ABL Cap Amount and the Term Loan Cap Amount, and any such incremental Indebtedness attributable to any such currency fluctuation shall be deemed to be an ABL Obligation or a Term Loan Obligation, as applicable, for all purposes hereof.

SECTION 2.          Lien Priorities.

2.1           Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment, recordation or perfection of any Liens on the Collateral securing the ABL Obligations or of any Liens on the Collateral securing the Term Loan Obligations, and notwithstanding any provision of the UCC or any other applicable law, or the ABL Documents or the Term Loan Documents, or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing any of the Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, each Collateral Agent, on behalf of itself and its Related Claimholders, hereby agrees that:

(a)          any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Credit Agreement Collateral Agent, any other ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any of the Term Loan Obligations;

(b)          any Lien on the ABL Priority Collateral securing any Term Loan Obligations now or hereafter held by or on behalf of any Term Loan Collateral Agent, any other Term Loan Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any of the ABL Obligations;

(c)          all Liens on the ABL Priority Collateral securing any ABL Obligations shall be and remain senior in all respects and prior to all Liens on the ABL Priority Collateral securing any Term Loan Obligations for all purposes, whether or not such Liens securing any ABL Obligations are subordinated to any Lien on the ABL Priority Collateral securing any other obligation of the Obligors or any other Person;

(d)          any Lien on the Term Loan Priority Collateral securing any Term Loan Obligations now or hereafter held by or on behalf of any Term Loan Collateral Agent, any other Term Loan Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Term Loan Priority Collateral securing any of the ABL Obligations;

(e)          any Lien on the Term Loan Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Credit Agreement Collateral Agent, any other ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any of the Term Loan Obligations; and

(f)          all Liens on the Term Loan Priority Collateral securing any Term Loan Obligations shall be and remain senior in all respects and prior to all Liens on the Term Loan Priority Collateral securing any ABL Obligations for all purposes, whether or not such Liens securing any Term Loan Obligations are subordinated to any Lien on the Term Loan Priority Collateral securing any other obligation of the Obligors or any other Person.

2.2           Prohibition on Contesting Liens. The ABL Credit Agreement Collateral Agent, for itself and on behalf of its Related Claimholders, and each Term Loan Collateral Agent, for itself and on behalf of its Related Claimholders, agrees that it and its Related Claimholders will not (and each hereby waives any right to) directly or indirectly contest or challenge, or support any other Person in contesting or challenging, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any ABL Document or any Term Loan Document, or any ABL Obligation or any Term Loan Obligation, (ii) the existence, validity, perfection, priority or enforceability of the Liens securing any ABL Obligations or any Term Loan Obligations or (iii) the relative rights and duties of the ABL Claimholders or the Term Loan Claimholders granted and/or established in this Agreement or any Collateral Document with respect to such Liens; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Senior Collateral Agent or any other Senior Claimholder to enforce this Agreement or to exercise any of its remedies or rights hereunder, including the provisions of this Agreement relating to the priority of the Liens on the Collateral in which a Senior Claimholder has a Senior Lien securing the Senior Obligations as provided in Sections 2.1 and 3.1.

2.3           No New Liens. Subject to Section 2.6 and Section 6 hereof, the parties hereto agree that, so long as neither the Discharge of ABL Obligations nor the Discharge of Term Loan Obligations has occurred, (a) none of the Obligors shall grant or permit any additional Liens on any asset or property of any Obligor to secure any ABL Obligation unless it has granted, or concurrently therewith grants, through documentation in form and substance satisfactory to the Directing Term Loan Collateral Agent, a Lien on such asset or property of such Obligor to secure the Term Loan Obligations; and (b) none of the Obligors shall grant or permit any additional Liens on any asset or property of any Obligor to secure any Term Loan Obligation unless it has granted, or concurrently therewith grants, through documentation in form and substance satisfactory to the ABL Credit Agreement Collateral Agent, a Lien on such asset or property of such Obligor to secure the ABL Obligations. Subject to Section 2.6 and Section 6, so long as neither the Discharge of ABL Obligations nor the Discharge of Term Loan Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, the parties hereto agree that if any Claimholder shall acquire or hold any Lien on any assets of any Obligor securing any Obligation which assets are not also subject to the Lien of the other Claimholders under the other Collateral Documents, then, without limiting any other rights and remedies available to any Collateral Agent or the other Claimholders, the applicable Collateral Agent holding such Lien, on behalf of itself and its Related Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.2.

2.4           Similar Liens and Agreements. In furtherance of Sections 2.3 and 8.9, the ABL Credit Agreement Collateral Agent, for itself and on behalf of its Related Claimholders, and each Term Loan Collateral Agent, for itself and on behalf of its Related Claimholders, agrees, subject to the other provisions of this Agreement:

(a)          upon request by the ABL Credit Agreement Collateral Agent or the Directing Term Loan Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the ABL Collateral and the Term Loan Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the ABL Documents and the Term Loan Documents; and

(b)          that the collateral grants contained in the documents, agreements or instruments creating or evidencing the ABL Collateral and the Term Loan Collateral, subject to Section 5.3(c), shall be the same in all material respects.

2.5           Nature of Obligations. The priorities of the Liens provided in Section 2.1 shall not be altered or otherwise affected by (a) any Refinancing of the Senior Obligations or the Junior Obligations or (b) any action or inaction which any of the Senior Claimholders or the Junior Claimholders may take or fail to take in respect of the Collateral. Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, agrees and acknowledges that (i) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the Senior Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (iii) the aggregate amount of the Senior Obligations may be increased subject to the terms herein, in each case, without notice to or consent by the Junior Collateral Agents or the Junior Claimholders and without affecting the provisions hereof, except as otherwise expressly set forth herein. As between the Parent Borrower and the other Obligors and the Junior Claimholders, the foregoing provisions will not limit or otherwise affect the obligations of the Parent Borrower and the Obligors contained in any Junior Document with respect to the incurrence of additional Senior Obligations.

2.6           Certain Cash Collateral. Notwithstanding anything in this Agreement or any other ABL Document or Term Loan Document to the contrary, Collateral consisting of cash and cash equivalents pledged to secure (i) ABL Obligations under any ABL Financing Document consisting of reimbursement obligations in respect of ABL Letters of Credit issued thereunder, (ii) ABL Obligations in respect of ABL Swap Contracts to the extent permitted by the ABL Documents and the Term Loan Documents, (iii) Term Loan Obligations under any Term Loan Financing Document consisting of reimbursement obligations in respect of First Lien Letters of Credit issued thereunder, (iv) Term Loan Obligations in respect of Term Loan Swap Contracts to the extent permitted by the ABL Documents and the Term Loan Documents, (v) fronting exposure with respect to reimbursement obligations of “defaulting lenders” under any ABL Financing Document or Term Loan Financing Document, as applicable, (vi) any prepayments to be made in the future and posted to avoid breakage under any ABL Financing Document or Term Loan Financing Document, as applicable, (vii) ABL Obligations under ABL Banking Services Agreements to the extent permitted by the ABL Documents and the Term Loan Documents and (viii) Term Loan Obligations under First Lien Banking Services Agreements or Second Lien Banking Services Agreements to the extent permitted by the ABL Documents and the Term Loan Documents, in each case shall be applied as specified in the relevant ABL Documents, the relevant Term Loan Document, the relevant ABL Swap Contract, the relevant Term Loan Swap Contract and/or the relevant ABL Banking Services Agreement, as applicable, and will not constitute Collateral hereunder.

2.7           [Reserved].

2.8           Tracing of Proceeds. The ABL Credit Agreement Collateral Agent, for itself and on behalf of the ABL Claimholders, and each Term Loan Collateral Agent for itself and on behalf of its Related Claimholders, agree that prior to an issuance of any notice of any Enforcement Action by such Collateral Agent or any of its Related Claimholders to each other Collateral Agent (unless a bankruptcy or insolvency “Event of Default” then exists under any Financing Document), any proceeds of Collateral, whether or not deposited in Deposit Accounts subject to control agreements, which are used by any Obligor to acquire other property which is Collateral shall not (solely as between the Collateral Agents and the Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. Notwithstanding anything to the contrary contained in this Agreement or any Term Loan Document, unless and until the Discharge of ABL Obligations occurs, if an Insolvency or Liquidation Proceeding is commenced with respect to any of the Obligors, or a notice of an Enforcement Action is delivered by the Directing Term Loan Collateral Agent to the ABL Credit Agreement Collateral Agent, the ABL Credit Agreement Collateral Agent is hereby permitted to deem all collections and payments deposited in any Deposit Account or Securities Account (for the avoidance of doubt other than any Term Proceeds Account) to be Proceeds of ABL Priority Collateral and each Term Loan Collateral Agent, on behalf of itself and each other Term Loan Claimholder, consents to the application of such funds to the ABL Obligations, and no such funds credited to such account shall be subject to disgorgement or be deemed to be held in trust by the ABL Credit Agreement Collateral Agent for the benefit of any Term Loan Collateral Agent or any other Term Loan Claimholder; provided that with respect to any such funds that are identifiable proceeds of Term Loan Priority Collateral credited to any such account, with respect to which funds the ABL Credit Agreement Collateral Agent has received a Term Cash Proceeds Notice prior to the application of such funds by the ABL Credit Agreement Collateral Agent to the ABL Obligations, the ABL Credit Agreement Collateral Agent shall turn over any such misdirected proceeds of the Term Loan Priority Collateral to the Directing Term Loan Collateral Agent.

SECTION 3.          Enforcement.

3.1          Exercise of Remedies.

(a)          Until the Discharge of Senior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, each of the Junior Collateral Agents, for itself and on behalf of its Related Claimholders, hereby agrees that it and its Related Claimholders:

(1)         will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral in which a Junior Claimholder has a Junior Lien or institute or commence, or join with any Person in instituting or commencing, any other Enforcement Action or any other action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency or Liquidation Proceeding); provided that the Directing Junior Collateral Agent may (as between the Term Loan Collateral Agents, subject to the First Lien/Second Lien Intercreditor Agreement) commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days since the Directing Senior Collateral Agent shall have received notice from the Directing Junior Collateral Agent with respect to the acceleration by the relevant Junior Claimholders of the maturity of all then outstanding Junior Obligations (and requesting that Enforcement Action be taken with respect to the Collateral in which a Junior Claimholder has a Junior Lien) so long as the applicable “event of default” shall not have been cured or waived (or the applicable acceleration rescinded) (the “Standstill Period”); provided, further that notwithstanding anything herein to the contrary, in no event shall the Junior Collateral Agents or any other Junior Claimholders exercise any rights or remedies with respect to any Collateral in which a Junior Claimholder has a Junior Lien or institute or commence, or join with any Person in instituting or commencing, any other Enforcement Action with respect to such Collateral or any other action or proceeding with respect to such rights or remedies, if, notwithstanding the expiration of the Standstill Period, either (A) the Directing Senior Collateral Agent or any other Senior Claimholder shall have commenced and be diligently pursuing (or shall have sought or requested and be diligently pursuing relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and the pursuit of) an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of such Collateral (with any determination of which such Collateral to proceed against, and in what order, to be made by the Directing Senior Collateral Agent or such Senior Claimholders in their reasonable judgment) or (B) any of the Obligors is then a debtor in any Insolvency or Liquidation Proceeding;

(2)         will not contest, protest or object to any Enforcement Action brought by the Senior Collateral Agent or any other Senior Claimholder or any other exercise by the Senior Collateral Agent or any other Senior Claimholder of any rights and remedies relating to the Collateral in which a Senior Claimholder has a Senior Lien under the Senior Documents or otherwise;

(3)         subject to their rights under clause (a)(1) above, will not object to the forbearance by the Senior Collateral Agent or the other Senior Claimholders from bringing or pursuing any Enforcement Action or any other exercise of any rights or remedies relating to any Collateral in which a Senior Claimholder has a Senior Lien, in each case so long as any proceeds received by the Senior Collateral Agent with respect to such Collateral in excess of those necessary to achieve a Discharge of Senior Obligations are distributed in accordance with Section 4.1; and

(4)         will not take or receive any Collateral in which a Senior Claimholder has a Senior Lien, or any proceeds of or payment with respect to any such Collateral, in connection with any Enforcement Action or any other exercise of any right or remedy with respect to any such Collateral or any Insolvency or Liquidation Proceeding in its capacity as a creditor or in connection with any insurance policy award or any award in a condemnation or similar proceeding (or deed in lieu of condemnation) with respect to any such Collateral, in each case unless and until the Discharge of Senior Obligations has occurred, except, (x) as between the First Lien Credit Agreement Collateral Agent and the Second Lien Notes Collateral Agent, as expressly permitted by the First Lien/Second Lien Intercreditor Agreement and (y) in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Junior Collateral Agent and its Related Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.1.

Without limiting the generality of the foregoing, until the Discharge of Senior Obligations has occurred, except as expressly provided in Sections 3.1(a)(1), 3.1(c) and 6.3(b), the sole right of each Junior Collateral Agent and the other Junior Claimholders with respect to any Collateral in which a Junior Claimholder has a Junior Lien (other than inspection, monitoring, reporting and similar rights provided for in the Junior Financing Documents) is to hold a Lien on such Collateral pursuant to the Junior Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

For the avoidance of doubt, nothing contained in this Agreement shall prohibit (i) the exercise of rights by the ABL Credit Agreement Collateral Agent during a Dominion Period (as defined in the ABL Credit Agreement), including the notification of depository institutions or any other person to deliver proceeds of ABL Priority Collateral to the ABL Credit Agreement Collateral Agent, (ii) the reduction of advance rates or sub-limits by the ABL Credit Agreement Collateral Agent or (iii) the imposition of any Reserve (as defined in the ABL Credit Agreement) by the ABL Credit Agreement Collateral Agent.

(b)          Until the Discharge of Senior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, subject to Sections 3.1(a)(1), 3.1(c) and 6.3(b), the Senior Collateral Agents and the other Senior Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise exercise any rights and remedies with respect to the Collateral in which a Senior Claimholder has a Senior Lien (including set-off, recoupment and the right to “credit bid” their debt, except that the Junior Collateral Agents shall have the “credit bid” rights set forth in Section 3.1(c)(6)), and make determinations regarding the release or Disposition of, or restrictions with respect to, such Collateral in connection with any such Enforcement Action or other exercise of rights and remedies with respect to such Collateral, in each case without any consultation with or the consent of any Junior Collateral Agent or any other Junior Claimholder; provided that any proceeds received by any Senior Collateral Agent on account of such Collateral in excess of those necessary to achieve a Discharge of Senior Obligations are distributed in accordance with Section 4.1. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to any Collateral in which a Senior Claimholder has a Senior Lien, the Senior Collateral Agents and the other Senior Claimholders may enforce the provisions of the Senior Documents and exercise rights and remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Junior Collateral Agent or any other Junior Claimholder and regardless of whether any such exercise is adverse to the interest of any Junior Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by the Senior Claimholders to sell or otherwise Dispose of Collateral in which a Senior Claimholder has a Senior Lien upon foreclosure, to incur expenses in connection with such sale or other Disposition, and to exercise all the rights and remedies of a secured creditor under the UCC or other applicable law and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

(c)          Notwithstanding the foregoing, each Junior Collateral Agent and any other Junior Claimholder may:

(1)         file a claim, proof of claim or statement of interest with respect to the Junior Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors;

(2)         take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on the Collateral in which a Junior Claimholder has a Junior Lien to the extent (A) not adverse to the priority status of the Liens on such Collateral securing the Senior Obligations, or the rights of any Senior Collateral Agent or the other Senior Claimholders to exercise rights and remedies in respect thereof, and (B) not otherwise inconsistent with the terms of this Agreement, including the automatic release of Liens provided in Section 5.1;

(3)         file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Claimholders, including any claims or Liens secured by the Collateral in which a Junior Claimholder has a Junior Lien, if any, in each case to the extent not inconsistent with the terms of this Agreement;

(4)         vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions with respect to the Junior Obligations and the Collateral in which a Junior Claimholder has a Junior Lien that are, in each case, in accordance with the terms of this Agreement; provided that (A) no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Junior Collateral Agent or any other Junior Claimholder in respect of such Collateral may be inconsistent with the terms of this Agreement and (B) neither any Junior Collateral Agent nor any other Junior Claimholder shall propose, vote to accept, or otherwise support a plan of reorganization that is inconsistent with the terms of this Agreement with respect to treatment of such Collateral;

(5)         exercise any of its rights or remedies with respect to the Collateral (after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); and

(6)         bid for or purchase any Collateral in which a Junior Claimholder has a Junior Lien at any public, private or judicial foreclosure upon such Collateral initiated by the Senior Collateral Agent or any other Senior Claimholder, or any sale of any such Collateral during an Insolvency or Liquidation Proceeding; provided that any such bid may not include a “credit bid” in respect of any Junior Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Senior Obligations.

(d)          Subject to Sections 3.1(a)(1), 3.1(c) and 6.3(b) each Junior Collateral Agent, for itself and on behalf of its Related Claimholders:

(1)         agrees that it and its Related Claimholders will not take any action that would hinder, delay, limit or prohibit any exercise of rights or remedies under the Senior Documents or is otherwise prohibited hereunder with respect to any Collateral in which a Junior Claimholder has a Junior Lien, including any collection or Disposition of any such Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien securing any Senior Obligations or any Senior Collateral Document or subordinate the priority of the Senior Obligations to the Junior Obligations with respect to such Collateral or grant the Liens on such Collateral securing the Junior Obligations equal ranking to the Liens securing the Senior Obligations;

(2)         hereby waives any and all rights it or its Related Claimholders may have as a junior Lien creditor or otherwise (whether arising under the UCC or under any other law) to object to the manner in which the Senior Collateral Agents or the other Senior Claimholders seek to enforce or collect the Senior Obligations or the Liens securing the Senior Obligations with respect to the Collateral in which a Junior Claimholder has a Junior Lien, regardless of whether any action or failure to act by or on behalf of any Senior Collateral Agent or any other Senior Claimholders is adverse to the interest of any Junior Claimholders with respect to such Collateral; and

(3)         hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Junior Collateral Documents or any other Junior Document shall be deemed to restrict in any way the rights and remedies of any Senior Collateral Agent or the other Senior Claimholders with respect to the Collateral in which a Junior Claimholder has a Junior Lien as set forth in this Agreement and the Senior Documents.

(e)          The Junior Collateral Agents and the other Junior Claimholders may exercise rights and remedies as unsecured creditors against the Obligors that have guaranteed or granted Liens to secure the Junior Obligations in accordance with the terms of the Junior Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Debtor Relief Law with respect to any Obligor, prior to the termination of the Standstill Period; provided that (i) any such exercise shall not be inconsistent with the terms of this Agreement (including Sections 2.2 and 6) and (ii) in the event that any Junior Claimholder becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Obligations) as the other Liens securing the Junior Obligations are subject to this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Collateral Agent or Junior Claimholder of the required payments of principal, premium, interest, fees and other amounts due under the Junior Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Collateral Agent or other Junior Claimholder of rights or remedies as a secured creditor in respect of Collateral in which a Junior Claimholder has a Junior Lien.

3.2           Agreement among Term Loan Claimholders. Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, solely as among themselves in such capacity and solely for their mutual benefit, hereby agrees that the Term Loan Collateral Agent designated as the Directing Term Loan Collateral Agent shall have the sole right and power, as among the Term Loan Collateral Agents and the other Term Loan Claimholders, to take and direct any right or remedy with respect to Term Loan Priority Collateral in accordance with the terms of this Agreement, the relevant Term Loan Collateral Documents and any other intercreditor agreement among the Directing Term Loan Collateral Agent and each other Term Loan Collateral Agent. The Directing Term Loan Collateral Agent shall be entitled to the benefit of all the exculpatory, indemnity and reimbursement provisions set forth in any Term Loan Document for the benefit of any “administrative agent” or “collateral agent” (or any other agent or similar representative) with respect to any exercise by the Directing Term Loan Collateral Agent of any of the rights or remedies under this Agreement, including any such exercise of any right or remedy with respect to any Term Loan Priority Collateral, or any other action or inaction by it in its capacity as the Directing Term Loan Collateral Agent.

SECTION 4.          Payments.

4.1           Application of Proceeds. So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral in which a Senior Claimholder has a Senior Lien or any Proceeds (whether in cash or otherwise) thereof received in connection with any Enforcement Action or other exercise of rights or remedies by any Senior Collateral Agent or the other Senior Claimholders with respect to such Collateral (including any Disposition referred to in Section 5.1) or any Insolvency or Liquidation Proceeding, shall be applied by the Senior Collateral Agent to the Senior Obligations in accordance with the terms of the Senior Documents, including any other intercreditor agreement among the Senior Collateral Agents. Upon the Discharge of Senior Obligations, the Senior Collateral Agent shall deliver to the Directing Junior Collateral Agent any remaining Collateral in which a Senior Claimholder has a Senior Lien and Proceeds thereof then held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without representation or warranty) to the Directing Junior Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be applied by the Junior Collateral Agents to the Junior Obligations in accordance with the terms of the Junior Documents, including any intercreditor agreement among the Junior Collateral Agents.

4.2           Payments Over.

(a)          So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral in which a Senior Claimholder has a Senior Lien or Proceeds thereof (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated (including as a result of failure to perfect or lack of perfection)), any assets or proceeds subject to Liens referred to in Section 2.3, any amounts referred to in the last sentence of Section 6.3(b) or any other distribution (whether or not expressly characterized as such) in respect of such Collateral (including in connection with any Disposition of any such Collateral) received by any Junior Collateral Agent or any other Junior Claimholders in connection with any Enforcement Action or any Insolvency or Liquidation Proceeding or other exercise of any right or remedy (including set-off or recoupment) relating to such Collateral in contravention of this Agreement or not in accordance with Section 4.1, or received by any Junior Collateral Agent or any other Junior Claimholders in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of such Collateral, in each case, shall be held in trust and forthwith paid over to the Directing Senior Collateral Agent for the benefit of the Senior Claimholders in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

(b)          Except as otherwise set forth in Section 6.3, so long as the Discharge of Senior Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Junior Collateral Agent or any other Junior Claimholders shall receive any distribution of money or other property in respect of or on account of the Collateral in which a Junior Claimholder has a Junior Lien (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated or any amounts referred to in the last sentence of Section 6.3(b)), such money, other property or amounts shall be held in trust and forthwith paid over to the Directing Senior Collateral Agent for the benefit of the Senior Claimholders in the same form as received, with any necessary endorsements. Any Lien on Collateral in which a Junior Claimholder has a Junior Lien received by any Junior Collateral Agent or any other Junior Claimholders in respect of any of the Junior Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

(c)          Until the Discharge of Senior Obligations occurs, each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, hereby irrevocably constitutes and appoints the Directing Senior Collateral Agent and any officer or agent of the Directing Senior Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Collateral Agent or any such Junior Claimholder or in the Directing Senior Collateral Agent’s own name, from time to time in the Directing Senior Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of Senior Obligations.

4.3           Mixed Collateral Proceeds. Notwithstanding anything to the contrary contained above or in the definition of the ABL Priority Collateral or Term Loan Priority Collateral, in the event that Proceeds of Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of Collateral that involves a combination of ABL Priority Collateral and Term Loan Priority Collateral, the portion of such Proceeds that shall be allocated as Proceeds of ABL Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Priority Collateral (except in the case of Accounts (as described in clause (i) of the definition of ABL Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) which amount shall be equal to the face amount of such Accounts). In addition, notwithstanding anything to the contrary contained above or in the definition of the ABL Priority Collateral or Term Loan Priority Collateral, to the extent Proceeds of Collateral are Proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the capital stock of any of the Subsidiaries of the Parent Borrower which is an Obligor, or all or substantially all of the assets of any such Subsidiary, such Proceeds shall constitute (1) first, in an amount equal to the face amount of the Accounts (as described in clause (i) of the definition of ABL Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) and the net book value of (x) the Inventory and (y) cash, Money and cash equivalents (in the case of this clause (y), other than identifiable Proceeds of Term Loan Priority Collateral) owned by such Subsidiary at the time of such sale, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in preceding clause (1), Term Loan Priority Collateral. In the event that amounts are received in respect of capital stock of or intercompany loans issued to any Obligor in an Insolvency or Liquidation Proceeding, such amounts shall be deemed to be Proceeds received from a sale or disposition of ABL Priority Collateral and Term Loan Priority Collateral and shall be allocated as Proceeds of ABL Priority Collateral and Term Loan Priority Collateral in proportion to the ABL Priority Collateral and Term Loan Priority Collateral owned at such time by the issuer of such capital stock.

SECTION 5.         Other Agreements.

5.1          Releases.

(a)          In connection with any Enforcement Action by the Directing Senior Collateral Agent or any other exercise by the Directing Senior Collateral Agent of rights or remedies in respect of the Collateral in which a Senior Claimholder has a Senior Lien (including any Disposition of any of such Collateral by any Obligor, with the consent of the Directing Senior Collateral Agent, after the occurrence and during the continuance of an “event of default” under the Senior Documents), in each case, prior to the Discharge of Senior Obligations, the Directing Senior Collateral Agent is irrevocably authorized (at the cost of the Obligors in accordance with the terms of the applicable Senior Financing Document and without any consent, sanction, authority or further confirmation from the Directing Junior Collateral Agent, any other Junior Claimholder or any Obligor): (i) to release any of its Liens on any part of such Collateral or any other claim over such Collateral that is the subject of such Enforcement Action, in which case the Junior Liens or any other claim over the asset that is the subject of such Enforcement Action, if any, of any Junior Collateral Agent, for itself or for the benefit of the other Junior Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as the Liens or other claims of the Directing Senior Collateral Agent and each other Senior Collateral Agent are so released (and the Directing Senior Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing Senior Collateral Agent, be considered necessary or reasonably desirable in connection with such releases); and (ii) if the Collateral that is the subject of such Enforcement Action consists of the equity interests of any Obligor, to release (x) such Obligor and any subsidiary of such Obligor from all or any part of its Senior Obligations, in which case such Obligor and any subsidiary of such Obligor shall be automatically, unconditionally and simultaneously released to the same extent from its Junior Obligations (it being understood that any Proceeds of such Enforcement Action with respect to such equity interests shall be dealt with in a manner consistent with Section 4.3), and (y) any Liens or other claims on any assets of such Obligor and any subsidiary of such Obligor, in which case the Junior Liens or other claims on such assets of each Junior Collateral Agent, for itself or for the benefit of its Related Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as such Senior Liens of the Directing Senior Collateral Agent and each other Senior Collateral Agent are so released (and the Directing Senior Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing Senior Collateral Agent, be considered necessary or reasonably desirable in connection with such releases). Each Junior Collateral Agent, for itself or on behalf of its Related Claimholders, promptly shall execute and deliver to the Directing Senior Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing Senior Collateral Agent or such Obligor may request to effectively confirm the foregoing releases upon delivery to the Junior Collateral Agents of copies of such termination statements, releases and other documents used to effect such releases with respect to the Collateral in which a Senior Claimholder has a Senior Lien securing the Senior Obligations from a Responsible Officer of the requesting party. In the case of any Disposition of any of the Collateral in which a Senior Claimholder has a Senior Lien that is subject to this Section 5.1(a) by the Directing Senior Collateral Agent or by any Obligor with the consent of the Directing Senior Collateral Agent (the party so Disposing of such Collateral being called the “Disposing Party”), the Disposing Party shall take reasonable care (as determined in the reasonable credit judgment of the Directing Senior Collateral Agent or the reasonable business judgment of such Obligor, as the case may be) to obtain a fair market price under the prevailing market conditions and, if the Disposing Party is an Obligor, to conduct such Disposition in a commercially reasonable manner (it being understood that the Disposing Party shall have no obligation to postpone any such Disposition in order to achieve a higher price, and that any Disposition approved by any bankruptcy court in any Insolvency or Liquidation Proceeding shall be conclusively presumed to be made at a fair market price and to have been conducted in a commercially reasonable manner). The proceeds of any such Disposition shall be applied in accordance with Section 4.1.

(b)          If in connection with any sale, lease, exchange, transfer or other disposition (collectively, a “Disposition”) of any Collateral by any Obligor permitted under the terms of both the Senior Financing Documents and the Junior Financing Documents (other than in connection with an Enforcement Action or other exercise of any Collateral Agent’s rights or remedies in respect of the Collateral, which shall be governed by Section 5.1(a) above), the Directing Senior Collateral Agent or any other Senior Collateral Agent, for itself or on behalf of any of the other Senior Claimholders, releases any of its Liens on any part of the Collateral in which a Senior Claimholder has a Senior Lien, or releases any Obligor from its obligations under its guaranty of the Senior Obligations, in each case other than in connection with, or following, the Discharge of Senior Obligations, then the Liens, if any, of each Junior Collateral Agent, for itself or for the benefit of its Related Claimholders, on such Collateral, and the obligations of such Obligor under its guaranty of the Junior Obligations, shall be automatically, unconditionally and simultaneously released; provided that such release by such Junior Collateral Agent, for itself or for the benefit of its Related Claimholders, shall not extend to or otherwise affect any of the rights of the Junior Claimholders to the proceeds from any such Disposition. Each Junior Collateral Agent, for itself or on behalf of its Related Claimholders, promptly shall execute and deliver to the Directing Senior Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing Senior Collateral Agent or such Obligor may request to effectively confirm the foregoing releases upon delivery to the Junior Collateral Agents of copies of such termination statements, releases and other documents used to effect such release with respect to the Collateral in which a Senior Claimholder has a Senior Lien securing the Senior Obligations from a Responsible Officer of the Parent Borrower or the Directing Senior Collateral Agent and an officer’s certificate of a Responsible Officer of the requesting party stating that such disposition has been consummated in compliance with the terms of the Junior Financing Documents.

(c)          Until the Discharge of Senior Obligations occurs, each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, hereby irrevocably constitutes and appoints the Directing Senior Collateral Agent and any officer or agent of the Directing Senior Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Collateral Agent or such Junior Claimholders or in the Directing Senior Collateral Agent’s own name, from time to time in the Directing Senior Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of Senior Obligations.

(d)          Until the Discharge of Senior Obligations occurs, to the extent that any Senior Collateral Agent or the other Senior Claimholders (i) have released any Lien on Collateral in which a Senior Claimholder has a Senior Lien or any Obligor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any additional guarantees from any Obligor or any Domestic Subsidiary (as defined in the ABL Credit Agreement or First Lien Credit Agreement, as applicable) of the Parent Borrower, then each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, shall be granted an additional Lien on such Collateral or guaranty from such Obligor, as applicable.

5.2           Insurance and Condemnation Awards. Until the Discharge of Senior Obligations has occurred, the Directing Senior Collateral Agent (acting at the direction of, or pursuant to authority granted by, the Required Senior Claimholders) shall have the sole and exclusive right, subject to the rights of the Obligors under the Senior Financing Documents, to settle or adjust claims over any insurance policy covering the Collateral in which a Senior Claimholder has a Senior Lien (including in respect of business interruption insurance) in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral. Until the Discharge of Senior Obligations has occurred, and subject to the rights of the Obligors under the Senior Financing Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral in which a Senior Claimholder has a Senior Lien shall be paid to the Directing Senior Collateral Agent for the benefit of the Senior Claimholders pursuant to the terms of the Senior Documents, including any other intercreditor agreement among the Senior Collateral Agents (including, without limitation, for purposes of cash collateralization of commitments, letters of credit constituting Senior Obligations and obligations under Swap Contracts governing any First Lien Secured Swap Obligations or Second Lien Secured Swap Obligations constituting Senior Obligations) and thereafter, if the Discharge of Senior Obligations has occurred, and subject to the rights of the Obligors under the Junior Financing Documents, to the Directing Junior Collateral Agent for the benefit of the Junior Claimholders to the extent required under the Junior Collateral Documents, and thereafter, if the Discharge of the Junior Obligations has occurred, to the owner of the subject property, as directed by the Parent Borrower or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Senior Obligations has occurred, if any Junior Collateral Agent or any other Junior Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in respect of Collateral in which a Senior Claimholder has a Senior Lien in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Directing Senior Collateral Agent in accordance with the terms of Section 4.2.

5.3          Amendments to Financing Documents.

(a)          Subject to, in the case of the Term Loan Documents, the First Lien/Second Lien Intercreditor Agreement and any other intercreditor agreement among the Term Loan Claimholders, Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms, and the Financing Documents and any Obligations thereunder may be Refinanced, in each case, without notice to, or the consent of any Collateral Agent or any other Claimholder, all without affecting the Lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt bind themselves in a writing addressed to the Collateral Agents and the other Claimholders to the terms of this Agreement or another intercreditor agreement that is reasonably satisfactory to the Collateral Agents, and any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing shall not contravene the provisions of this Agreement or any other Financing Document.

(b)          [Reserved.]

(c)          In the event that any Senior Collateral Agent enters into any amendment, restatement, amendment and restatement, supplement or other modification in respect of or replaces any of the Senior Collateral Documents for purposes of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any Senior Collateral Document or changing in any manner the rights of the applicable Senior Collateral Agent, the Senior Claimholders, or any Obligor thereunder, in each case in respect of the Collateral in which a Senior Claimholder has a Senior Lien (including the release of any Liens on such Collateral securing the Senior Obligations), then such amendment, restatement, amendment and restatement, supplement or other modification in a manner that is applicable to all Senior Claimholders and all Senior Obligations shall apply automatically to any comparable provisions of each Comparable Junior Collateral Document without the consent of any Junior Collateral Agent, Junior Claimholder or any Obligor; provided, however that (1) such amendment, restatement, amendment and restatement, supplement or other modification does not (A) remove assets subject to any Liens on the Collateral securing any of the Junior Obligations or release any such Liens, except to the extent such release is permitted or required by Section 5.1 and provided there is a concurrent release of the corresponding Liens securing the Senior Obligations, (B) affect the rights or duties of any Junior Collateral Agent without its consent or (C) otherwise materially adversely affect the rights of the applicable Junior Claimholders or the interest of the applicable Junior Claimholders in such Collateral and not the Senior Collateral Agent or the Senior Claimholders that have a Senior Lien on the affected Collateral in a like manner, and (2) written notice of such amendment, restatement, amendment and restatement, supplement or other modification shall have been given to each Junior Collateral Agent within ten (10) Business Days of the effectiveness thereof (it being understood that the failure to deliver such notice shall not impair the effectiveness of any such amendment, restatement, amendment and restatement, supplement or other modification).

5.4           Confirmation of Subordination in Collateral Documents. (a) Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, agrees that (x) the First Lien Credit Agreement and each other applicable First Lien Financing Document shall include the language in clause (i) below (y) the Second Lien Notes Indenture and each other applicable Second Lien Financing Document shall include the language in clause (ii) below and (z) each Term Loan Collateral Document shall include the language in clause (iii) below (or, in each case, language to similar effect approved by the ABL Credit Agreement Collateral Agent):

(i)          “Each lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the administrative agent or collateral agent (or similar agent) hereunder to enter into Intercreditor Agreements as agent and on behalf of such lender. The foregoing provisions are intended as an inducement to the lenders under the ABL Loan Documents, the holders of notes issued pursuant to the Second Lien Notes Indenture and any documentation governing other parity liens or junior lien Indebtedness permitted to be incurred hereunder to extend credit to the Parent Borrower and such lenders and holders are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, prior to the payment in full of the ABL Obligations to the extent that any Loan Party is required to give physical possession over any Collateral (other than Term Loan Priority Collateral) to the Administrative Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the ABL Agent pursuant to the ABL Intercreditor Agreement or any other applicable Intercreditor Agreement entered into after the Closing Date.”

(ii)         “Each Holder, by accepting a Note, (a) acknowledges that it has received a copy of each Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement, (c) authorizes and instructs the collateral agent (or similar agent) hereunder to enter into each Intercreditor Agreement as agent and on behalf of such Holder and (d) if such Intercreditor Agreement subordinates the Liens securing the [Obligations], hereby consents to such subordination on the terms set forth in such Intercreditor Agreement. The foregoing provisions are intended as an inducement to the [Applicable Secured Parties] to extend credit to the Parent Borrower and such [Applicable Secured Parties] are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Indenture, the provisions of such Intercreditor Agreement shall control.”

(iii)        “Notwithstanding anything herein to the contrary, the Liens and the Security Interest granted to the [Administrative][Collateral] Agent pursuant to this Agreement and the exercise of any right or remedy by the [Administrative][Collateral] Agent hereunder are subject in all respects to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control.”

(b)          The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, agrees that (x) the ABL Credit Agreement shall include the language in clause (i) below and (y) each ABL Collateral Document shall include the language in clause (ii) below (or, in each case, language to similar effect approved by the Directing Term Loan Collateral Agent):

(i)          “Each Lender hereunder (a) acknowledges that it has received a copy of the ABL Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement, (c) authorizes and instructs the Administrative Agent to enter into the ABL Intercreditor Agreements as Administrative Agent and on behalf of such Lender and (d) hereby consents to the subordination of the Liens securing the Obligations on the terms set forth in the ABL Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the [First Lien Loan Documents] and the [Second Lien Loan Documents] to extend credit to the Loan Parties and such lenders are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the ABL Intercreditor Agreement and this Agreement, the provisions of the ABL Intercreditor Agreement shall control.”

(ii)         “Notwithstanding anything herein to the contrary, the Liens and the Security Interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject in all respects to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

5.5          Gratuitous Bailee/Agent for Perfection; Shared Collateral Documents.

(a)          Each Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral being the “Pledged Collateral”) as gratuitous bailee on behalf of and for the benefit of each other Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) solely for the purpose of perfecting, or improving the priority of, the security interest granted under the Collateral Documents, subject to the terms and conditions of this Section 5.5; provided that, in the case of any such possession or control of Collateral by any Junior Collateral Agent, the foregoing shall not be deemed to be a waiver of any restriction set forth herein on such possession or control or of any breach by such Junior Collateral Agent of any terms of this Agreement in respect of such possession or control.

(b)          Until the Discharge of Senior Obligations has occurred, each Senior Collateral Agent shall be entitled to deal with the Pledged Collateral that constitutes Collateral in which it has a Senior Lien in accordance with the terms of the Senior Financing Documents as if the Liens of any Junior Collateral Agent under the Junior Collateral Documents did not exist. The rights of each Junior Collateral Agent in Collateral in which it has a Junior Lien shall at all times be subject to the terms of this Agreement and to each Senior Collateral Agent’s rights under the Senior Financing Documents.

(c)          No Collateral Agent shall have any obligation whatsoever to any Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person with respect thereto except as expressly set forth in this Section 5.5 or, in the case of any Junior Collateral Agent, the other provisions hereof (including the turnover provisions set forth in Section 4.2). The duties or responsibilities of each Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5 and, in the case of any Senior Collateral Agent, delivering the Pledged Collateral to the Directing Junior Collateral Agent upon a Discharge of Senior Obligations as provided in paragraph (e) below or, in the case of any Junior Collateral Agent, delivering the Pledged Collateral to the Directing Senior Collateral Agent in accordance with the provisions hereof (including the turnover provisions set forth in Section 4.2).

(d)          Each Collateral Agent, for itself and on behalf of its Related Claimholders, hereby waives and releases each other Collateral Agent and each other Claimholder from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral; provided that, in the case of any possession or control of any Pledged Collateral in which a Senior Claimholder has a Senior Lien by any Junior Collateral Agent, the foregoing shall not be deemed to be a waiver of any restriction set forth herein on such possession or control or of any breach by such Junior Collateral Agent of any terms of this Agreement in respect of such possession or control. None of the Term Loan Collateral Agents or any other Term Loan Claimholders shall have by reason of the Term Loan Collateral Documents, the ABL Collateral Documents, the Shared Collateral Documents, this Agreement or any other document, a fiduciary relationship in respect of the ABL Credit Agreement Collateral Agent or any other ABL Claimholder, and it is understood and agreed that the interests of the Term Loan Collateral Agents and the other Term Loan Claimholders, on the one hand, and the ABL Credit Agreement Collateral Agent and the other ABL Claimholders, on the other hand, may differ and that the Term Loan Collateral Agents and the other Term Loan Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the ABL Credit Agreement Collateral Agent or the other ABL Claimholders. Neither the ABL Credit Agreement Collateral Agent nor any other ABL Claimholders shall have by reason of the ABL Collateral Documents, the Term Loan Collateral Documents, the Shared Collateral Documents, this Agreement or any other document, a fiduciary relationship in respect of any Term Loan Collateral Agent or any other Term Loan Claimholder, and it is understood and agreed that the interests of the ABL Credit Agreement Collateral Agent and the other ABL Claimholders, on the one hand, and the Term Loan Collateral Agents and the other Term Loan Claimholders, on the other hand, may differ and that the ABL Credit Agreement Collateral Agent and the other ABL Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Term Loan Collateral Agents or the other Term Loan Claimholders.

(e)          Upon the Discharge of Senior Obligations, each Senior Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) (or proceeds thereof) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Directing Junior Collateral Agent, to the extent the Discharge of Junior Obligations has not occurred and second, upon the Discharge of Junior Obligations, to the Obligors to the extent no Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. Following the Discharge of Senior Obligations, each Senior Collateral Agent further agrees to take, at the expense of the Obligors (which expense reimbursement shall be subject to the provisions of the applicable Senior Document), all other actions reasonably requested by the Directing Junior Collateral Agent in connection with the Directing Junior Collateral Agent obtaining a first-priority interest in the Pledged Collateral that is in such Senior Collateral Agent’s possession or control.

5.6           When Discharge of Senior Obligations Deemed to Not Have Occurred. If, substantially concurrently with or after the Discharge of Senior Obligations having occurred, the Parent Borrower or any other Obligor enters into any Refinancing of any Senior Financing Document evidencing a Senior Obligation, which Refinancing is permitted hereby and by the terms of the Junior Financing Documents, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of the Senior Financing Document shall automatically be treated as Senior Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the New Senior Agent shall be a Senior Collateral Agent (and, if applicable in accordance with the definition of such term, the Directing Senior Collateral Agent) for all purposes of this Agreement. Upon receipt of a notice from the Parent Borrower or any other Obligor stating that the Parent Borrower or such other Obligor has entered into a Refinancing of any Senior Financing Document (which notice shall include the identity of the new senior collateral agent (such agent, the “New Senior Agent”)), each Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to, or amendment and restatement of, this Agreement) as the Parent Borrower, such other Obligor or the New Senior Agent shall reasonably request in order to provide to the New Senior Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and (b) in the case of each Junior Collateral Agent only, deliver to the New Senior Agent (if it is the Directing Senior Collateral Agent) any Pledged Collateral in which the New Senior Agent is to have a Senior Lien held by it together with any necessary endorsements (or otherwise allow the New Senior Agent to obtain control of such Pledged Collateral). The New Senior Agent shall agree in a writing addressed to the other Collateral Agents and the other Claimholder to be bound by the terms of this Agreement, for itself and on behalf of its Related Claimholders.

5.7           [Reserved].

5.8           Consent to License to Use Intellectual Property. Each Term Loan Collateral Agent, on behalf of its Related Claimholders (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Obligor to the ABL Credit Agreement Collateral Agent of a non-exclusive royalty-free license to use, subject to any limitations and restrictions in any relevant ABL Collateral Document, for a period not to exceed 180 days (commencing with the initiation of any enforcement of Liens by any of the Term Loan Collateral Agents (provided, in each case, that the ABL Credit Agreement Collateral Agent has received notice thereof) or the ABL Credit Agreement Collateral Agent (it being understood that such 180-day period shall not commence as a result of an exercise of rights solely in connection with the occurrence and continuation of a Dominion Period, as such term is defined in the ABL Credit Agreement (as in effect on the date hereof))) any Patent, Trademark or proprietary information of such Obligor that is subject to a Lien held by any Term Loan Collateral Agent (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Obligor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the ABL Credit Agreement Collateral Agent a non-exclusive royalty-free license to use for a period not to exceed 180 days (commencing with (x) the initiation of any enforcement of Liens by any Collateral Agent (it being understood that such 180-day period shall not commence as a result of an exercise of rights solely in connection with the occurrence and continuation of a Dominion Period, as such term is defined in the ABL Credit Agreement (as in effect on the date hereof)) or (y) the purchase, assignment or transfer, as the case may be (provided, in each case, that the ABL Credit Agreement Collateral Agent has received notice thereof)) any Patent, Trademark or proprietary information that is subject to a Lien held by any Term Loan Collateral Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the ABL Credit Agreement Collateral Agent upon any Inventory or other ABL Priority Collateral of any Obligor and to the extent the use of such Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the ABL Credit Agreement Collateral Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such Inventory in any lawful manner. The 180 day license periods shall be tolled during the pendency of any Insolvency or Liquidation Proceeding of any Obligor pursuant to which the ABL Credit Agreement Collateral Agent is effectively stayed from enforcing its rights and remedies with respect to the ABL Priority Collateral.

5.9           Access to Information. If any Term Loan Collateral Agent takes actual possession of any documentation of an Obligor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of any Term Loan Collateral Agent), then upon the reasonable request of the ABL Credit Agreement Collateral Agent and reasonable advance notice, the Term Loan Collateral Agents will permit the ABL Credit Agreement Collateral Agent or its representative to inspect and copy such documentation.

5.10         Access to Property to Process and Sell Inventory. (a) (i) If the ABL Credit Agreement Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure but excluding any exercise of rights solely in connection with the occurrence and continuation of a Dominion Period, as such term is defined in the ABL Credit Agreement (as in effect on the date hereof)), enforcement, collection or execution with respect to the ABL Priority Collateral (“ABL Priority Collateral Enforcement Actions”) or if any Term Loan Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Term Loan Priority Collateral, and such Term Loan Collateral Agent (or a purchaser at a foreclosure sale conducted in foreclosure of any Liens of any Term Loan Collateral Agent) takes actual or constructive possession of Term Loan Priority Collateral of any Obligor (“Term Loan Priority Collateral Enforcement Actions”), then the applicable Term Loan Claimholders shall (subject to, in the case of any Term Loan Priority Collateral Enforcement Action, a prior written request by the ABL Credit Agreement Collateral Agent to the applicable Term Loan Collateral Agent (the “Term Loan Priority Collateral Enforcement Action Notice”)) (x) cooperate with the ABL Credit Agreement Collateral Agent (and with its officers, employees, representatives and agents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral and to finish any work-in- process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Collateral, (y) not hinder or restrict in any respect the ABL Credit Agreement Collateral Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and (z) permit the ABL Credit Agreement Collateral Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Claimholders, to enter upon any real property of the Obligors and to use the Term Loan Priority Collateral (including equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the Term Loan Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 180 days thereafter and the date on which all ABL Priority Collateral (other than ABL Priority Collateral abandoned by the ABL Credit Agreement Collateral Agent in writing) has been removed from such real property or the Term Loan Priority Collateral (such period, the “ABL Priority Collateral Processing and Sale Period”), for purposes of:

(A)         assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods any ABL Priority Collateral consisting of work-in- process;

(B)         selling any or all of the ABL Priority Collateral located in or on such real property or Term Loan Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C)         removing and transporting any or all of the ABL Priority Collateral located in or on such real property or Term Loan Priority Collateral;

(D)         otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral; and/or

(E)         taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Claimholders and/or the ABL Credit Agreement Collateral Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of any Term Loan Collateral Agent from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Credit Agreement Collateral Agent and the ABL Claimholders) to be bound by the provisions of this Section 5.10. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.

(ii)         During the period of actual occupation, use and/or control by the ABL Claimholders and/or the ABL Credit Agreement Collateral Agent (or their respective employees, agents, advisers and representatives) of any real property or Term Loan Priority Collateral, the ABL Claimholders and the ABL Credit Agreement Collateral Agent shall be obligated to repair at their expense any physical damage to such real property or Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such real property or Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Claimholders or the ABL Credit Agreement Collateral Agent have any liability to the Term Loan Claimholders pursuant to this Section 5.10(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to such real property or the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Claimholders of their rights under this Section 5.10(a) and the ABL Claimholders shall have no duty or liability to maintain such real property or the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Claimholders, or for any diminution in the value of such real property or the Term Loan Priority Collateral that results from ordinary wear and tear resulting from the use of such real property or the Term Loan Priority Collateral by the ABL Claimholders in the manner and for the time periods specified under this Section 5.10(a). Without limiting the rights granted in this Section 5.10(a), the ABL Claimholders shall cooperate with the Term Loan Claimholders in connection with any efforts made by the Term Loan Claimholders to sell the Term Loan Priority Collateral.

(b)          The ABL Claimholders shall (i) use such real property and the Term Loan Priority Collateral in accordance with applicable law; (ii) obtain insurance for damage to property and liability to persons, including property and liability insurance, substantially similar to the insurance maintained by the Obligors, naming each of the Term Loan Collateral Agents as mortgagee, loss payee and additional insured, at no cost to the Term Loan Claimholders, but only to the extent such insurance is not otherwise in effect; and (iii) indemnify the Term Loan Claimholders from any claim, loss, damage, cost or liability arising out of any claim asserted by any third party as a result of any acts or omissions by the ABL Credit Agreement Collateral Agent, or any of its agents or representatives, in connection with the exercise by the ABL Claimholders of their rights of access set forth in this Section 5.10. In no event shall any ABL Claimholders have any liability to the Term Loan Claimholders pursuant to this Section 5.10(b) or otherwise as a result of any condition on or with respect to such real property or the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Claimholders of their access rights under this Section 5.10(b), and the ABL Claimholders shall have no duty or liability to maintain such real property or the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the access and/or use thereof by the ABL Claimholders.

(c)          Each of the Term Loan Collateral Agents (x) shall, at the request of the ABL Credit Agreement Collateral Agent, provide reasonable cooperation to the ABL Credit Agreement Collateral Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Collateral by the ABL Credit Agreement Collateral Agent as provided above and (y) shall be entitled to receive, from the ABL Credit Agreement Collateral Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Credit Agreement Collateral Agent. Each of the Term Loan Collateral Agents and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any Inventory subject to any Lien held by the ABL Credit Agreement Collateral Agent or to provide any support, assistance or cooperation to the ABL Credit Agreement Collateral Agent in respect thereof.

5.11         Obligor Consent. Each Obligor consents to the performance by each of the Term Loan Collateral Agents of the obligations set forth in Sections 5.8, 5.9 and 5.10 and acknowledges and agrees that no Term Loan Claimholder shall ever be accountable or liable for any action taken or omitted by any ABL Claimholder or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof.

SECTION 6.          Insolvency or Liquidation Proceedings.

6.1          Finance and Sale Issues.

(a)          Until the Discharge of Term Loan Obligations has occurred, if any Obligor shall be subject to any Insolvency or Liquidation Proceeding and the Directing Term Loan Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any similar Debtor Relief Law) constituting Term Loan Priority Collateral or to permit any Obligor to obtain financing, whether from the Term Loan Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law, that is (i) secured by Liens that are senior or pari passu with the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations and (ii) secured by Liens that are junior to the Liens on the ABL Priority Collateral securing the ABL Obligations or not secured by the ABL Priority Collateral (each a “Term Loan DIP Financing”), then the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, agrees that it and its Related Claimholders will raise no objection to, or oppose or contest (or join with or support any third party opposing, objecting or contesting), such Cash Collateral use or Term Loan DIP Financing (including any proposed orders for such Cash Collateral use and/or Term Loan DIP Financing which are acceptable to the Directing Term Loan Collateral Agent) and it and its Related Claimholders will be deemed to have consented to such Cash Collateral use or Term Loan DIP Financing (including such proposed orders), and to the extent the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations are subordinated to or pari passu with such Term Loan DIP Financing, the ABL Credit Agreement Collateral Agent will subordinate its Liens on the Term Loan Priority Collateral to the Liens securing such Term Loan DIP Financing (and all obligations relating thereto and any customary “carve-out” agreed to on behalf of the Term Loan Claimholders by the Directing Term Loan Collateral Agent) and to all adequate protection Liens granted to the Term Loan Claimholders on property of the type constituting Term Loan Priority Collateral on the same basis as the Liens securing the ABL Obligations are subordinated to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations under this Agreement and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Directing Term Loan Collateral Agent or to the extent permitted by Section 6.3); provided that (i) the aggregate principal amount of Indebtedness for borrowed money under such DIP Financing plus the aggregate outstanding principal amount of Indebtedness for borrowed money under the Term Loan Financing Documents (which, for the avoidance of doubt, excludes any Term Loan Other Obligations) plus the aggregate face amount of any First Lien Letters of Credit (except any portion thereof that is no longer available for drawing as a result of any disbursement thereunder that has been reimbursed) does not exceed the Term Loan Cap Amount, (ii) the ABL Credit Agreement Collateral Agent and the other ABL Claimholders retain a Lien on the Collateral to secure the ABL Obligations, and, with respect to the ABL Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (iii) the foregoing provisions of this Section 6.1(a) shall not prevent the ABL Credit Agreement Collateral Agent and the ABL Claimholders from objecting to any provision in any Term Loan DIP Financing (or such use of Cash Collateral, as applicable) (x) relating to any provision or content of a plan of reorganization or liquidation that is inconsistent with this Agreement or (y) requiring any Obligor to seek any approval for any plan of reorganization or liquidation that is inconsistent with the terms of this Agreement.

(b)          Until the Discharge of ABL Obligations has occurred, if any Obligor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Credit Agreement Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any similar Debtor Relief Law) constituting ABL Priority Collateral or to permit any Obligor to obtain financing, whether from the ABL Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law, that is (i) secured by Liens that are senior or pari passu with the Liens on the ABL Priority Collateral securing the ABL Obligations and (ii) secured by Liens that are junior to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations or not secured by the Term Loan Priority Collateral (each a “ABL DIP Financing”), then each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, agrees that it and its Related Claimholders will raise no objection to, or oppose or contest (or join with or support any third party opposing, objecting or contesting), such Cash Collateral use or ABL DIP Financing (including any proposed orders for such Cash Collateral use and/or ABL DIP Financing which are acceptable to the ABL Credit Agreement Collateral Agent) and it and its Related Claimholders will be deemed to have consented to such Cash Collateral use or ABL DIP Financing (including such proposed orders), and to the extent the Liens on the ABL Priority Collateral securing the ABL Obligations are subordinated to or pari passu with such ABL DIP Financing, each Term Loan Collateral Agent will subordinate its Liens on the ABL Priority Collateral to the Liens securing such ABL DIP Financing (and all obligations relating thereto and any customary “carve-out” agreed to on behalf of the ABL Claimholders by the ABL Credit Agreement Collateral Agent) and to all adequate protection Liens granted to the ABL Claimholders on property of the type constituting ABL Priority Collateral on the same basis as the Liens securing the Term Loan Obligations are subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations under this Agreement and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the ABL Credit Agreement Collateral Agent or to the extent permitted by Section 6.3); provided that (i) the aggregate principal amount of Indebtedness for borrowed money under such DIP Financing plus the aggregate outstanding principal amount of Indebtedness for borrowed money under the ABL Financing Documents (which, for the avoidance of doubt, excludes any ABL Other Obligations) plus the aggregate face amount of any ABL Letters of Credit (except any portion thereof that is no longer available for drawing as a result of any disbursement thereunder that has been reimbursed) does not exceed the ABL Cap Amount, (ii) each Term Loan Collateral Agent and the other Term Loan Claimholders retain a Lien on the Collateral to secure the Term Loan Obligations, and, with respect to the Term Loan Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (iii) the foregoing provisions of this Section 6.1(b) shall not prevent the Term Loan Collateral Agents and the Term Loan Claimholders from objecting to any provision in any ABL DIP Financing (or use of such Cash Collateral, as applicable) (x) relating to any provision or content of a plan of reorganization or liquidation that is inconsistent with this Agreement or (y) requiring any Obligor to seek any approval for any plan of reorganization or liquidation that is inconsistent with the terms of this Agreement.

(c)          Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, agrees that it and its Related Claimholders will not seek consultation rights in connection with, and will raise no objection or oppose or contest (or join with or support any third party objecting, opposing or contesting), a motion to sell, liquidate or otherwise Dispose of Collateral in which the Junior Claimholders have a Junior Lien under Section 363 of the Bankruptcy Code if the requisite Senior Claimholders have consented to such sale, liquidation or other Disposition; provided that (1) to the extent the net cash proceeds of such sale or other Disposition are used to pay the principal amount of Indebtedness for borrowed money constituting Senior Obligations, or to reimburse disbursements under, or cash collateralize the face amount of, the Letters of Credit constituting Senior Obligations, the Liens of the Junior Claimholders shall attach to any remaining proceeds and (2) such motion does not impair the rights of the Junior Claimholders under Section 363(k) of the Bankruptcy Code; and provided, further, however, that the Junior Claimholders may assert any objection with respect to any proposed orders to retain professionals or set bid or related procedures in connection with such sale, liquidation or Disposition that may be raised by an unsecured creditor of the Obligors.

6.2          Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Collateral Agent, on behalf of itself and its Related Claimholders agrees that none of them shall (a) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any of the Collateral in which a Junior Claimholder has a Junior Lien, in each case without the prior written consent of the Directing Senior Collateral Agent, or (b) oppose (or support any other Person in opposing) any request by any Senior Collateral Agent for relief from or modification of such stay.

6.3          Adequate Protection.

(a)          The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i)          any request by any Term Loan Collateral Agent or the other Term Loan Claimholders for adequate protection with respect to the Term Loan Priority Collateral under any Debtor Relief Law; or

(ii)         any objection by any Term Loan Collateral Agent or the other Term Loan Claimholders to any motion, relief, action or proceeding based on such Term Loan Collateral Agent or the other Term Loan Claimholders claiming a lack of adequate protection with respect to the Term Loan Priority Collateral.

(b)          Notwithstanding the foregoing provisions in Section 6.3(a), in any Insolvency or Liquidation Proceeding:

(i)          if the Term Loan Claimholders (or any subset thereof) are granted adequate protection with respect to the Term Loan Priority Collateral in the form of a Lien on additional or replacement collateral in connection with any use of Cash Collateral or DIP Financing, then the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing the Term Loan Obligations and such use of Cash Collateral or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the ABL Obligations are so subordinated to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations under this Agreement; and

(ii)         the ABL Credit Agreement Collateral Agent and the other ABL Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted a Lien on such additional collateral that is senior to any Lien granted to the ABL Credit Agreement Collateral Agent and the other ABL Claimholders; (B) replacement Liens on the Term Loan Priority Collateral; provided that as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted replacement Liens on the Term Loan Priority Collateral that are senior to any Lien granted to the ABL Credit Agreement Collateral Agent and the other ABL Claimholders; (C) an administrative expense claim in respect of the Term Loan Priority Collateral; provided that as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted an administrative expense claim that is senior and prior to the administrative expense claim of the ABL Credit Agreement Collateral Agent and the other ABL Claimholders; (D) cash payments made with Term Loan Priority Collateral with respect to current fees and expenses; provided that (1) as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted cash payments made with Term Loan Priority Collateral with respect to current fees and expenses and (2) each Term Loan Collateral Agent may object to the amounts of fees and expenses sought by the ABL Credit Agreement Collateral Agent and the other ABL Claimholders; and (E) cash payments made with Term Loan Priority Collateral with respect to interest on the ABL Obligations; provided that (1) as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted cash payments made with Term Loan Priority Collateral with respect to interest on the Term Loan Obligation represented by it, and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of ABL Obligations outstanding on the date such relief is granted at the interest rate under the applicable ABL Documents and accruing from the date the ABL Credit Agreement Collateral Agent is granted such relief.

(c)          Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i)          any request by the ABL Credit Agreement Collateral Agent or the other ABL Claimholders for adequate protection with respect to the ABL Priority Collateral under any Debtor Relief Law; or

(ii)         any objection by the ABL Credit Agreement Collateral Agent or the other ABL Claimholders to any motion, relief, action or proceeding based on the ABL Credit Agreement Collateral Agent or the other ABL Claimholders claiming a lack of adequate protection with respect to the ABL Priority Collateral.

(d)          Notwithstanding the foregoing provisions in Section 6.3(c), in any Insolvency or Liquidation Proceeding:

(i)          if the ABL Claimholders (or any subset thereof) are granted adequate protection with respect to the ABL Priority Collateral in the form of a Lien on additional or replacement collateral in connection with any use of Cash Collateral or DIP Financing, then each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing the ABL Obligations and such use of Cash Collateral or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Term Loan Obligations are so subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations under this Agreement; and

(ii)         each Term Loan Collateral Agent and the other Term Loan Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the ABL Priority Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted a Lien on such additional collateral that is senior to any Lien granted to the Term Loan Collateral Agents and the other Term Loan Claimholders; (B) replacement Liens on the ABL Priority Collateral; provided that as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted replacement Liens on the ABL Priority Collateral that are senior to any Lien granted to the Term Loan Collateral Agents and the other Term Loan Claimholders; (C) an administrative expense claim in respect of the ABL Priority Collateral; provided that as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted an administrative expense claim that is senior and prior to the administrative expense claim of the Term Loan Collateral Agents and the other Term Loan Claimholders; (D) cash payments made with ABL Priority Collateral with respect to current fees and expenses; provided that (1) as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted cash payments made with ABL Priority Collateral with respect to current fees and expenses and (2) the ABL Credit Agreement Collateral Agent may object to the amounts of fees and expenses sought by the Term Loan Collateral Agents and the other Term Loan Claimholders; and (E) cash payments made with ABL Priority Collateral with respect to interest on the Term Loan Obligations; provided that (1) as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted cash payments made with ABL Priority Collateral with respect to interest on the ABL Obligation represented by it, and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Term Loan Obligations outstanding on the date such relief is granted at the interest rate under the applicable Term Loan Documents and accruing from the date the Term Loan Collateral Agents are granted such relief.

6.4           No Waiver. Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any Senior Collateral Agent or any other Senior Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Collateral Agent or any other Junior Claimholders, including the seeking by any Junior Collateral Agent or any other Junior Claimholders of adequate protection or the asserting by any Junior Collateral Agent or any other Junior Claimholders of any of its rights and remedies under the Junior Financing Documents or otherwise, in each case in respect of such Junior Claimholder’s Liens in respect of the Collateral in which a Junior Claimholder has a Junior Lien. Without limiting the foregoing, notwithstanding anything herein to the contrary, the Senior Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Junior Claimholders made pursuant to Section 6.3(b) or (d), as applicable.

6.5           Reinstatement. If any Senior Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount paid in respect of Senior Obligations (a “Recovery”), then such Senior Claimholder shall be entitled to a reinstatement of its Senior Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of Senior Obligations and the Discharge of Term Loan Obligations or the Discharge of ABL Obligations, as applicable, shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts received by any Junior Collateral Agent or any other Junior Claimholder on account of the Junior Obligations after the termination of this Agreement shall, upon a reinstatement of this Agreement pursuant to this Section 6.5, be held in trust for and paid over to the Directing Senior Collateral Agent for the benefit of the Senior Claimholders, for application to the reinstated Senior Obligations. This Section 6.5 shall survive termination of this Agreement.

6.6          Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of ABL Obligations and on account of Term Loan Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Term Loan Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7          Post-Petition Interest.

(a)          Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, agrees that neither it nor its Related Claimholders shall oppose or seek to challenge (or join with any other Person opposing or challenging) any claim by any Senior Collateral Agent or any other Senior Claimholder for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of Post-Petition Interest to the extent of the value of the Senior Claimholders’ Lien on the Collateral in which a Senior Claimholder has a Senior Lien. Regardless of whether any such claim for Post-Petition Interest is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include, and does include the “rule of explicitness,” and is intended to provide the Senior Claimholders with the right to receive payment of all Post-Petition Interest through distributions made pursuant to the provisions of this Agreement on account of the Collateral in which a Senior Claimholder has a Senior Lien even though such Post-Petition Interest may not be not allowed or allowable against the bankruptcy estate of the Parent Borrower or any other Obligor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Debtor Relief Law.

(b)          Subject to Sections 6.3(b) and (d), none of any Senior Collateral Agent nor any of its Related Claimholders shall oppose or seek to challenge any claim by any Junior Collateral Agent or any other Junior Claimholder for allowance in any Insolvency or Liquidation Proceeding of Junior Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of any Junior Collateral Agent, on behalf of the Junior Claimholders, on the Junior Claimholders’ Lien on the Collateral in which a Junior Claimholder has a Junior Lien (after taking into account the amount of the Senior Obligations).

6.8           Waivers. (a) Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, waives any claim it or its Related Claimholders may hereafter have against any Senior Claimholder arising out of (a) the election of any Senior Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to any Collateral in which a Senior Claimholder has a Senior Lien or (b) any cash collateral or financing arrangement, or any grant of a security interest in connection with the Collateral in which a Senior Claimholder has a Senior Lien, in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

(b)          Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law senior to or on a parity with the Senior Liens on the Collateral in which a Senior Claimholder has a Senior Lien securing the Senior Obligations for costs or expenses of preserving or disposing of any such Collateral.

6.9           Separate Grants of Security and Separate Classification. Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, and each Senior Collateral Agent, for itself and on behalf of its Related Claimholders, acknowledges and agrees that:

(a)          the grants of Liens pursuant to the Senior Collateral Documents and the Junior Collateral Documents constitute, and, in the case of the Shared Collateral Documents, are intended to constitute, two separate and distinct grants of Liens; and

(b)          because of, among other things, their differing rights in the Collateral, the Junior Obligations are fundamentally different from the Senior Obligations and must, subject to applicable law, be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Claimholders and the Junior Claimholders in respect of any Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of such Collateral with the effect being that, to the extent that the aggregate value of the Collateral in which a Senior Claimholder has a Senior Lien is sufficient (for this purpose ignoring all claims held by the Junior Claimholders), the Senior Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the Senior Documents arising from or related to a default, regardless of whether any such claim is allowed or allowable in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Junior Claimholders with respect to such Collateral, with each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, hereby acknowledging and agreeing to turn over to the Directing Senior Collateral Agent, for itself and on behalf of the Senior Claimholders, such Collateral or proceeds of such Collateral or any other distribution (whether or not expressly characterized as such) in respect of such Collateral, otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Claimholders.

6.10         Effectiveness in Insolvency or Liquidation Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and under comparable provisions of any other applicable Debtor Relief Law, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Obligor will include such Person as a debtor-in- possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

SECTION 7.          Reliance; Waivers; Etc.

7.1           Reliance. Other than any reliance on the terms of this Agreement, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, acknowledges that it and its Related Claimholders have, independently and without reliance on any Term Loan Collateral Agent or any other Term Loan Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the ABL Documents (as applicable) and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the ABL Documents or this Agreement. Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, acknowledges that it and its Related Claimholders have, independently and without reliance on the ABL Credit Agreement Collateral Agent or any other ABL Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Term Loan Documents and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the Term Loan Documents or this Agreement.

7.2           No Warranties or Liability.

(a)          The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, acknowledges and agrees that, except as set forth in Section 8.14, no Term Loan Collateral Agent or other Term Loan Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Term Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Term Loan Claimholders will be entitled to manage and supervise their respective extensions of credit under the Term Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(b)          Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, acknowledges and agrees that, except as set forth in Section 8.14, neither the ABL Credit Agreement Collateral Agent nor other ABL Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(c)          The Term Loan Collateral Agents and the other Term Loan Claimholders shall have no duty to the ABL Credit Agreement Collateral Agent or any of the other ABL Claimholders, and the ABL Credit Agreement Collateral Agent and the other ABL Claimholders shall have no duty to the Term Loan Collateral Agents or any of the other Term Loan Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including the ABL Financing Documents and the Term Loan Financing Documents, but in each case other than this Agreement), regardless of any knowledge thereof which they may have or be charged with.

7.3           No Waiver of Lien Priorities.

(a)          No right of the Senior Collateral Agents or any other Senior Claimholders, or any of them, to enforce any provision of this Agreement or of any Senior Document with respect to their Liens on the Collateral in which a Senior Claimholder has a Senior Lien shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any Senior Collateral Agent or any other Senior Claimholder, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Senior Documents or any of the Junior Documents, regardless of any knowledge thereof which the Senior Collateral Agents or the other Senior Claimholders, or any of them, may have or be otherwise charged with.

(b)          Without in any way limiting the generality of the foregoing paragraph (a) (but subject to the rights of the Senior Obligors under the Senior Documents and subject to the provisions of Section 5.3(a)), the Senior Collateral Agents and the other Senior Claimholders, or any of them, may at any time and from time to time in accordance with the Senior Documents and/or applicable law, without the consent of, or notice to, any Junior Collateral Agent or any other Junior Claimholders, without incurring any liabilities to any Junior Collateral Agent or any other Junior Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Junior Collateral Agent or any other Junior Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1)         make loans and advances to any Obligor or issue, provide or obtain Letters of Credit for the account of any Obligor or otherwise extend credit to any Obligor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2)         change the manner, place or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of, any of the Senior Obligations or any Lien on any Collateral in which a Senior Claimholder has a Senior Lien or guaranty thereof or any liability of any Obligor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Senior Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any Senior Collateral Agent or any of the other Senior Claimholders, the Senior Obligations or any of the Senior Documents;

(3)         sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral in which a Senior Claimholder has a Senior Lien or any liability of any Obligor to any Senior Collateral Agent or any other Senior Claimholders, or any liability incurred directly or indirectly in respect thereof;

(4)         settle or compromise any Senior Obligation or any other liability of any Obligor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Senior Obligations) in any manner or order;

(5)         exercise or delay in or refrain from exercising any right or remedy against any Obligor or any security or any other Person or with respect to any security, elect any remedy and otherwise deal freely with any Obligor or any Collateral in which a Senior Claimholder has a Senior Lien and any security and any guarantor or any liability of any Obligor to the Senior Claimholders or any liability incurred directly or indirectly in respect thereof; and

(6)         release or discharge any Senior Obligation or any guaranty thereof or any agreement or obligation of any Obligor or any other Person or entity with respect thereto.

(c)          Until the Discharge of Senior Obligations, each Junior Collateral Agent, on behalf of itself and its Related Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral on which it has a Junior Lien or any other similar rights a junior secured creditor may have under applicable law.

7.4           Waiver of Liability.

(a)          Each Junior Collateral Agent, on behalf of itself and its Related Claimholders, agrees that the Senior Collateral Agents and the other Senior Claimholders shall have no liability to any Junior Collateral Agent or any other Junior Claimholders, and each Junior Collateral Agent, on behalf of itself and its Related Claimholders, hereby waives any claim against any Senior Collateral Agent or any other Senior Claimholder, arising out of any and all actions which any Senior Collateral Agent or any other Senior Claimholders may take or permit or omit to take with respect to: (i) the Senior Documents (including, without limitation, any failure to perfect or obtain perfected security interests in the Collateral in which a Senior Claimholder has a Senior Lien), (ii) the collection of the Senior Obligations or (iii) the foreclosure upon, or sale, liquidation or other Disposition of, any Collateral in which a Senior Claimholder has a Senior Lien. Each Junior Collateral Agent, on behalf of itself and its Related Claimholders, also agrees that the Senior Collateral Agents and the other Senior Claimholders have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the Collateral in which a Senior Claimholder has a Senior Lien, the Senior Obligations or otherwise. Neither the Senior Collateral Agents nor any other Senior Claimholder nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral in which a Senior Claimholder has a Senior Lien or for any delay in doing so, or will be under any obligation to sell or otherwise Dispose of any such Collateral upon the request of any Obligor or upon the request of any Junior Collateral Agent, any other Junior Claimholder or any other Person or to take any other action whatsoever with regard to such Collateral or any part thereof. Without limiting the foregoing, each Junior Collateral Agent, on behalf of itself and its Related Claimholders, agrees that neither any Senior Collateral Agent nor any other Senior Claimholder (in directing the Senior Collateral Agent to take any action with respect to the Collateral in which a Senior Claimholder has a Senior Lien) shall have any duty or obligation to realize first upon any Collateral in which a Senior Claimholder has a Senior Lien or to sell or otherwise Dispose of all or any portion of such Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any Senior Claimholders or any Junior Claimholders, notwithstanding that the order and timing of any such realization, sale or other Disposition may affect the amount of proceeds actually received by such Claimholders from such realization, sale or other Disposition.

(b)          With respect to its share of the ABL Obligations, BoA shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Claimholder, all as if BoA were not the ABL Credit Agreement Collateral Agent. With respect to its share of the First Lien Obligations, BoA shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Claimholder, all as if BoA were not the First Lien Credit Agreement Collateral Agent. With respect to its share of the Second Lien Obligations, Ankura shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Claimholder, all as if Ankura were not the Second Lien Notes Collateral Agent. The term “Claimholders” or any similar term shall, unless the context clearly otherwise indicates, include BoA, and Ankura, each in its individual capacity as a Claimholder. BoA and Ankura and their respective Affiliates may lend money to, and generally engage in any kind of business with, the Obligors or any of their Affiliates as if BoA were not acting as the ABL Credit Agreement Collateral Agent or the First Lien Credit Agreement Administrative Agent and Ankura were not acting as the Second Lien Notes Collateral Agent and without any duty to account hereof to any other Claimholder.

7.5           Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Credit Agreement Collateral Agent and the other ABL Claimholders and the Term Loan Collateral Agents and the other Term Loan Claimholders, respectively, hereunder (including the Lien priorities established hereby) shall remain in full force and effect irrespective of:

(a)          any lack of validity or enforceability of any ABL Documents or any Term Loan Documents;

(b)          any change in the time, manner or place of payment of, or, subject to the limitations set forth in Section 5.3, in any other terms of, all or any of the ABL Obligations or Term Loan Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Document or any Term Loan Document;

(c)          any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Term Loan Obligations or any guaranty thereof;

(d)          the commencement of any Insolvency or Liquidation Proceeding in respect of any Obligor; or

(e)          any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the ABL Credit Agreement Collateral Agent, any other ABL Claimholder, the ABL Obligations, any Term Loan Collateral Agent, any other Term Loan Claimholder or the Term Loan Obligations in respect of this Agreement.

SECTION 8.          Miscellaneous.

8.1           Conflicts.

(a)          In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the ABL Documents or the Term Loan Documents, the provisions of this Agreement shall govern and control.

(b)          The parties hereto acknowledge, authorize and consent to the entry by the Term Loan Collateral Agents into the First Lien/Second Lien Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the First Lien/Second Lien Intercreditor Agreement with respect to the rights and obligations of the Term Loan Collateral Agents and the other Term Loan Claimholders to each other in respect of the Term Loan Collateral, the provisions of the First Lien/Second Lien Intercreditor Agreement shall control.

8.2           Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination and each of the ABL Claimholders and the Term Loan Claimholders may continue, at any time and without notice to any Term Loan Collateral Agent or any other Term Loan Claimholder or the ABL Credit Agreement Collateral Agent or any other ABL Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of any Obligor constituting ABL Obligations and/or Term Loan Obligations in reliance hereon. Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Obligor shall include such Obligor as debtor and debtor-in-possession and any receiver, trustee or similar Person for any Obligor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a)          with respect to the ABL Credit Agreement Collateral Agent, the other ABL Claimholders and the ABL Obligations, upon the Discharge of ABL Obligations, subject to Section 5.6 and the rights of the ABL Claimholders under Section 6.5; and

(b)          with respect to any Term Loan Collateral Agent, the other Term Loan Claimholders and the Term Loan Obligations, upon the Discharge of Term Loan Obligations.

Notwithstanding the foregoing, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3           Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by the ABL Credit Agreement Collateral Agent, each Term Loan Collateral Agent then party hereto and each Obligor then party hereto; provided that (a) the Obligors, the ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent may, at the reasonable expense of the Obligors and without the written consent of any other ABL Claimholder or any other Term Loan Claimholder, agree to any amendment to or other modifications of this Agreement for the purpose of giving effect to Section 8.21 or any Refinancing of any ABL Obligations or Term Loan Obligations and (b) additional Obligors may be added as parties hereto upon the execution and delivery of a counterpart of the Intercreditor Joinder Agreement in the form of Exhibit A hereto in accordance with the provisions of Section 8.18. Each of the Obligors, ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent shall execute and deliver an amendment or other modification of this Agreement at the other’s request to permit new creditors to become a party hereto as set forth in the proviso to the immediately preceding sentence. Notwithstanding the provisions of any other ABL Document or Term Loan Document, the ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent may, with the consent of the Parent Borrower, make any amendments, restatements, amendment and restatements, supplements or other modifications to this Agreement to correct any ambiguity, defect or inconsistency contained herein without the consent of any other Person. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties owed to such party in any other respect or at any other time. Notwithstanding the foregoing, no Obligor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except (w) to the extent such amendment, modification or waiver imposes any additional obligation or liability upon such Obligor, (x) to the extent such Obligor’s rights are directly and adversely affected by such amendment, modification or waiver, (y) to the extent applicable to such Obligor, with respect to any provision identified in Section 8.16 or (z) any amendment, modification or waiver of the ABL Cap Amount or the Term Loan Cap Amount, if the effect of such amendment, modification or waiver is to reduce the amount thereof from the amount thereof in effect on the date hereof; provided, however, that the Parent Borrower shall be given notice of any amendment, modification or waiver of this Agreement promptly after the effectiveness thereof (it being understood that the failure to deliver such notice to the Parent Borrower shall in no way impact the effectiveness of any such amendment, modification or waiver).

8.4           Information Concerning Financial Condition of the Obligors and their Subsidiaries. The ABL Credit Agreement Collateral Agent and the other ABL Claimholders, on the one hand, and the Term Loan Collateral Agents (other than the Second Lien Notes Collateral Agent) and the other Term Loan Claimholders, on the other hand, shall be responsible for keeping themselves informed of (a) the financial condition of the Obligors and their subsidiaries and all endorsers and/or guarantors of the ABL Obligations or the Term Loan Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Loan Obligations. The ABL Credit Agreement Collateral Agent, the Term Loan Collateral Agents, the ABL Claimholders and the Term Loan Claimholders shall have no duty to advise any other party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the ABL Credit Agreement Collateral Agent, any Term Loan Collateral Agents, any ABL Claimholders or any Term Loan Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation:

(i)          to make, and such person shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii)         to provide any additional information or to provide any such information on any subsequent occasion;

(iii)        to undertake any investigation; or

(iv)        to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5          Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any Junior Collateral Agent or any other Junior Claimholder pays over to the Senior Collateral Agent or the other Senior Claimholders under the terms of this Agreement, such Junior Collateral Agent or such other Junior Claimholder shall be subrogated to the rights of each Senior Collateral Agent and the other Senior Claimholders; provided that each Junior Collateral Agent, on behalf of itself and its Related Claimholders, hereby agrees that neither it nor its Related Claimholders shall assert or enforce any such rights of subrogation it may acquire with respect to its Liens on the Collateral in which a Junior Claimholder has a Junior Lien as a result of any payment hereunder until the Discharge of Senior Obligations has occurred. Each Obligor acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Junior Collateral Agent or the other Junior Claimholders and paid over to the Senior Collateral Agent or the other Senior Claimholders pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Junior Obligations under the Junior Documents.

8.6          Application of Payments. All payments received by any Senior Collateral Agent or the other Senior Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Claimholders, in their sole discretion, deem appropriate. Each Junior Collateral Agent, on behalf of itself and its Related Claimholders, consents to any extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7          SUBMISSION TO JURISDICTION; WAIVERS.

(a)          EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT. (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS).

(b)          EACH PARTY TO THIS AGREEMENT (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.8. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)          EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS), TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION 8.7. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          EACH PARTY HERETO HEREBY WAIVES (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.8           Notices. All notices to the ABL Claimholders and the Term Loan Claimholders permitted or required under this Agreement shall also be sent to the ABL Credit Agreement Collateral Agent and the related Term Loan Collateral Agent, respectively (and, for this purpose, (i) the ABL Credit Agreement Collateral Agent shall be deemed to be an agent for the ABL Secured Swap Obligations and ABL Banking Services Obligations, (ii) the Directing First Lien Collateral Agent shall be deemed to be an agent for the First Lien Secured Swap Obligations and the First Lien Banking Services Obligations, and (iii) the Directing Second Lien Collateral Agent shall be deemed to be an agent for the Second Lien Secured Swap Obligations and the Second Lien Banking Services Obligations). Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, sent by facsimile or sent by other electronic transmission or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or other electronic transmission, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9           Further Assurances. The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, and each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, and each Obligor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the ABL Credit Agreement Collateral Agent or the Directing Term Loan Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10         CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8.11         Binding on Successors and Assigns. This Agreement shall be binding upon the ABL Credit Agreement Collateral Agent, the ABL Claimholders, each First Lien Collateral Agent, the other First Lien Claimholders, each Second Lien Collateral Agent, the other Second Lien Claimholders and their respective successors and permitted assigns. If the ABL Credit Agreement Collateral Agent, any First Lien Collateral Agent or any Second Lien Collateral Agent resigns or is replaced pursuant to the ABL Documents, the First Lien Documents or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.

8.12         Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.13        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the parties hereto and the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.14        Authorization; Binding Effect on Claimholders. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each ABL Claimholder and each Term Loan Claimholder, by its acceptance of the benefits of the ABL Documents and Term Loan Documents, as the case may be, shall be deemed to have agreed to be bound by the agreements made herein, including the agreements made by any Collateral Agent on its behalf.

8.15        Exclusive Means of Exercising Rights under this Agreement.

(a)          The ABL Claimholders shall be deemed to have irrevocably appointed the ABL Credit Agreement Collateral Agent as their exclusive agent hereunder. Consistent with such appointment, the ABL Claimholders further shall be deemed to have agreed that only the ABL Credit Agreement Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the ABL Claimholders, or any of the ABL Credit Agreement Collateral Agent’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that (i) holders of the ABL Secured Swap Obligations and the ABL Banking Services Obligations may exercise customary netting and set off rights under the ABL Swap Contracts and ABL Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of the ABL Documents (including any relating to ABL Swap Contracts) and any such individual ABL Claimholder may act against such cash collateral in accordance with the terms of the relevant ABL Document or applicable law and (iii) the ABL Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant ABL Document or applicable law. Specifically, but without limiting the generality of the foregoing, no ABL Claimholder or group of ABL Claimholders, other than the ABL Credit Agreement Collateral Agent (acting at the direction of, or pursuant to a grant of authority by, the Required ABL Claimholders), shall be entitled to take or file, and shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.

(b)          The Term Loan Claimholders shall be deemed to have irrevocably appointed the Directing Term Loan Collateral Agent as their exclusive agent hereunder. Consistent with such appointment, the Term Loan Claimholders further shall be deemed to have agreed that only the Directing Term Loan Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the Term Loan Claimholders, or any of the Directing Term Loan Collateral Agent’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that, subject to the limitations, restrictions and other agreements set forth herein, (i) holders of First Lien Secured Swap Obligations, the First Lien Banking Services Obligations, Second Lien Secured Swap Obligations and Second Lien Banking Services Obligations may exercise customary netting and set off rights under the First Lien Swap Contracts, the First Lien Banking Services Agreements, the Second Lien Swap Contracts and the Second Lien Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of the Term Loan Documents (including any relating to First Lien Swap Contracts or Second Lien Swap Contracts) and any such individual Term Loan Claimholder may act against such cash collateral in accordance with the terms of the relevant Term Loan Document or applicable law and (iii) the Term Loan Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant Term Loan Document or applicable law. Specifically, but without limiting the generality of the foregoing, each Term Loan Claimholder or group of Term Loan Claimholders, other than the Directing Term Loan Collateral Agent (acting at the direction of, or pursuant to a grant of authority by, the Required Term Loan Claimholders), shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.

8.16         No Third Party Beneficiaries; Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Claimholders and the Term Loan Claimholders. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Credit Agreement Collateral Agent and the other ABL Claimholders, on the one hand, and the Term Loan Collateral Agent and the other Term Loan Claimholders, on the other hand. None of the Obligors shall have any rights hereunder and no Obligor may rely on the terms hereof, other than any provision hereof expressly preserving any right of, or directly affecting, any Obligor under this Agreement, any ABL Document or any Term Loan Document, including Sections 3.1 (as to the definition of “Standstill Period”), 4.1, 5.1, 5.2, 5.3, 5.4, 5.6, 5.8, 5.9, 5.10, 6.1, 6.2, 7.1, 8.1, 8.2, 8.3, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13, 8.14, 8.15, this Section 8.16, Sections 8.17, 8.18, and 8.21. Nothing in this Agreement is intended to or shall impair the obligations of the Obligors, which are absolute and unconditional, to pay the ABL Obligations and the Term Loan Obligations as and when the same shall become due and payable in accordance with their terms.

8.17         No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action; provided that notwithstanding the foregoing, nothing in this Section 8.17 shall be deemed to limit the right of any party hereto to vote on any plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding to the extent not inconsistent with the terms of this Agreement.

8.18         Obligors; Additional Obligors. It is understood and agreed that the Initial Borrower, the Parent Borrower and each other Obligor on the date of this Agreement shall constitute the original Obligors party hereto. The original Obligors hereby covenant and agree to cause each subsidiary of the Parent Borrower which becomes a “Guarantor” as defined in the ABL Credit Agreement, the First Lien Credit Agreement or the Second Lien Notes Indenture (or any similar term in any other First Lien Financing Document or Second Lien Financing Document) after the date hereof to become a party hereto (as an Obligor) by duly executing and delivering a counterpart of the Intercreditor Joinder Agreement in the form of Exhibit A hereto to the ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent in accordance with the relevant provisions of the relevant ABL Financing Documents and/or Term Loan Financing Documents, as applicable. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a “Guarantor” as defined in the ABL Credit Agreement, the First Lien Credit Agreement or the Second Lien Notes Indenture (or any similar term in any other ABL Financing Document or Term Loan Financing Document) at any time shall be subject to the provisions hereof as fully as if same constituted an Obligor party hereto and had complied with the requirements of the immediately preceding sentence.

8.19         Right of Collateral Agent to Continue. Any Person serving as a First Lien Collateral Agent shall be entitled to continue, including to continue to perform his, her or its rights, obligations and duties, as a First Lien Collateral Agent, notwithstanding whether any such Person has served or is serving as the ABL Credit Agreement Collateral Agent. Without limiting the generality of the preceding sentence of this Section 8.19, any Person serving as a First Lien Collateral Agent shall be entitled to continue to so serve in such capacity (including to continue to perform any of such First Lien Collateral Agent’s rights, obligations, and/or duties) even if any such Person has resigned as the ABL Credit Agreement Collateral Agent, but such resignation has not become effective for any reason, without any liability to any of the Claimholders by virtue of any such resignation and any of the circumstances relating in any manner whatsoever to such resignation.

8.20         Claimholders. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Agreement only applies to the Claimholders in their capacities as holders of the Obligations. Without limiting the foregoing, this Agreement does not restrict or apply to the Claimholders in their capacities as holders of any Indebtedness or other obligations of the Obligors other than the Obligations, or in their capacities as holders of equity interests of the Obligors.

8.21         Additional Lien Obligations. Subject to the terms and conditions of this Agreement, the Obligors will be permitted from time to time to designate as an additional holder of First Lien Obligations and/or Second Lien Obligations hereunder each Person that is, or that becomes or is to become, the holder of any Additional Lien Obligations (or the Additional Liens Obligations Agent in respect of such Additional Liens Obligations). Upon the issuance or incurrence of any such Additional Lien Obligations:

(a)          The Parent Borrower shall deliver to each of the Collateral Agents a certificate of a Responsible Officer stating that the applicable Obligors intend to enter or have entered into an Additional Lien Obligations Agreement and certifying that the issuance or incurrence of such Additional Lien Obligations and the Liens securing such Additional Lien Obligations are permitted by the ABL Financing Documents, and the then existing First Lien Financing Documents, and Second Lien Financing Documents. Each of the Additional Lien Obligations Agents, the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agents and the Second Lien Collateral Agents shall be entitled to rely conclusively on the determination of the Parent Borrower that such issuance and/or incurrence is permitted under the ABL Financing Documents and the then existing First Lien Financing Documents and Second Lien Financing Documents if such determination is set forth in such officer’s certificate delivered to the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agents and the Second Lien Collateral Agents; provided, however, that such determination will not affect whether or not the Obligors have complied with their undertakings in the ABL Financing Documents or the then existing First Lien Financing Document and Second Lien Financing Documents;

(b)          the Additional Liens Obligations Agent for such Additional Lien Obligations shall execute and deliver to the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agents and the Second Lien Collateral Agents a joinder agreement in form and substance reasonably satisfactory to the ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent, identifying whether such Additional Liens Obligations are First Lien Obligations or Second Lien Obligations and acknowledging that such Additional Liens Obligations and the holders of such Additional Liens Obligations shall be bound by the terms hereof to the extent applicable to the Claimholders, and

(c)          the ABL Credit Agreement Collateral Agent and each existing Term Loan Collateral Agent shall promptly enter into such documents and agreements (including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement) as the ABL Credit Agreement Collateral Agent or any existing Term Loan Collateral Agent (but no other ABL Claimholder or Term Loan Claimholder) or the Additional Lien Obligations Agent may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement; provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any such amendment, restatement, amendment and restatement, supplement or other modification to this Agreement requested pursuant to this clause (c) may be entered into by the ABL Credit Agreement Collateral Agent and the existing Term Loan Collateral Agents without the consent of any other ABL Claimholder or Term Loan Claimholder to effect the provisions of this Section 8.21 and may contain additional intercreditor terms applicable solely to the holders of such Additional Lien Obligations vis-à-vis the holders of the relevant obligations hereunder or the holders of such Additional Lien Obligations vis-à-vis the ABL Credit Agreement Collateral Agent and the ABL Claimholders or the Directing Term Loan Collateral Agent and the Term Loan Claimholders, as applicable.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Obligor to incur additional Indebtedness unless otherwise permitted by the terms of each applicable ABL Financing Document, First Lien Financing Document and Second Lien Financing Document.

8.22         Additional Intercreditor Agreements. Subject to Section 8.1(b) of this Agreement, each party hereto agrees that the First Lien Claimholders (as among themselves) and the Second Lien Claimholders (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Lien Collateral Agents or Second Lien Collateral Agents, as the case may be, governing the rights, benefits and privileges as among the First Lien Claimholders in respect of any or all of the First Lien Collateral, this Agreement and the First Lien Collateral Documents or as among the Second Lien Claimholders in respect of any or all of the Second Lien Collateral, this Agreement or the Second Lien Collateral Documents, as the case may be, including as to the application of proceeds of any Collateral, voting rights, control of any Collateral and waivers with respect to any Collateral, in each case so long as the terms thereof do not violate or conflict with the terms of this Agreement or the ABL Documents or the First Lien Documents or the Second Lien Documents, as applicable. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other ABL Document, First Lien Document or Second Lien Document, and the provisions of this Agreement and the other ABL Documents, First Lien Documents and Second Lien Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

8.23         Certain Terms Concerning the Second Lien Notes Collateral Agent. The Second Lien Notes Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to the direction to so execute and deliver pursuant to the Second Lien Notes Indenture, and in so doing the Second Lien Notes Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second Lien Notes Collateral Agent shall enjoy all of the rights, immunities, privileges, protections and indemnities granted to it under the Second Lien Notes Indenture and, without limiting the generality of the foregoing, the provisions of Article VII and Section 12.02 of the Second Lien Notes Indenture applicable to the Second Lien Collateral Agent thereunder. The Second Lien Notes Collateral Agent shall have no duties or obligations under or pursuant to this Agreement other than such duties and obligations as may be expressly set forth in this Agreement. The Second Lien Collateral Agent shall not be deemed to owe any fiduciary duty to any ABL Credit Agreement Collateral Agent, the First Lien Credit Agreement Collateral Agent, ABL Claimholder and First Lien Claimholders. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Second Lien Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Second Lien Collateral Agent, it is understood that in all cases the Second Lien Collateral Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) in accordance with the Second Lien Notes Indenture and the other Second Lien Debt Documents (as defined therein).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BANK OF AMERICA, N.A.,
as ABL Credit Agreement Collateral Agent

By:
Name:
Title:

Address for Notices:
Attention:
Tel.:
Email:

BANK OF AMERICA, N.A.,
as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

ANKURA TRUST COMPANY, LLC,
as Second Lien Notes Collateral Agent

By:
Name:
Title:

Address for Notices:
140 Sherman St ,fourth floor
Fairfield, CT 06824
Attention: Lisa Price

Acknowledged and Agreed to by:[2]

Initial Borrower

HC GROUP HOLDINGS II, LLC

By:
Name:
Title:

Parent Borrower

BIOSCRIP, INC.

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

Other Obligors3

Address for Notices to Obligors: Tel.:

Fax:

Attn:

Email:

[Signature Page to ABL Intercreditor Agreement]

EXHIBIT A

FORM OF INTERCREDITOR JOINDER AGREEMENT

Reference is made to the ABL Intercreditor Agreement dated as of August 6, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among BANK OF AMERICA, N.A., in its capacity as ABL Credit Agreement Collateral Agent, BANK OF AMERICA, N.A., in its capacity as the First Lien Credit Agreement Collateral Agent and ANKURA TRUST COMPANY, LLC, as the Second Lien Notes Collateral Agent (in each case, as defined therein), each other FIRST LIEN COLLATERAL AGENT that is from time to time party thereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party thereto and acknowledged and agreed to by BIOSCRIP, INC., HC GROUP HOLDINGS II, LLC and the other OBLIGORS (as defined therein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Intercreditor Joinder Agreement, dated as of [●] [●], 20[●] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

1.          Joinder. The undersigned, [●], a [●], hereby agrees to become party to the Intercreditor Agreement as an Obligor thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2.          Agreements. The undersigned Obligor hereby agrees, for the enforceable benefit of all existing and future ABL Claimholders, First Lien Claimholders and Second Lien Claimholders that the undersigned is bound by the terms, conditions and provisions of the Intercreditor Agreement to the extent set forth therein.

3.          Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one contract. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic transmission (including “.pdf”, “.tiff” or similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

4.          Governing Law. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.          Miscellaneous. The provisions of Section 8 of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature pages follow]

A-1

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its authorized representative, and each Collateral Agent has caused the same to be accepted by its authorized representative, as of the date first written above.

[NAME OF OBLIGOR],
as an Obligor

By:
Name:
Title:

Acknowledged and Agreed to by:

BANK OF AMERICA, N.A.,
as ABL Credit Agreement Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as First Lien Credit Agreement Collateral Agent,

By:
Name:
Title:

ANKURA TRUST COMPANY, LLC,
as Second Lien Notes Collateral Agent,

By:
Name:
Title:

A-2

Exhibit K

[Form of] Global Intercompany Note

New York, New York

Date: August 6, 2019

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower from time to time with respect to any loan or advance or other credit extensions (including trade payables) (a “Loan”) from any other entity listed on the signature pages hereto (each, in such capacity, a “Payor”), hereby promises to pay to such other entity listed below (each, in such capacity, a “Payee”) or its registered assigns, in immediately available funds in the currencies as shall be agreed from time to time at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the (i) First Lien Credit Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “First Lien Credit Agreement”), among HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Credit Agreements (as defined below) until the consummation of the Debt Assumption, the “Initial Borrower”), BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto, (ii) ABL Credit Agreement, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ABL Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”), among the Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent (together with its successors and assigns in such capacity, the “ABL Agent”), a Swing Line Lender and an Issuing Bank, and the Lenders and other parties from time to time party thereto and (iii) Indenture, dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Second Lien Notes Indenture”) among the Issuers party thereto from time to time and Ankura Trust Company, LLC, as Collateral Agent (together with its successors and assigns in such capacity, the “Second Lien Agent”, and, together with the First Lien Agent and the ABL Agent, collectively, the “Agents”). Capitalized terms used in this Note and not otherwise defined herein have the meanings specified in the First Lien Credit Agreement, ABL Credit Agreement or the Second Lien Notes Indenture, as applicable.

This Note (a) evidences loans, advances and other credit extensions, where, and to the extent that, both (i) the Payor is a Loan Party and (ii) the Payee is a Non-Loan Party and (b) is subject to the terms of the Credit Agreements.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Anything in this Note to the contrary notwithstanding, the indebtedness owed by any Payor that is a Loan Party to any Payee that is a Non-Loan Party (including the indebtedness evidenced by this Note but excluding any indebtedness owed by or to a Payor or Payee that is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, or any other applicable Laws requiring such registration) (any such Payor and Payee with respect to any such indebtedness, an “Affected Payor” or “Affected Payee”, as relevant) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations as defined in the First Lien Credit Agreement (the “First Lien Obligations”), all Obligations as defined in the ABL Credit Agreement (the “ABL Obligations”) and all Secured Obligations as defined in the Second Lien Notes Indenture (the “Second Lien Obligations”), including, without limitation, where applicable, under such Affected Payor’s guarantee of the First Lien Obligations, the ABL Obligations or the Second Lien Obligations (the Obligations, the ABL Obligations, the Second Lien Obligations and the foregoing obligations, including interest thereon, fees, and expenses, if any, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest, fees, or expenses is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)          In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment or distribution on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), any payment or distribution to which such Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii)         (x) if any Event of Default under Sections 8.01(a) or 8.01(f) of the First Lien Credit Agreement or ABL Credit Agreement or under Sections 6.01(a) or 6.01(f) of the Second Lien Notes Indenture occurs and is continuing and (y) subject to the ABL Intercreditor Agreement, the First Lien Agent, the ABL Agent or the Second Lien Agent delivers notice to the Borrowers instructing the Borrowers that such Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of either Credit Agreement or Section 6.01(f) of the Second Lien Notes Indenture), then no payment or distribution of any kind or character shall be made by or on behalf of the Affected Payor or any other Person on its behalf with respect to this Note until the Senior Indebtedness has been paid in full (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank); and

2

(iii)        if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the ABL Agent or the First Lien Agent (or after the discharge of First Lien Obligations (as defined in the ABL Intercreditor Agreement), the Second Lien Agent), as applicable, in each case on behalf of the applicable Secured Parties, to the extent necessary to pay all Senior Indebtedness in full in cash (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank).

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agree that the subordination of this Note (a) is, with respect to the holders of Senior Indebtedness, intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510(a) of the United States Bankruptcy Code or any similar provision under any other bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect and (b) is for the benefit of (i) each Agent and each Secured Party are obligees under this Note to the same extent as if their names were written herein as such and any of each Agent may, on behalf of itself, and each Secured Party, as applicable, proceed to enforce the subordination provisions herein to the extent applicable subject to the ABL Intercreditor Agreement.

For the sake of clarity, the Indebtedness evidenced by this Note owed by any Payor that is a Non-Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness. For the avoidance of doubt, this Note as between each Payor and each Payee contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made is rescinded or avoided or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, in connection with the insolvency, bankruptcy or reorganization of the any Loan Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made. Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

3

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional subsidiaries and affiliates of the Holdings Guarantors may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the either Agent’s request, be such Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

4

APPLIED HEALTH CARE, LLC,

BIOSCRIP INFUSION MANAGEMENT, LLC,

BIOSCRIP INFUSION SERVICES, INC.,

BIOSCRIP INFUSION SERVICES, LLC,

BIOSCRIP MEDICAL SUPPLY SERVICES, LLC,

BIOSCRIP NURSING SERVICES, LLC,

BIOSCRIP PBM SERVICES, LLC,

BIOSCRIP PHARMACY (NY), INC.,

BIOSCRIP PHARMACY SERVICES, INC.,

BIOSCRIP PHARMACY, INC.,

BRADHURST SPECIALTY PHARMACY, INC.,

CHRONIMED, LLC,

CHS HOLDINGS, INC.,

CRITICAL HOME CARE SOLUTIONS, INC.,

DEACONESS ENTERPRISES, LLC,

DEACONESS HOMECARE, LLC,

EAST GOSHEN PHARMACY, INC.,

HOMECHOICE PARTNERS, INC.,

INFUSAL PARTNERS, INFUCENTERS, LLC,

INFUSCIENCE HHA, LLC,

INFUSCIENCE, INC.,

INFUSCIENCE SOUTH CAROLINA, LLC,

INFUSCIENCE SUB, INC.,

INFUSION PARTNERS OF BRUNSWICK, LLC,

INFUSION PARTNERS OF MELBOURNE, LLC,

INFUSION PARTNERS, LLC,

INFUSION SOLUTIONS, INC.,

INFUSION THERAPY SPECIALISTS, INC.,

KNOXVILLE HOME THERAPIES, LLC,

NATIONAL HEALTH INFUSION, INC.,

NATURAL LIVING, INC.,

NEW ENGLAND HOME THERAPIES, INC.,

NUTRI USA INC.,

OPTION HEALTH, LTD.,

PROFESSIONAL HOME CARE SERVICES, INC.,

PHCS ACQUISITION CO, INC.,

REGIONAL AMBULATORY DIAGNOSTICS, INC.,

SCOTT-WILSON, INC.,

SPECIALTY PHARMA, INC.,

WILCOX MEDICAL, INC.,

By:
Name:
Title:

[Signature Page – Global Intercompany Note]

BIOSCRIP, INC.

CHI HOLDING CORP.,

CLINICAL HOLDINGS, INC.,

CLINICAL SPECIALTIES, INC.,

CLINICAL SPECIALTIES NETWORK SERVICES OF ILLINOIS, INC.,

CRESCENT HEALTHCARE, INC.,

CRESCENT THERAFUSION, INC.,

CRITICAL CARE SYSTEM OF NEW YORK, INC.,

CRITICAL CARE SYSTEMS, INC.,

CSI MANAGED CARE, INC.,

CSI MEDICAL BILLING SERVICES, INC.,

CSI NETWORK SERVICES OF KENTUCKY, INC.,

CSI NETWORK SERVICES OF INDIANA, INC.,

CSI NETWORK SERVICES OF MICHIGAN, INC.,

HC GROUP HOLDINGS II, LLC,

HC GROUP HOLDINGS III, INC.,

HEALTHY CONNECTIONS HOMECARE SERVICES, INC.,

HOME I.V. SPECIALISTS, INC.,

MEDNOW INFUSION, LLC,

OPTION CARE ENTERPRISES, INC.,

OPTION CARE ENTERPRISES, INC.,

OPTION CARE HOME CARE, INC.,

OPTION CARE HOME HEALTH LLC,

OPTION CARE INFUSION SERVICES, INC.,

OPTION CARE OF NEW YORK, INC.,

OPTION CARE, INC.,

OPTIONET, INC.,

OPTION HOME HEALTH, INC.,

RIVER CITY PHARMACY, INC.,

SPRINGVILLE PHARMACY INFUSION THERAPY, INC.,

TRINITY HOMECARE, L.L.C.,

UNIVERSITY OPTION CARE, L.L.C.,

By:
Name:
Title:

[Signature Page – Global Intercompany Note]

ENDORSEMENT

For value received, each Payor and each Payee hereby endorses to the order of ______________________________, all of its right, title and interest in and to the Global Intercompany Note, dated August 6, 2019 and does hereby irrevocably constitute and appoint ___________________________________ attorney to transfer such Global Intercompany Note with full power of substitution in the premises.

[Signature Pages Follow]

BIOSCRIP, INC.

CHI HOLDING CORP., CLINICAL HOLDINGS, INC.,

CLINICAL SPECIALTIES, INC.,

CLINICAL SPECIALTIES NETWORK SERVICES OF ILLINOIS, INC.,

CRESCENT HEALTHCARE, INC.,

CRESCENT THERAFUSION, INC.,

CRITICAL CARE SYSTEM OF NEW YORK, INC.,

CRITICAL CARE SYSTEMS, INC.,

CSI MANAGED CARE, INC.,

CSI MEDICAL BILLING SERVICES, INC.,

CSI NETWORK SERVICES OF KENTUCKY, INC.,

CSI NETWORK SERVICES OF INDIANA, INC.,

CSI NETWORK SERVICES OF MICHIGAN, INC.,

HC GROUP HOLDINGS II, LLC,

HC GROUP HOLDINGS III, INC.,

HEALTHY CONNECTIONS HOMECARE SERVICES, INC.,

HOME I.V. SPECIALISTS, INC.,

MEDNOW INFUSION, LLC,

OPTION CARE ENTERPRISES, INC.,

OPTION CARE ENTERPRISES, INC.,

OPTION CARE HOME CARE, INC.,

OPTION CARE HOME HEALTH, INC.,

OPTION CARE INFUSION SERVICES, INC.,

OPTION CARE OF NEW YORK, INC.,

OPTION CARE, INC.,

OPTIONET, INC.,

OPTION HOME HEALTH, INC.,

RIVER CITY PHARMACY, INC.,

SPRINGVILLE PHARMACY INFUSION THERAPY, INC.,

TRINITY HOMECARE, L.L.C.,

UNIVERSITY OPTION CARE, L.L.C.,

By:
Name:
Title:

[Signature Page – Endorsement]

APPLIED HEALTH CARE, LLC,

BIOSCRIP INFUSION MANAGEMENT, LLC,

BIOSCRIP INFUSION SERVICES, INC.,

BIOSCRIP INFUSION SERVICES, LLC,

BIOSCRIP MEDICAL SUPPLY SERVICES, LLC,

BIOSCRIP NURSING SERVICES, LLC,

BIOSCRIP PBM SERVICES, LLC,

BIOSCRIP PHARMACY (NY), INC.,

BIOSCRIP PHARMACY SERVICES, INC.,

BIOSCRIP PHARMACY, INC.,

BRADHURST SPECIALTY PHARMACY, INC.,

CHRONIMED, LLC,

CHS HOLDINGS, INC.,

CRITICAL HOME CARE SOLUTIONS, INC.,

DEACONESS ENTERPRISES, LLC,

DEACONESS HOMECARE, LLC,

EAST GOSHEN PHARMACY, INC.,

HOMECHOICE PARTNERS, INC.,

INFUSAL PARTNERS, INFUCENTERS, LLC,

INFUSCIENCE HHA, LLC,

INFUSCIENCE, INC.,

INFUSCIENCE SOUTH CAROLINA, LLC,

INFUSCIENCE SUB, INC.,

INFUSION PARTNERS OF BRUNSWICK, LLC,

INFUSION PARTNERS OF MELBOURNE, LLC,

INFUSION PARTNERS, LLC,

INFUSION SOLUTIONS, INC.,

INFUSION THERAPY SPECIALISTS, INC.,

KNOXVILLE HOME THERAPIES, LLC,

NATIONAL HEALTH INFUSION, INC.,

NATURAL LIVING, INC.,

NEW ENGLAND HOME THERAPIES, INC.,

NUTRI USA INC.,

OPTION HEALTH, LTD.,

PROFESSIONAL HOME CARE SERVICES, INC.,

PHCS ACQUISITION CO, INC.,

REGIONAL AMBULATORY DIAGNOSTICS, INC.,

SCOTT-WILSON, INC.,

SPECIALTY PHARMA, INC.,

WILCOX MEDICAL, INC.,

By:
Name:
Title:

[Signature Page – Endorsement]